As filed with the Securities and Exchange Commission on April 28, 2011
Registration No. 333-172741
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMB Property Corporation
(Exact name of registrant as specified in its charter)

Maryland	6798	94-3281941
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tamra D. Browne, Esq.
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq. Robin Panovka, Esq. David K. Lam, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Michael T. Blair, Esq. Greenberg Traurig, LLP 77 West Wacker Drive, Suite 3100 Chicago, IL 60601 (312) 456-8400	Edward J. Schneidman, Esq. Michael L. Hermsen, Esq. David Malinger, Esq. Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 (312) 782-0600	Edward S. Nekritz, Esq. ProLogis 4545 Airport Way Denver, CO 80239 (303) 567-5000

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Share	Price	Fee
Common Stock, par value $0.01 per share	276,921,060(1)	N/A	$9,900,672,285(2)	$1,149,469(3)(4)
Cumulative Redeemable Preferred Stock, Series Q, par value $0.01 per share	(5)	(5)	(5)	$11,273(4)(5)
Cumulative Redeemable Preferred Stock, Series R, par value $0.01 per share	(5)	(5)	(5)	$13,938(4)(5)
Cumulative Redeemable Preferred Stock, Series S, par value $0.01 per share	(5)	(5)	(5)	$14,216(4)(5)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.
(Footnotes on following page)

(1)	Based on (a)(i) 570,550,345 common shares of beneficial interest, par value $0.01 per share, of ProLogis (“ProLogis common shares”) outstanding as of April 21, 2011, (ii) 7,808,254 ProLogis common shares reserved for issuance upon exercise or settlement of outstanding equity-based awards under various ProLogis share plans as of April 21, 2011, (iii) 447,426 ProLogis common shares reserved for issuance upon redemption or exchange of outstanding partnership units of ProLogis Fraser, L.P. held by limited partners of ProLogis Fraser, L.P. as of April 21, 2011, (iv) 312,487 ProLogis common shares reserved for issuance upon redemption or exchange of outstanding partnership units of ProLogis Limited Partnership I held by limited partners of ProLogis Limited Partnership I as of April 21, 2011, and (v) 41,224,363 ProLogis common shares reserved for issuance upon the conversion of the convertible debt of ProLogis outstanding as of April 21, 2011, and (b) the exchange ratio of 0.4464 shares of common stock, par value $0.01 per share, of AMB Property Corporation for each ProLogis common share.

(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for ProLogis common shares as reported on the New York Stock Exchange on April 21, 2011 ($15.96 per share), multiplied by the estimated maximum number of shares (620,342,875) that may be exchanged or converted for the securities being registered.

(3)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act of 1933.

(4)	$1,161,132 of the registration fee was previously paid in connection with the filing of the initial Form S-4.

(5)	The registration fee for such securities has been calculated and paid in connection with the filing of the initial Form S-4, and none of such information has changed.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 28, 2011

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of AMB Property Corporation and the board of trustees of ProLogis have each approved an agreement to combine the two companies through a merger of equals. The proposed transaction will create a truly global owner, operator and developer of industrial real estate. The combined company, which will be named “ProLogis, Inc.” and will be organized as an umbrella partnership real estate investment trust, or “UPREIT,” is expected to have a pro forma equity market capitalization of approximately $14 billion, a total market capitalization in excess of $24 billion, and gross assets owned and managed of approximately $46 billion. We believe that the combined company will create a stronger, more liquid enterprise poised to take advantage of changing market conditions to become the leading global provider of industrial real estate.

In the proposed transactions, ProLogis shareholders will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share that they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. AMB common stock and ProLogis common shares are each traded on the New York Stock Exchange, under the ticker symbols “AMB” and “PLD,” respectively. Based on the closing price of AMB common stock on the New York Stock Exchange (which we refer to as the “NYSE”) of $32.86 on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies, the exchange ratio represented approximately $14.67 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $32.93 on January 28, 2011, the last trading day before public announcement of the proposed transactions, the exchange ratio represented approximately $14.70 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $36.52 on April 26, 2011, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $16.30 in AMB common stock for each ProLogis common share. The value of the merger consideration will fluctuate with changes in the market price of AMB common stock. We urge you to obtain current market quotations of AMB common stock and ProLogis common shares.

The merger of AMB and ProLogis will be accomplished through a first-step merger of ProLogis and an indirect wholly owned subsidiary of ProLogis and a second-step merger of a parent entity of that subsidiary with AMB. ProLogis will continue its existence as a subsidiary of the combined company. If the merger of AMB and ProLogis is completed, each share of each series of ProLogis preferred shares will be converted into a share of AMB preferred stock of corresponding series having rights, privileges, powers and preferences substantially identical to those of the relevant series of ProLogis preferred shares. Holders of ProLogis preferred shares and AMB preferred stock are not entitled to, and are not being requested to, vote at the special meetings.

Based upon the number of outstanding shares on the record date for each special meeting, we anticipate that AMB will issue 254,693,674 shares of common stock and 12,000,000 shares of preferred stock in connection with the mergers described herein, and will reserve approximately 22,227,386 shares of common stock for issuance in respect of ProLogis equity awards, convertible notes and other arrangements that AMB will assume in connection with the merger. Upon completion of the transactions, we estimate that former AMB stockholders will own approximately 40% of the common stock of the combined company and former ProLogis shareholders will own approximately 60% of the common stock of the combined company.

Each of the mergers is intended to qualify as a reorganization for U.S. federal income tax purposes, and, accordingly, assuming the transaction so qualifies, ProLogis shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the surrender of their ProLogis common shares and receipt of AMB common stock, except with respect to cash received in lieu of any fractional shares of AMB common stock.

Your vote is very important, regardless of the number of shares you own.  The combination of AMB and ProLogis cannot be completed without the approval of both the AMB stockholders and the ProLogis shareholders, including the approval by AMB stockholders of certain amendments to the AMB bylaws. Each of AMB and ProLogis is holding a special meeting to vote on the proposals necessary to complete the merger transactions. We urge you to read this joint proxy statement/prospectus carefully. The obligations of AMB and ProLogis to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about AMB, ProLogis, the special meetings and the merger is included in this joint proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section beginning on page 23.

Whether or not you plan to attend your company’s special meeting, please submit your proxy as soon as possible to make sure that your shares of AMB common stock or ProLogis common shares are represented at that meeting.

The AMB board of directors recommends that AMB stockholders vote “FOR” the proposal to approve the merger with ProLogis, including the issuance of AMB common stock and preferred stock to ProLogis shareholders, the proposed amendments to the AMB bylaws, which approvals are necessary to complete the merger, and the proposed amendments to the AMB charter.

The ProLogis board of trustees recommends that ProLogis shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, which approval is necessary to complete the merger.

We join our respective boards in their recommendation, and look forward to the successful combination of AMB and ProLogis.

Sincerely,	Sincerely,

Hamid R. Moghadam Chief Executive Officer and Chairman AMB Property Corporation	Walter C. Rakowich Chief Executive Officer ProLogis

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated April 28, 2011 and is first being mailed to the stockholders of AMB and shareholders of ProLogis on or about May 2, 2011.

AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
(415) 394-9000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On June 1, 2011

Dear Stockholders of AMB Property Corporation:
We are pleased to invite you to attend a special meeting of stockholders of AMB Property Corporation, a Maryland corporation. The meeting will be held at AMB Property Corporation’s global headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, on June 1, 2011, at 9:00 a.m., local time, to consider and vote upon the following matters:

•	a proposal to approve the merger of New Pumpkin Inc., a Maryland corporation and currently a wholly owned subsidiary of ProLogis, with and into AMB, with AMB continuing as the surviving corporation (which will occur following the merger of an indirect wholly owned subsidiary of New Pumpkin with and into ProLogis), including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection therewith;
•	a proposal to amend certain provisions of the amended and restated bylaws of AMB, which will be the bylaws of the combined company, effective upon the consummation of the merger described above, to provide for certain features of the leadership structure of the combined company;
•	a proposal to amend the AMB charter (which, including the AMB articles of incorporation, we refer to as the “AMB charter”), which will be the charter of the combined company, effective upon the consummation of the merger, to provide that (1) the board of directors of the combined company, with the approval of a majority of the entire board, and without action by the stockholders of the combined company, may amend the charter of the combined company to increase or decrease the aggregate number of shares of stock of the combined company or the number of shares of stock of any class or series that the combined company has authority to issue and (2) notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, provided that (i) any amendment to any provision of the charter which expressly requires for any purpose a greater proportion of the votes entitled to be cast shall require the proportion of votes specified in that provision, (ii) any amendment to this provision shall require the affirmative vote of the holders of shares entitled to cast two-thirds of all of the votes entitled to be cast on the matter and (iii) any action requiring a different vote as expressly provided in the charter shall require such different vote; and
•	a proposal to approve the adjournment of the AMB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals if there are insufficient votes at the time of such adjournment to approve such proposals.
The approval by AMB stockholders of both the proposal to approve the merger and the proposal to amend certain provisions of the bylaws is required for the completion of the merger. However, approval of the proposal to amend the AMB charter is not a condition to completion of the merger.
Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the AMB special meeting.
Holders of record of shares of AMB common stock at the close of business on April 21, 2011 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.
The proposal to approve the merger, including the issuance of AMB common and preferred stock to ProLogis shareholders in connection therewith, requires the affirmative vote of holders of two-thirds of the outstanding AMB common stock. The proposal to approve the bylaw amendment requires the affirmative vote of the holders of a majority of the outstanding AMB common stock. The proposal to approve the amendment to the AMB charter requires the affirmative vote of holders of two-thirds of the outstanding AMB common stock. A proposal to adjourn the AMB special meeting would require the affirmative vote of holders of a majority of the AMB common stock, represented in person or by proxy, at the AMB special meeting and entitled to vote on the proposal.
Your vote is important. Whether or not you expect to attend the AMB special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the AMB special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

By Order of the Board of Directors,

TAMRA D. BROWNE, ESQ.
Senior Vice President, General Counsel and Secretary

April 28, 2011
San Francisco, California

ProLogis
4545 Airport Way
Denver, CO 80239
(303) 567-5761

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On June 1, 2011

Dear Shareholders of ProLogis:

We are pleased to invite you to attend a special meeting of shareholders of ProLogis, a Maryland real estate investment trust. The meeting will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, on June 1, 2011, at 9:00 a.m., local time, to consider and vote upon the following matters:

•	a proposal to approve the merger of Pumpkin LLC, a Delaware limited liability company and indirect wholly owned subsidiary of ProLogis, with and into ProLogis, with ProLogis continuing as the surviving entity and an indirect wholly owned subsidiary of New Pumpkin Inc., a Maryland corporation and current wholly owned subsidiary of ProLogis, followed by the merger of New Pumpkin with and into AMB Property Corporation, with AMB continuing as the surviving corporation under the name “ProLogis, Inc.”, pursuant to which each outstanding ProLogis common share of beneficial interest will be converted into the right to receive 0.4464 of a newly issued share of AMB common stock (we refer to the foregoing mergers together as the “Merger”); and

•	a proposal to approve the adjournment of the ProLogis special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger if there are insufficient votes at the time of such adjournment to approve such proposal.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the ProLogis special meeting.

Holders of record of ProLogis common shares at the close of business on April 21, 2011 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

The proposal to approve the Merger requires the affirmative vote of holders of a majority of the outstanding ProLogis common shares. A proposal to adjourn the ProLogis special meeting would require the affirmative vote of a majority of the votes cast on the matter by the holders of the ProLogis common shares represented, in person or by proxy, at the ProLogis special meeting.

Your vote is important. Whether or not you expect to attend the ProLogis special meeting in person, we urge you to vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the ProLogis special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

For the Board of Trustees,

Edward S. Nekritz
Secretary

April 28, 2011
Denver, Colorado

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about AMB and ProLogis from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

AMB Property Corporation	ProLogis
Pier 1, Bay 1 San Francisco, California 94111 (415) 394-9000 Attn: Investor Relations	4545 Airport Way Denver, Colorado 80239 (800) 820-0181 Attn: Investor Relations
or	or
MacKenzie Partners, Inc.	Georgeson Inc.
105 Madison Avenue New York, New York 10016 Call Collect: (212) 929-5500 Call Toll Free (800) 322-2885 Email: proxy@mackenziepartners.com	199 Water Street — 26th Floor New York, New York 10038 Banks and Brokers Call: (212) 440-9800 Call Toll Free: (888) 867-6963

Investors may also consult the websites of AMB or ProLogis for more information concerning the Merger described in this joint proxy statement/prospectus. The website of AMB is www.AMB.com and the website of ProLogis is www.ProLogis.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by May 25, 2011 in order to receive them before the meetings.

For more information, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by AMB Property Corporation (File No. 333-172741), constitutes a prospectus of AMB under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the AMB common stock and AMB preferred stock to be issued to ProLogis shareholders in connection with the Merger. This document also constitutes a joint proxy statement of AMB and ProLogis under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of AMB stockholders and a notice of meeting with respect to the special meeting of ProLogis shareholders, at which AMB stockholders and ProLogis shareholders, respectively, will be asked to vote upon certain proposals to approve the Merger and certain related matters.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated April 27, 2011. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither our mailing of this joint proxy statement/prospectus to AMB stockholders or ProLogis shareholders nor the issuance of AMB common stock or preferred stock in connection with the Merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding AMB has been provided by AMB and information contained in this joint proxy statement/prospectus regarding ProLogis has been provided by ProLogis.

Page

WHERE YOU CAN FIND MORE INFORMATION	146
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	F-1

Annex A: Merger Agreement	A-1
Annex B: Form of Amended and Restated Bylaws of the Combined Company	B-1
Annex C: Form of Articles of Amendment to the Charter of the Combined Company	C-1
Annex D: Opinion of J.P. Morgan Securities LLC	D-1
Annex E: Opinion of Morgan Stanley & Co. Incorporated	E-1
EX-3.13
EX-3.14
EX-3.15
EX-4.2
EX-4.3
EX-4.4
EX-5.1
EX-8.1
EX-8.2
EX-23.1
EX-23.2
EX-99.1
EX-99.2
EX-99.3
EX-99.4

QUESTIONS AND ANSWERS

The following are answers to some questions that you, as a stockholder of AMB Property Corporation (which we refer to as “AMB”) or a shareholder of ProLogis, may have regarding the proposed transactions between AMB and ProLogis and the other matters being considered at the stockholder meeting of AMB and at the shareholder meeting of ProLogis. AMB and ProLogis urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:	What is the Merger?

A:	AMB and ProLogis have agreed to a merger of equals between AMB and ProLogis under the terms of an Agreement and Plan of Merger, dated as of January 30, 2011 and amended as of March 9, 2011 (which we refer to as the “merger agreement”), by and among AMB, AMB Property, L.P. (which we refer to as “AMB LP”), ProLogis, Upper Pumpkin LLC (which we refer to as “Upper Pumpkin”), New Pumpkin Inc. (which we refer to as “New Pumpkin”) and Pumpkin LLC. Each of Pumpkin LLC, Upper Pumpkin, and New Pumpkin is a direct or indirect wholly owned subsidiary of ProLogis. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the merger agreement, AMB and ProLogis will combine through a multi-step process:

• first, ProLogis will be reorganized into an umbrella partnership real estate investment trust (which we refer to as an “UPREIT”) by merging Pumpkin LLC with and into ProLogis, with ProLogis continuing as the surviving entity and as a wholly owned subsidiary of Upper Pumpkin and an indirect wholly owned subsidiary of New Pumpkin (we refer to this as the “ProLogis merger”);

• following the ProLogis merger, New Pumpkin will be merged with and into AMB, with AMB continuing as the surviving corporation under the name of “ProLogis, Inc.” (we refer to this as the “Topco merger,” and we refer to the ProLogis merger and the Topco merger together as the “Merger”); and

• following the Topco merger, the combined company will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP (which we refer to as the “contribution”), in exchange for the issuance of equity interests in AMB LP (which we refer to as the “issuance”), and AMB LP will be renamed “ProLogis, L.P.”.

ProLogis will continue its existence as a subsidiary of the combined company. The shares of common stock of the combined company will be listed and traded on the NYSE under the symbol “PLD.”

Q:	Why is the combined company being structured as an UPREIT?

A:	The parties believe that the UPREIT structure, by which the combined company will own substantially all of its assets and conduct substantially all of its operations through an operating partnership, will give the combined company greater flexibility to acquire assets using a tax-deferred acquisition currency.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The Merger cannot be completed unless:

• the holders of AMB common stock vote to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger);

• the holders of AMB common stock vote to approve a proposal to amend certain provisions of the amended and restated bylaws of AMB (we refer to the amended and restated bylaws of AMB as the “AMB bylaws” and to the amendment as the “bylaw amendment”), which will be the bylaws of the combined company effective upon the consummation of the Topco merger, to provide for certain features of the leadership structure of the combined company; and

• the holders of ProLogis common shares of beneficial interest (which we refer to as “ProLogis common shares”) vote to approve the Merger.

Each of AMB and ProLogis will hold separate special meetings to obtain these approvals. At the AMB special meeting, AMB stockholders also will be asked to vote to approve certain amendments to the AMB charter (we refer to the AMB charter, including the AMB articles of incorporation, as the “AMB charter” and to the amendments as the “charter amendment”). However, approval of the proposal to amend the AMB charter is not a condition to completion of the Topco merger.

This joint proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the special meetings, and you should read it carefully. It is a joint proxy statement because the AMB board of directors is soliciting proxies from its stockholders and the ProLogis board of trustees is soliciting proxies from its shareholders. It is a prospectus because AMB will issue shares of its common stock and preferred stock in the Topco merger. The enclosed voting materials allow you to vote your shares without attending your respective meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the special meetings be held?

A:	The AMB special meeting will be held at AMB Property Corporation’s global headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, on June 1, 2011, at 9:00 a.m., local time. The ProLogis special meeting will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, on June 1, 2011, at 9:00 a.m., local time.

Q:	How do I vote?

A:	If you are a holder of record of AMB common stock as of the record date for the AMB special meeting or a holder of record of ProLogis common shares as of the record date for the ProLogis special meeting, you may vote in person by attending your special meeting or, to ensure your shares are represented at the meeting, you may vote by:

• accessing the Internet website specified on your proxy card;

• calling the toll-free number specified on your proxy card; or

• signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold AMB common stock or ProLogis common shares in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your stock or shares are represented at your special meeting.

Q:	What am I being asked to vote upon?

A:	AMB. AMB stockholders are being asked to vote to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), to approve the bylaw amendment and to approve the charter amendment.

ProLogis. ProLogis shareholders are being asked to vote to approve the Merger.

The Merger cannot be completed without the approval by AMB stockholders of the proposals relating to the Topco merger and the bylaw amendment and cannot be completed without the approval by ProLogis shareholders of the proposal relating to the Merger. However, approval of the proposal to amend the AMB charter is not a condition to completion of the Merger.

Q:	How do the AMB board of directors and the ProLogis board of trustees recommend that I vote?

A:	AMB. The AMB board of directors unanimously recommends that holders of AMB common stock vote “FOR” the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), “FOR” the bylaw amendment, “FOR” the charter amendment and “FOR” the AMB adjournment proposal.

ProLogis. The ProLogis board of trustees unanimously recommends that holders of ProLogis common shares vote “FOR” the Merger and “FOR” the ProLogis adjournment proposal.

v

Q:	What vote is required to approve each proposal?

A:	AMB. The proposals at the AMB special meeting to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), and to approve the charter amendment each require approval by the affirmative vote of holders of two-thirds of the outstanding AMB common stock. The proposal to approve the bylaw amendment requires approval by the affirmative vote of holders of a majority of the outstanding AMB common stock. The proposal to adjourn the AMB special meeting, if necessary or appropriate, to solicit additional proxies requires approval by the affirmative vote of holders of a majority of the shares of AMB common stock represented, in person or by proxy, at the AMB special meeting and entitled to vote on the proposal.

ProLogis. The proposal at the ProLogis special meeting to approve the Merger requires the affirmative vote of the holders of a majority of the outstanding ProLogis common shares. The proposal to adjourn the ProLogis special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by the holders of the ProLogis common shares represented, in person or by proxy, at the ProLogis special meeting.

Q:	How many votes do I have?

A:	AMB. You are entitled to one vote for each share of AMB common stock that you owned as of the close of business on the record date. As of the close of business on April 21, 2011, the record date for the AMB special meeting, there were 169,550,440 outstanding shares of AMB common stock, approximately 2.5% of which were beneficially owned by the directors and executive officers of AMB.

ProLogis. You are entitled to one vote for each ProLogis common share that you owned as of the close of business on the record date. As of the close of business on April 21, 2011, the record date for the ProLogis special meeting, there were approximately 570,550,345 outstanding ProLogis common shares, less than 1% of which were beneficially owned by the trustees and executive officers of ProLogis.

Q:	What constitutes a quorum?

A:	AMB. Stockholders who hold a majority of the AMB common stock outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the AMB special meeting.

ProLogis. Shareholders who hold a majority of the ProLogis common shares outstanding on the record date and who are entitled to vote must be present or represented by proxy to constitute a quorum at the ProLogis special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to AMB or ProLogis or by voting in person at your special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers who hold shares of AMB common stock or ProLogis common shares on behalf of their customers may not give a proxy to AMB or ProLogis to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	AMB. If you are an AMB stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote or abstain from voting, it will have the same effect as a vote against the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), a vote against the bylaw amendment and a vote against the charter amendment. If you fail to vote or fail to instruct your broker, bank or nominee to vote, and as a result your shares are not represented at the meeting, it will have no effect on the adjournment proposal. If your shares are represented at the meeting but you abstain from voting or your shares are otherwise not voted in favor of the adjournment proposal, it will have the effect of a vote against that proposal.

ProLogis. If you are a ProLogis shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote or abstain from voting, it will have the same effect as a vote against the proposal to approve the Merger, but it will have no effect on the ProLogis adjournment proposal.

Q:	What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:	AMB. If you are an AMB stockholder and you do not instruct your broker, bank or nominee on how to vote your shares, your broker may not vote your shares on the proposal to approve the Topco merger, the proposal to approve the bylaw amendment or the proposal to approve the charter amendment. This will have the same effect as a vote against each of such proposals.

ProLogis. If you are a ProLogis shareholder and you fail to instruct your broker, bank or nominee to vote, it will have the same effect as a vote against the proposal to approve the Merger.

Q:	What if I return my proxy card without indicating how to vote?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares will be voted in accordance with the recommendation of the AMB board of directors or ProLogis board of trustees, as applicable, with respect to such proposal.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

• you can send a signed notice of revocation;

• you can grant a new, valid proxy bearing a later date; or

• if you are a holder of record, you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of AMB or secretary of ProLogis, as appropriate, no later than the beginning of the applicable special meeting. If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the Merger to U.S. holders of ProLogis common shares?

A:	Each of the ProLogis merger and the Topco merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming each of the ProLogis merger and the Topco merger qualifies as a reorganization, a U.S. holder of ProLogis common shares generally will not recognize any gain or loss upon surrender of ProLogis common shares and receipt of shares of AMB common stock, except with respect to cash received in lieu of a fractional share of AMB common stock.

Q:	When do you expect the Merger to be completed?

A:	AMB and ProLogis are working to complete the Merger in the second quarter of 2011. However, the Merger is subject to various regulatory approvals and other conditions, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective AMB and ProLogis special meetings and the completion of the Merger. AMB and ProLogis expect to complete the Merger as soon as reasonably practicable following the receipt of all required approvals.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

In order for your shares to be represented at your special meeting:

• you can attend your special meeting in person;

• you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

• you can indicate on the enclosed proxy or voting instruction card how you would like to vote and return the card in the accompanying postage-paid envelope.

Q:	Do I need to do anything with my share certificates now?

A:	No. You should not submit your share certificates at this time. After the Merger is completed, if you held certificates representing ProLogis common shares or preferred shares prior to the Merger, the exchange agent for the combined company will send you a letter of transmittal and instructions for exchanging your shares for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a ProLogis shareholder will receive the merger consideration.

If you are an AMB stockholder, you are not required to take any action with respect to your AMB stock certificates. Such certificates will continue to represent shares of the combined company after the Topco merger. However, after the Topco merger is completed, the exchange agent for the combined company will send you a letter of transmittal and instructions for exchanging your AMB stock certificates for stock certificates of the combined company. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, an AMB stockholder will receive a stock certificate of the combined company.

Q:	Do I need identification to attend the AMB special meeting or ProLogis special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of AMB common stock or ProLogis common shares. If your shares are held in street name or through an AMB or ProLogis retirement plan, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned shares of AMB common stock or ProLogis common shares, as applicable, on the applicable record date.

Q:	Who can help answer my questions?

A:	AMB stockholders or ProLogis shareholders who have questions about the Merger or the other matters to be voted on at the special meetings or who desire additional copies of this joint proxy statement/prospectus or additional proxy or voting instruction cards should contact:

if you are an AMB stockholder: MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 (212) 929-5500 (Call Collect) or Call Toll-Free (800) 322-2885	if you are a ProLogis shareholder: Georgeson Inc. 199 Water Street - 26th Floor New York, New York 10038 Banks and Brokers Call: (212) 440-9800 or Call Toll Free: (888) 867-6963
Email: proxy@mackenziepartners.com

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. AMB and ProLogis urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the Merger and the related matters being considered at the applicable special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies

AMB Property Corporation (See page 31)

AMB, a Maryland corporation, is a self-administered and self-managed real estate investment trust (which we refer to as a “REIT”) for U.S. federal income tax purposes. AMB, together with its subsidiaries, is a global owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2010, the company owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 159.6 million square feet (14.8 million square meters) in 49 markets within 15 countries.

The business of AMB is operated primarily through its operating partnership, AMB Property, L.P. (which we refer to as “AMB LP”). As of December 31, 2010, AMB owned an approximate 98.2% general partnership interest in AMB LP, excluding preferred units, and, as its sole general partner, AMB has the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of AMB LP. AMB LP holds substantially all the assets of AMB and directly or indirectly holds the ownership interests in AMB’s joint ventures.

The principal offices of AMB are located at Pier 1, Bay 1, San Francisco, California 94111 and its telephone number is (415) 394-9000. AMB common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”), trading under the symbol “AMB.”

Additional information about AMB and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”

ProLogis (See page 31)

ProLogis, a Maryland real estate investment trust, is the leading global provider of distribution facilities, with more than 435 million square feet (40 million square meters) of industrial space in markets across North America, Europe and Asia. The company leases its industrial facilities to more than 4,400 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. ProLogis owns and manages a global portfolio of properties in 19 countries, comprising over $31 billion in assets. New Pumpkin, a Maryland corporation, Upper Pumpkin, a Delaware limited liability company, and Pumpkin LLC, a Delaware limited liability company, are direct or indirect wholly owned subsidiaries of ProLogis and were formed for the purpose of effecting the Merger.

The principal offices of ProLogis are located at 4545 Airport Way, Denver, Colorado 80239 and its telephone number is (303) 567-5000. ProLogis common shares of beneficial interest (which we refer to as “ProLogis common shares”) are listed on the NYSE, trading under the symbol “PLD.”

Additional information about ProLogis and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus and “Where You Can Find More Information.”

The Combined Company (See page 32)

The combined company will be named “ProLogis, Inc.” and will be a Maryland corporation that is a self-administered and self-managed REIT for U.S. federal income tax purposes. The combined company is expected to be a leading global owner, operator and developer of industrial real estate. The combined company is expected to have a pro forma equity market capitalization of approximately $14 billion, a total market capitalization in excess of

$24 billion, and gross assets owned and managed of approximately $46 billion. The combined company will own or manage approximately 600 million square feet (approximately 55 million square meters) of modern distribution facilities located in key gateway markets and logistics corridors in 22 countries.

References to the “combined company” in this document shall be to AMB Property Corporation after the effective time of the Merger, which will be renamed as “ProLogis, Inc.”

The business of the combined company will be operated through an operating partnership, ProLogis, L.P. On a pro forma basis giving effect to the Merger, the combined company will own an approximate 99.3% general partnership interest in the operating partnership, excluding preferred units, and, as its sole general partner, the combined company will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of the operating partnership.

The corporate headquarters of the combined company will be located at Pier 1, Bay 1, San Francisco, California 94111 and its telephone number will be (415) 394-9000. The operational headquarters of the combined company will be located at 4545 Airport Way, Denver, Colorado 80239 and its telephone number will be (303) 567-5000.

The common stock of the combined company will be listed on the NYSE, trading under the symbol “PLD.”

Risk Factors (See page 23)

Before voting at the AMB special meeting or the ProLogis special meeting, you should carefully consider all of the information contained in or as incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors.”

The Merger

The Merger Agreement (See page 77)

AMB and ProLogis have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus. The AMB board of directors and the ProLogis board of trustees have both unanimously approved the combination of AMB and ProLogis in what the parties intend to be a “merger of equals.” AMB and ProLogis encourage you to read the entire merger agreement carefully because it is the principal legal document governing the Merger.

Form of the Merger (See page 77)

Pursuant to the merger agreement, AMB and ProLogis will combine through a multi-step process:

•	first, in the ProLogis merger, ProLogis will be reorganized into an UPREIT by merging Pumpkin LLC with and into ProLogis, with ProLogis continuing as the surviving entity and as a wholly owned subsidiary of Upper Pumpkin and an indirect wholly owned subsidiary of New Pumpkin;

•	following the ProLogis merger, in the Topco merger, New Pumpkin will be merged with and into AMB, with AMB continuing as the surviving corporation under the name of “ProLogis, Inc.”; and

•	following the Topco merger, the combined company will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP, which will be renamed “ProLogis, L.P.”, in exchange for the issuance of partnership units to the combined company.

ProLogis will continue its existence as a subsidiary of the combined company. The shares of common stock of the combined company will be listed and traded on the NYSE under the symbol “PLD.”

We expect that the former shareholders of ProLogis and the former stockholders of AMB will own approximately 60% and 40%, respectively, of the outstanding common stock of the combined company.

Merger Consideration (See page 77)

Upon completion of the Merger, holders of ProLogis common shares will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share they own at the effective time of the Topco merger, with cash paid in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted for changes in the market value of ProLogis common shares or AMB common stock. Because of this, the implied value of the consideration to ProLogis shareholders will fluctuate between now and the completion of the Merger. Based on the closing price of AMB common stock on the NYSE of $32.86 on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies, the exchange ratio represented approximately $14.67 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $32.93 on January 28, 2011, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $14.70 in AMB common stock for each ProLogis common share. Based on the closing price of AMB common stock on the NYSE of $36.52 on April 26, 2011, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $16.30 in AMB common stock for each ProLogis common share. See “Comparative Stock Prices and Dividends.”

The following table presents trading information for AMB common stock and ProLogis common shares on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies, January 28, 2011, the last trading day before public announcement of the Merger, and April 26, 2011, the latest practicable date before the date of this joint proxy statement/prospectus. Equivalent per share prices for ProLogis common shares, adjusted by the exchange ratio of 0.4464, are also provided for each of these dates.

			Equivalent
	AMB Common Stock	ProLogis Common	Per Share
	(Close)	Shares (Close)	Price

January 26, 2011	$32.86	$14.70	$14.67
January 28, 2011	$32.93	$15.21	$14.70
April 26, 2011	$36.52	$16.43	$16.30

The market prices of AMB common stock and ProLogis common shares fluctuate. As a result, we urge you to obtain current market quotations of AMB common stock and ProLogis common shares.

Treatment of ProLogis Share Options and Other Equity-Based Awards (See page 78)

Upon completion of the Topco merger, outstanding share options to purchase ProLogis common shares, share unit awards with respect to ProLogis common shares, dividend equivalent units with respect to ProLogis common shares and performance share awards denominated in ProLogis common shares will generally be converted into stock options, stock unit awards, dividend equivalent units and performance stock awards with respect to common stock of the combined company, after giving effect to the exchange ratio. Equity awards of AMB will remain outstanding upon completion of the Merger as equity awards of the combined company.

The ProLogis Employee Share Purchase Plan will be automatically suspended effective as of the earlier of June 30, 2011 or ProLogis’ payroll period ending immediately prior to the closing of the Topco merger, but in no event less than ten business days prior to the closing of the Topco merger, and any contributions made for the offering period in effect as of January 30, 2011, the date of the merger agreement, will be applied to the purchase of ProLogis common shares, and any cash remaining in the ProLogis Employee Share Purchase Plan after such suspension date will be promptly refunded to plan participants. See “The Merger — Treatment of ProLogis Share Options and Other Equity-Based Awards.”

Treatment of ProLogis Preferred Shares in the Merger (See page 77)

Upon completion of the Merger:

•	each outstanding Series C Cumulative Redeemable Preferred Share of Beneficial Interest of ProLogis (which we refer to as “ProLogis Series C preferred shares”) will be exchanged for one newly issued share of Cumulative Redeemable Preferred Stock, Series Q, of AMB (which we refer to as “AMB Series Q preferred stock”);

•	each outstanding Series F Cumulative Redeemable Preferred Share of Beneficial Interest of ProLogis (which we refer to as “ProLogis Series F preferred shares”) will be exchanged for one newly issued share of Cumulative Redeemable Preferred Stock, Series R, of AMB (which we refer to as “AMB Series R preferred stock”); and

•	each outstanding Series G Cumulative Redeemable Preferred Share of Beneficial Interest of ProLogis (which we refer to as “ProLogis Series G preferred shares”) will be exchanged for one newly issued share of Cumulative Redeemable Preferred Stock, Series S, of AMB (which we refer to as “AMB Series S preferred stock”).

Recommendations of the AMB Board of Directors (See page 39)

After careful consideration, the AMB board of directors, on January 30, 2011, unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby (including the Topco merger, the bylaw amendment and the charter amendment) to be advisable and in the best interests of AMB and the stockholders of AMB.

The AMB board of directors unanimously recommends that holders of AMB common stock vote “FOR” the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), “FOR” the bylaw amendment, “FOR” the charter amendment and “FOR” the AMB adjournment proposal.

For the factors considered by the AMB board of directors in reaching its decision to approve the merger agreement and the recommendations of the AMB board of directors, see “The Merger — AMB’s Reasons for the Topco Merger; Recommendations of the AMB Board of Directors.”

Recommendation of the ProLogis Board of Trustees (See page 42)

After careful consideration, the ProLogis board of trustees, on January 30, 2011, unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of ProLogis and the shareholders of ProLogis.

The ProLogis board of trustees unanimously recommends that the ProLogis shareholders vote “FOR” the proposal to approve the Merger and “FOR” the ProLogis adjournment proposal.

For the factors considered by the ProLogis board of trustees in reaching its decision to approve the merger agreement and the recommendations of the ProLogis board of trustees, see “The Merger — ProLogis’ Reasons for the Merger; Recommendations of the ProLogis Board of Trustees.”

Opinion of AMB’s Financial Advisor (See page 45)

J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) delivered its opinion to the AMB board of directors that, as of January 30, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio of 0.4464 provided for in the Topco merger was fair, from a financial point of view, to AMB. The full text of the written opinion of J.P. Morgan, dated January 30, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by J.P. Morgan in connection with its opinion, is attached hereto as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The opinion of J.P. Morgan was directed to the AMB board of directors for the information and assistance of the AMB board of directors in connection with its evaluation of the Topco merger and addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to AMB. The opinion of J.P. Morgan was not intended to, and does not, constitute a recommendation to any holder of AMB common stock as to how such stockholder should vote or act with respect to the Topco merger or any other matter.

Opinion of ProLogis’ Financial Advisor (See page 52)

Morgan Stanley & Co. Incorporated (which we refer to as “Morgan Stanley”) delivered its opinion to the ProLogis board of trustees that, as of January 30, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio of 0.4464 pursuant to the merger agreement was fair, from a financial point of view, to the holders of ProLogis common shares. The full text of the written opinion of Morgan Stanley, dated January 30, 2011, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached hereto as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The opinion of Morgan Stanley was directed to the ProLogis board of trustees, addressed only the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio to the holders of ProLogis common shares and does not address any other aspect of the transaction. The opinion of Morgan Stanley was not intended to, and does not, constitute a recommendation to any holder of ProLogis common shares or AMB common stock as to how such shareholder or stockholder should vote or act with respect to the Merger or any matter.

Interests of AMB Directors and Executive Officers in the Merger (See page 65)

In considering the recommendation of the AMB board of directors that AMB stockholders vote to approve the Topco merger, AMB stockholders should be aware that some of the executive officers and directors of AMB have financial interests in the Merger that are different from, or in addition to, the interests of AMB stockholders generally. The AMB board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Topco merger, in approving the merger agreement, and in recommending that the AMB stockholders approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger). For purposes of all of the AMB agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control of AMB.

In connection with the Topco merger, AMB LP entered into letter agreements with each AMB executive officer which, conditioned upon and effective as of the consummation of the Topco merger, amend their existing change in control agreements with AMB LP. The general purpose of such amendments was to provide that the vesting of the equity awards held by the AMB executive officers would accelerate only upon a severance-qualifying termination following a change in control (instead of immediate acceleration following the change in control). These change in control agreements with AMB LP, as amended by the letter agreements, provide severance and other benefits in the case of qualifying terminations of employment within two years following a change in control of AMB, such as the Topco merger or another change in control of the combined company.

The terms of the deferred compensation plans of AMB provide that upon a change in control, such as the Topco merger, participants will receive a lump-sum payment equal to his or her vested account balance. Each of AMB’s executive officers (with the exception of Mr. Eugene F. Reilly) is a participant under such plans. Conditioned upon the consummation of the Topco merger, AMB also adopted a new supplemental non-qualified deferred compensation plan to provide an opportunity for participants under AMB’s existing deferred compensation plan to continue to receive tax-deferred earnings with respect to the shares or cash withheld to pay taxes as a result of the required, non-waivable, distributions under the existing deferred compensation plans which will be triggered by the consummation of the Topco merger. These grants would not make participants whole for taxes paid on the required distributions, but only whole to the extent that those taxes will be paid earlier than both they and AMB anticipated when deferrals under the existing deferred compensation plans were made.

Following the consummation of the Merger, Mr. Hamid R. Moghadam, Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Jeffrey L. Skelton and Mr. Carl B. Webb, each of whom is currently a member of the AMB board of directors, will be elected to the board of directors of the combined company. Mr. Moghadam will serve as chairman and co-chief executive officer of the combined company until no later than December 31, 2012, following which he will become sole chief executive officer and remain chairman of the combined company. Mr. Olinger, the current chief financial officer of AMB, will serve as the chief integration officer of the combined company until no later than December 31, 2012, following which he will become the chief financial officer of the combined company.

Interests of ProLogis Trustees and Executive Officers in the Merger (See page 68)

In considering the recommendation of the ProLogis board of trustees that ProLogis shareholders vote to approve the Merger, you should be aware that some of the trustees and executive officers of ProLogis have interests in the Merger that are different from, or in addition to, the interests of ProLogis shareholders generally. The board of trustees of ProLogis was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Merger, in approving the merger agreement, and in recommending that the ProLogis shareholders approve the Merger.

In connection with the Topco merger, ProLogis has entered into letter agreements with certain executive officers (and expects to enter into letter agreements with other non-executive senior officers) which, conditioned upon and effective as of the consummation of the Topco merger, amend their existing executive protection agreements with ProLogis. These executive protection agreements with ProLogis, as amended by the letter agreements, provide severance and other benefit protections in the case of qualifying terminations of employment for a limited period of time following the Topco merger or another change in control of the combined company.

ProLogis also entered into an employment agreement with Mr. Walter C. Rakowich which will become effective on January 1, 2012, provided that the Topco merger has occurred by that date. Among other things, the new employment agreement provides that he will provide services as the co-chief executive officer of the combined company until December 31, 2012, subject to earlier termination in accordance with its terms. Under the new employment agreement, Mr. Rakowich waived his right to resign his employment in a constructive discharge under his current employment agreement with ProLogis solely due to his position as co-chief executive officer of the combined company following the consummation of the Topco merger.

Following the consummation of the Merger, six persons selected by ProLogis, Mr. Walter C. Rakowich, Mr. Irving F. Lyons III, Mr. George L. Fotiades, Ms. Christine Garvey, Mr. D. Michael Steuert and Mr. William D. Zollars, each of whom (other than Mr. Zollars) is currently a member of the ProLogis board of trustees, will be elected to the board of directors of the combined company. Mr. Rakowich will also become the chairman of the executive committee of the board of directors of the combined company, and Mr. Lyons will become the lead independent director of the combined company. In addition, Mr. Rakowich will become co-chief executive officer of the combined company, until no later than December 31, 2012, when his employment as a director and co-chief executive officer will expire and he will retire from both positions. Furthermore, Mr. William E. Sullivan, the current chief financial officer of ProLogis, will become chief financial officer of the combined company, and his employment as chief financial officer of the combined company will continue until December 31, 2012, subject to earlier termination in accordance with the terms of his employment.

See “The Merger — Interests of ProLogis Trustees and Executive Officers in the Merger” for additional information about these interests.

Directors and Management Following the Merger (See page 71)

Following the consummation of the Merger, the board of directors of the combined company will have eleven members, consisting of Mr. Moghadam, Mr. Rakowich, Mr. Fotiades, Ms. Garvey, Ms. Kennard, Mr. Losh, Mr. Lyons, Mr. Skelton, Mr. Steuert, Mr. Webb and Mr. Zollars. Mr. Moghadam will become chairman of the board of directors of the combined company and Mr. Rakowich will become the chairman of the executive committee of the board of directors of the combined company. Mr. Lyons will become the lead independent director of the combined company.

Following the Merger, the senior leadership team of the combined company will include Mr. Moghadam and Mr. Rakowich as co-chief executive officers, Mr. Sullivan as chief financial officer, Mr. Olinger as chief integration officer, Mr. Michael S. Curless as chief investment officer, Mr. Guy F. Jaquier as CEO, Private Capital, Mr. Gary E. Anderson as CEO, Europe & Asia, Mr. Eugene F. Reilly as CEO, The Americas, Mr. Edward S. Nekritz as chief legal officer and general counsel and Ms. Nancy Hemmenway as chief human resources officer.

See “The Merger — Directors and Management Following the Merger” for additional information about these interests.

Accounting Treatment (See page 73)

AMB and ProLogis prepare their financial statements, respectively, in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). The Merger will be accounted for by applying the purchase method of accounting, with ProLogis treated as the acquirer. See “The Merger — Accounting Treatment.”

Expected Timing of the Merger (See page 79)

We currently expect to complete the Merger in the second quarter of 2011, subject to receipt of required shareholder and regulatory approvals and the satisfaction or waiver of the other closing conditions summarized below. It is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the respective AMB and ProLogis special meetings and the completion of the Merger. AMB and ProLogis hope to complete the Merger as soon as reasonably practicable following the receipt of all required approvals.

Regulatory Approvals Required for the Merger (See page 73)

Competition approvals for the Merger were sought and obtained in Canada, Germany and Mexico. At any time before or after the combination, the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, or a U.S. state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of assets of AMB or ProLogis or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. While AMB and ProLogis do not expect any such action to be taken, they can give no assurance that a challenge to the Merger will not be made or, if made, would be unsuccessful. See “The Merger — Regulatory Approvals Required for the Merger.”

Conditions to Completion of the Merger (See page 87)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	receipt of the requisite approvals of AMB stockholders and ProLogis shareholders;

•	the approval for listing of shares of AMB common stock, AMB Series R preferred stock and AMB Series S preferred stock to be issued or reserved for issuance in connection with the Merger on the NYSE;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity prohibiting the Merger;

•	the receipt of regulatory approvals required in connection with the Merger;

•	the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

•	the receipt of a legal opinion from tax counsel of ProLogis regarding the qualification of the ProLogis merger as a reorganization for U.S. federal income tax purposes; and

•	the receipt of legal opinions from the respective tax counsels of AMB and ProLogis regarding the qualification of the Topco merger as a reorganization for U.S. federal income tax purposes and the qualification of each of the parties as a REIT.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination of the Merger Agreement (See page 90)

The merger agreement may be terminated prior to the effective time of the Merger, whether before or after the required approvals of the AMB stockholders and ProLogis shareholders are obtained:

•	by mutual written consent of AMB and ProLogis;

•	by either AMB or ProLogis, if the Merger is not consummated by September 30, 2011;

•	by either AMB or ProLogis, if a court or other governmental entity issues a final and nonappealable order prohibiting the Merger;

•	by either AMB or ProLogis, if the required approvals of either the AMB stockholders or the ProLogis shareholders are not obtained;

•	by either AMB or ProLogis, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, and such breach is not cured or is not curable by September 30, 2011;

•	by either AMB or ProLogis, if the board of the other party changes its recommendation in favor of the Topco merger, in the case of the board of AMB, or the ProLogis merger or Topco merger in the case of the board of ProLogis;

•	by either AMB or ProLogis, if the special meeting of the other party is not called and held as required by the merger agreement; or

•	by either AMB or ProLogis, upon a material breach of the other party’s non-solicitation obligations under the merger agreement.

Expenses and Termination Fees (See page 90)

Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. See “The Merger — The Merger Agreement — Fees and Expenses.” The merger agreement further provides that, upon termination of the merger agreement under certain circumstances, AMB may be obligated to pay ProLogis a termination fee of $210 million, ProLogis may be obligated to pay AMB a termination fee of $315 million and either party may be obligated to reimburse up to $20 million of the expenses of the other party. See “The Merger — The Merger Agreement — Termination of the Merger Agreement” for a complete discussion of the circumstances under which termination fees will be required to be paid.

No Appraisal or Dissenters’ Rights (See page 75)

Under Maryland law, the holders of ProLogis common shares and preferred shares and AMB common stock and preferred stock are not entitled to appraisal rights in connection with the Merger. See “The Merger — No Appraisal or Dissenters’ Rights.”

Litigation Relating to the Merger (See page 75)

ProLogis, the members of the ProLogis board of trustees, New Pumpkin, Upper Pumpkin, Pumpkin LLC, AMB and AMP LP have each been named as defendants in lawsuits brought by holders of ProLogis common shares challenging the Merger and seeking, among other things, to enjoin the Merger, direct defendants to exercise their fiduciary duties, rescind the merger agreement and award the plaintiffs damages and expenses. The parties to the lawsuits brought in Maryland have executed a memorandum of understanding that embodies their agreement in principle on the structure of a proposed settlement, and the parties to the lawsuits brought in Colorado have also reached an agreement in principle on a proposed settlement. ProLogis and AMB believe that the claims are without merit and, absent court approval of the proposed settlement, intend to vigorously defend against these actions. See “The Merger — Litigation Relating to the Merger” for more information about litigation related to the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (See page 94)

Each of the ProLogis merger and the Topco merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and the merger agreement is intended to be and is adopted as a separate “plan of reorganization” for each of the ProLogis merger and the Topco merger for purposes of Sections 354 and 361 of the Code. Assuming each of the ProLogis merger and the Topco merger qualifies as such a reorganization, a U.S. holder of ProLogis common shares generally will not recognize any gain or loss for U.S. federal income tax purposes upon surrender of ProLogis common shares and receipt of shares of AMB common stock, except with respect to cash received in lieu of a fractional share of AMB common stock. It is a condition to the completion of the Merger that ProLogis receive a written opinion from its counsel to the effect that the ProLogis merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that AMB and ProLogis receive written opinions from their respective counsel to the effect that the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Tax matters are very complicated and the tax consequences of the Merger to each ProLogis shareholder may depend on such shareholder’s particular facts and circumstances. ProLogis shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger. See “Material U.S. Federal Income Tax Consequences.”

The AMB Special Meeting (See page 116)

The AMB special meeting will be held at AMB Property Corporation’s global headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, at 9:00 a.m., local time, on June 1, 2011. You may vote at the AMB special meeting if you owned shares of AMB common stock at the close of business on April 21, 2011, the record date for the AMB special meeting. On that date, there were 169,550,440 shares of AMB common stock outstanding and entitled to vote. You may cast one vote for each share of AMB common stock that you owned on that date.

At the AMB special meeting, AMB stockholders will be asked to consider and vote upon:

•	a proposal to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger);

•	a proposal to approve the bylaw amendment;

•	a proposal to approve the charter amendment; and

•	a proposal to adjourn the AMB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals.

The approval of both the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) and the bylaw amendment is required for the completion of the Merger. The bylaw amendment and the charter amendment will take effect only upon the consummation of the Topco merger. However, approval of the charter amendment is not a condition to completion of the Topco merger.

The proposals at the AMB special meeting to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) and to approve the charter amendment each require approval by the affirmative vote of holders of two-thirds of the outstanding AMB common stock. The proposal to approve the bylaw amendment requires approval by the affirmative vote of holders of a majority of the outstanding AMB common stock. The proposal to adjourn the AMB special meeting, if necessary or appropriate, to solicit additional proxies requires approval by the affirmative vote of holders of a majority of the shares of AMB common stock represented, in person or by proxy, at the AMB special meeting and entitled to vote on the proposal.

As of April 21, 2011, the record date for the AMB special meeting, approximately 2.5% of the outstanding shares of AMB common stock were held by AMB directors and executive officers and their affiliates. AMB currently expects that the AMB directors and executive officers will vote their shares in favor of the Topco merger

(including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), the bylaw amendment, the charter amendment and the AMB adjournment proposal, although none has entered into any agreements obligating them to do so.

The board of directors of AMB unanimously recommends that AMB stockholders vote “FOR” all of the proposals set forth above. See “AMB Special Meeting” for further discussion of the AMB special meeting.

The ProLogis Special Meeting (See page 123)

The special meeting of ProLogis shareholders will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, at 9:00 a.m., local time, on June 1, 2011. You may vote at the ProLogis special meeting if you owned ProLogis common shares at the close of business on April 21, 2011, the record date for the ProLogis special meeting. On that date, there were 570,550,345 ProLogis common shares outstanding and entitled to vote. You may cast one vote for each ProLogis common share that you owned on that date.

At the ProLogis special meeting, shareholders of ProLogis will be asked to consider and vote upon:

•	a proposal to approve the Merger; and

•	a proposal to adjourn the ProLogis special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger.

The approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding ProLogis common shares. The approval of the ProLogis adjournment proposal requires the affirmative vote of a majority of the votes cast on the matter by the holders of the ProLogis common shares represented, in person or by proxy, at the ProLogis special meeting.

As of April 21, 2011, the record date for the ProLogis special meeting, less than 1% of the outstanding common shares of ProLogis were held by its trustees and executive officers and their affiliates. ProLogis currently expects that the trustees and executive officers of ProLogis will vote their shares in favor of the Merger and the ProLogis adjournment proposal, although none has entered into any agreements obligating them to do so.

The ProLogis board of trustees unanimously recommends that ProLogis shareholders vote “FOR” all of the proposals set forth above. See “ProLogis Special Meeting” for further discussion of the ProLogis special meeting.

Rights of ProLogis Shareholders Will Change as a Result of the Merger (See page 137)

ProLogis shareholders will have different rights once they become stockholders of the combined company, due to differences between the governing documents of AMB and ProLogis. These differences are described in detail under “Comparison of Rights of AMB Stockholders and ProLogis Shareholders.”

Recent Developments

ProLogis has an ownership interest in, and provides management services to, ProLogis European Properties (which we refer to as “PEPR”), a publicly traded real estate investment fund. In April 2011, a group of third-party investors in PEPR announced their interest in potentially acquiring ProLogis’ ownership interest in PEPR at a price of €6 per ordinary unit, and ProLogis’ management agreement with PEPR. On April 12, 2011, ProLogis announced that it intended to retain both its ownership interest in, and its management agreement with, PEPR.

On April 14, 2011, ProLogis announced that it had purchased additional ordinary units in PEPR from a third party, raising ProLogis’ ownership interest in PEPR from approximately 33.1% to approximately 38.9% of the outstanding ordinary units. Pursuant to applicable Luxembourg law, on April 22, 2011, ProLogis commenced a tender offer to acquire any or all of the outstanding ordinary units and convertible preferred units of PEPR that it does not currently own. ProLogis has offered €6.10 per ordinary unit and €6.10 per convertible preferred unit in cash, plus accrued and unpaid dividends. The offer has no material conditions to closing and is expected to expire on May 6, 2011. Pursuant to applicable Luxembourg law, if all conditions to closing are met, ProLogis will be required to acquire all units tendered into the tender offer on the expiration date.

If all outstanding ordinary units and convertible preferred units are tendered, the aggregate consideration to be paid by ProLogis would be equal to approximately €730.1 million (or approximately $1.1 billion). ProLogis expects to fund the purchase by drawing on its existing global line of credit and with funds borrowed pursuant to a new Senior Bridge Loan Agreement with J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan, providing ProLogis with the ability to borrow up to €500 million (or approximately $730.9 million). Borrowings under the Senior Bridge Loan Agreement will bear interest at a rate equal to the rate at which Euro deposits in the Brussels interbank market are quoted plus a margin based upon the credit rating for ProLogis’ senior debt. Any borrowings under the Senior Bridge Loan will mature in November 2011. The aggregate consideration to be paid by ProLogis, and the resulting funding requirement, will be proportionate to the percentage of units not already owned by ProLogis tendered and acquired in the offer.

PEPR’s financial position and results of operations and cash flows currently are not consolidated with those of ProLogis for financial reporting purposes, but ProLogis may be required to so consolidate PEPR in the future depending on the amount, if any, by which its ownership interest in PEPR increases. In addition, ProLogis’ interest in PEPR’s net book value and net income or loss will increase to the extent of the percentage of units, if any, that it acquires in the tender offer. ProLogis intends to keep the management agreement between ProLogis and PEPR in place if ProLogis does not succeed in acquiring all of the outstanding units of PEPR.

SELECTED HISTORICAL FINANCIAL DATA OF AMB

The following tables set forth selected consolidated financial information for AMB. The selected financial data as of and for the three months ended March 31, 2011 represents preliminary operating and balance sheet data. AMB’s results of operations for the three months ended March 31, 2011 are not necessarily indicative of results that may be expected for any future period.

The selected statement of operations data for each of the years in the five-year period ended December 31, 2010 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2010 have been derived from the consolidated financial statements of AMB that were audited by PricewaterhouseCoopers LLP. The following information should be read together with the consolidated financial statements of AMB, the notes related thereto and the related reports of management on the financial condition and performance of AMB, all of which are contained in the reports of AMB filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”

	Three Months Ended
	March 31,
	2011	2010
	(In millions, except per share amounts)
	(Unaudited)

Operating Data:
Revenues:
Rental revenues	$158	$147
Private capital revenues	8	7

Total revenues	166	154

Costs and Expenses:
Property operating costs	52	48
Depreciation and amortization	55	47
General and administrative	31	32
Merger transaction costs and restructuring charges	4	3
Fund costs and other expenses	1	2

Total costs and expenses	143	132

Other Income and Expenses:
Development profits, net of taxes	—	5
Earnings from unconsolidated joint ventures, net	8	4
Interest expense, amortization and other income, net	(34)	(33)

Loss from continuing operations	(3)	(2)

Income and gains from discontinued operations	17	1
Noncontrolling interests’ share of net income	(2)	1
Preferred stock dividends & allocation to participating securities	(4)	(4)

Net income (loss) available to common stockholders	$8	$(4)

Net income (loss) per share available to common stockholders — Basic	$0.05	$(0.03)

Net income (loss) per share available to common stockholders — Diluted	$0.05	$(0.03)

Weighted average common shares outstanding:
Basic	168	149
Diluted	168	149

As of March 31, 2011
(In millions)
(Unaudited)

Balance Sheet Data:
Investments in real estate (at cost)	$6,841
Total assets	$7,421
Total debt	$3,426
Total liabilities and noncontrolling interests	$4,118
Preferred stock	$223
Total stockholders’ equity (excluding preferred stock)	$3,079
Number of common shares outstanding	170

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)

Operating Data:
Total revenues	$634	$618	$678	$636	$679
Income (loss) from continuing operations	$9	$(124)	$(18)	$282	$210
Income from discontinued operations	$24	$96	$11	$90	$78
Net income (loss) before cumulative effect of change in accounting principle	$34	$(28)	$(7)	$372	$289
Net income (loss)	$34	$(28)	$(7)	$372	$289
Net income (loss) available to common stockholders	$10	$(50)	$(66)	$294	$208
(Loss) income from continuing operations available to common stockholders per common share:
Basic	$(0.08)	$(1.01)	$(0.77)	$2.17	$1.54
Diluted	$(0.08)	$(1.01)	$(0.77)	$2.12	$1.49
Income from discontinued operations available to common stockholders per common share:
Basic	$0.14	$0.64	$0.09	$0.85	$0.83
Diluted	$0.14	$0.64	$0.09	$0.83	$0.80
Net income (loss) available to common stockholders per common share
Basic	$0.06	$(0.37)	$(0.68)	$3.02	$2.37
Diluted	$0.06	$(0.37)	$(0.68)	$2.95	$2.29
Cash dividends per common shares	$1.12	$1.12	$1.56	$2.00	$1.84
Weighted average common shares outstanding
Basic	162	134	97	97	88
Diluted	162	134	97	100	91

	December 31,
	2010	2009	2008	2007	2006
	(In millions)

Balance Sheet Data:
Investments in real estate (at cost)	$6,906	$6,709	$6,604	$6,710	$6,576
Total assets	$7,373	$6,842	$7,302	$7,262	$6,714
Total debt	$3,331	$3,213	$3,990	$3,495	$3,437
Total liabilities and noncontrolling interests	$4,052	$3,902	$4,787	$4,498	$4,547
Preferred stock	$223	$223	$223	$223	$223
Total stockholders’ equity (excluding preferred stock)	$3,097	$2,717	$2,292	$2,541	$1,943

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions)

Funds from operations (FFO), as adjusted(1):
Net income (loss) available to common stockholders	$10	$(50)	$(66)	$294	$208
Gains from sale or contribution of real estate interests, net	(20)	(39)	(23)	(86)	(45)
Total depreciation and amortization	190	174	162	158	176
Adjustments to derive FFO, as defined by NAREIT from consolidated joint ventures	(22)	(17)	(19)	(22)	(35)
Adjustments to derive FFO, as defined by NAREIT from unconsolidated joint ventures	43	32	26	20	(7)

Funds from operations, as defined by NAREIT(1)	$201	$100	$80	$364	$297

Adjustments for impairment charges, restructuring charges, preferred unit redemption (discount) premium and debt extinguishment:
Real estate impairment losses(2)	1	182	194	1	6
Pursuit costs and tax reserve	—	—	12	—	—
Restructuring charges	5	6	12	—	—
Loss on early extinguishment of debt	3	12	1	—	—
Preferred unit redemption (discount) premium	—	(10)	—	3	1
Allocation to participating securities	—	(1)	(1)	—	(1)

FFO, as adjusted(1)	$210	$289	$298	$368	$303

AMB’s share of development profits, net of taxes	(7)	(88)	(77)	(168)	(106)
Allocation to participating securities	—	—	1	1	1

Core funds from operations (Core FFO), as adjusted(1)	$203	$201	$222	$201	$198

Cash flows provided by (used in):
Operating activities	$253	$243	$303	$241	$336
Investing activities	$(587)	$84	$(882)	$(632)	$(881)
Financing activities	$330	$(298)	$580	$420	$484

(1)	AMB believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, AMB considers funds from operations, as adjusted (“FFO, as adjusted”), funds from operations, as defined by NAREIT (“FFO, as defined by NAREIT”) and core funds from operations, as adjusted (“Core FFO, as adjusted”, which together with FFO, as adjusted and FFO, as defined by NAREIT, we refer to as the “FFO Measures, as adjusted”) to be useful supplemental measures of its operating performance. AMB calculates FFO, as adjusted, as net income (or loss) available to common stockholders, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive AMB’s pro rata share of FFO, as adjusted, of consolidated and unconsolidated joint ventures. AMB calculates Core FFO, as adjusted, as FFO, as adjusted excluding the share of development profits of AMB. These calculations also include adjustments for items as described below.

Unless stated otherwise, AMB includes the gains from development, including those from value-added conversion projects, before depreciation recapture, as a component of FFO, as adjusted. AMB believes gains from development should be included in FFO, as adjusted, to more completely reflect the performance of one of our lines of business. AMB believes that value-added conversion dispositions are in substance land sales and as such should be included in FFO, as adjusted, consistent with the real estate investment trust industry’s long standing practice to include gains on the sale of land in funds from operations. However, AMB’s interpretation of FFO, as adjusted, may not be consistent with the views of others in the real estate investment trust industry, who may consider it to be a divergence from the National Association of Real Estate Investment Trusts (“NAREIT”) definition, and may not be comparable to funds from operations or funds from operations per share reported by other real estate investment trusts that interpret the current NAREIT definition differently than AMB does. In connection with the formation of a joint venture, AMB may warehouse assets that are acquired with the intent to contribute these assets to the newly formed venture. Some of the properties held for contribution may, under certain circumstances, be required to be depreciated under GAAP. AMB includes in its calculation of FFO, as adjusted, gains or losses related to the contribution of previously depreciated real estate to joint ventures. Although it is a departure from the current NAREIT definition, AMB believes such calculation of FFO, as adjusted, better reflects the value created as a result of the contributions.

In addition, AMB calculates FFO, as adjusted, to exclude impairment and restructuring charges, debt extinguishment losses and preferred unit redemption discounts/premiums. The impairment charges were principally a result of increases in estimated capitalization rates and deterioration in market conditions that adversely impacted values. The restructuring charges reflected costs associated with the reduction in global headcount and cost structure of AMB. Debt extinguishment losses generally included the costs of repurchasing debt securities. AMB repurchased certain tranches of senior unsecured debt to manage its debt maturities in response to the current financing environment, resulting in greater debt extinguishment costs. The preferred unit redemption discounts/premiums reflect the gain/loss associated with the liquidation preference in the preferred unit redemption price less costs incurred as a result of the redemption. In 2008, AMB also recognized charges to write-off pursuit costs related to development projects it no longer planned to commence and to establish a reserve against tax assets associated with the reduction of its development activities. Although difficult to predict, these items may be recurring given the uncertainty of the current economic climate and its adverse effects on the real estate and financial markets. While not infrequent or unusual in nature, these items result from market fluctuations that can have inconsistent effects on the results of operations of AMB. The economics underlying these items reflect market and financing conditions in the short-term but can obscure the performance of AMB and the value of the long-term investment decisions and strategies of AMB. AMB management believes FFO, as adjusted, is significant and useful to both it and its investors. FFO, as adjusted, more appropriately reflects the value and strength of the business model of AMB and its potential performance isolated from the volatility of the current economic environment and unobscured by costs (or gains) resulting from the management of AMB of its financing profile in response to the tightening of the capital markets. However, in addition to the limitations of the FFO Measures, as adjusted, generally discussed below, FFO, as adjusted, does not present a comprehensive measure of the financial condition and operating performance of AMB. This measure is a modification of the NAREIT definition of funds from operations and should not be used as an alternative to net income or cash flow from operations as defined by GAAP.

AMB believes that the FFO Measures, as adjusted, are meaningful supplemental measures of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, the FFO Measures, as adjusted, are supplemental measures of operating performance for real estate investment trusts that exclude historical cost depreciation and amortization, among other items, from net income available to common stockholders, as defined by GAAP. AMB believes that the use of the FFO Measures, as adjusted, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. AMB considers the FFO Measures, as adjusted, to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, the FFO Measures, as adjusted, can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While funds from operations is a relevant and widely used measure of operating performance of real estate investment trusts, the FFO Measures, as adjusted, do not represent cash flow from operations or net income as defined by GAAP and should not be considered as alternatives to those measures in evaluating the liquidity or operating performance of AMB. The FFO Measures, as adjusted, also do not consider the costs associated with capital expenditures related to the real estate assets of AMB nor are the FFO Measures, as adjusted, necessarily indicative of cash available to fund the future cash requirements of AMB. AMB management compensates for the limitations of the FFO Measures, as adjusted, by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of the FFO Measures, as adjusted, and a reconciliation of the FFO Measures, as adjusted, to net income available to common stockholders, a GAAP measurement.

(2)	Includes adjustments for AMB’s share of real estate impairment losses from unconsolidated and consolidated joint ventures.

SELECTED HISTORICAL FINANCIAL DATA OF PROLOGIS

The following tables set forth selected consolidated financial information for ProLogis. The selected financial data as of and for the three months ended March 31, 2011 represents preliminary operating and financial condition data. ProLogis’ results of operations for the three months ended March 31, 2011 are not necessarily indicative of results that may be expected for any future period.

The selected data presented below under the captions “Operating Data,” “Common Share Distributions,” “Cash Flow Data” and “Financial Position” for, and as of the end of, each of the years in the five-year period ended December 31, 2010, are derived from the consolidated financial statements of ProLogis and subsidiaries, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The information presented below under the caption “FFO” is not included in the consolidated financial statements. The consolidated financial statements and schedule as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and the reports thereon, are incorporated by reference in this joint proxy statement/prospectus. The following information should be read together with the consolidated financial statements of ProLogis, the notes related thereto and the related reports of management on the financial condition and performance of ProLogis, all of which are contained in the reports of ProLogis filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information.”

	Three Months Ended
	March 31,
	2011	2010
	(In millions, except per share amounts)
	(Unaudited)

Operating Data:
Revenues:
Rental income	$205.3	$187.5
Property management fees and other income	33.5	29.8

Total revenues	238.8	217.3

Expenses:
Rental expenses	63.3	56.3
Investment management expenses	10.6	10.3
General and administrative	39.2	42.0
Merger integration expenses and reduction in workforce	6.0	—
Depreciation and other	87.3	79.4

Total expenses	206.4	188.0

Operating income	32.4	29.3
Other income (expense):
Earnings from unconsolidated investees, net	13.6	8.0
Loss on early extinguishment of debt	—	(47.6)
Net gains on dispositions of investments in real estate	3.7	11.8
Interest, income taxes and other income (expenses), net	(98.1)	(114.8)

Loss from continuing operations	(48.4)	(113.3)
Income from discontinued operations	8.2	28.8

Consolidated net loss	$(40.2)	$(84.5)

Net loss attributable to common shares	$(46.6)	$(91.1)

Net loss per share attributable to common shares — Basic	$(0.08)	$(0.19)

Net loss per share attributable to common shares — Diluted	$(0.08)	$(0.19)

Weighted average common shares outstanding:
Basic	570.6	475.0
Diluted	570.6	475.0

As of March 31, 2011
(In millions)
(Unaudited)

Financial Position
Real estate properties owned, excluding land held for development, before depreciation	$11,541.5
Land held for development or targeted for disposition	$1,600.0
Net investments in properties	$11,484.7
Investments in and advances to unconsolidated investees	$2,084.7
Total assets	$14,935.7
Total debt	$6,415.0
Total liabilities	$7,309.3
Noncontrolling interests	$17.7
ProLogis shareholders’ equity	$7,608.7
Number of common shares outstanding	570.6

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)
Operating Data:
Total revenues(1)	$909	$1,055	$5,396	$5,944	$2,209
Total expenses(1)	$1,503	$1,089	$4,897	$4,922	$1,556
Operating income (loss)(1)(2)	$(594)	$(35)	$500	$1,022	$654
Interest expense	$461	$373	$385	$389	$294
Earnings (loss) from continuing operations(2)	$(1,582)	$(346)	$(359)	$853	$609
Discontinued operations	$311	$370	$(91)	$205	$269
Consolidated net earnings (loss)(2)	$(1,270)	$24	$(450)	$1,058	$878
Net earnings (loss) attributable to common shares(2)	$(1,296)	$(3)	$(479)	$1,028	$849
Net earnings (loss) per share attributable to common shares — Basic:
Continuing operations	$(3.27)	$(0.93)	$(1.48)	$3.20	$2.36
Discontinued operations	0.63	0.92	(0.34)	0.80	1.09

Net earnings (loss) per share attributable to common shares - Basic(2)	$(2.64)	$(0.01)	$(1.82)	$4.00	$3.45

Net earnings (loss) per share attributable to common shares - Diluted:
Continuing operations	$(3.27)	$(0.93)	$(1.48)	$3.09	$2.27
Discontinued operations	0.63	0.92	(0.34)	0.77	1.05

Net earnings (loss) per share attributable to common shares — Diluted(2)	$(2.64)	$(0.01)	$(1.82)	$3.86	$3.32

Weighted average common shares outstanding:
Basic	492	403	263	257	246
Diluted	492	403	263	267	257
Common Share Distributions:
Common share cash distributions paid	$281	$272	$543	$473	$393
Common share distributions paid per share	$0.56	$0.70	$2.07	$1.84	$1.60
FFO(3):
Reconciliation of net earnings (loss) to FFO:
Net earnings (loss) attributable to common shares(2)	$(1,296)	$(3)	$(479)	$1,028	$849
Total NAREIT defined adjustments	241	213	449	150	149

FFO, as defined by NAREIT	(1,055)	210	(30)	1,178	998
Our defined adjustments:
Foreign currency exchange losses (gains), net	11	(58)	144	16	(19)
Current income tax expense	—	4	10	3	23
Deferred income tax expense (benefit)	(52)	(23)	4	1	(54)
Our share of reconciling items from unconsolidated investees:
Foreign currency exchange losses (gains), net	(9)	(2)	2	2	—
Unrealized losses (gains) on derivative contracts, net	4	(8)	23	—	—
Deferred income tax expense (benefit)	—	16	(19)	6	(3)

	Years Ended December 31,
	2010	2009	2008	2007	2006
	(In millions, except per share amounts)

FFO attributable to common shares as defined by ProLogis, including significant non-cash items	(1,101)	139	134	1,206	945
Add (deduct) significant non-cash items:
Impairment of real estate properties(2)	824	331	275	—	—
Impairment of goodwill and other assets(2)	413	164	321	—	—
Impairment (net gain) related to China operations	—	(3)	198	—	—
Loss (gain) on early extinguishment of debt	31	(172)	(91)	—	—
Write-off deferred financing fees associated with credit facility restructuring	8	—	—	—	—
Our share of certain losses recognized by the property funds, net	11	9	108	—	—

FFO attributable to common shares as defined by ProLogis, excluding significant non-cash items	$186	$468	$945	$1,206	$945

Cash Flow Data:
Net cash provided by operating activities(1)	$241	$89	$888	$1,230	$664
Net cash provided by (used in) investing activities	$733	$1,235	$(1,347)	$(4,076)	$(2,047)
Net cash provided by (used in) financing activities	$(970)	$(1,463)	$358	$2,742	$1,645

	As of December 31,
	2010	2009	2008(1)	2007(1)	2006
	(in millions)

Financial Position:
Real estate properties owned, excluding land held for development, before depreciation	$11,346	$12,606	$13,234	$14,414	$12,482
Land held for development or targeted for disposition(2)	$1,534	$2,574	$2,483	$2,153	$1,397
Net investments in properties	$11,284	$13,508	$14,134	$15,199	$12,615
Investments in and advances to unconsolidated investees	$2,025	$2,107	$2,195	$2,252	$1,300
Total assets	$14,903	$16,797	$19,210	$19,652	$15,827
Total debt	$6,506	$7,978	$10,711	$10,217	$8,387
Total liabilities	$7,382	$8,790	$12,452	$11,848	$9,376
Noncontrolling interests	$15	$20	$20	$79	$52
ProLogis shareholders’ equity	$7,505	$7,987	$6,738	$7,725	$6,399
Number of common shares outstanding	570	474	267	258	251

(1)	During 2010 and 2009, ProLogis contributed certain properties with any resulting gain or loss reflected as net gains in the Consolidated Statements of Operations of ProLogis and as cash provided by investing activities. In 2008 and previous years, ProLogis reflected these contributions as gross revenues and expenses as cash provided by operating activities. See the Consolidated Financial Statements of ProLogis contained in Item 8 of ProLogis’ Form 10-K for the year ended December 31, 2010 for more information.

(2)	During 2010, ProLogis recognized impairment charges of $824.3 million on certain of its real estate properties, which includes $87.7 million in Discontinued Operations and $412.7 million related to goodwill and other assets. During 2009, ProLogis recognized impairment charges of $331.6 million on certain of its real estate properties and $163.6 million related to goodwill and other assets. During 2008, ProLogis recognized impairment charges of $274.7 million on certain of its real estate properties and $320.6 million related to goodwill and other assets. In addition, during 2008, ProLogis recognized impairment charges of $198.2 million in Discontinued Operations related to the net assets of ProLogis’ China operations that were reclassified as held for sale and its share of impairment charges recorded by an unconsolidated investee of $108.2 million. See ProLogis’ Consolidated Financial Statements contained in Item 8 of ProLogis’ Form 10-K for the year ended December 31, 2010 in for more information.

(3)	Funds from operations (“FFO”) is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings. Although the NAREIT has published a definition of FFO, modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business. FFO, as ProLogis defines it, is presented as a supplemental financial measure. FFO is not used by ProLogis as, nor should it be considered to be, an alternative to net earnings computed under GAAP as an indicator of the operating performance of ProLogis or as an alternative to cash from operating activities computed under GAAP as an indicator of the ability of ProLogis to fund its cash needs.

FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor does ProLogis intend it to present, a complete picture of its financial condition and operating performance. ProLogis believes net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, ProLogis believes that its consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of its financial condition and operating performance.

At the same time that NAREIT created and defined its FFO concept for the REIT industry, it also recognized that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” ProLogis believes that financial analysts, potential investors and shareholders who review the operating results of ProLogis are best served by a defined FFO measure that includes other adjustments to net earnings computed under GAAP in addition to those included in the NAREIT defined measure of FFO. The FFO measures of ProLogis are discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds From Operations” in its Annual Report on Form 10-K for its fiscal year ended December 31, 2010 which is incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information.”

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following table shows summary unaudited pro forma combined condensed financial information about the combined financial condition and operating results after giving effect to the Merger. The unaudited pro forma combined condensed financial information assumes that the Merger is accounted for by applying the purchase method of accounting with ProLogis treated as the acquirer. The unaudited pro forma combined condensed balance sheet data gives effect to the Merger as if it had occurred on December 31, 2010. The unaudited pro forma combined condensed statement of operations data gives effect to the Merger as if it had become effective at January 1, 2010, based on the most recent valuation data available. The summary unaudited pro forma combined condensed financial information listed below has been derived from and should be read in conjunction with (i) the more detailed unaudited pro forma combined condensed financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and (ii) the consolidated financial statements and the related notes of both AMB and ProLogis contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2010, all of which are incorporated by reference into this joint proxy statement/prospectus. See “Unaudited Pro Forma Combined Condensed Financial Information” and “Where You Can Find More Information:”

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined condensed financial information does not give effect to (i) any potential revenue enhancements or cost synergies that could result from the Merger or (ii) any transaction or integration costs relating to the Merger. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined condensed financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma combined condensed financial information is subject to adjustment and may vary significantly from the definitive allocation of the final purchase price that will be recorded subsequent to completion of the Merger. The determination of the final purchase price will be based on the trading price of ProLogis common shares at closing.

December 31, 2010
(In millions, except
per share amounts)

Operating Data:
Total revenues	$1,536
Operating loss	$(495)
Loss from continuing operations	$(1,575)
Loss from continuing operations attributable to common shares	$(1,621)
Loss from continuing operations per share attributable to common shares:
Basic	$(3.89)
Diluted	$(3.89)

Balance Sheet Data:
Net investments in real estate	$23,742
Total assets	$25,581
Total debt	$9,906
ProLogis, Inc. shareholders’ equity	$13,626

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth, for the year ended December 31, 2010, selected per share information for ProLogis common shares on a historical and pro forma combined basis and for AMB common stock on a historical and pro forma equivalent basis. You should read the table below together with the historical consolidated financial statements and related notes of AMB and ProLogis contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2010, all of which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The ProLogis pro forma combined loss per share was calculated using the methodology as described below under the heading “Unaudited Pro Forma Combined Condensed Financial Information,” and are subject to all the assumptions, adjustments and limitations described thereunder. The pro forma financial information described below is presented as if the Merger occurred on January 1, 2010 for the results of operations and December 31, 2010 for financial position. As this is a reverse acquisition, the AMB pro forma equivalent per common share amounts were calculated by multiplying the ProLogis pro forma combined per share amounts by 40%, representing the approximate share of the combined company that will be owned by pre-Merger shareholders of AMB. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that actually would have occurred had the Merger been completed as of the dates indicated above, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	ProLogis		AMB
		Pro Forma		Pro Forma
	Historical	Combined	Historical	Equivalent

Loss from continuing operations available to common share, per common share:
Basic	$(3.27)	$(3.89)	$(0.08)	$(1.56)
Diluted	$(3.27)	$(3.89)	$(0.08)	$(1.56)
Dividends declared per common share	$0.56	$0.56	$1.12	$0.22
Book value per common share	$12.55	$30.80	$18.36	$12.32

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of AMB for the periods indicated. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing the earnings of AMB by its combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes pretax income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in millions)

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends(1):	—	—	—	1.9	1.5

(1)	The consolidated ratio of earnings to combined fixed charges and preferred stock dividends was less than one-to-one for the years ended December 31, 2010, 2009 and 2008. For the years ended December 31, 2010, 2009 and 2008, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $40.8 million, $183.1 million and $100.4 million, respectively.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of AMB and ProLogis because these risks will also affect the combined company. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2010 of AMB and ProLogis, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in the stock prices of either AMB or ProLogis.

Upon the closing of the Merger, each ProLogis common share will be converted into the right to receive 0.4464 of a newly issued share of AMB common stock, with cash paid in lieu of fractional shares. The exchange ratio was fixed in the merger agreement, and while it will be adjusted in the event of a recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction involving AMB or ProLogis, the exchange ratio will not be adjusted for changes in the market price of either AMB common stock or ProLogis common shares. Changes in the price of AMB common stock prior to the Merger will affect the market value of the merger consideration that ProLogis shareholders will receive on the closing date of the Merger. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	changes in our respective businesses, operations, assets, liabilities and prospects;

•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the Merger will be completed, including related considerations regarding regulatory approvals of the Merger;

•	interest rates, general market and economic conditions and other factors generally affecting the price of AMB common stock and ProLogis common shares; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which ProLogis and AMB operate.

The price of AMB common stock at the closing of the Merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the special meetings of AMB and ProLogis. As a result, the market value of the merger consideration represented by the exchange ratio will also vary. For example, based on the range of trading prices of AMB common stock during the period after January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies, through April 26, 2011, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.4464 represented a market value ranging from a low of $14.60 to a high of $16.42.

Because the Merger will be completed after the date of the special meetings, at the time of your special meeting, you will not know the exact market value of the AMB common stock that ProLogis shareholders will receive upon completion of the Merger. You should consider the following two risks:

•	If the price of AMB common stock increases between the date the merger agreement was signed or the date of the AMB special meeting and the closing of the Merger, ProLogis shareholders will receive shares of AMB common stock that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the AMB special meeting, respectively.

•	If the price of AMB common stock declines between the date the merger agreement was signed or the date of the ProLogis special meeting and the closing of the Merger, including for any of the reasons described above, ProLogis shareholders will receive shares of AMB common stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the ProLogis special meeting, respectively.

Therefore, while the number of shares of AMB common stock to be issued per ProLogis common share is fixed, ProLogis shareholders cannot be sure of the market value of the consideration they will receive upon completion of the Merger.

Failure to complete the Merger could negatively affect the stock prices and the future business and financial results of AMB and ProLogis.

If the Merger is not completed, the ongoing businesses of AMB or ProLogis may be adversely affected and AMB and ProLogis will be subject to numerous risks, including the following:

•	AMB being required, under certain circumstances, to pay ProLogis a termination fee of $210 million and reimburse ProLogis for up to $20 million of its expenses in connection with the Merger;

•	ProLogis being required, under certain circumstances, to pay AMB a termination fee of $315 million and reimburse AMB for up to $20 million of its expenses in connection with the Merger;

•	each of AMB and ProLogis having to pay certain costs relating to the proposed Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	the management of each of AMB and ProLogis focusing on the Merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the Merger completed.

If the Merger is not completed, AMB and ProLogis cannot assure their shareholders that these risks will not materialize and will not materially affect the business, financial results and stock prices of AMB or ProLogis.

The merger agreement contains provisions that could discourage a potential acquirer of either AMB or ProLogis or could result in any acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of AMB and ProLogis to solicit, encourage, facilitate or discuss third-party proposals to acquire all or a significant part of AMB or ProLogis. Further, even if the AMB board of directors or ProLogis board of trustees withdraws or modifies its recommendation of the Topco merger or the Merger, respectively, they will still be required to submit the matter to a vote of their respective stockholders or shareholders at the special meetings. In addition, either AMB or ProLogis generally has an opportunity to offer to modify the terms of the proposed merger agreement in response to any acquisition proposal that may be made to the other party before the board of directors or board of trustees, as the case may be, may withdraw or modify its recommendation in response to such acquisition proposal. In some circumstances, on termination of the merger agreement, one of the parties may be required to pay a substantial termination fee to the other party. See “The Merger — Termination of the Merger Agreement.”

These provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of AMB or ProLogis from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

The pendency of the Merger could adversely affect the business and operations of AMB and ProLogis.

In connection with the pending Merger, some customers or vendors of each of AMB and ProLogis may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of AMB and ProLogis, regardless of whether the Merger is completed. Similarly, current and prospective employees of AMB and ProLogis may experience uncertainty about their future roles with the combined company following the Merger, which may materially adversely affect the ability of each of AMB and ProLogis to attract and retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the merger agreement, each of AMB and ProLogis may be unable, during the pendency of the Merger, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

Some of the directors and executive officers of AMB and trustees and executive officers of ProLogis have interests in seeing the Merger completed that are different from, or in addition to, those of the other AMB stockholders and ProLogis shareholders.

Some of the directors and executive officers of AMB and trustees and executive officers of ProLogis have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the stockholders of AMB or the shareholders of ProLogis. These interests include, among other things, the continued service as a director or an executive officer of the combined company and, in the case of AMB directors and executive officers, the opportunity to participate in the new non-qualified deferred compensation plan (which we refer to as the “new NQDC plan”) which is conditioned on the consummation of the Topco merger. These interests, among other things, may influence or may have influenced the directors and executive officers of AMB and trustees and executive officers of ProLogis to support or approve the Topco merger or Merger, respectively.

Risk Factors Relating to the Combined Company

Operational Risks

The combined company expects to incur substantial expenses related to the Merger.

The combined company expects to incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies. There are a large number of systems that must be integrated, including billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. Although AMB and ProLogis have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger. As a result of these expenses, both AMB and ProLogis expect to take charges against their earnings before and after the completion of the Merger. The charges taken in connection with the Merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Following the Merger, the combined company may be unable to integrate the businesses of AMB and ProLogis successfully and realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe.

The Merger involves the combination of two companies that currently operate as independent public companies. AMB and ProLogis expect that the transaction will generate $80 million of annual gross savings in general and administrative expenses, based on preliminary estimates of certain personnel and non-personnel reductions. The personnel cost reductions are estimated to be approximately $65 million and relate to anticipated reductions of certain positions at both AMB and ProLogis that are believed to be redundant for the combined company. The non-personnel cost reductions are estimated to be approximately $15 million and relate to duplicative corporate infrastructure and public company operating expenses. AMB and ProLogis expect to realize these savings on an annualized run-rate basis by December 31, 2012.

However, the combined company will be required to devote significant management attention and resources to integrating the business practices and operations of AMB and ProLogis. Potential difficulties the combined company may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of AMB and ProLogis in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in the anticipated benefits of the Merger not being realized in the timeframe currently anticipated or at all;

•	lost sales and customers as a result of certain customers of either of the two companies deciding not to do business with the combined company;

•	the complexities associated with managing the combined businesses out of several different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	the failure to retain key employees of either of the two companies;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s products, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.

Following the Merger, the combined company may be unable to retain key employees.

The success of the combined company after the Merger will depend in part upon its ability to retain key AMB and ProLogis employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger. Accordingly, no assurance can be given that AMB, ProLogis or, following the Merger, the combined company will be able to retain key employees to the same extent as in the past.

The Merger will result in changes to the board of directors and management of the combined company that may affect the strategy of the combined company as compared to that of AMB and ProLogis.

If the parties complete the Merger, the composition of the board of directors of the combined company and management team will change from the boards and management teams of AMB and ProLogis. The board of directors of the combined company will consist of 11 members, with five directors selected by the current board of directors of AMB and six directors selected by the current board of trustees of ProLogis. The combined company will also have executive officers from both AMB and ProLogis. This new composition of the board of directors and the management team of the combined company may affect the business strategy and operating decisions of the combined company upon the completion of the Merger.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.

Following the Merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which involve complex challenges. The future success of the combined company will depend, in part, upon the ability of the combined company to manage its expansion opportunities, which pose substantial challenges for the combined company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The trading price of shares of the common stock of the combined company may be affected by factors different from those affecting the price of shares of AMB common stock or ProLogis common shares before the Merger.

If the Merger is completed, ProLogis shareholders will become holders of approximately 60%, and AMB stockholders will hold approximately 40%, of the outstanding shares of common stock of the combined company. The results of operations of the combined company, as well as the trading price of the common stock of the combined company, after the Merger may be affected by factors different from those currently affecting AMB’s or ProLogis’ results of operations and the trading prices of AMB common stock and ProLogis common shares. These factors include:

•	a greater number of shares of the combined company outstanding as compared to the number of currently outstanding shares of AMB;

•	different stockholders;

•	different businesses; and

•	different assets and capitalizations.

Accordingly, the historical trading prices and financial results of AMB and ProLogis may not be indicative of these matters for the combined company after the Merger. For a discussion of the business of AMB and ProLogis and of certain factors to consider in connection with that business, see the documents incorporated by reference by AMB or ProLogis into this joint proxy statement/prospectus referred to under “Where You Can Find More Information.”

Regulatory and Legal Risks

Counterparties to certain significant agreements with AMB or ProLogis may exercise contractual rights under such agreements in connection with the Merger.

AMB and ProLogis are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement. Under some such agreements, the Merger will constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Merger. Certain AMB and ProLogis funds, joint ventures, management and servicing contracts, leases and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

In connection with the announcement of the merger agreement, several lawsuits have been filed and are pending, seeking, among other things, to enjoin the Merger and rescind the merger agreement, and an adverse judgment in any of the lawsuits may prevent the Merger from being effective or from becoming effective within the expected timeframe.

ProLogis, the members of the ProLogis board of trustees, New Pumpkin, Upper Pumpkin, Pumpkin LLC, AMB and AMP LP, have each been named as defendants in several lawsuits brought by holders of ProLogis common shares challenging the Merger, and seeking, among other things, to enjoin the Merger, direct the defendants to exercise their fiduciary duties, rescind the merger agreement, and award the plaintiffs damages and expenses. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed upon terms, the injunction may prevent the completion of the Merger in the expected timeframe (if at all). For more information about litigation related to the Merger, including the agreements in principle with respect to the proposed settlement of the litigation, see “The Merger — Litigation Relating to the Merger.”

REIT Risks

The combined company would succeed to, and may incur, adverse tax consequences if AMB or ProLogis has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

If either AMB or ProLogis has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the Merger is completed, the combined company generally would succeed to and may incur significant tax liabilities, and the combined company could possibly lose its REIT status should disqualifying activities continue after the Merger.

REITs are subject to a range of complex organizational and operational requirements.

As REITs, each of AMB and ProLogis must distribute with respect to each year at least 90% of its REIT taxable income to its stockholders or shareholders, as applicable. Other restrictions apply to a REIT’s income and assets. For any taxable year that AMB or ProLogis fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders or shareholders, as applicable, in computing taxable income and thus would become subject to U.S. federal and state income tax as if it were a regular taxable corporation. In such an event, AMB or ProLogis, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, AMB or ProLogis, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If AMB or ProLogis failed to qualify as a REIT, the market price of the common stock of the combined company may decline and the combined company may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

Other Risks

In connection with the Merger, the combined company is planning to refinance a significant amount of indebtedness, and cannot guarantee that it will be able to obtain the necessary funds on favorable terms or at all.

The closing of the Merger may trigger termination of each of AMB’s and ProLogis’ respective credit agreements and the mandatory prepayment of the amounts outstanding thereunder, and the mandatory prepayment of certain secured mortgage debt of AMB, ProLogis or their affiliates. AMB and ProLogis are engaged in discussions with certain potential financing providers regarding one or more bank credit facilities to be entered into by the combined company at the time of the closing of the Merger, funds from which would be used in part to make such mandatory prepayments and to provide a source of liquidity for the combined company. However, the combined company’s ability to obtain such financing will depend on, among other factors, prevailing market conditions at the time of the closing of the Merger and other factors beyond the control of the combined company. AMB and ProLogis cannot assure you that the combined company will be able to obtain additional financing on terms acceptable to the combined company or at all. Completion of the Merger is not conditioned on completing such financing transactions.

If the combined company is unable to obtain such financing, or is unable to do so on terms acceptable to the combined company, the combined company or, prior to the closing of the Merger, AMB and ProLogis, may seek to obtain waivers or amendments of the mandatory prepayment provisions under the terms of AMB and ProLogis’ respective bank credit facilities. ProLogis sought and obtained a waiver of the termination and mandatory prepayment provisions of its bank credit facility with respect to the effect of the signing of the merger agreement, but such waiver does not extend to the termination and prepayment provisions which would be triggered by the closing of the Merger. In addition, AMB and ProLogis have sought certain consents related to mandatory prepayments of secured mortgage debt of the parties which may be triggered by the closing of the Merger. As of the date hereof, substantially all of the consents related to such mortgage debt requested by AMB have been received. ProLogis has delivered its requests for consents and waivers required under such mortgage debt, which has an aggregate principal amount of approximately $407 million (and could require the payment of associated prepayment penalties of approximately $45 million), and is awaiting responses to such requests. AMB and ProLogis cannot assure you that any further consents or waivers will be obtained if sought, or that the combined company will have sufficient funds available to make such mandatory prepayments if necessary.

The combined company will have a substantial amount of indebtedness and may need to incur more in the future.

The combined company will have substantial indebtedness. For example, as of December 31, 2010, the combined company would have had an estimated fixed charge coverage ratio of 2.5x and an estimated debt as a percentage of total market capitalization of 41.3% (by comparison, as of that date, the standalone figures for AMB were 2.6x and 37.2%, respectively, and for ProLogis were 2.3x and 42.9%, respectively). In addition, in connection with executing the combined company’s business strategies following the Merger, the combined company expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the combined company may elect to finance these endeavors by incurring additional indebtedness. Its substantial indebtedness could have material adverse consequences for the combined company, including (i) reducing the combined company’s credit ratings and thereby raising its borrowing costs, (ii) hindering the combined company’s ability to adjust to changing market, industry or economic conditions, (iii) limiting the combined company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses, (iv) limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses, (v) making the combined company more vulnerable to economic or industry downturns, including interest rate increases and (vi) placing the combined company at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the combined company may be required to raise substantial additional capital to execute its business strategy. The combined company’s ability to arrange additional financing will depend on, among other factors, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond the combined company’s control. If the combined company is able to obtain additional financing, the combined company’s credit ratings could be further adversely affected, which could further raise the combined company’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The historical and unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the combined company’s results after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company.

The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the combined company. The unaudited pro forma combined condensed financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to AMB’s assets and liabilities. The purchase price allocation reflected in the unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of AMB as of the date of the completion of the Merger. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the Merger, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Merger that AMB and ProLogis believe are reasonable under the circumstances. AMB and ProLogis cannot assure you that the assumptions will prove to be accurate over time.

AMB and ProLogis face other risks.

The risks listed above are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by AMB and ProLogis with the SEC. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which AMB and ProLogis operate and beliefs of and assumptions made by AMB management and ProLogis management , involve uncertainties that could significantly affect the financial results of AMB or ProLogis or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving AMB and ProLogis, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity and changes in sales or contribution volume of developed properties, general conditions in the geographic areas where we operate and the availability of capital in existing or new property funds — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under “Risk Factors” as well as the following:

•	national, international, regional and local economic climates,

•	changes in financial markets, interest rates and foreign currency exchange rates,

•	increased or unanticipated competition for our properties,

•	risks associated with acquisitions,

•	maintenance of REIT status,

•	availability of financing and capital,

•	changes in demand for developed properties,

•	risks associated with achieving expected revenue synergies or cost savings,

•	risks associated with the ability to consummate the merger and the timing of the closing of the merger, and

•	those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (which we refer to as the “SEC”) by AMB and ProLogis from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Neither AMB nor ProLogis undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

INFORMATION ABOUT THE COMPANIES

AMB Property Corporation

Pier 1, Bay 1
San Francisco, California 94111
(415) 394-9000

AMB, together with its subsidiaries, is a global owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of December 31, 2010, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 159.6 million square feet (14.8 million square meters) in 49 markets within 15 countries.

The business of AMB is operated primarily through its operating partnership, AMB LP. As of December 31, 2010, AMB owned an approximate 98.2% general partnership interest in the operating partnership, excluding preferred units. As the sole general partner of AMB LP, AMB has the full, exclusive and complete responsibility for and discretion in its day-to-day management and control. AMB LP holds substantially all of the assets of AMB and directly or indirectly holds the ownership interests in AMB’s joint ventures.

AMB, a Maryland corporation, is a self-administered and self-managed REIT, and it expects that it has qualified, and will continue to qualify, as a REIT for U.S. federal income tax purposes beginning with the year ended December 31, 1997. As a self-administered and self-managed REIT, the employees of AMB perform its corporate, administrative and management functions, rather than the company relying on an outside manager for these services. AMB believes that real estate is fundamentally a local business and is best operated by local teams in each of its markets. As a vertically integrated company, AMB actively manages its portfolio of properties. In select markets, AMB may, from time to time, establish relationships with third-party real estate management firms, brokers and developers that provide some property-level administrative and management services under the company’s direction.

AMB was incorporated in the state of Maryland in 1997, and AMB LP was formed in the state of Delaware in 1997. AMB common stock is listed on the NYSE, trading under the symbol “AMB.” The primary office of AMB is located in San Francisco, California.

Additional information about AMB and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

ProLogis

4545 Airport Way
Denver, Colorado 80239
(303) 567-5000

ProLogis is a leading global provider of industrial distribution facilities. ProLogis is organized as a Maryland real estate investment trust and has elected to be taxed as a REIT under the Code. The world headquarters of ProLogis are located in Denver, Colorado. The European headquarters of ProLogis are located in the Grand Duchy of Luxembourg with its European customer service headquarters located in Amsterdam, the Netherlands. The primary office of ProLogis in Asia is located in Tokyo, Japan.

ProLogis was formed in 1991, primarily as a long-term owner of industrial distribution space operating in the United States. Over time, the business strategy of ProLogis evolved to include the development of properties for contribution to property funds in which ProLogis maintains an ownership interest and the management of those property funds and the properties they own. Originally, ProLogis sought to differentiate itself from its competition by focusing on the distribution space requirements of its corporate customers on a national, regional and local basis and providing customers with consistent levels of service throughout the United States. However, as the needs of its customers expanded to markets outside the United States, so did the portfolio and management team of ProLogis.

Today, ProLogis is an international real estate company with operations in North America, Europe and Asia. The business strategy of ProLogis is to integrate international scope and expertise with a strong local presence in its markets, thereby becoming an attractive choice for its targeted customer base, the largest global users of distribution space, while achieving long-term sustainable growth in cash flow.

ProLogis common stock is listed on the NYSE, trading under the symbol “PLD.”

New Pumpkin Inc., a Maryland corporation, Upper Pumpkin LLC, a Delaware limited liability company, and Pumpkin LLC, a Delaware limited liability company, are direct and indirect, wholly owned subsidiaries of ProLogis and were formed in January 2011 for the purpose of effecting the Merger.

Additional information about ProLogis and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The Combined Company

     Corporate Headquarters:

     Pier 1, Bay 1
     San Francisco, California 94111
     (415) 394-9000

     Operational Headquarters:

     4545 Airport Way
     Denver, Colorado 80239
     (303) 567-5000

The combined company will be named “ProLogis, Inc.” and will be a Maryland corporation that is a self-administered and self-managed REIT for U.S. federal income tax purposes. The combined company is expected to be a leading global owner, operator and developer of industrial real estate. The combined company is expected to have a pro forma equity market capitalization of approximately $14 billion, a total market capitalization in excess of $24 billion, and gross assets owned and managed of approximately $46 billion. The combined company will own or manage approximately 600 million square feet (approximately 55 million square meters) of modern distribution facilities located in key gateway markets and logistics corridors in 22 countries.

References to the “combined company” in this document shall be to AMB Property Corporation after the effective time of the Merger, which will be renamed as “ProLogis, Inc.”

The business of the combined company will be operated through an operating partnership, ProLogis, L.P. On a pro forma basis giving effect to the Merger, the combined company will own an approximate 99.3% general partnership interest in the operating partnership, excluding preferred units, and, as its sole general partner, the combined company will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of the operating partnership.

The common stock of the combined company will be listed on the NYSE, trading under the symbol “PLD.”

THE MERGER

The following is a discussion of the Merger and the material terms of the merger agreement between AMB and ProLogis. You are urged to read the merger agreement carefully and in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

The boards and management teams of AMB and ProLogis have periodically and in the ordinary course evaluated and considered a variety of financial and strategic opportunities as a part of their respective long-term strategies to maximize shareholder value. In 2001 and 2005, members of the management teams of AMB and ProLogis engaged in preliminary discussions regarding a potential strategic business combination between the two companies, but these prior discussions never resulted in any agreement regarding a potential combination and the discussions were terminated.

Throughout 2009 and early 2010, AMB management discussed with the AMB board of directors a variety of potential strategic growth opportunities that they believed might be available at attractive prices, in part due to the continuing effects of the financial crisis and resulting market disruptions. In addition, AMB management discussed with the AMB board of directors a possible merger with ProLogis. During 2010, ProLogis management had several strategic discussions with the ProLogis board of trustees regarding the future growth in its fund management business and international expansion, including the possible reentry into China and expansion into Brazil. In addition, ProLogis management discussed with the ProLogis board of trustees the need to continue to strengthen ProLogis’ balance sheet in the months and years ahead.

In May 2010, a large private equity firm, which we refer to as “Company A,” approached ProLogis management regarding a potential transaction involving ProLogis. The parties engaged in various discussions involving the net asset value and future growth potential of ProLogis and ProLogis management kept the board of trustees apprised of the status of such discussions. Despite such discussions, the parties did not discuss any specific terms of a possible transaction nor did Company A make any proposal regarding a possible transaction involving ProLogis.

In September 2010, Company A again approached ProLogis management and expressed interest in a transaction involving a potential acquisition of ProLogis. Management informed the ProLogis board of trustees as to such expression of interest and, in light of previous discussions with Company A, ProLogis management stated that if Company A put forth a specific proposal regarding an acquisition or other transaction, ProLogis could evaluate whether to enter into a confidentiality agreement and provide further information on ProLogis to Company A. In mid-October 2010, after numerous follow-up conversations between members of management of ProLogis and Company A, Company A informed ProLogis that it did not believe that it could provide an acquisition proposal that it would expect to be acceptable to ProLogis based upon, among other things, the increase in the trading price of ProLogis common shares, ProLogis’ significant land holdings and limitations on Company A’s ability to place substantial additional debt on ProLogis as a result of covenants under ProLogis’ indenture.

In September 2010, Mr. Eugene F. Reilly, President, The Americas for AMB, and Mr. Ted R. Antenucci, President and Chief Investment Officer of ProLogis, had discussions regarding how Mr. Hamid R. Moghadam, Chairman and Chief Executive Officer of AMB, could approach Mr. Walter C. Rakowich, Chief Executive Officer of ProLogis, to initiate a discussion regarding a possible merger.

Following a meeting of the AMB board of directors in September 2010, Mr. Moghadam initiated an informal discussion with Mr. William E. Sullivan, Chief Financial Officer of ProLogis, at an event organized by Morgan Stanley to discuss whether ProLogis management would be receptive to engage in discussions regarding a possible business combination between AMB and ProLogis. Mr. Sullivan informed Mr. Moghadam that ProLogis was currently occupied with pursuing certain transactions which he could not discuss, and that ProLogis management may have greater availability to engage in such discussions following the completion of such transactions. At that time, ProLogis was nearing an announcement of a sale of a portfolio of industrial assets and in substantive discussions with a potential buyer of a portfolio of non-core retail and mixed-use assets.

In early November 2010, Mr. Moghadam called Mr. Rakowich to determine whether they could meet to discuss a potential business combination between the two companies. Mr. Rakowich agreed to meet with Mr. Moghadam and, prior to the meeting, informed the ProLogis board of trustees of such meeting. Messrs. Moghadam and Rakowich met on November 6, 2010 following a conference hosted by J.P. Morgan in Napa Valley, California that they both attended. During this meeting, Messrs. Moghadam and Rakowich had informal discussions about their respective companies, their preliminary views of the rationale for a strategic business combination of AMB and ProLogis, and governance and operational issues that would need to be addressed in connection with such a combination, including issues relating to selecting the management team of the combined company, related succession planning issues, the name of the combined company, and the location of the headquarters of the combined company.

On November 10, 2010, Mr. Rakowich convened a telephonic meeting of the board of trustees of ProLogis at which he informed the board of trustees of his discussions with Mr. Moghadam. The ProLogis board discussed some of the issues that would need to be addressed in a possible business combination and determined that it should engage Morgan Stanley to act as its financial advisor and to prepare financial analyses for its upcoming board meeting in December.

During the remainder of November 2010, Messrs. Moghadam and Rakowich had further informal discussions by phone regarding a potential strategic business combination of the two companies. During these discussions, Messrs. Moghadam and Rakowich acknowledged that governance and operational issues, including the selection of the management team of the combined company and the determination of where the headquarters of the combined company would be located, would need to be resolved in a manner satisfactory to both parties in order to enable continuity of management and an effective and timely integration of the two companies’ operations and to otherwise achieve the financial and strategic benefits of a business combination. During this period Mr. Moghadam updated Jeffrey L. Skelton, the lead outside director of AMB, on the status of his discussions with ProLogis, and Mr. Skelton in turn updated other members of the AMB board of directors.

On November 29, 2010, the ProLogis board of trustees held a telephonic meeting at which Mr. Rakowich summarized the status of the current discussions with AMB. Representatives of Mayer Brown LLP and Greenberg Traurig, LLP, legal counsel to ProLogis, also participated in this meeting and discussed with the ProLogis board their duties as trustees in considering a potential business combination transaction.

On December 6 and 7, 2010, the ProLogis board held a regularly scheduled board meeting at which Mr. Rakowich again discussed the potential combination of ProLogis and AMB. A representative of Morgan Stanley attended part of this meeting and provided a preliminary financial overview of such a potential business combination. The ProLogis board of trustees discussed the financial and strategic benefits of a potential transaction, as well as several issues that would need to be addressed to the satisfaction of the board, including governance of the combined company, operational structuring, achievement of synergies and integration. The ProLogis board authorized Mr. Rakowich to continue preliminary discussions regarding a potential business combination with a view toward whether the issues discussed at the meeting could be resolved and requested that Mr. Rakowich continue to keep the ProLogis board of trustees apprised of any such discussions.

On December 9, 2010, Mr. Moghadam updated the AMB board of directors about his discussions with Mr. Rakowich. The AMB board of directors expressed its support of senior management in continuing to engage in preliminary discussions with members of ProLogis management regarding such potential strategic combination. Later that day, Mr. Rakowich called Mr. Moghadam to continue their discussion of a potential business combination.

On December 10, 2010, Mr. Moghadam met Mr. Irving F. Lyons, a member of the ProLogis board of trustees, for a previously scheduled breakfast in San Francisco. During the breakfast and afterward during a visit to AMB’s offices, Messrs. Moghadam and Lyons discussed the strategic business rationale for the proposed combination of AMB and ProLogis.

On December 11 and 12, 2010, Messrs. Rakowich and Lyons and Messrs. Moghadam and Lyons had a series of conversations regarding potential alternatives to address the issues of a combined company’s governance and operational structure, including the composition of the initial management team, management succession planning, the composition of the board of directors, the location of the headquarters of the combined company and the name of the combined company. On December 13, 2010, Mr. Rakowich had a further conversation with Mr. Moghadam focusing on these issues.

On December 15, 2010, the ProLogis board of trustees met telephonically and Messrs. Rakowich and Lyons reported on their recent discussions with Mr. Moghadam. Mr. Rakowich recommended to the ProLogis board that he and Mr. Lyons have an in-person meeting with Mr. Moghadam to determine whether and on what terms the governance and operational issues could be resolved. The ProLogis board of trustees expressed its support for these discussions.

On December 16, 2010, Messrs. Rakowich and Lyons met with Mr. Moghadam in San Francisco to continue to discuss the terms of a potential business combination, including the governance arrangements and the operational structure of the combined company.

From December 17 to December 20, 2010, Messrs. Rakowich and Moghadam continued to engage in communications regarding terms for a potential business combination. A preliminary understanding was reached in the course of these communications that any transaction would be a “merger of equals,” that the exchange ratio would be determined on an “at-the-market” basis (i.e., based on the relative market prices of shares of AMB and ProLogis, although Messrs. Rakowich and Moghadam did not discuss any specific figures for the exchange ratio at that time), that the board of the combined company would consist of a majority of persons nominated by ProLogis, that Messrs. Moghadam and Rakowich would share the position of chief executive officer of the combined company with Mr. Rakowich stepping down from such role at some future date, that the corporate headquarters would be located in San Francisco and the operational headquarters would be located in Denver and that the combined company would operate under the ProLogis name. Messrs. Moghadam and Rakowich acknowledged that any preliminary understanding between them would be subject to the approval of the boards of AMB and ProLogis following further due diligence and an exploration of the remaining terms of a strategic business combination transaction.

On December 22, 2010, the AMB board of directors had a telephonic meeting with members of senior management, representatives of J.P. Morgan, who had been invited the previous day to participate in the meeting as AMB’s financial advisor in connection with a potential transaction, and representatives of Wachtell, Lipton, Rosen & Katz, AMB’s legal advisor in connection with a potential transaction. Mr. Moghadam reported to the AMB board of directors on the progress of discussions with ProLogis about a potential strategic business combination, including his preliminary understanding with Mr. Rakowich on the form of transaction, governance arrangements and name of the combined company. The AMB board of directors then discussed with Mr. Moghadam and AMB’s advisors open issues with respect to the transaction. J.P. Morgan and Wachtell Lipton discussed with the AMB board that the potential business combination was proposed to be structured as a “merger of equals” and engaged in discussion with the AMB board on the features of a “merger of equals” transaction. Following discussion by the AMB board with senior management and AMB’s advisors, the AMB board expressed its support for management and AMB’s advisors to continue to explore a strategic business combination transaction, and, in the event further progress was made in the negotiations, engaging with ProLogis in a mutual due diligence review process.

On December 22, 2010, the ProLogis board of trustees had a telephonic meeting with members of the senior management of ProLogis and representatives of Greenberg Traurig, LLP and Mayer Brown LLP. Mr. Rakowich summarized the discussions with Mr. Moghadam regarding a potential business combination of ProLogis and AMB and explained the business rationale for such a transaction. Mr. Rakowich described the proposed structure of the transaction as a “merger of equals” and described the other aspects of the proposed transaction. The ProLogis board of trustees discussed with Mr. Rakowich the business rationale for such a transaction and the potential impact of such a transaction on ProLogis. Mr. Rakowich further discussed with the ProLogis board of trustees open issues with respect to the transaction. Following such discussion, the ProLogis board of trustees confirmed its support for management to continue discussions with AMB regarding a “merger of equals” and, if further progress was made in such discussions, to provide an updated financial analysis of such a transaction for the board’s consideration. In the event that the discussions with AMB did not result in the pursuit of a merger with AMB, the ProLogis board of trustees did not intend for ProLogis to pursue other business combinations and was prepared to have ProLogis continue as a stand-alone company.

From December 28, 2010 through December 31, 2010, Messrs. Moghadam and Rakowich had a series of conversations to discuss the management structure of the combined company. During this period, representatives of the two companies discussed potential timing for negotiating and signing a merger agreement, and continued negotiations over governance arrangements, transaction structure and the business plan of a combined company, and engaged in due diligence reviews of the other party’s publicly available information.

On December 31, 2010, AMB and ProLogis, with the assistance of their advisors, entered into a confidentiality agreement that included mutual standstill and confidentiality restrictions.

On January 5, 2011, Mr. Rakowich, together with Mr. Sullivan and Mr. Edward S. Nekritz, General Counsel of ProLogis, met with Mr. Moghadam, Mr. Thomas S. Olinger, Chief Financial Officer of AMB, Ms. Tamra D. Browne, General Counsel of AMB, and Ms. Nancy Hemmenway, Senior Vice President, Human Resources of AMB, in San Francisco to discuss the various business functions of the combined company that would be located in Denver and San Francisco, and to discuss the strategy and operations of the combined company, as well as the integration of the AMB and ProLogis businesses.

On January 6, 2011, the ProLogis board of trustees met in San Francisco with Messrs. Sullivan, Antenucci and Nekritz, representatives of Morgan Stanley and representatives of Mayer Brown LLP and Greenberg Traurig, LLP in connection with the potential transaction. Mr. Rakowich reviewed the background of the negotiations with AMB and provided an update of the negotiations since the December 22 meeting of the ProLogis board of trustees. Mr. Rakowich described the current proposal for governance and management structure and succession and the various functions of the combined company, with a corporate headquarters located in San Francisco and an operational headquarters located in Denver. Representatives of Morgan Stanley then provided an updated financial analysis to the ProLogis board of trustees of the proposed transaction, including potential cost savings and other financial and operational synergies that could result from such a transaction based on the financial projections and cost-savings estimates provided by the management of ProLogis and AMB. The ProLogis board of trustees discussed the combined company’s cost of capital and strategies for growth, and the impact of the potential business combination on customers of ProLogis as well as its employees. The board also discussed the terms and conditions under which Mr. Rakowich might continue his role as chief executive officer of ProLogis and, in the event that an agreement was reached with respect to a transaction, the combined company. After further discussion with the members of senior management of ProLogis and the financial and legal advisors of ProLogis, the ProLogis board of trustees authorized ProLogis management to continue discussions with AMB regarding a business combination transaction consistent with the terms described to the ProLogis board of trustees.

From January 6 to January 11, 2011, the two companies, with the assistance of their advisors, continued to negotiate governance arrangements (including the composition of the initial management team, management succession planning, the composition and committee structure of the board of directors, and the provisions of the combined company’s charter and bylaws), potential transaction structures, proposed transaction terms, and the business plan of a combined company.

On January 9, 2011, members of AMB management, including Messrs. Moghadam and Olinger, Mmes. Browne and Hemmenway, members of ProLogis management, including Messrs. Rakowich, Sullivan and Nekritz, and their respective legal and financial advisors met in Denver, Colorado to discuss the proposed structure of a potential business combination and to negotiate terms of the transaction. The participants in the discussions agreed that the business combination should be structured in a manner that achieves the greatest operational, tax and accounting efficiencies, regardless of which legal entities survived as a technical matter. In particular, both parties acknowledged the importance of the combined company operating under an UPREIT structure and structuring the transaction in an efficient manner to accomplish that goal. The discussions focused on a three-step transaction in which ProLogis would be reorganized into an UPREIT structure with a newly formed subsidiary of ProLogis as the new holding company and ProLogis as an indirect subsidiary of the new holding company, the subsequent merger of the new holding company into AMB, with AMB changing its name to “ProLogis Inc.”, and the subsequent contribution of ProLogis to AMB’s operating partnership.

On January 12, 2011, the AMB board of directors met with AMB senior management and AMB’s outside legal and financial advisors. Mr. Moghadam, J.P. Morgan and Wachtell Lipton updated the AMB board on the status of negotiations with ProLogis. J.P. Morgan then reviewed and discussed with the AMB board financial information regarding ProLogis, AMB and the transaction. Wachtell Lipton and members of management then reviewed and discussed with the AMB board the proposed terms of a business combination.

Over the course of the next week, AMB and ProLogis and their respective advisors continued to work to negotiate terms for a potential business combination, including the negotiation of transaction documentation. During this time, Messrs. Moghadam and Rakowich came to a preliminary understanding that Mr. Rakowich would serve as co-chief executive officer and board member of the combined company until December 31, 2012. On January 15, 2011, each of ProLogis and AMB opened its electronic data room to the other party, and the parties and their advisors commenced due diligence review of the information made available.

On January 16, 2011, Mr. Moghadam, Ms. Hemmenway, Mr. Guy P. Jaquier, President Europe and Asia and President, Private Capital of AMB, and Mr. Reilly, met in Denver with Messrs. Rakowich and Nekritz, Mr. Gary E. Anderson, Head of Global Operations and Investment Management of ProLogis, and Mr. Michael S. Curless, Managing Director of Global Capital Deployment of ProLogis. The parties engaged in detailed discussions of various matters that would be important to the strategic success of the potential transaction, including the operational structure and roles of the proposed members of the management team of the combined company as well as other personnel of the combined company. Additional meetings were held by Messrs. Sullivan and Olinger in Denver on January 16, 2011 to engage in a detailed discussion and negotiation of the integration of many of the corporate functions.

On January 16, 2011, an initial draft of a merger agreement was distributed by Wachtell Lipton to ProLogis and its legal advisors. Over the course of the next two weeks, AMB and ProLogis and their respective legal and financial advisors continued to negotiate the merger agreement and other transaction documentation and to conduct their financial and legal due diligence reviews. The parties and their advisors also discussed both governmental and third-party approvals and consents that would be required in connection with a business combination, and continued their analysis of the integration of the two companies and the potential synergies from the combination.

On January 20, 2011, the AMB board of directors received an update from AMB senior management and AMB’s outside advisors about the progress of the discussions between AMB and ProLogis. Senior management and AMB’s outside advisors also discussed the potential benefits and risks of the proposed transaction at this meeting. Later that evening, at the invitation of the ProLogis board of trustees, Messrs. Moghadam, Jaquier, Olinger and Reilly and Ms. Hemmenway met the ProLogis board of trustees and Messrs. Nekritz and Antenucci for dinner in San Francisco to introduce themselves and to discuss some of the rationales for the business combination.

On January 21, 2011, the ProLogis board of trustees met with members of senior management of ProLogis and their financial and legal advisors. Representatives of Morgan Stanley provided a detailed review and update to the ProLogis board of trustees on the status of its financial due diligence services, including its review of potential G&A, financial and operational synergies. The representatives from Morgan Stanley also presented an analysis of exchange ratio considerations. Morgan Stanley then reviewed the financial structure and benefits of a combined company. Legal representatives from Greenberg Traurig, LLP and Mayer Brown LLP then provided the ProLogis board of trustees with a summary of the structure of the transaction and the proposed terms of the merger agreement. At the conclusion of the meeting, the ProLogis board of trustees expressed its support for continuing to pursue the potential business combination and requested that management continue its work as to the achievement of the potential G&A, financial and operational synergies from the proposed business combination. The board also considered the terms and conditions upon which members of ProLogis management and ProLogis employees would be offered continuing employment with the combined company and appropriate retention and severance arrangements. At the invitation of the ProLogis board of trustees, Mr. Moghadam also joined the meeting to present his views on the strategic priorities of the combined company.

During the afternoon of January 21, 2011 and during the course of the day on January 22, 2011, Messrs. Rakowich and Moghadam and other members of the senior management teams of ProLogis and AMB continued to meet in San Francisco to discuss in detail specific means for the achievement of cost and financial synergies from the proposed business combination as well as the integration of the two companies and specific roles of personnel of both companies.

On the evening of January 22, 2011, Messrs. Moghadam and Rakowich came to a preliminary understanding with respect to the exchange ratio that they would present to their respective boards. They had previously discussed proceeding on the basis of an “at-the-market” exchange ratio, and, after examining the market prices of AMB common stock and ProLogis common shares over various time periods and reviewing whether those prices were consistent with each company’s internal estimates of value, they agreed to present to their respective boards an exchange ratio of 0.4464.

On January 26, 2011, following published reports of a potential transaction between AMB and ProLogis by various media outlets, including the Wall Street Journal, members of AMB management, members of ProLogis management and its board of trustees and their respective legal and financial advisors held discussions as to how the parties would respond to the publications. AMB and ProLogis agreed that each company would publish a press release stating that AMB and ProLogis were engaged in discussions regarding a potential merger of equals, in which the two companies would combine in an all-stock, at-market transaction, based upon the unaffected trading prices of the two companies’ stock prior to media reports of a possible merger. Each press release further noted that it was not certain if or when a definitive agreement would be reached.

On January 28 and 29, 2011, members of AMB management, members of ProLogis management, and their respective legal and financial advisors met at the offices of Wachtell Lipton to finalize negotiation of the merger agreement and other transaction documentation, including employment arrangements.

On January 29, 2011, the directors and trustees, respectively, of AMB and ProLogis came to New York City for a joint board dinner at the offices of J.P. Morgan.

On January 30, 2011, the AMB board of directors met to consider the proposed strategic business combination of AMB and ProLogis. At this meeting, AMB management, Wachtell Lipton and J.P. Morgan provided an update to the AMB board on the negotiation of the proposed transaction and the results of the due diligence review of ProLogis, and reviewed the strategic rationale and the anticipated benefits of the proposed transaction to AMB stockholders. Representatives of J.P. Morgan then reviewed with the AMB board the financial terms of the proposed transaction and presented J.P. Morgan’s financial analysis of the proposed Topco merger. After further discussion with the AMB board, J.P. Morgan then delivered to the AMB board its oral opinion (as subsequently confirmed in writing in an opinion dated January 30, 2011), as described under “— Opinion of AMB’s Financial Advisor,” that, as of the date of that opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 0.4464 provided for in the Topco merger was fair, from a financial point of view, to AMB. Representatives of Wachtell Lipton discussed with the AMB board the duties applicable to its decisions with respect to its review and consideration of the proposed transaction, and reviewed the material terms of the proposed merger agreement and the post-closing governance arrangements, as well as compensation and benefits issues in connection with the transaction. Following these presentations and discussions, and other discussions by the AMB board concerning, among other things, the matters described below under “— AMB’s Reasons for the Topco Merger; Recommendations of the AMB Board of Directors,” the AMB board of directors, by a unanimous vote of all directors, concluded that the proposed merger agreement and the transactions contemplated thereby, including the Topco merger, were advisable and in the best interests of AMB and its stockholders, and approved the merger agreement.

On January 30, 2011, the ProLogis board of trustees also met to consider the proposed strategic business combination of AMB and ProLogis. At this meeting, ProLogis’ senior management reviewed with the ProLogis board of trustees the business terms of the proposed transaction. ProLogis management, together with ProLogis’ legal and financial advisors, reviewed the results of the due diligence review of AMB, and reviewed the strategic rationale and the anticipated benefits of the proposed transaction to ProLogis shareholders. Representatives of Morgan Stanley then reviewed with the ProLogis board of trustees the financial terms of the proposed transaction and presented its financial analysis of the proposed transaction. After further discussion with the ProLogis board of trustees, Morgan Stanley then delivered to the ProLogis board of trustees its oral opinion (as subsequently confirmed in writing in an opinion dated January 30, 2011), as described under “— Opinion of ProLogis’ Financial Advisor,” that, as of the date of that opinion and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 0.4464 pursuant to the merger agreement was fair, from a financial point of view, to the holders of ProLogis common shares. Representatives of Mayer Brown LLP and Greenberg Traurig, LLP discussed with the ProLogis board of trustees the duties applicable to its decisions with respect to its review and consideration of the proposed transaction, and reviewed the material terms of the proposed merger agreement and the post-closing governance arrangements, as well as compensation and benefits issues in connection with the transaction. Following these presentations and discussions, and other discussion by the ProLogis board of trustees concerning, among other things, the matters described below under “— ProLogis’ Reasons for the Merger; Recommendations of the ProLogis Board of Trustees,” the ProLogis board of trustees, by a unanimous vote of all trustees, concluded that the proposed merger agreement and the transactions contemplated thereby, including the ProLogis merger and the Topco merger, were advisable and in the best interests of ProLogis and its shareholders, and approved the merger agreement.

Following the approvals of the AMB board of directors and ProLogis board of trustees, AMB and ProLogis finalized and executed the merger agreement and other transaction documentation. On January 31, 2011, AMB and ProLogis issued a joint press release announcing the transaction.

AMB’s Reasons for the Topco Merger; Recommendation of the AMB Board of Directors

After careful consideration, the AMB board of directors, by a unanimous vote of all directors, at a meeting held on January 30, 2011, determined that the merger agreement and the transactions contemplated thereby, including the Topco merger, are advisable and in the best interests of AMB and its stockholders, and approved the merger agreement. In reaching its decision, the AMB board of directors consulted with AMB’s senior management and its financial and legal advisors, and considered a number of factors that the board of directors believed supported its decision, including the following material factors:

•	Strategic Considerations. The AMB board of directors believed that the Merger will provide a number of significant strategic opportunities, including the following:

•	the opportunity to bring together two of the most complementary customer franchises in real estate to create an integrated industrial REIT and a stronger platform for value creation;

•	the expectation that, by combining two companies with businesses in complementary geographic regions, the combined company would be a well-positioned and diversified global player that is active on four continents with profitable scale, with approximately 600 million square feet of modern distribution facilities in important markets and logistics corridors in 22 countries, enabling it to expand its relationships with its large, multinational customers that require space in multiple locations and to better serve the needs of multi-market customers in about 78% of the global economy in a profitable manner;

•	the expectation that the combination will more rapidly advance a number of priorities underway at AMB, including by improving operational efficiencies, achieving profitable scale, deepening the presence in AMB’s current markets and expanding AMB’s geographic footprint by adding presence in the United Kingdom and Eastern Europe;

•	the expectation that the combined company would have an improved cost of capital, with greater operating and financial flexibility to capture opportunities across business cycles and to manage currency risk;

•	the expectation that the combined company would be able to better serve the needs of its customers because of the larger geographic footprint and the wider land bank of the combined company, enabling the combined company to expand its relationships with its large multinational customers that require space in multiple locations;

•	the expectation that the combination will result in improved liquidity for the stockholders of AMB as a result of the increased equity capitalization and the increased shareholder base of the combined company;

•	the expectation that the transaction will create synergies and be immediately accretive, with the full expected annual gross savings in general and administrative expenses of $80 million expected to be realized by the end of 2012;

•	the expectation that the combined company will be a leader in the industrial real estate private capital sector, with a broad range of product offerings across the risk/return spectrum and across the Americas, Europe and Asia;

•	the expectation that the combined company will have a diversified customer base, with the largest customer accounting for less than 2.6% of the overall rents of the combined company;

•	the expectation that transactions contemplated by the merger agreement will enhance the level of management depth and experience of the combined company, while also providing for the continuation of certain members of AMB senior management;

•	the belief that the combined company will be stronger and more diversified and therefore will be better positioned to benefit from the growing recovery in the general economy and in rental prices in particular; and

•	the belief that there was no merger partner other than ProLogis that would provide AMB with all of the strategic benefits noted above, including the customer franchise and global scale that ProLogis would provide.

•	Fixed Exchange Ratio. AMB considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the price of AMB common stock or ProLogis common shares, provides certainty to the shareholders of both parties as to their respective pro forma percentage ownership of the combined company.

•	Merger of Equals. The combination has been structured as a merger of equals, with an exchange ratio that reflected an at-the-market transaction based on the unaffected market prices of AMB common stock and ProLogis common shares and no payment of a control premium to the stockholders of AMB or the shareholders of ProLogis. The AMB board of directors viewed this structure as favorable, in that AMB is engaging in a strategic combination with a company with similarities to AMB. The AMB board of directors also considered that the combination would allow AMB and its stockholders to achieve many of the same objectives of a large acquisition (e.g., increasing size and total market capitalization) without paying the premium typical of many acquisition transactions. Further, the AMB board of directors believed that the combination will allow AMB stockholders to participate in the growth and future value creation of the combined company and to share pro rata in the benefits of the expected synergies.

•	Opinion of Financial Advisor. The AMB board of directors considered the opinion of J.P. Morgan that, as of January 30, 2011 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 0.4464 provided for in the Topco merger was fair, from a financial point of view, to AMB, as more fully described elsewhere in this joint proxy statement/prospectus.

•	Participation in Future Appreciation. The AMB board of directors considered the fact that the Merger would allow AMB stockholders to participate in potential further appreciation of the combined company after the Merger.

•	Tax-Free Transaction. The AMB board of directors considered the expectation that the Merger will generally qualify as a tax-free transaction to the AMB stockholders for U.S. federal income tax purposes.

•	Governance. The AMB board of directors considered that the following governance arrangements provided by the merger agreement would enable continuity of management and an effective and timely integration of the two companies’ operations:

•	the board of directors of the combined company would be composed of five appointees chosen by the AMB board of directors and six appointees chosen by the ProLogis board of trustees, and the key leadership of the combined company after completion of the Merger would be drawn from senior executives from each of AMB and ProLogis; and

•	the arrangements providing for Mr. Moghadam of AMB to serve as chairman of the board and co-chief executive officer of the combined company and Mr. Rakowich of ProLogis to serve as chairman of the executive committee of the board and co-chief executive officer of the combined company after the Merger until December 31, 2012, at which point Mr. Moghadam would remain as chairman and become sole chief executive officer of the combined company.

•	Familiarity with Businesses. The AMB board of directors considered its knowledge of AMB’s business, operations, financial condition, earnings and prospects and of ProLogis’s business, operations, financial condition, earnings and prospects, taking into account the results of AMB’s due diligence review of

ProLogis, as well as its knowledge of the current and prospective environment in which AMB and ProLogis operate, including economic and market conditions.

•	High Likelihood of Consummation. The AMB board of directors considered the commitment on the part of both parties to complete the business combination between AMB and ProLogis pursuant to their respective obligations under the terms of the merger agreement, and the likelihood that the regulatory and stockholder approvals needed to complete the transaction would be obtained in a timely manner.

The AMB board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the Merger, including the following:

•	the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of AMB or ProLogis;

•	the risk that failure to complete the Merger could negatively affect the stock prices and the future business and financial results of AMB;

•	the risks associated with integrating two businesses, including the risks associated with having two chief executive officers for a period of time and the risk that the combined company may experience operational interruptions or the loss of key employees or customers;

•	the risk associated with being able to accomplish the continuity of management and management succession contemplated by the merger agreement;

•	the risk of not capturing all of the anticipated operational synergies and cost savings between AMB and ProLogis and the risk that other anticipated benefits might not be realized on the expected timeframe or at all;

•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of AMB and ProLogis, termination and severance costs of both companies, system conversions, and the transaction expenses arising from the Merger, which are estimated to be approximately $160 million to $180 million in the aggregate;

•	the weaker debt coverage (not taking into account expected synergies or the business plan of the combined company) and higher leverage that the combined company was expected to have relative to AMB currently;

•	the restrictions on the conduct of AMB’s business between the date of the merger agreement and the date of the consummation of the proposed Merger;

•	the merger agreement’s provisions imposing restrictions on AMB from soliciting alternative transactions and the termination fee of $210 million and up to $20 million in expense reimbursement amount that AMB would be required to pay if the merger agreement is terminated under certain circumstances could limit the willingness of a third party to propose a competing business combination transaction with AMB;

•	the risk that the transactions contemplated by the merger agreement could trigger the termination of, and mandatory prepayments of all amounts outstanding under, AMB’s existing credit agreements unless appropriate lender consents or waivers are received or replacement credit agreements of the combined company are entered into in connection with the closing of the Merger, as anticipated;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger; and

•	the other factors described under “Risk Factors.”

In addition to considering the factors described above, the AMB board of directors considered the fact that some of AMB’s directors and executive officers have other interests in the Merger that are different from, or in addition to, the interests of AMB stockholders, as discussed under “ — Interests of AMB Directors and Executive Officers in the Merger.”

The AMB board of directors concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected the AMB stockholders would achieve as a result of the Merger.

Accordingly, the AMB board of directors determined that the merger agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, AMB and its stockholders.

The above discussion of the factors considered by the AMB board of directors is not intended to be exhaustive, but does set forth the material factors considered by the AMB board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the AMB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The AMB board of directors considered all these factors as a whole, including discussions with, and questioning of, AMB management and AMB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the AMB board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the Topco merger, are advisable and in the best interests of AMB and its stockholders, and unanimously approved the merger agreement. The AMB board of directors unanimously recommends that the AMB stockholders vote “FOR” the Topco merger, including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger, “FOR” the bylaw amendment, and “FOR” the charter amendment.

ProLogis’ Reasons for the Merger; Recommendation of the ProLogis Board of Trustees

After careful consideration, the ProLogis board of trustees, by a unanimous vote of all of its trustees, at a meeting held on January 30, 2011, determined that the merger agreement and the transactions contemplated thereby, including the ProLogis merger and the Topco merger, are advisable and in the best interests of ProLogis and its shareholders, and approved the merger agreement. In reaching its decision, the ProLogis board of trustees consulted with ProLogis’ senior management and its financial and legal advisors, and considered a number of factors that the board of trustees believed supported its decision, including the following material factors:

•	Strategic Considerations. The ProLogis board of trustees believed that the Merger will provide a number of significant strategic opportunities, including the following:

•	The combined company was expected to have approximately 600 million square feet of industrial distribution space worldwide. The combination was expected to enhance ProLogis’ platform in North America, Western Europe and Japan, while giving ProLogis immediate and less costly access to China and Brazil through AMB’s existing platform than that which ProLogis could have accomplished on its own in the current economic cycle. ProLogis believed that the combined company will benefit from the combination of complementary assets and resources, enabling the combined company to expand its relationships with its large, multinational customers that require space in multiple locations and to better serve the needs of its multinational customers. In addition, ProLogis believed that the combined company will have a diversified customer base, with the largest customer accounting for less than 2.6% of the overall rents of the combined company.

•	The ProLogis board of trustees considered that ProLogis is engaging in a strategic combination with a company with similarities to ProLogis, and believed that the combination will more rapidly advance a number of priorities underway at ProLogis, including improving operational efficiencies, increasing assets in major logistics markets and increasing asset utilization by stabilizing the operating portfolio, leasing up the development portfolio and monetizing the land bank.

•	The combined company was expected to have an estimated total equity market capitalization of $14 billion and to be among the largest REITs as measured by enterprise value as well as total assets under management. The combined company was expected to have total assets owned and under management of approximately $46 billion. As a result of its larger size and enhanced balance sheet and credit profile, the combined company is expected to have greater financial flexibility and improved access to capital markets with a lower cost of capital.

•	The combined company was expected to have approximately $25.8 billion of assets under management in 19 funds on four continents, making it one of the largest and most diversified investment management businesses in the real estate industry. This was expected to allow the combined company to provide a broader spectrum of product offerings, making the combined company an attractive option for institutional investors seeking exposure to the industrial distribution sector across a variety of risk/return profiles.

•	ProLogis believed that the combined company can generate significant synergies by eliminating duplicative general and administrative expenses, with the full expected annual gross savings in general and administrative expenses of $80 million expected to be realized by the end of 2012.

•	ProLogis believed that the combination will result in improved liquidity for its shareholders as a result of the increased equity capitalization and the increased shareholder base of the combined company.

•	ProLogis believed that the combination will strengthen ProLogis’ balance sheet as the combined company was expected to initially have a total debt to total undepreciated real estate assets ratio of 42.6%, as opposed to a ratio of 44.0% for ProLogis on a stand-alone basis as of December 31, 2010.

•	ProLogis believed that transactions contemplated by the merger agreement will enhance the level of management depth and experience of the combined company, while also providing for the continuation of certain members of ProLogis senior management.

•	ProLogis believed that there was no merger partner other than AMB that would provide ProLogis with all of the strategic benefits noted above, and therefore ProLogis did not seek alternative business combination transactions.

•	ProLogis Name. The ProLogis board of trustees also considered that the combined company would continue to use the “ProLogis” name.

•	Transaction Structure. The combined company will be structured as an UPREIT, which the ProLogis board of trustees believes will give the combined company a greater ability to acquire assets using a tax-deferred acquisition currency. In addition, ProLogis noted that the transaction structure did not present any unusual regulatory or third-party required approvals.

•	Fixed Exchange Ratio. ProLogis believed that the fixed exchange ratio, which will not fluctuate as a result of changes in the price of ProLogis common shares or AMB common stock, provides certainty to the shareholders of both parties as to their respective pro forma percentage ownership of the combined company.

•	Merger of Equals. The combination has been structured as a merger of equals, with an exchange ratio that reflected an at-the-market transaction based on the unaffected market prices of ProLogis common shares and AMB common stock and no payment of a control premium to the shareholders of ProLogis or the stockholders of AMB. The ProLogis board of trustees also considered that the combination would allow ProLogis and its shareholders to achieve many of the same objectives of a large acquisition (e.g., increasing size and total market capitalization) without paying the premium typical of many acquisition transactions. Further, the ProLogis board of trustees believed that the combination will allow ProLogis shareholders to participate in the growth and future value creation of the combined company and to share pro rata in the benefits of the expected synergies.

•	Participation in Future Appreciation. The ProLogis board of trustees considered the fact that the Merger would allow ProLogis shareholders to participate in potential further appreciation of the combined company after the Merger.

•	Tax-Free Transaction. The ProLogis board of trustees considered the expectation that the Merger will generally qualify as a tax-free transaction to the ProLogis shareholders for U.S. federal income tax purposes.

•	Governance. The ProLogis board of trustees considered that the following governance arrangements provided by the merger agreement would enable continuity of management and an effective and timely integration of the two companies’ operations:

•	the board of directors of the combined company would be composed of a majority of appointees chosen by the ProLogis board of trustees, and the key leadership after completion of the Merger would be drawn from senior executives from each of ProLogis and AMB; and

•	the arrangements providing for Mr. Rakowich of ProLogis to serve as chairman of the executive committee of the board and co-chief executive officer of the combined company of the combined company after the Merger until December 31, 2012.

•	Opinion of Financial Advisor. ProLogis’ board of trustees also considered the opinion of Morgan Stanley that, as of January 30, 2011 and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its opinion, the exchange ratio of 0.4464 pursuant to the merger agreement was fair, from a financial point of view, to the holders of ProLogis common shares, as more fully described elsewhere in this joint proxy statement/prospectus.

•	Familiarity with Businesses. The ProLogis board of trustees considered its knowledge of ProLogis’ business, operations, financial condition, earnings and prospects and of AMB’s business, operations, financial condition, earnings and prospects, taking into account the results of ProLogs’ due diligence review of AMB, as well as its knowledge of the current and prospective environment in which ProLogis and AMB operate, including economic and market conditions.

ProLogis’ board of trustees also considered a variety of risks and other potentially negative factors concerning the merger agreement and the Merger, including the following:

•	The operations, technologies and personnel of the two companies may not be successfully integrated. The combined company may also experience operational interruptions or the loss of key employees or customers.

•	The proposed transaction presents the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger.

•	The combined company may not realize the synergies and cost savings that ProLogis expects from the combination. In addition, many of the benefits the combined company hopes to realize as part of the combination are difficult to quantify and may only be realized, if at all, over time.

•	ProLogis and AMB are expected to incur substantial costs in connection with the transactions contemplated by the merger agreement, including the costs of integrating the businesses of AMB and ProLogis, termination and severance costs of both companies, system conversions, and the transaction expenses arising from the Merger, which are estimated to be approximately $160 million to $180 million in the aggregate.

•	Completion of the transactions contemplated by the merger agreement requires lender consents or waivers under certain existing debt of ProLogis. If ProLogis does not receive any of such lender consents or waivers (or refinance such debt), and all of such lenders elect to declare a default and accelerate the maturity of their respective indebtedness, ProLogis could be obligated to immediately repay the aggregate outstanding principal amount of such debt plus prepayment penalties.

•	The merger agreement includes restrictions on the conduct of ProLogis’ business between the date of the merger agreement and the date of the consummation of the proposed Merger.

•	The Merger may not be completed, or completion may be unduly delayed, for reasons beyond the control of ProLogis or AMB

•	The risk that failure to complete the Merger could negatively affect the stock prices and future business and financial results of ProLogis.

•	The merger agreement’s provisions imposing restrictions on ProLogis’ soliciting alternative transactions and the termination fee of up to $315 million and up to $20 million in expense reimbursement that ProLogis would be required to pay if the merger agreement is terminated under certain circumstances could limit the willingness of a third party to propose a competing business combination transaction with ProLogis.

•	ProLogis’ board of trustees also considered the other factors described under “Risk Factors.”

In addition to considering the factors described above, the ProLogis board of trustees considered the fact that some of ProLogis’ trustees and executive officers have other interests that are different from, or in addition to, the interests of the ProLogis shareholders, as discussed under “ — Interests of ProLogis Trustees and Officers in the Merger.”

The ProLogis board of trustees concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected the ProLogis shareholders would achieve as a result of the Merger. Accordingly, the ProLogis board of trustees determined that the merger agreement and the transactions contemplated thereby, including the ProLogis merger and the Topco merger, are advisable, fair to, and in the best interests of, ProLogis and its shareholders.

The above discussion of the factors considered by ProLogis’ board of trustees is not intended to be exhaustive, but does set forth the material factors considered by ProLogis’ board of trustees. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the ProLogis board of trustees did not quantify or assign any relative weights to the factors considered, and individual trustees may have given different weights to different factors. The ProLogis board of trustees considered all these factors as a whole, including discussions with, and questioning of, ProLogis management and ProLogis’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the ProLogis board of trustees unanimously determined that the merger agreement and the transactions contemplated thereby, including the ProLogis merger and Topco merger, are advisable and in the best interests of ProLogis and its shareholders, and unanimously approved the merger agreement. The ProLogis board of trustees unanimously recommends that the ProLogis shareholders vote “FOR” the Merger.

Opinion of AMB’s Financial Advisor

At the meeting of the AMB board of directors on January 30, 2011, J.P. Morgan rendered its oral opinion to the AMB board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the exchange ratio in the Topco merger was fair from a financial point of view to AMB. J.P. Morgan subsequently confirmed its oral opinion by delivering its written opinion, dated January 30, 2011, to the AMB board of directors. No limitations were imposed by the AMB board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan, dated January 30, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex D. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. AMB stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is addressed to the AMB board of directors, is directed only to the fairness from a financial point of view of the exchange ratio in the Topco merger to AMB as of the date of the opinion, and does not address any other aspect of the transactions contemplated by the merger agreement. J.P. Morgan provided its advisory services and opinion for the information and assistance of the AMB board of directors in connection with its consideration of the Topco merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any AMB stockholder should vote with respect to the Topco merger. In addition, this opinion does not in any manner address the price at which AMB common stock or ProLogis common shares will trade at any time subsequent to the date of the opinion. J.P. Morgan’s opinion was approved by J.P. Morgan’s fairness committee.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated January 29, 2011 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning AMB and ProLogis and the industries in which they operate;

•	compared the financial and operating performance of AMB and ProLogis with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of AMB common stock and ProLogis common shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial data, analyses and forecasts prepared or approved by management of AMB or management of ProLogis relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Topco merger (which we refer to as the “synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of AMB and ProLogis with respect to certain aspects of the Topco merger, and the past and current business operations of AMB and ProLogis, the financial condition and future prospects and operations of AMB and ProLogis, the effects of the Topco merger on the financial condition and future prospects of AMB and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by AMB and ProLogis or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities (including real estate assets and liabilities), nor did J.P. Morgan evaluate the solvency of AMB, ProLogis or any other party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they had been reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management of AMB or management of ProLogis, as applicable, as to the expected future results of operations and financial condition of AMB and ProLogis, respectively, to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that each of the ProLogis merger and the Topco merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement does not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by AMB and ProLogis in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to AMB with respect to such issues. J.P. Morgan further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Topco merger will be obtained without any material adverse effect on AMB or ProLogis, or on the contemplated benefits of the Topco merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of J.P. Morgan’s opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to AMB of the exchange ratio in the Topco merger and J.P. Morgan expressed no opinion as to the fairness of the Topco merger to the holders of any class of securities, creditors or other constituencies of AMB or as to the underlying decision by AMB to engage in the Topco merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Topco merger, or any class of such persons relative to the exchange ratio or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which AMB common stock or ProLogis common shares will trade at any time subsequent to the date of the opinion.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of certain of the financial analyses undertaken by J.P. Morgan and delivered to the AMB board of directors on January 30, 2011, which analyses were among those considered by J.P. Morgan in connection with delivering its opinion.

Historical Exchange Ratio Analysis

J.P. Morgan calculated (1) the daily implied historical exchange ratios during the five years ending January 25, 2011 by dividing the daily volume weighted average price (which we refer to as “VWAP”) per ProLogis common share by that of AMB common stock for each trading day during that period, (2) the average of those daily implied historical exchange ratios for the one-day, one-week, two-week, since January 3, 2011, four-week, 12-week, 26-week, 52-week, three-year and five-year periods ending January 25, 2011 and (3) the historical exchange ratio for the one-day closing price by dividing the closing price per share as of January 25, 2011 of ProLogis common shares by that of AMB common stock. J.P. Morgan also noted the median, low and high exchange ratios for each period referenced in clause (2) above. The analysis resulted in the following implied exchange ratios for the periods indicated, as compared to the exchange ratio of 0.4464x provided for in the Topco merger:

	Exchange Ratio

1-day closing price	0.4412	x
1-day VWAP	0.4374	x
1-week average VWAP	0.4326	x
2-week average VWAP	0.4409	x
Since January 3, 2011 average VWAP	0.4440	x
4-week average VWAP	0.4462	x
12-week average VWAP	0.4509	x
26-week average VWAP	0.4488	x
52-week average VWAP	0.4618	x
3-year average VWAP	0.6141	x
5-year average VWAP	0.7930	x

J.P. Morgan noted that a historical exchange ratio analysis is not a valuation methodology and that such analysis was presented merely for reference purposes.

Contribution Analysis

J.P. Morgan analyzed the contribution of each of AMB and ProLogis to the pro forma combined company with respect to EBITDA (as defined in “— AMB Unaudited Prospective Financial Information”), FFO (as defined as “Core FFO” in “— AMB Unaudited Prospective Financial Information”) and AFFO (as defined in “— AMB Unaudited Prospective Financial Information”) for CY11 and CY12. For purposes of the contribution analysis, J.P. Morgan assumed that the contribution with respect to EBITDA reflected each company’s contribution to the combined company’s pro forma firm value. Equity value contributions and relative ownership interests were then derived by adjusting firm value contributions for outstanding net debt, preferred equity and non-controlling interests of both companies. J.P. Morgan further assumed that the contributions with respect to FFO and AFFO reflected each company’s contribution to the combined company’s pro forma equity value and relative ownership interests. The analyses yielded the following pro forma diluted equity value contributions and ownership interests and implied exchange ratios, as compared to the pro forma diluted ownership interest of 40.4% implied by the exchange ratio provided for in the Topco merger:

EBITDA	CY11		CY12

AMB contribution / ownership	33.9%		37.3%
Implied exchange ratio	0.5892	x	0.5095	x
FFO	CY11		CY12

AMB contribution / ownership	39.9%		38.8%
Implied exchange ratio	0.4568	x	0.4784	x
AFFO	CY11		CY12

AMB contribution / ownership	39.4%		40.5%
Implied exchange ratio	0.4662	x	0.4448	x

Public Trading Analysis

Using publicly available information, including published equity research analysts’ estimates of funds from operations (FFO) per share and estimated adjusted funds from operations (AFFO) per share for calendar year 2011 (which we refer to as “CY11”) and calendar year 2012 (which we refer to as “CY12”), J.P. Morgan analyzed certain trading multiples of selected other publicly traded REITs. None of the selected companies are identical to AMB or ProLogis. However, the selected companies were chosen because they are publicly traded REITs with operations that, for purposes of the analysis of J.P. Morgan, may be considered similar to those of AMB and ProLogis, including primarily the ownership of commercial real estate, as well as tenure in the public markets, capitalization strategies, relative market position and management leadership qualities. These other REITS were as follows:

•	Simon Property Group, Inc.;

•	Boston Properties, Inc.;

•	Equity Residential;

•	Federal Realty Investment Trust; and

•	Public Storage.

For each of the other REITs, J.P. Morgan calculated the multiple of equity market price per share to the median estimate of its CY11 and CY12 FFO per share and AFFO per share, as reported by equity research analysts as of January 25, 2011. J.P. Morgan also calculated the same trading multiples for AMB and ProLogis based on equity research analyst data and data provided by AMB management. In J.P. Morgan’s view, the FFO and AFFO metrics used by equity research analysts and AMB management were sufficiently similar so as not to materially affect this analysis.

The following presents the results of this analysis:

Price / FFO per
		Share Multiple		Price / AFFO per Share Multiple
		CY11	CY12	CY11	CY12

Simon Property Group, Inc.	Median equity research estimate	15.2x	14.2x	17.2x	16.5x
Boston Properties, Inc.	Median equity research estimate	21.0x	19.1x	32.7x	27.2x
Equity Residential	Median equity research estimate	21.4x	18.5x	25.4x	22.4x
Federal Realty Investment Trust	Median equity research estimate	19.6x	18.7x	22.9x	21.8x
Public Storage	Median equity research estimate	19.3x	18.2x	21.0x	19.9x
Other REITs	Median equity research estimate	19.6x	18.5x	22.9x	21.8x
AMB	Median equity research estimate	24.0x	21.4x	33.7x	28.9x
	Management estimate	24.4x	22.2x	30.7x	24.7x
ProLogis	Median equity research estimate	22.2x	18.6x	29.3x	24.2x
	Management estimate	23.4x	20.2x	28.9x	24.1x

J.P. Morgan applied a range of these multiples to the CY11 and CY12 FFO per share and AFFO per share estimates for AMB and ProLogis as provided by AMB management, which resulted in the following range of implied share prices for each share of AMB and ProLogis, as compared to the (1) closing price per share of AMB common stock as of January 25, 2011 of $33.18, (2) closing price per ProLogis common share as of January 25, 2011 of $14.64 and (3) implied price per share of ProLogis common shares of $14.81 based on the exchange ratio of

0.4464x provided for in the Topco merger applied to the closing price per share of AMB common stock as of January 25, 2011:

		CY11 FFO per Share		CY12 FFO per Share
			Implied		Implied
		Multiple	Share Price	Multiple	Share Price

AMB	High	25x	$34.10	23x	$34.30
	Low	19x	$25.90	18x	$26.90
ProLogis	High	25x	$15.60	23x	$16.70
	Low	19x	$11.90	18x	$13.10

		CY11 AFFO per share		CY12 AFFO per share
			Implied		Implied
		Multiple	share price	Multiple	share price

AMB	High	34x	$36.80	29x	$38.90
	Low	23x	$24.90	22x	$29.50
ProLogis	High	34x	$17.20	29x	$17.60
	Low	23x	$11.60	22x	$13.30

J.P. Morgan compared the results of the implied equity values per share for AMB and ProLogis. For each comparison, J.P. Morgan compared the highest equity value per share for ProLogis to the lowest equity value per share for AMB to derive the highest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for ProLogis to the highest equity value per share for AMB to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.4464x provided for in the Topco merger, were:

Exchange Ratio
	FFO per Share		AFFO per Share
	CY11	CY12	CY11	CY12

Highest ProLogis equity value per share to lowest AMB equity value per share	0.6023x	0.6208x	0.6908x	0.5966x
Lowest ProLogis equity value per share to highest AMB equity value per share	0.3490x	0.3819x	0.3152x	0.3419x

Dividend Discount Analysis

J.P. Morgan performed a dividend discount analysis of AMB common stock and ProLogis common shares for the purpose of determining the fully diluted implied equity value per share of each company. In performing this analysis, J.P. Morgan used five-year projections of dividends per share for AMB as provided by AMB management and five-year extrapolations thereof that were reviewed and approved by AMB management. J.P. Morgan also used five-year projections of dividend per share payout ratios (as a percentage of FFO per share) for ProLogis as provided by AMB management and five-year extrapolations thereof that were reviewed and approved by AMB management. The dividend per share payout ratios (as a percentage of FFO per share) for ProLogis that were provided to J.P. Morgan by AMB management for 2011, 2012, 2013, 2014 and 2015, respectively, were as follows: 71.7%; 68.6%; 64.2%; 67.0%; and 68.5%. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by the company and taking into consideration the time value of money with respect to those future dividends by calculating their “present value.” “Present value” refers to the current value of the future dividends to shareholders paid by the company and is obtained by discounting those future dividends back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital and other appropriate factors.

Based on the dividends AMB was projected to distribute during fiscal years 2011 through 2020, J.P. Morgan discounted the dividend stream to present values using a range of discount rates from 8.25% to 8.75%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for AMB derived from the capital asset pricing model. J.P. Morgan also calculated a range of terminal values for the company at the end of the 10-year period ending fiscal year 2020 by applying a perpetual dividend growth rate ranging from 4.25% to 4.75%, which was chosen by J.P. Morgan based upon AMB management’s estimates for AMB’s long-term FFO growth rate, and discounted the terminal value using a range of discount rates from 8.25% to 8.75%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for AMB derived from the capital asset pricing model. “Terminal value” refers to the capitalized value of all future dividends to shareholders paid by the company for periods beyond the financial forecast.

Based on the dividends ProLogis was projected to distribute during fiscal years 2011 through 2020, J.P. Morgan discounted the dividend stream to present values using a range of discount rates from 8.75% to 9.25%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for ProLogis derived from the capital asset pricing model. J.P. Morgan also calculated a range of terminal values for the company at the end of the 10-year period ending fiscal year 2020 by applying a perpetual dividend growth rate ranging from 4.25% to 4.75%, which was chosen by J.P. Morgan based upon AMB management’s estimates for ProLogis’ long-term FFO growth rate, and discounted the terminal value using a range of discount rates from 8.75% to 9.25%, which was chosen by J.P. Morgan based upon an analysis of the cost of equity for ProLogis derived from the capital asset pricing model.

The analysis yielded the following implied equity value per share, compared to the implied ProLogis price per common share of $14.81 based on the exchange ratio of 0.4464x provided for in the Topco merger applied to the closing price per share of AMB common stock as of January 25, 2011:

	AMB	ProLogis

High	$39.40	$16.00
Low	$31.70	$13.20

J.P. Morgan compared the results for AMB to the results for ProLogis. For each comparison, J.P. Morgan compared the highest equity value per share for ProLogis to the lowest equity value per share for AMB to derive the highest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for ProLogis to the highest equity value per share for AMB to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the exchange ratio of 0.4464x provided for in the Topco merger, were:

Exchange Ratio

ProLogis to AMB
Highest ProLogis equity value per share to lowest AMB equity value per share	0.5047x
Lowest ProLogis equity value per share to highest AMB equity value per share	0.3350x

Value Creation Analysis

Intrinsic Value.  J.P. Morgan prepared a value creation analysis that compared the intrinsic equity value per share of AMB common stock based on the dividend discount analysis to the pro forma combined company equity value per share. The pro forma combined company equity value per share was equal to: (1) (a) the mid-point intrinsic equity value of AMB, plus (b) the mid-point intrinsic equity value of ProLogis, plus (c) the present value of expected synergies calculated by discounting the expected cash flows from AMB management’s estimated $90 million of run-rate synergies, comprised of an estimated $80 million of run-rate G&A synergies plus an estimated $10 million of run-rate non-G&A synergies, by a discount rate of 8.75% based on the blended midpoint of discount rates utilized in the dividend discount analyses for AMB and ProLogis, less (d) an estimated $150 million of costs to achieve such synergies and transaction-related expenses; divided by (2) pro forma diluted shares of the combined company common stock. There can be no assurance that the synergies, estimated cost to achieve such synergies or estimated transaction-related expenses will not be substantially greater or less than the AMB management estimate described above. The value creation analysis at the exchange ratio of 0.4464x provided for in the Topco merger yielded accretion to the holders of AMB common stock of 4.0%.

Market Value.  J.P. Morgan prepared a value creation analysis that compared the closing share price of AMB common stock on January 25, 2011 to the pro forma combined company equity value per share for the Topco merger. The pro forma combined company equity value per share was equal to: (1) (a) the market equity value of AMB as of January 25, 2011, plus (b) the market equity value of ProLogis as of January 25, 2011, plus (c) the value of expected synergies calculated by applying a blended FFO multiple of 23.8x to AMB management’s estimate of $90 million of run-rate synergies, comprised of an estimated $80 million of run-rate G&A synergies plus an estimated $10 million of run-rate non-G&A synergies, less (d) an estimated $150 million of costs to achieve such synergies and transaction-related expenses; divided by (2) pro forma diluted shares of the combined company common stock. There can be no assurance that the synergies, estimated cost to achieve such synergies or estimated transaction-related expenses will not be substantially greater or less than the AMB management estimate described above. The value creation analysis at the exchange ratio of 0.4464x provided for in the Topco merger yielded accretion to the holders of AMB common stock of 13.2%.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with AMB to advise AMB in connection with the Merger and to deliver a fairness opinion to the AMB board of directors addressing only the fairness from a financial point of view of the exchange ratio in the Topco merger to AMB as of the date of such opinion.

For services rendered in connection with the Merger (including the delivery of its opinion), AMB has agreed to pay J.P. Morgan a fee of $20 million in the aggregate, $2 million of which was payable upon the earlier of public announcement of a transaction or delivery by J.P. Morgan of its opinion and $18 million of which is contingent upon the consummation of the Topco merger. In addition to the transaction fee, AMB may, at its sole discretion, pay J.P. Morgan an additional discretionary fee at closing of $2.5 million, based on AMB’s evaluation of the quality and quantity of the work performed by J.P. Morgan in connection with services rendered in connection with the Merger. In addition, AMB has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial and investment banking relationships with AMB and ProLogis, for which J.P. Morgan and its affiliates received customary compensation. J.P. Morgan’s services for AMB have included: (1) acting as joint bookrunner for AMB’s offerings of common stock in April 2010 and March 2009, respectively, (2) acting as joint bookrunner for AMB’s offering of debt securities in August 2010 and November 2010, respectively, and (3) acting as dealer manager for AMB’s tender offers for certain of its outstanding debt securities in May 2009 and December 2009, respectively. Such services for ProLogis during such period have included: (1) acting as joint bookrunner for ProLogis’ offering of common shares in October 2010, (2) acting as joint bookrunner for ProLogis’ offering of convertible notes in March 2010, (3) acting as joint bookrunner for ProLogis’ offering of debt securities in August 2009, (4) acting as solicitation agent for ProLogis’ consent solicitation with respect to certain of its debt securities in September 2009, (5) acting as co-managing underwriter of ProLogis’ offering of common shares in April 2009 and (6) acting as dealer manager for ProLogis’ tender offer for certain of its outstanding debt securities in May 2009. Subsequent to the delivery of J.P. Morgan’s opinion, (1) J.P. Morgan was engaged to act as financial advisor to ProLogis in connection with ProLogis’ acquisition of additional ordinary units of PEPR and ProLogis’ tender offer for the outstanding PEPR ordinary units and convertible preferred units (as described under “Summary — Recent Developments”), for which J.P. Morgan will be paid a fee in an amount to be determined, and (2) J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan, entered into a new Senior Bridge Loan Agreement with ProLogis pursuant to which it is acting as lender to ProLogis in connection with such transactions. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under certain outstanding credit facilities of AMB and one of its affiliates and a lender to ProLogis, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of AMB or ProLogis for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of ProLogis’ Financial Advisor

In connection with the Merger, on January 30, 2011, Morgan Stanley rendered its oral opinion to the ProLogis board of trustees, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of ProLogis common shares.

The full text of Morgan Stanley’s fairness opinion, dated January 30, 2011, is attached as Annex E to this joint proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the ProLogis board of trustees, addresses only the fairness of the exchange ratio from a financial point of view to the holders of ProLogis common shares, and does not address any other aspect of the transaction. Morgan Stanley’s opinion did not in any manner address the prices at which the AMB common stock will trade following consummation of the transaction or at any time, and does not constitute a recommendation as to how any shareholders of ProLogis or AMB stockholders should vote at any stockholders’ meetings held in connection with the transaction or whether to take any other action in connection with the transaction.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of ProLogis and AMB, respectively;

•	reviewed certain internal financial statements and other operating data concerning ProLogis and AMB, respectively;

•	reviewed certain financial projections prepared by the managements of ProLogis and AMB, respectively;

•	reviewed information relating to certain strategic, financial and operational benefits anticipated from the transaction, prepared by the managements of ProLogis and AMB, respectively;

•	discussed the past and current operations and financial condition and the prospects of ProLogis, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, with senior executives of ProLogis;

•	discussed the past and current operations and financial condition and the prospects of AMB, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, with senior executives of AMB;

•	reviewed the pro forma impact of the transaction on AMB’s FFO per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for the ProLogis common shares and the AMB common stock;

•	compared the financial performance of ProLogis and AMB and the prices and trading activity of the ProLogis common shares and the AMB common stock with that of certain other publicly-traded companies comparable with ProLogis and AMB, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of ProLogis and AMB and certain parties and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by ProLogis and AMB, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the transaction, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of ProLogis and AMB of the future financial performance of ProLogis and AMB. In addition, Morgan Stanley assumed that the Merger, the contribution and the issuance of AMB LP partnership units will each be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the ProLogis merger and the Topco merger will each be treated as tax-free reorganizations pursuant to the Code. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of ProLogis and AMB and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of ProLogis’ officers, trustees or employees, or any class of such persons, relative to the consideration to be received by the holders of ProLogis common shares in the transaction. Morgan Stanley also expressed no opinion as to the relative fairness of any portion of the merger consideration to holders of any series of common or preferred shares of ProLogis. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of ProLogis or AMB, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated January 30, 2011. Although each analysis was provided to the ProLogis board of trustees, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s fairness opinion.

Relative Valuation and Leverage

Morgan Stanley reviewed the implied relative valuation metrics of ProLogis and AMB based on each company’s closing price as of January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies and each company’s internal forecasts. Morgan Stanley observed that ProLogis and AMB’s valuation multiples were similar based on a variety of metrics. The metrics observed included each company’s January 26, 2011 closing price divided by management’s forecast of 2011 and 2012 FFO and adjusted FFO. Morgan Stanley also evaluated each company’s aggregate value divided by management’s forecast of 2011 EBITDA.

Morgan Stanley observed that ProLogis and AMB’s relative valuations were generally similar, and in particular when evaluating FFO and EBITDA multiples. Morgan Stanley also observed the relative leverage of both ProLogis and AMB as evidenced by each company’s debt to total capitalization and debt to estimated 2011 EBITDA. Morgan Stanley noted that AMB was less levered relative to ProLogis based on the leverage metrics evaluated. In addition, Morgan Stanley observed each company’s credit ratings from third party ratings agencies (Moody’s, S&P, and Fitch Ratings). Morgan Stanley observed that Moody’s, S&P, and Fitch each had a higher senior unsecured credit rating assigned to AMB than ProLogis.

The following tables list the valuation and leverage metrics, as well as the third party credit ratings observed by Morgan Stanley:

Relative Valuation and Leverage Statistics — Financial Figures Based on Management Forecasts

	AMB		ProLogis
	2011E	2012E	2011E	2012E

Price / FFO	24.0x	21.6x	23.5x	20.2x
Price / AFFO	30.0x	23.5x	24.9x	22.5x
Aggregate Value/2011 EBITDA	21.0x	—	20.4x	—

	AMB		ProLogis

Debt / 2011 EBITDA	8.6	x	9.4	x
Debt / Total Capitalization	41.5%		50.3%
Moody’s Senior Unsecured Credit Rating	Baa1		Baa2
S&P Senior Unsecured Credit Rating	BBB		BBB	−
Fitch Senior Unsecured Credit Rating	BBB		BB+

Historical Exchange Ratio Analysis

Morgan Stanley reviewed the stock price performance and trading volumes of ProLogis and AMB (i) during various periods ending on January 28, 2011, the last full trading day prior to the rendering of Morgan Stanley’s opinion dated January 30, 2011, (ii) on January 28, 2011 and (iii) on January 26, 2011 (the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies).

Morgan Stanley then calculated historical exchange ratios on certain dates and during certain periods between August 1, 2010 (180 days prior to January 28, 2011) and January 28, 2011 implied by dividing the AMB closing price for the relevant date, or the average AMB closing price for the relevant period, as the case may be, by the ProLogis closing price for such date, or the ProLogis average price for such period, as the case may be. Morgan

Stanley next compared the exchange ratio of 0.4464x provided for in the merger agreement with historical exchange ratios for such dates and periods. The following table lists the implied exchange ratios for these dates and periods:

Implied Exchange
Ratios

Closing Price on January 26, 2011	0.447x
Closing Price on January 28, 2011	0.462x
15-Day Average Closing Price	0.445x
30-Day Average Closing Price	0.448x
60-Day Average Closing Price	0.447x
90-Day Average Closing Price	0.452x
180-Day Average Closing Price	0.449x
Low / High Closing Price for Trading Week Between January 14, 2011 through January 21, 2011	0.428x/0.452x
Low / High Price for 30-Day Period (since December 29, 2010)	0.427x/0.467x

Research Analyst Price Targets and Net Asset Value Analysis

Morgan Stanley reviewed public market trading price targets for ProLogis common shares and AMB common stock prepared and published by fourteen available equity research analysts that provided targets for both ProLogis and AMB prior to January 26, 2011 as well as price targets from additional equity research analysts that provided targets for either ProLogis or AMB. Morgan Stanley reviewed the most recent price target published by each analyst prior to such date. These targets reflect each analyst’s estimate of the future public market trading price of ProLogis or AMB common stock, as applicable, at the time the price target was published.

Morgan Stanley calculated the exchange ratio implied by each analyst’s price targets for ProLogis and AMB by dividing the ProLogis price target by the AMB price target. With respect to the 14 available equity research analysts that provided price targets for both ProLogis and AMB, Morgan Stanley’s analysis implied a range of exchange ratios of 0.433x to 0.500x based on such price targets (when excluding the two highest and two lowest implied ratios) and a range of exchange ratios of 0.385x to 0.593x (when including all 14 available data points). The average exchange ratio was 0.471x when considering all 14 available equity data points. With respect to the consensus price targets of each company, Morgan Stanley’s analysis implied an average exchange ratio of 0.467x. The consensus price target is available on Bloomberg and incorporates all analysts reporting price targets to

Bloomberg. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.4464x. The table below outlines the price targets used by Morgan Stanley:

	PLD	AMB	Ex. Ratio

Barclays Capital	$14.00	$31.00	0.452
BofA Merrill Lynch	$16.00	$34.00	0.471
Citi	$14.00	$28.00	0.500
Deutsche Bank	$15.00	$29.00	0.517	*
FBR Capital Markets	$16.50	$35.00	0.471
Gleacher & Company	$10.00	$26.00	0.385	*
Goldman Sachs & Co.	$12.00	$30.00	0.400	*
ISI Group	$13.00	$28.00	0.464
Jefferies & Co.	$13.00	$28.00	0.464
JPMorgan	$15.00	$30.00	0.500
Macquarie Research	$13.00	$30.00	0.433
RBC Capital Markets	$16.00	$27.00	0.593	*
Stifel Nicolaus	$16.00	$34.50	0.464
UBS (US)	$13.00	$27.25	0.477
Average			0.471
Consensus	$13.99	$29.98	0.467

*	Exchange ratios excluded in calculating implied range.

Morgan Stanley also reviewed equity research analyst estimates of net asset value per share for each of ProLogis and AMB. Morgan Stanley reviewed the most recent estimates of net asset value published by analysts prior to January 26, 2011. With respect to the estimates of net asset value by Green Street analysts, who have a reputation for having REIT expertise, Morgan Stanley’s analysis implied an exchange ratio of 0.446x (using Green Street net asset value estimates of $12.50 and $28.00 for ProLogis and AMB, respectively) and with respect to the estimates of net asset value by consensus analysts, Morgan Stanley’s analysis implied an average exchange ratio of 0.480x using consensus net asset values of $13.42 (an average of 7 data points) and $27.95 (an average of 8 data points) for ProLogis and AMB, respectively. The consensus net asset values are available from SNL Financial and incorporate all analysts reporting net asset value estimates to SNL Financial. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.4464x.

The public market trading price targets and estimates of net asset value per share published by securities research analysts do not necessarily reflect current market trading prices for ProLogis common shares and shares of AMB common stock and these targets and estimates are subject to uncertainties, including the future financial performance of ProLogis and AMB and future financial market conditions.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of implied equity values per share for each of ProLogis and AMB, based on estimates of future cash flows for calendar years 2011 through 2015 prepared by the management of each of ProLogis and AMB, respectively.

In arriving at the estimated equity values per ProLogis common share, Morgan Stanley noted the estimated consolidated net operating income for calendar years 2011 through 2015 and then calculated the terminal value by (i) applying a range of terminal capitalization rates ranging from 6.60% to 6.80% with respect to ProLogis’ real estate assets, (ii) applying a range of capitalization rates ranging from 7.10% to 7.30% with respect to net operating income from the real estate portion of ProLogis’ investment management business and (iii) applying a terminal multiple of 11.0x with respect to the operating income from management fees associated with ProLogis’ investment management business. The capitalization rates used by Morgan Stanley (i) with respect to ProLogis’ real estate assets were based on Green Street’s implied market capitalization rate based on the price per share of each of ProLogis and AMB on January 26, 2011 (the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies) and (ii) with respect to the real estate portion of ProLogis’ investment management business, was 50 basis points higher than the capitalization rate used with respect to ProLogis’ real estate assets. The terminal multiple used by Morgan Stanley with respect to ProLogis’ investment management business was the midpoint of ProLogis’ range of net cash flow multiples used to value the investment management businesses in ProLogis’ 2010 net asset value analysis. The consolidated net operating income and the terminal value were then discounted to present values using a range of discount rates from 8.3% to 8.8%. The discount rates used by Morgan Stanley were based on the weighted average cost of capital for ProLogis. The cost of equity, a contributor to the weighted average cost of capital, was analyzed using the capital asset pricing model, which is impacted by the relative historical volatility of ProLogis’ share price. Morgan Stanley did not, as a part of its analysis, undertake a separate valuation of the assets or operations of PEPR, ProLogis’ proportionate share thereof, or the income ProLogis otherwise derives from PEPR. Nor were the cash flows attributable to PEPR accorded differential treatment in Morgan Stanley’s analysis. Based on the calculations set forth above, this analysis implied a range for ProLogis common shares of approximately $13.49 to $14.69 per share.

In arriving at the estimated equity values per share of AMB common stock, Morgan Stanley noted the estimated consolidated net operating income for calendar years 2011 through 2015 and then calculated the terminal value by (i) applying a range of terminal capitalization rates ranging from 6.10% to 6.30% with respect to AMB’s real estate assets, (ii) applying a range of capitalization rates ranging from 6.60% to 6.80% with respect to net operating income from the real estate portion of AMB’s investment management business and (iii) applying a terminal multiple of 11.0x with respect to the operating income from management fees associated with AMB’s investment management business. The capitalization rates used by Morgan Stanley (i) with respect to AMB’s real estate assets were based on Green Street’s implied market capitalization rate based on the price per share of each of ProLogis and AMB on January 26, 2011 (the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies) and (ii) with respect to the real estate portion of AMB’s investment management business, was 50 basis points higher than the capitalization rate used with respect to AMB’s real estate assets. The terminal multiple used by Morgan Stanley with respect to AMB’s investment management business was the midpoint of AMB’s range of net cash flow multiples used to value the investment management businesses in AMB’s 2010 net asset value analysis. The consolidated net operating income and the terminal value were then discounted to present values using a range of discount rates from 7.7% to 8.2%. The discount rates used by Morgan Stanley were based on the weighted average cost of capital for AMB. The cost of equity, a contributor to the weighted average cost of capital, was analyzed using the capital asset pricing model, which is impacted by the relative historical volatility of AMB’s share price. Based on the calculations set forth above, this analysis implied a range for AMB common shares of approximately $33.65 to $36.95 per share.

Morgan Stanley noted that the discounted cash flow analysis of each of ProLogis and AMB indicated a range of implied exchange ratios of 0.365x to 0.437x, compared to an exchange ratio of 0.4464x provided for in the merger agreement. Morgan Stanley further noted that, using an 8.25% discount rate (which is the approximate midpoint of a shared discount rate), the discounted cash flow analysis of each of ProLogis and AMB indicated a range of implied exchange ratios of 0.385x to 0.461x, compared to an exchange ratio of 0.4464x provided for in the merger agreement.

Contribution Analysis

Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of ProLogis and AMB to the combined entity and implied contributions based on certain operational and financial metrics using management plans for both ProLogis and AMB. Such operational and financial metrics included consolidated net operating income (which includes no contributions from unconsolidated joint venture properties), consolidated EBITDA (which includes cash distributions from unconsolidated entities), look through EBITDA (which includes the pro-rata share of EBITDA from unconsolidated entities), consensus EBITDA, consolidated

FFO, consensus FFO, Green Street net asset value estimates and consensus net asset value estimates. Based on the relative contributions of each company for the unlevered income estimates, Morgan Stanley derived an implied equity contribution for each company by multiplying the cumulative total enterprise value of the two standalone companies by the respective contribution percentages and subtracting net debt attributable to each standalone company. Morgan Stanley also noted the implied exchange ratio derived from the implied equity contributions across the selected metrics. For the unlevered and levered income estimates, Morgan Stanley held the ProLogis share price constant at the closing price on January 26, 2011 when calculating the implied exchange ratio.

The computations resulted in the following implied equity contributions and implied exchange ratios:

			Implied
			Exchange
Equity Contribution Analysis	ProLogis	AMB	Ratio

2011 Unlevered Income Estimates
Consolidated Net Operating Income	58%	42%	0.429x
Consolidated EBITDA	61%	39%	0.462x
Look Through EBITDA	63%	37%	0.492x
Mean Consensus EBITDA	60%	40%	0.452x
Levered Income Estimates
2011 Consolidated FFO	60%	40%	0.451x
2011 Consensus FFO	62%	38%	0.476x
Net Asset Value Estimates
Green Street NAV Estimates	60%	40%	0.446x
Mean Consensus NAV Estimates	61%	39%	0.480x
Market Prices
Closing Price on January 26, 2011	60%	40%	0.447x
Closing Price on January 28, 2011	60%	40%	0.462x

Morgan Stanley noted that the 0.4464 exchange ratio of ProLogis common shares to AMB common stock provided for in the merger agreement would result in pro forma ownership of the combined company for holders of ProLogis common shares equal to approximately 60%.

Pro Forma Accretion/Dilution Analysis

Using financial projections and estimates of cost savings resulting from the transaction provided by the managements of ProLogis and AMB, Morgan Stanley calculated the accretion/dilution of the FFO per ProLogis common share and the FFO per share of AMB common stock as a result of the transaction. For the year ended December 31, 2012, Morgan Stanley compared the FFO per share of the pro forma entity to the FFO per share estimate of ProLogis and AMB, each as a standalone entity. The analysis indicated that the transaction would be accretive to the FFO per share of each of ProLogis and AMB for calendar year 2012. The accretion to AMB in 2012 is greater on both an absolute and a relative basis when compared to the accretion to ProLogis in 2012 principally due to the underlying assumed growth of FFO per share between 2011 and 2012 for each of the companies. Though the management projections show greater FFO per share growth during this period for ProLogis as compared to AMB, the compound aggregate growth rate for each of AMB and ProLogis is substantially the same over the five-year projection period, which suggests that FFO accretion will be more evenly shared over the longer term. Morgan Stanley evaluated accretion to ProLogis and AMB core FFO. Core FFO is defined as FFO excluding significant non-cash items and non-recurring items, as well as gains or losses from sales of real estate.

In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ProLogis or AMB. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by the estimates. These analyses were prepared solely as part of the analysis of Morgan Stanley of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of ProLogis common shares and were conducted in connection with the delivery of Morgan Stanley’s opinion to ProLogis’ board of trustees.

General

In connection with the review of the transaction by the ProLogis board of trustees, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of ProLogis or AMB. In performing its analyses, Morgan Stanley made assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions relate to factors that are beyond the control of ProLogis or AMB. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of ProLogis common shares and in connection with the delivery of its opinion to the ProLogis board of trustees. These analyses do not purport to be appraisals or to reflect the prices at which ProLogis common shares or AMB common stock might actually trade.

The exchange ratio was determined through arm’s-length negotiations between ProLogis and AMB and was approved by the ProLogis board of trustees. Morgan Stanley provided advice to ProLogis during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to ProLogis or that any specific exchange ratio constituted the only appropriate merger consideration for the transaction. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the AMB common stock will trade at any time, and Morgan Stanley expressed no opinion or recommendation as to how shareholders of ProLogis or stockholders of AMB should vote at the stockholders’ meetings to be held in connection with the transaction.

Morgan Stanley’s opinion and its presentation to the ProLogis board of trustees was one of many factors taken into consideration by the ProLogis board of trustees in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the view of the ProLogis board of trustees with respect to the exchange ratio or of whether the ProLogis board of trustees would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of ProLogis, AMB, or any other company, or any currency or commodity, that may be involved in the transaction, or any related derivative instrument.

ProLogis retained Morgan Stanley to act as its exclusive financial advisor in connection with the transaction because of its qualifications, expertise and reputation. As compensation for its services, which included advisory services as well as the rendering of a fairness opinion, ProLogis has agreed to pay Morgan Stanley a fee of $20 million in the aggregate, $2 million of which was payable upon execution of the merger agreement and $18 million of which is contingent upon the consummation of the transaction. In addition to the transaction fee, ProLogis may, at its sole discretion, pay Morgan Stanley an additional discretionary fee at closing of $2.5 million, based on ProLogis’ evaluation of the quality and quantity of the work performed by Morgan Stanley in connection with services rendered in connection with the transaction. ProLogis has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, ProLogis has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. During the two years preceding the date of its opinion, Morgan Stanley and its affiliates had commercial and investment banking relationships with ProLogis and AMB, for which Morgan Stanley and its affiliates received customary compensation. Morgan Stanley’s services for ProLogis have included: (1) acting as joint bookrunner for ProLogis’ offerings of common shares in April 2009 and October 2010, respectively, (2) acting as joint bookrunner for ProLogis’ offering of debt securities in August 2009, (3) acting as joint bookrunner for ProLogis’ offering of convertible notes in March 2010, (4) acting as dealer manager for ProLogis’ tender offer for certain of its outstanding debt securities in May 2009, (5) acting as a manager for ProLogis’ continuous equity offering program established in March 2010, (6) acting as financial advisor to ProLogis on the sale of its Japan and China portfolios in February 2009, (7) acting as a financial advisor to PEPR, in connection with an asset sale in May 2009 and (8) acting as sole bookrunner for PEPR’s offering of convertible preferred units in December 2009. Morgan Stanley’s services for AMB during such period have included: (1) acting as joint bookrunner for AMB’s offerings of common stock in March 2009 and April 2010, respectively, (2) acting as joint bookrunner for AMB’s offerings of debt securities in November 2009, August 2010 and November 2010, respectively, (3) acting as dealer manager for AMB’s tender offer for certain of its outstanding debt securities in December 2009 and (4) acting as a financial advisor to AMB in connection with the formation of a joint venture in China in March 2011. In addition, Morgan Stanley’s commercial banking affiliate is a lender under certain outstanding credit facilities of AMB, ProLogis and PEPR. Morgan Stanley may also seek to provide such services to AMB and ProLogis in the future and expects to receive fees for the rendering of these services.

AMB Unaudited Prospective Financial Information

AMB does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, AMB is including this unaudited prospective financial information that was made available to the AMB board of directors, the ProLogis board of trustees, J.P. Morgan and Morgan Stanley in connection with the evaluation of the Merger. The inclusion of this information should not be regarded as an indication that any of AMB, ProLogis, J.P. Morgan, Morgan Stanley or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. AMB stockholders and ProLogis shareholders are urged to review AMB’s SEC filings for a description of risk factors with respect to AMB’s business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in AMB’s historical GAAP financial statements. Neither AMB’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of AMB’s independent registered public accounting firm contained in AMB’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus, relates to AMB’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2011 through 2015.

	2011	2012	2013	2014	2015
	($ in millions)

EBITDA	$468	$529	$603	$692	$800
Core funds from operations (Core FFO)	$238	$264	$289	$364	$454
Adjusted funds from operations (AFFO)	$189	$237	$256	$341	$429

For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, EBITDA is calculated as net earnings before gains plus (i) preferred unit distributions, (ii) depreciation and amortization, (iii) non-cash cost of stock-based compensation awards, (iv) consolidated interest expense, (v) income tax expense, (vi) certain other non-cash charges, and (vii) AMB’s pro rata share of EBITDA from unconsolidated joint ventures; less non-controlling interest holders’ share of EBITDA from consolidated joint ventures. For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, Core funds from operations (“Core FFO”) is calculated as operating income less interest expense, preferred share dividends, and other reconciling line items, adjusted for certain non-cash items, non-recurring items, and gains. For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, Adjusted funds from operations (“AFFO”) is calculated as Core FFO less (i) recurring capital expenditures and (ii) pro rata share of straight line rent adjustments (FAS 13); plus (i) amortized deferred financing costs and (ii) non-cash cost of stock-based compensation awards.

In addition to the summary metrics presented above, AMB also provided a 2011 estimate of net operating income of $442 million. For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, net operating income represents consolidated rental revenues less consolidated property operating expenses. In addition to the summary metrics presented above, AMB also provided an estimate of gross dividends per year for each year between 2011 through 2015. The estimate provided by AMB for each of 2011, 2012, 2013, 2014 and 2015 was $193 million, $213 million, $235 million, $271 million and $309 million, respectively.

ProLogis and AMB calculate certain non-GAAP financial metrics including EBITDA, AFFO and NOI using different methodologies. The differences relate to the following categories: (i) treatment of each company’s share of income and cash flow from joint ventures and other unconsolidated investments (ii) treatment of minority interest share of consolidated income and cash flow; and (iii) definitional differences related to certain adjustments made to calculate AFFO. AMB has made conforming methodology changes to the financial data received from ProLogis. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to AMB and ProLogis may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, AMB made a number of assumptions regarding, among other things, interest rates, corporate financing activities, including amount and timing of the issuance of senior and secured debt, AMB common stock price appreciation and the timing and amount of common stock issuances, annual dividend levels, occupancy and customer retention levels of its owned and managed portfolios, changes in rent, the amount, timing and cost of existing and planned developments, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on such acquisitions, the formation of, and expected terms of, including yield on, future fund formations, the amount of income taxes paid, and the amount of general and administrative costs.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”, all of which are difficult to predict and many of which are beyond the control of AMB and/or ProLogis and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by AMB management that AMB management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the Merger. AMB stockholders and ProLogis shareholders are urged to review AMB’s most recent SEC filings for a description of AMB’s reported and anticipated results of operations and financial condition and capital resources during 2010, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in AMB’s Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by AMB, ProLogis or any other person to any AMB stockholder or any ProLogis shareholder regarding the ultimate performance of AMB compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

AMB DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

ProLogis Unaudited Prospective Financial Information

ProLogis does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, ProLogis is including this unaudited prospective financial information that was made available to the ProLogis board of trustees, the AMB board of directors, J.P. Morgan and Morgan Stanley in connection with the evaluation of the Merger. The inclusion of this information should not be regarded as an indication that any of ProLogis, AMB, J.P. Morgan, Morgan Stanley or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. AMB stockholders and ProLogis shareholders are urged to review the SEC filings of ProLogis for a description of risk factors with respect to the business of ProLogis. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm of ProLogis, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of ProLogis contained in the Annual Report of ProLogis on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of ProLogis. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2011 through 2015.

	2011	2012	2013	2014	2015
	($ in millions)

EBITDA	$749	$747	$810	$857	$904
Core funds from operations (Core FFO)	$359	$417	$494	$537	$608
Adjusted funds from operations (AFFO)	$339	$376	$433	$471	$541

For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, EBITDA is calculated as net earnings plus (i) depreciation and amortization (ii) non-cash cost of share based compensation awards (iii) consolidated interest expense (iv) income tax expense (v) preferred dividends and net earnings attributable to non-controlling interests, and (vi) changes in operating receivables and distributions from unconsolidated funds, CDFS JV’s and unconsolidated investees; less (i) gains on dispositions of non-development properties, and (ii) equity in earnings from unconsolidated property funds, CDFS joint ventures, and other unconsolidated investees.

For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, core funds from operations is calculated as operating income less interest expense, preferred share dividends, and other reconciling line items, adjusted for non-cash items, non-recurring items, and gains. Adjusted funds from operations is calculated as core funds from operations plus (i) corporate depreciation, (ii) non-cash interest expense, (iii) non-cash convertible interest expense and (iv) non-cash cost of share based compensation awards; less (i) straight line rent adjustments (FAS 13), (ii) recurring tenant improvements and leasing commissions and (iii) recurring capital expenditures.

In addition to the summary metrics presented above, ProLogis also provided a 2011 estimate of net operating income of $609 million. For purposes of the unaudited prospective financial information provided to J.P. Morgan and Morgan Stanley and presented herein, net operating income represents ProLogis’ share of consolidated income statement rental income less consolidated income statement rental expenses.

ProLogis and AMB calculate certain non-GAAP financial metrics including EBITDA, AFFO and NOI using different methodologies. The differences relate to the following categories: (i) treatment of each company’s share of income and cash flow from joint ventures and other unconsolidated investments (ii) treatment of minority interest share of consolidated income and cash flow; and (iii) definitional differences related to certain adjustments made to calculate AFFO. ProLogis has made conforming methodology changes to the financial data received from AMB. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to AMB and ProLogis may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, ProLogis made a number of assumptions regarding, among other things, interest rates, corporate financing activities, including amount and timing of the issuance of senior and secured debt, ProLogis common share price appreciation and the timing and amount of common share issuances, annual dividend levels, occupancy and customer retention levels of its owned and managed portfolios, changes in rent, the amount, timing and cost of existing and planned developments, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on such acquisitions, the formation of, and expected terms of, including yield on, future fund formations, the amount of income taxes paid, and the amount of general and administrative costs.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of AMB and/or ProLogis and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of ProLogis that the management of ProLogis believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the Merger. AMB stockholders and ProLogis shareholders are urged to review the most recent SEC filings of ProLogis for a description of the reported and anticipated results of operations and financial condition and capital resources of ProLogis during 2010.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by AMB, ProLogis or any other person to any AMB stockholder or any ProLogis shareholder regarding the ultimate performance of ProLogis compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

PROLOGIS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Pro Forma Operational Data of the Combined Company

The combined company will be named “ProLogis, Inc.” and will be a Maryland corporation that is a self-administered and self-managed REIT for U.S. federal income tax purposes. The combined company is expected to be a leading global owner, operator and developer of industrial real estate. The combined company is expected to have a pro forma equity market capitalization of approximately $14 billion, a total market capitalization in excess of $24 billion and gross assets owned and managed of approximately $46 billion. The combined company will own or manage approximately 600 million square feet (approximately 55 million square meters) of modern distribution facilities located in key gateway markets and logistics corridors in 22 countries.

The geographic distribution of the combined company’s real estate is expected to be as set forth in the table below upon the closing of the Merger:

	Square Feet	AUM(2)
		(U.S. dollars, in billions)
	(In millions)(1)

The Americas	423	$28
Europe	145	$13
Asia	30	$5

Total	598	$46

(1)	Represents owned/managed real estate at 100% share.

(2)	Defined as gross book value of owned/managed properties.

The largest customers of the combined company by annualized base rent, on an owned and managed basis, are expected to be as set forth in the table below upon the closing of the Merger:

Percentage of
Combined Annualized
Base Rent(1)

Deusche Post World Net (DHL)	2.6%
Kuehne + Nagel	1.2%
Home Depot	1.1%
CEVA Logistics	1.0%
Unilever	0.8%
SNCF	0.7%
United States Government	0.7%
Sagawa Express	0.7%
Wincanton Logistics	0.6%
Nippon Express	0.5%
Top 10 customers	9.9%

(1)	Annualized base rent is calculated as monthly base rent (cash basis) per the terms of the lease, as of December 31, 2010 and including contractual rent escalations multiplied by 12, excluding any free rent periods.

The lease expirations for the combined company’s owned and managed operating properties for leases in place as of December 31, 2010, without giving effect to the exercise of renewal options or termination rights, if any, at or prior to the scheduled expirations, is expected to be as set forth in the table below upon the closing of the Merger:

		Annualized Base
	Square Feet(1)	Rent(2)
	(In millions)	(U.S. dollars, in thousands)

2011	77	$382,375
2012	85	445,723
2013	75	410,092
2014	62	341,774
2015	64	349,860

Total	363	$1,929,824

(1)	Schedule includes leases that expire on or after December 31, 2010. Schedule includes owned and managed operating properties which are defined as properties in which the combined company has at least a 10% ownership interest, for which it is the property or asset manager, and which the company currently intends to hold for the long term.

(2)	Annualized base rent is calculated as monthly base rent (cash basis) per the terms of the lease, as of December 31, 2010 and including contractual rent escalations, multiplied by 12, excluding any free rent periods.

Interests of AMB Directors and Executive Officers in the Merger

In considering the recommendation of the AMB board of directors that AMB stockholders vote on the approval of the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger), AMB stockholders should be aware that some of the executive officers and directors of AMB may have interests in the Topco merger that are different from, or in addition to, those of the stockholders of AMB, generally. The AMB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendations that the AMB stockholders approve the Topco merger. For purposes of all of the AMB agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control of AMB.

Following the consummation of the Merger, Mr. Hamid R. Moghadam, Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Jeffrey L. Skelton and Mr. Carl B. Webb, each of whom is currently a member of the AMB board of directors, will be elected to the board of directors of the combined company.

Change in Control and Noncompetition Agreements

AMB LP has previously entered into Amended and Restated Change in Control and Noncompetition Agreements with each of AMB’s executive officers (Mr. Hamid R. Moghadam, Mr. Thomas S. Olinger, Mr. Guy F. Jaquier, and Mr. Eugene F. Reilly). On January 30, 2011, AMB LP entered into letter agreements with each of AMB’s executive officers which, conditioned upon and effective as of the consummation of the Topco merger, amend those agreements (we refer to such amended agreements as the “CIC agreements”). The general purpose of such amendments was to provide that the vesting of equity awards held by the AMB executive officers would accelerate only upon a severance-qualifying termination following a change in control (instead of immediate acceleration following the change in control). The CIC agreements have terms that renew annually unless either party provides notice of intent not to renew. In the event of a change in control of AMB, such as the Topco merger, the term of the CIC agreement automatically extends until 24 months after the date of such change in control. In the event of a subsequent change in control that occurs within the 24 month period following the consummation of the Topco merger, the term of the CIC agreements will extend for a period of 24 months beginning on the date of any such change in control.

If, during the term of the CIC agreement and within 24 months following a change in control, such as the Topco merger, an executive officer’s employment is terminated by AMB for any reason other than “cause,” death, “disability” or retirement, or if the executive officer resigns for “good reason” (each as defined under the CIC Agreement and referred to as a “severance-qualifying termination”), the executive officer is entitled to the following (in addition to accrued but unpaid compensation and benefits): (i) a lump-sum severance amount equal to two times the sum of the executive officer’s (x) annual base salary and (y) average annual bonus received by the executive officer over the three most recent years preceding his termination of employment; (ii) for 24 months or the earlier expiration of the executive officer’s COBRA continuation coverage, reimbursement for COBRA premiums and life insurance coverage for the executive officer and his eligible dependents and (iii) a lump-sum cash payment of two times the matching or profit sharing contributions to which the executive officer would have been entitled under AMB’s 401(k) Plan for the year of termination. In the event that any payments or benefits made to the executive officer would be subject to the excise tax imposed by Section 4999 of the Code, the executive officer would receive an additional payment such that he would be placed in the same after-tax position as if no excise tax had been imposed.

For the purposes of the CIC agreements, “good reason” generally means any material diminution or reduction in the executive officer’s position, authority, duties, responsibilities or annual base compensation, an involuntary relocation, a failure of AMB to continue the executive officer’s participation, on a basis not materially less favorable, in any material compensation or benefit plan in which the executive officer was eligible to participate prior to the change in control (other than an equity-based plan), a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer reports or any other action that constitutes a material breach of the CIC agreement, except that (i) Mr. Moghadam’s position as co-chief executive officer of the combined company with Mr. Walter C. Rakowich, until the earlier of (x) Mr. Rakowich’s retirement or other termination of employment or (y) January 1, 2013 and (ii) Mr. Olinger’s position as Chief Integration Officer of the combined company until the earlier of (x) Mr. William E. Sullivan’s retirement or other termination of employment or (y) January 1, 2013, in each case will not constitute “good reason” under their respective CIC agreements.

On January 30, 2011, AMB and each of Mr. Moghadam and Mr. Olinger entered into letter agreements which further provide that Mr. Moghadam will become the sole chief executive officer of the combined company and Mr. Olinger will become the chief financial officer of the combined company, in each case no later than January 1, 2013.

As provided in the merger agreement, in connection with the Topco merger, AMB may grant 20,000 shares of restricted stock to each of Mr. Olinger, Mr. Jaquier and Mr. Reilly.

Based on compensation and benefit levels in effect on April 6, 2011, and assuming that the Topco merger was completed on April 6, 2011 and, immediately thereafter, each executive officer incurs a severance-qualifying termination, each of Mr. Moghadam, Mr. Olinger, Mr. Jaquier and Mr. Reilly would be entitled to receive $6,673,119, $1,778,457, $2,014,046, and $2,078,713, respectively, in cash severance payments under their CIC agreements (including the COBRA and life insurance premium reimbursement described above for the maximum available period).

Equity Compensation Awards

Each of the CIC agreements provides that upon a severance-qualifying termination or a termination of the executive officer’s employment due to death or “disability,” in each case during the two-year period following the consummation of the Topco merger, all equity or equity-based awards then held by the applicable executive officer and which also have been held by the executive officer at the time of the Topco merger will vest and all restrictions will lapse.

Based on AMB equity compensation holdings as of April 6, 2011, and assuming that the Topco merger was completed on April 6, 2011 and, immediately thereafter, each executive officer incurs a severance-qualifying termination, as to Mr. Moghadam, Mr. Olinger, Mr. Jaquier and Mr. Reilly, (1) the number of options to purchase AMB common stock that would vest in connection with such severance-qualifying termination is 588,848, 34,265, 162,899 and 56,456, respectively, and (2) the number of shares of restricted stock that would vest in connection with such severance-qualifying termination is 140,486, 56,647, 85,921 and 117,065, respectively.

AMB Deferred Compensation Plans

AMB currently maintains two deferred compensation plans for its executive officers and non-employee directors: the Amended and Restated 2005 Non-Qualified Deferred Compensation Plan (which we refer to as the “2005 Plan”) and the Amended and Restated 2002 Nonqualified Deferred Compensation Plan (which we refer to as the “2002 Plan”). Each of the executive officers, with the exception of Mr. Reilly, participates in one or both of the deferred compensation plans. Both the 2005 Plan and the 2002 Plan provide that upon a change in control of AMB, such as the Topco merger, participants will receive a lump-sum payment equal to his or her vested account balance. Payments under the 2005 Plan are required to be made as soon as possible after the change in control but in no event later than the later of (i) December 31 of the calendar year in which the change in control occurs or (ii) the 15th day of the third month following the date of the change in control. Payments of vested account balances under the 2002 Plan, which are treated as “grandfathered” for purposes of Section 409A of the Code, are required to be made immediately prior to the change in control unless the administrator of such plan determines, in its sole discretion, to defer payment for a period of up to 13 months after the change in control.

AMB 2011 Supplemental Non-Qualified Deferred Compensation Plan

On January 30, 2011, the AMB board of directors adopted the new NQDC Plan, conditioned upon and effective as of the consummation of the Topco merger. The purpose of the new NQDC Plan is to provide the opportunity for participants in the 2002 Plan and the 2005 Plan (which we collectively referred to as the “old NQDC Plans”) to continue to receive tax-deferred earnings with respect to the shares or cash withheld to pay taxes as a result of the required, non-waivable, distributions from the old NQDC Plans which will be triggered by the consummation of the Topco merger, as described above. These grants would not make participants whole for taxes paid on the required distributions; the intent is to compensate the executives for the fact that those taxes will be paid earlier than both they and AMB anticipated when deferrals under the old NQDC Plans were made.

Each participant in the old NQDC Plans who remains employed (or, as to non-employee director participants, a member of the combined company’s board) immediately following the consummation of the Topco merger will receive an opening grant under the new NQDC Plan at that time. The base amount of the grant (i.e., the amount on which the value of the award will be determined) will equal the taxes paid on distributions paid due to the consummation of the Topco merger under the old NQDC Plans. These grants will be in the form of combined company stock units or cash credits to match the form of each participant’s deemed investment under the old NQDC Plans. Dividend equivalents on stock units held in the new NQDC Plan will be deemed reinvested in additional stock units or directed to other investments, at the participant’s election. Each stock unit will entitle the applicable participant to a distribution at a future date (selected by the participant in accordance with Section 409A of the Code) of a number of shares of the stock of the combined company equal to: (i) with respect to the stock units credited at closing, (x) the increase, if any, in the value of a share of combined company stock after the closing, divided by (y) the value of a share of combined company stock on the distribution date, plus (ii) the total number of stock units credited to such participant’s account in respect of dividend equivalents. If a participant is credited with a notional cash balance under the new NQDC Plan as of the consummation of the Topco merger, the participant will receive the notional earnings (if any) on that cash balance at distribution. A trust (commonly known as a “rabbi trust”) will be created to hold shares of combined company stock and cash reflecting the opening account balances of stock units and cash, respectively, in the new NQDC Plan, and the accretions thereon. The participants in the new NQDC Plan will be entitled to direct the plan trustee on how to vote the shares held in the trust on a pro rata basis.

Assuming an aggregate state and federal tax rate of 45%, based on the aggregate account balance of each of Mr. Moghadam, Mr. Olinger, Mr. Jaquier and the two non-employee directors (as a group), under the old NQDC Plans as of April 8, 2011, the opening grant of each such executive officer and the two non-employee directors (as a group), in the new NQDC Plan will be $27,678,084, $132,806, $2,393,871 and $451,483, respectively. Each participant will have the right to vote the shares of stock of the combined company held in the trust relating to the new NQDC Plan in proportion to the stock units credited to the participant’s account.

Interests of ProLogis Trustees and Executive Officers in the Merger

In considering the recommendation of the ProLogis board of trustees that ProLogis shareholders vote in favor of the merger agreement and the transactions contemplated thereby, including the ProLogis merger and the Topco merger, ProLogis shareholders should be aware that some of the executive officers and trustees of ProLogis may have interests in the Merger that are different from, or in addition to, those of the shareholders of ProLogis, generally. The ProLogis board of trustees was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the Merger, in approving the merger agreement and in recommending that the ProLogis shareholders approve the Merger.

Following the consummation of the Merger, six persons selected by ProLogis will be elected to the board of directors of the combined company. One of those persons will be the ProLogis chief executive officer, Mr. Walter C. Rakowich, who will also become the co-chief executive officer and chairman of the executive committee of the board of directors of the combined company, and another will be Mr. Irving F. Lyons III, a current member of the board of trustees of ProLogis, who will become the lead independent director of the combined corporation. Three of the remaining four persons selected by ProLogis (Mr. George L. Fotiades, Ms. Christine Garvey and Mr. D. Michael Steuert) are current members of the ProLogis board of trustees.

Employment and Executive Protection Agreements

Employment Agreement with Walter C. Rakowich

Mr. Rakowich and ProLogis are currently parties to a Third Amended and Restated Employment Agreement dated as of January 7, 2009 which provides Mr. Rakowich with payments and benefits if his employment is terminated under certain circumstances (which we refer to as the “Current Agreement”). On January 30, 2011, Mr. Rakowich entered into an agreement with ProLogis pursuant to which he waived any right that he would have to terminate employment with ProLogis and receive payments and benefits under the terms of the Current Agreement solely because he will be the co-chief executive officer the combined company following the Topco merger. Mr. Rakowich’s Current Agreement otherwise remains in effect and will expire by its terms on December 31, 2011, subject to earlier termination in accordance with its terms. ProLogis may also pay Mr. Rakowich up to $20,000 to reimburse him for legal fees incurred in preparation and negotiation of his new employment agreement.

On January 30, 2011, Mr. Rakowich entered into a new employment agreement with ProLogis (which we refer to as the “New Agreement”) which will become effective on January 1, 2012, provided that the Topco merger has occurred by that date and provided that he is still employed on that date, and which will expire on December 31, 2012, subject to earlier termination in accordance with its terms. The New Agreement generally provides that he will provide services as the co-chief executive officer of the combined company and will be primarily responsible for integration of the real estate portfolios, as well as for operations, dispositions, capital deployment and risk management following the Topco merger. The New Agreement provides that, for 2012, Mr. Rakowich will receive:

•	an annual base salary of $1,000,000;

•	a target bonus equal to 150% of his salary, with an actual bonus, generally conditioned upon satisfaction of performance criteria, of not less than zero or more than 200% of the target bonus;

•	a target incentive award having an aggregate value of $4,800,000, with an actual incentive award, generally conditioned upon satisfaction of performance criteria, of not less than 60% and not more than 160% of the target incentive award; and

•	participation in standard benefit plans.

Certain performance payments are subject to “claw-back” in the event of material modifications or material restatements of the combined company’s financial statements. Mr. Rakowich is also entitled to coverage under the combined company’s directors and officers insurance and to indemnification on the same basis as under his existing employment agreement with ProLogis.

If Mr. Rakowich’s employment terminates during the term of the New Agreement for any reason, he will be entitled to payments of accrued salary and vacation, bonuses for prior periods and payments to which he is entitled under applicable benefit plans (which we refer to as the “Accrued Benefits”).

If his employment is terminated during the term of the New Agreement by the combined company for cause (as defined in the New Agreement) or if he terminates other than for good reason (as defined in the New Agreement), he will not be entitled to any payments or benefits other than the Accrued Benefits.

If his employment terminates during the term of the New Agreement due to death or disability, he will be entitled to a bonus for the year of termination based on actual performance for that year and pro-rated through the date of termination and a pro-rata portion of the Target Incentive Award for that year (without regard to satisfaction of performance criteria). He will also be fully vested in any incentive awards awarded for prior periods, subject to satisfaction of applicable performance criteria.

If his employment is terminated during the term of the New Agreement by the combined company other than for cause or if he resigns for good reason (each as defined under the New Agreement) or upon expiration of the term of the New Agreement, he will be entitled to:

•	his salary through the end of 2012;

•	$6,000,000;

•	his target bonus (provided that his employment does not terminate as the result of the expiration of the term of the New Agreement); and

•	continuing medical benefits through December 31, 2014 (subject to earlier termination if he becomes eligible to receive comparable benefits through other employment).

The foregoing payments will generally be paid in installments over two years following the termination and are conditioned upon Mr. Rakowich’s compliance with restrictive covenants, including a non-compete and non-solicitation provision. Also under such termination circumstances described in the preceding paragraph, Mr. Rakowich will be entitled to:

•	a lump sum payment of $12,000 in lieu of certain welfare benefits;

•	vesting and payment of the incentive award to which he would otherwise be entitled for 2012 (and if the incentive award for 2011 has not then been granted, the incentive award for 2011), based on actual performance for the applicable period without pro-ration, such payment to be made to Mr. Rakowich at the same time as incentive awards for the applicable period are otherwise provided to similarly situated corporate-level executives; and

•	vesting of incentive awards for prior periods subject to satisfaction of any performance conditions without pro-ration.

Termination payments and benefits are generally conditioned upon Mr. Rakowich’s release of claims.

The New Agreement also provides that if Mr. Rakowich’s employment is terminated prior to January 1, 2012 under circumstances that would have entitled him to the foregoing termination benefits under the New Agreement had he been employed on January 1, 2012, he will be entitled to a payment equal to $7,300,000, payable in a lump sum no later than March 15, 2012, in addition to payments and benefits, if any, to which he is entitled under the Current Agreement.

The New Agreement also provides that Mr. Rakowich will be subject to confidentiality, non-competition and non-solicitation restrictions during his employment and for a period thereafter and that he may be entitled to certain reimbursement and advancement of costs he incurs in enforcing the agreement.

The New Agreement, as well as the Current Agreement, will be assumed by the combined company at the time of the Topco merger.

Executive Protection Agreements with Edward S. Nekritz and William E. Sullivan

ProLogis is currently party to Executive Protection Agreements with each of Mr. Edward S. Nekritz and Mr. William F. Sullivan. The Executive Protection Agreements for Mr. Nekritz and Mr. Sullivan generally provide that, for a period of 24 months following a change of control, the executive is entitled to an annual salary that is not less than that provided prior to such period, minimum bonus requirements and participation in incentive compensation and employee benefit plans. Prior to the amendments described below, the Executive Protection Agreements with Mr. Nekritz and Mr. Sullivan provide that if the executive officer’s employment is terminated by ProLogis for any reason other than death, “Disability” or “Cause,” or if the executive officer resigns as a result of a “Constructive Discharge” (each as defined under the Executive Protection Agreement and referred to as a “qualifying termination”), in each case during the 24-month period following a change of control, the executive officer is entitled to the following (in addition to accrued but unpaid compensation): (i) a pro rata bonus payable for the performance period in which the qualifying termination occurs, with payment based on achievement of a target level of performance for the period (regardless of actual performance for the period), (ii) a lump sum severance amount equal to two times the sum of the executive’s (x) annual base salary and (y) target level of annual bonus for the fiscal year in which the qualifying termination occurs; (iii) for 24 months following the qualifying termination, continued medical and life insurance coverage for the executive officer and his dependents, (iv) outplacement services for up to twelve months following the qualifying termination, and (v) full vesting in the executive officer’s interest in ProLogis’ nonqualified savings plan. In addition, all outstanding equity or equity-based awards held by the executive officer will vest and become exercisable or payable. In the event that any payments or benefits made to the executive officer would be subject to the excise tax imposed by Section 4999 of the Code, the executive officer would receive an additional payment such that he would be placed in the same after-tax position as if no excise tax had been imposed; provided, however, that if a reduction in such payments to an amount that is not less than 90% of the value of the payments would result in no excise tax under Section 4999 of the Code, the payments shall be reduced in accordance with the terms of the Executive Protection Agreement to the extent required to avoid the excise tax.

For purposes of the Executive Protection Agreements for Mr. Nekritz and Mr. Sullivan, a “Constructive Discharge” would occur if the executive terminated employment for “good reason.” Good reason is generally defined for this purpose to mean a substantial adverse alteration in the nature of the executive officer’s status or responsibilities, a material failure to provide the executive officer with compensation and benefits in accordance with the agreement or ProLogis’ material breach of the agreement. The Executive Protection Agreements with Mr. Nekritz and Mr. Sullivan were amended, conditioned upon the Topco merger, to provide that the consummation of the Topco merger will be deemed to be a change in control for purposes of their Executive Protection Agreements, and to make other changes described below, although no payments will be made under such agreements unless there is a qualifying termination event during the term. In the case of Mr. Sullivan, the term of the Executive Protection Agreement as amended, ends on December 31, 2012. In the case of Mr. Nekritz, the term of the agreement as amended, extends for a period of two years following the Topco merger; provided, however, that if a subsequent change in control (as defined in the Executive Protection Agreements) occurs within the two-year term commencing at the effective time of the Topco merger, the term will be extended for an additional two-year period beginning with the date of any such subsequent change in control.

The amendment to the Executive Protection Agreement for Mr. Nekritz broadens the circumstances under which Mr. Nekritz may terminate his employment during the term of the agreement and receive benefits under the agreement to include a relocation from the current ProLogis headquarters location and certain reductions in pay. The amendment to Mr. Sullivan’s agreement acknowledges that he will receive benefits under the agreement if he terminates his employment upon at least 30 days’ advance notice following the effective date of the Topco merger and ending on December 31, 2012. Finally, the amendments provide that even though all outstanding equity awards held by the covered executive officer at the time of termination would otherwise vest upon a qualifying termination, with respect to awards that are made in connection with the Topco merger that vest ratably over three years, the executive officer will receive a pro-rata portion of the tranche that would otherwise vest in the year of termination based on the time elapsed since the last vesting date.

The combined company is required to assume all rights, powers, duties and obligations of ProLogis under the Executive Protection Agreements at the effective time of the Topco merger. All other terms and conditions of the Executive Protection Agreements remain in effect.

Based on compensation and benefit levels in effect on April 6, 2011, and assuming that the Merger was completed on April 6, 2011 and, immediately thereafter, each executive officer incurs a severance-qualifying termination, each of Mr. Rakowich, Mr. Sullivan and Mr. Nekritz will be entitled to receive $15,810,630, $2,654,690 and $2,414,384, respectively, in cash severance payments under their employment or executive protection agreements, as applicable (not including the value of certain medical, dental and life insurance benefits and outplacement services estimated to be $25,840, $30,770 and $35,200, respectively).

Employment Agreement with Mr. Antenucci

Mr. Antenucci is not party to an Executive Protection Agreement with ProLogis. Although he is a party to an employment agreement with ProLogis pursuant to which he may be entitled to severance payments and benefits under certain circumstances, Mr. Antenucci’s employment with ProLogis will terminate no later than June 30, 2011 under circumstances unrelated to the consummation of the Merger, and as such, any severance payments or benefits that he may be entitled to receive, if applicable, are not related to, or contingent upon, the Merger.

Equity Compensation Awards

As mentioned above, each of the agreements provides that upon a qualifying termination, certain equity and equity-based incentive awards will become fully vested. In addition, in connection with the Topco merger, Mr. Nekritz will receive 75,000 restricted share unit awards from ProLogis.

Based on ProLogis equity compensation holdings as of April 6, 2011, and assuming that the Merger was completed on April 6, 2011 and, immediately thereafter, each executive officer incurs a qualifying termination which results in full vesting of his equity or equity-based incentive awards, as to Mr. Rakowich, Mr. Sullivan and Mr. Nekritz (i) the number of options to purchase ProLogis common shares that would vest in connection with such severance-qualifying termination is 0, 198,453 and 130,476, respectively and (ii) the number of restricted share units that would vest in connection with such qualifying termination is 0, 268,986 and 208,700, respectively, and (iii) the number of performance shares and accrued dividend equivalents that would vest in connection with such qualifying termination is 0, 88,527 and 46,780, respectively. Mr. Rakowich’s equity or equity-based incentive awards (options to acquire 145,081 common shares, 470,988 restricted share units and accrued dividend equivalents and 334,722 performance shares and accrued dividend equivalents) will continue to vest in accordance with their original vesting schedule.

Directors and Management Following the Merger

Initial Board Composition

Following the consummation of the Merger, the board of directors of the combined company will have eleven members, consisting of (i) Mr. Hamid R. Moghadam, the current chief executive officer of AMB; (ii) Mr. Walter C. Rakowich, the current chief executive officer of ProLogis; (iii) Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Jeffrey Skelton and Mr. Carl B. Webb, each of whom was selected by the AMB board of directors and is currently a member of the AMB board of directors; and (iv) Mr. Irving F. Lyons III, Mr. George L. Fotiades, Ms. Christine Garvey, Mr. D.

Michael Steuert and Mr. William D. Zollars, each of whom were selected by the ProLogis board of trustees and each of whom (other than Mr. Zollars) is currently a member of the ProLogis board of trustees.

Mr. Moghadam will become the chairman of the board of the combined company (which will not be an executive officer position at the combined company), Mr. Rakowich will become the chairman of the executive committee of the board, and Mr. Lyons will become the lead independent director.

Mr. Zollars, age 63, was a trustee of ProLogis from June 2001 to May 2010. Mr. Zollars has been the chairman of the board and chief executive officer of YRC Worldwide Inc., a holding company specializing in the transportation of industrial, commercial, and retail goods, since November 1999. Mr. Zollars is a director of Cerner Corporation (computer integrated systems design) and CIGNA Corporation (hospital and medical service plans).

Board Committees

The board of directors of the combined company will have four committees, consisting of an audit committee, a compensation committee, an executive committee, and a nominating & governance committee (which will include in its charter the current responsibilities of the corporate responsibility committee of ProLogis). Mr. Losh (chair), Ms. Garvey and Mr. Steuert will serve as members of the audit committee, Mr. Fotiades (chair), Mr. Webb and Mr. Zollars will serve as members of the compensation committee, Mr. Rakowich (chair), Mr. Lyons, Mr. Moghadam and Mr. Skelton will serve as members of the executive committee and Ms. Kennard (chair), Mr. Skelton and Mr. Zollars will serve as members of the nominating & governance committee. The role of the executive committee will be to meet and act separately if board action is required, the matter is time-sensitive and the full board of directors is unavailable or unable to act in the required time frame.

Officers of the Combined Company

Upon the closing of the Merger, Mr. Moghadam and Mr. Rakowich will become co-chief executive officers of the combined company. On December 31, 2012, Mr. Rakowich will resign as co-chief executive officer and as a member of the board of directors, and Mr. Moghadam will become the sole chief executive officer of the combined company and remain chairman of the board of the combined company.

The bylaws of the combined company will provide that the affirmative vote of at least 75% of the independent directors of the combined company is required to take any of the following actions:

•	removal of Mr. Moghadam from the office of co-chief executive officer of the combined company prior to December 31, 2012 or removal of Mr. Moghadam from the office of chief executive officer or chairman of the board of directors of the combined company prior to December 31, 2014;

•	removal of Mr. Rakowich as co-chief executive officer of the combined company prior to December 31, 2012;

•	appointment of any person as chief executive officer or co-chief executive officer of the combined company, other than, prior to December 31, 2012, Mr. Moghadam or Mr. Rakowich, or, after December 31, 2012 and prior to December 31, 2014, Mr. Moghadam;

•	appointment of any person, other than Mr. Moghadam, as chairman or co-chairman of the board of directors of the combined company prior to December 31, 2014;

•	failure to nominate Mr. Moghadam or Mr. Rakowich as a director of the combined company in any election of directors where the term of such directorship commences prior to December 31, 2014 or December 31, 2012, respectively; or

•	a material alteration, limitation or curtailment of the authority granted pursuant to the bylaws of the combined company to the chief executive officer, co-chief executive officer or chairman of the board prior to December 31, 2014.

In addition, the affirmative vote of at least 75% of the independent directors of the combined company is required to amend, modify or repeal, or adopt any bylaw provision inconsistent with, the foregoing provisions.

The current chief financial officer of ProLogis, Mr. William E. Sullivan, will become chief financial officer of the combined company, and the current chief financial officer of AMB, Mr. Thomas S. Olinger, will become chief integration officer of the combined company. On December 31, 2012, Mr. Sullivan will retire from the combined company and Mr. Olinger will become the chief financial officer of the combined company.

Following the closing of the Merger, Mr. Michael S. Curless will act as chief investment officer of the combined company, Mr. Guy F. Jaquier will act as chief executive officer, private capital, Mr. Gary E. Anderson will act as chief executive officer, Europe & Asia, Mr. Eugene F. Reilly will act as chief executive officer, the Americas, Mr. Edward S. Nekritz will act as chief legal officer and general counsel, and Ms. Nancy Hemmenway will act as chief human resources officer.

Treatment of ProLogis Share Options and Other Equity-Based Awards

Upon completion of the Topco merger, outstanding share options to purchase ProLogis common shares, share unit awards with respect to ProLogis common shares, dividend equivalent units with respect to ProLogis common shares and performance share awards denominated in ProLogis common shares will generally be assumed by the combined company without any action on the part of their holders, and converted into stock options, stock unit awards, dividend equivalent units and performance stock awards with respect to common stock of the combined company, on the same terms and conditions (including the vesting schedule, if applicable), except that:

•	each ProLogis share option will be exercisable for that number of shares of common stock of the combined company equal to the number of ProLogis common shares subject to the share option multiplied by the exchange ratio (0.4464), and the per share exercise price for the shares of common stock of the combined company will be equal to the quotient determined by dividing the original exercise price of each ProLogis common share subject to such assumed ProLogis share option by the exchange ratio (0.4464);

•	each ProLogis share unit award, dividend equivalent unit award and performance share award will be converted into the right to receive that number of shares of the common stock of the combined company equal to the number of ProLogis common shares subject to the respective award multiplied by the exchange ratio (0.4464).

Equity awards of AMB will remain outstanding upon completion of the Merger as equity awards of the combined company.

Participants in the ProLogis Employee Share Purchase Plan may not increase their payroll deductions thereunder from those in effect on January 30, 2011 and no employee may commence participation in the plan following January 30, 2011. The ProLogis Employee Share Purchase Plan will be automatically suspended effective as of the earlier of June 30, 2011 or the payroll period of ProLogis ending immediately prior to the closing of the Topco merger, but in no event less than ten business days prior to the closing of the Topco merger, and any contributions made for the offering period in effect as of January 30, 2011, the date of the merger agreement. will be applied to the purchase of ProLogis common shares, and any cash remaining in the ProLogis Employee Share Purchase Plan after such suspension date will be promptly refunded to plan participants.

Accounting Treatment

The Merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of AMB as of the effective time of the Topco merger will be recorded at their respective fair values and added to those of ProLogis. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of the combined company issued after the Merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of AMB.

Regulatory Approvals Required for the Merger

AMB and ProLogis are not required to make notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission.

Competition approvals for the Merger were required and have been obtained from the antitrust authorities in Canada, Germany and Mexico. In particular, competition consents were sought from the German antitrust authority (Bundeskartellamt), pursuant to the German Competition Law (Act Against Restraints of Competition of 1998, as amended), and the Mexican competition commission, Commission Federal de Competencia, pursuant to Article 20 of the Federal Law of Economic Competition. Competition consent was also sought and obtained from the Canadian Competition Bureau in Canada, pursuant to the Competition Act (Canada).

At any time before or after the combination, the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission, or a U.S. state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the combination or seeking divestiture of assets of AMB or ProLogis or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. While AMB and ProLogis do not expect any such action to be taken, they can give no assurance that a challenge to the combination will not be made or, if made, would be unsuccessful.

Exchange of Shares in the Merger

At or prior to the effective time of the Merger, AMB will appoint an exchange agent to handle the exchange of certificates formerly representing ProLogis common shares for shares of common stock of the combined company and the exchange of certificates formerly representing ProLogis preferred shares for shares of preferred stock of the combined company. Promptly after the effective time of the Topco merger, the exchange agent will send to each holder of record of ProLogis common shares and ProLogis preferred shares at the effective time of the Merger who holds such shares in certificated or book-entry form (which we refer to as the “ProLogis certificates”), a letter of transmittal and instructions for effecting the exchange of the ProLogis certificates for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of ProLogis certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, a former holder of ProLogis common shares or ProLogis preferred shares will receive one or both of the following: (i) one or more shares of common stock or preferred stock of the combined company and (ii) cash in lieu of fractional shares of common stock of the combined company. After the closing of the Merger, ProLogis will not register any transfers of the shares of ProLogis common shares and ProLogis preferred shares. The shares of stock of the combined company stock shareholders receive in the Merger will be issued in book-entry form.

Because the Topco merger will occur immediately after the ProLogis merger, ProLogis shareholders will not receive certificates representing shares of New Pumpkin common stock or preferred stock prior to the receipt of common stock and preferred stock of the combined company to be issued in the Topco merger.

If you are an AMB stockholder, you are not required to take any action with respect to your AMB stock certificates. Such certificates will continue to represent shares of the combined company after the Topco merger. However, after the Topco merger is completed, the exchange agent for the combined company will send you a letter of transmittal and instructions for exchanging your AMB stock certificates for stock certificates of the combined company. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, an AMB stockholder will receive a stock certificate of the combined company.

Dividends

Each company plans to continue its current dividend policy until the closing of the Merger. The parties each intend to pay distributions on their preferred shares at their stated dividend or distribution rates and quarterly dividends to their common stockholders at a rate not in excess of $0.28 per share of AMB common stock and $0.1125 per ProLogis common share. AMB and ProLogis have agreed to coordinate their regular quarterly dividends for their common stockholders so that, if one group of common stockholders receives any dividend for a quarter, the other group of common stockholders will also receive a dividend for such quarter at the same time. AMB and ProLogis have agreed that the other party, with notice to the other, can declare or pay the minimum dividend as may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (which we refer to as a “REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.

Following the closing of the Merger, the parties intend that the combined company will maintain a dividend policy that will allow it to maintain its status as a REIT and avoid to the extent reasonably possible the incurrence of income or excise tax.

Listing of AMB Common Stock and Preferred Stock

It is a condition to the completion of the Merger that the AMB common stock, AMB Series R preferred stock, and AMB Series S preferred stock issuable in the Topco merger and the AMB common stock to be authorized and reserved for issuance upon exchange or redemption of partnership units by limited partners in certain of ProLogis’ partnerships, upon the conversion or exchange of certain of ProLogis’ convertible debt or upon exercise or settlement of options and other equity awards to purchase AMB common stock issued in substitution for ProLogis options and other equity awards be approved for listing on the NYSE, subject to official notice of issuance.

De-Listing and Deregistration of ProLogis Common Shares and Preferred Shares

When the Merger is completed, the ProLogis common shares and each series of ProLogis preferred shares currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Appraisal or Dissenters’ Rights

Under Section 8-501.1(j) of the Maryland REIT Law (which we refer to as the “MRL”) and Section 3-202 of the Maryland General Corporation Law (we refer to the Maryland General Corporation Law as the “MGCL” and we refer to the MRL and the MGCL together as “Maryland law”), holders of ProLogis common shares, ProLogis Series C preferred shares, ProLogis Series F preferred shares and ProLogis Series G preferred shares do not have the right to receive the appraised value of their shares in connection with the Merger because they are listed on the NYSE and/or are not entitled to vote on the Merger.

Litigation Relating to the Merger

Following the announcement of the merger agreement, several lawsuits were filed. Three of the actions were filed in the District Court for the City and County of Denver, Colorado. These cases have been consolidated, and on or about April 1, 2011, plaintiffs filed a consolidated class action complaint against ProLogis, the members of the ProLogis board of trustees, AMB, New Pumpkin, Upper Pumpkin, Pumpkin LLC and AMB LP. The complaint alleges that ProLogis’ trustees breached their fiduciary duties in connection with entering into the merger agreement and that ProLogis, AMB, New Pumpkin, Upper Pumpkin, Pumpkin LLC and AMB LP aided and abetted the breaches of those fiduciary duties. The complaint further alleges that the registration statement of which this joint proxy statement/prospectus forms a part contains material omissions and misstatements. The plaintiffs seek, among other relief, an order to (i) enjoin the defendants from consummating the Merger unless and until ProLogis adopts and implements a procedure or process reasonably designed to enter into a merger agreement providing the best possible value for ProLogis’ shareholders, (ii) direct the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of ProLogis’ shareholders and to refrain from entering into any transaction until the process for the sale or merger of ProLogis is completed and the highest possible value obtained, (iii) rescind the merger agreement, to the extent already implemented, and (iv) award plaintiffs’ costs and disbursements of the action. Defendants have moved to stay the Colorado action in favor of the Maryland action described below. Plaintiffs have moved for expedited discovery, and the defendants have opposed that motion.

Two of the actions were filed in the Circuit Court of Maryland for Baltimore City. The actions have been consolidated, and the plaintiffs filed a consolidated class action and derivative complaint on or about March 28, 2011. The Maryland consolidated complaint names the same defendants as the Colorado consolidated complaint. The complaint alleges that the members of the ProLogis board of trustees breached their fiduciary duties in connection with the Merger and that AMB and AMB LP aided and abetted the breaches of those fiduciary duties. The complaint further alleges that the registration statement of which this joint proxy statement/prospectus forms a part is misleading and incomplete. The plaintiffs in this action seek, among other relief, an order to (i) enjoin, preliminarily and permanently, the Merger, (ii) rescind the Merger in the event it is consummated or award rescissory damages, (iii) direct the defendants to account to plaintiffs and all other members of the class for all damages, profits and any special benefits defendants obtained as a result of their breaches of fiduciary duties and (iv) award plaintiffs the costs of the action. Defendants moved to dismiss the Maryland action for failure to state a claim and to stay all discovery pending a ruling on their motion to dismiss; plaintiffs have moved for expedited discovery in advance of a preliminary injunction hearing.

On April 15, 2011, the parties to the Maryland action executed a memorandum of understanding that embodies their agreement in principle on the structure of a proposed settlement. The proposed settlement, which is subject to confirmatory discovery and court approval following notice to the class of all ProLogis shareholders during the period from January 30, 2011 through the date of the consummation of the Merger (which we refer to as the “Class”), would dismiss all causes of action asserted in the Maryland consolidated complaint and release all claims that members of the Class may have arising out of or relating in any manner to the Merger, including all claims being asserted in the Colorado action. Pursuant to the terms of the proposed settlement, defendants agreed to make certain disclosures to shareholders in this joint proxy statement/prospectus. The parties reported to the Maryland court on April 18, 2011 that they had reached agreement on a proposed settlement and executed a memorandum of understanding. On April 27, 2011, the parties to the consolidated action in Colorado reached an agreement in principle on the structure of a proposed settlement. Under the proposed settlement, which is subject to confirmatory discovery and approval of the Maryland court following notice to the Class, defendants agreed to make additional disclosures in this joint proxy statement/prospectus.

The defendants believe that the claims asserted against them in these lawsuits are without merit and, absent court approval of the proposed settlement, intend to defend themselves vigorously against the claims.

The Merger Agreement

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the Merger.

The merger agreement summary is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about AMB or ProLogis or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference herein. See “Where You Can Find More Information.”

The representations, warranties and covenants contained in the merger agreement and described in this joint proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of AMB, ProLogis or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by AMB or ProLogis.

Form of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the applicable provisions of Maryland law and the Delaware Limited Liability Company Act, AMB and ProLogis will combine through a multi-step process:

•	first, in the ProLogis merger, ProLogis will be reorganized into an UPREIT structure by merging Pumpkin LLC with and into ProLogis, with ProLogis continuing as the surviving entity and as a direct wholly owned subsidiary of Upper Pumpkin and an indirect wholly owned subsidiary of New Pumpkin;

•	following the ProLogis merger, in the Topco merger, New Pumpkin will be merged with and into AMB, with AMB continuing as the surviving corporation under the name of “ProLogis, Inc.”; and

•	following the Topco merger, the combined company will contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP, which will be renamed “ProLogis, L.P.,” in exchange for the issuance of partnership interests in AMB LP to the combined company.

Following the consummation of the Merger, ProLogis will continue its existence as a subsidiary of the combined company. The shares of common stock of the combined company will be listed and traded on the NYSE under the symbol “PLD.”

Merger Consideration

At the effective time of the ProLogis merger, upon the terms and subject to the conditions set forth in the merger agreement, (i) each outstanding ProLogis common share will be converted into one newly issued share of common stock of New Pumpkin, (ii) in a share exchange effected by the ProLogis merger, each outstanding

ProLogis Series C preferred share will be exchanged for one newly issued share of Series C Cumulative Redeemable Preferred Stock of New Pumpkin (which we refer to as “New Pumpkin Series C preferred stock”), (iii) in a share exchange effected by the ProLogis merger, each outstanding ProLogis Series F preferred share will be exchanged for one newly issued share of Series F Cumulative Redeemable Preferred Stock of New Pumpkin (which we refer to as “New Pumpkin Series F preferred stock”) and (iv) in a share exchange effected by the ProLogis merger, each outstanding ProLogis Series G preferred share will be exchanged for one newly issued share of Series G Cumulative Redeemable Preferred Stock of New Pumpkin (which we refer to as “New Pumpkin Series G preferred stock”).

Pursuant to the Topco merger, upon the terms and subject to the conditions set forth in the merger agreement, (i) each outstanding share of New Pumpkin common stock will be converted into 0.4464 of a newly issued share of AMB common stock, (ii) each outstanding share of New Pumpkin Series C preferred stock will be converted into one newly issued share of AMB Series Q preferred stock, (iii) each outstanding share of New Pumpkin Series F preferred stock will be converted into one newly issued share of AMB Series R preferred stock and (iv) each outstanding share of New Pumpkin Series G preferred stock will be converted into one newly issued share of AMB Series S preferred stock.

AMB will not issue any fractional shares of AMB common stock in the Topco merger. Instead, a holder of New Pumpkin common stock who otherwise would have received a fraction of a share of AMB common stock will receive an amount in cash, without interest, equal to such fractional amount multiplied by the NYSE closing price for a share of AMB common stock on the last trading day immediately prior to the effective time of the Topco merger.

Each share of AMB common stock and AMB preferred stock will remain outstanding following the effective time of the Topco merger as shares of stock of the combined company.

As a result of the Merger, each outstanding right of a limited partner in each of ProLogis Fraser, L.P. and ProLogis Limited Partnership I to redeem or exchange such limited partner’s partnership interests therein for ProLogis common shares (or cash equivalents thereof) will be converted into the right to redeem or exchange such partnership interests for shares of AMB common stock (or cash equivalents thereof) adjusted by the exchange ratio, upon the terms and subject to the conditions set forth in the merger agreement. Each outstanding right of a holder of ProLogis’ convertible notes to convert such convertible notes into ProLogis common shares will be converted into the right to convert such convertible notes into shares of AMB common stock, upon the terms and subject to the conditions set forth in the merger agreement.

As a result of the contribution and the issuance, Upper Pumpkin and, accordingly ProLogis, will become a wholly owned subsidiary of AMB LP. Following the contribution and the issuance, AMB LP shall change its name to “ProLogis, L.P.”

Treatment of ProLogis Share Options and Other Equity-Based Awards

Upon the completion of the Topco merger, each outstanding option to purchase ProLogis common shares, whether or not then exercisable, will be assumed by the combined company. Each such option so assumed by the combined company will otherwise continue to be subject to the same terms and conditions as applicable immediately prior to the effective date of the Topco merger, except that:

•	each such option will be exercisable for that number of shares of common stock of the combined company equal to the product of the number of ProLogis common shares that were subject to such option immediately prior to the Topco merger, multiplied by the exchange ratio (0.4464) and rounded down to the nearest whole number of shares; and

•	the per share exercise price for the shares of common stock of the combined company issuable upon exercise of such option will be equal to the quotient determined by dividing the exercise price of the option immediately prior to the Topco merger by the exchange ratio (0.4464), rounded up to the nearest whole cent.

The foregoing provisions recognize and take into account that each ProLogis common share will, at the effective time of the ProLogis merger, be converted into a share of New Pumpkin common stock.

On the effective date of the Topco merger, the following will occur with respect to each outstanding share unit award with respect to ProLogis common shares, dividend equivalent unit award with respect to ProLogis common shares and performance share award denominated in ProLogis common shares:

•	each such award, whether or not then vested or earned, will be assumed by the combined company by virtue of the Merger;

•	each such award will be converted into the right to receive the number of shares of common stock of the combined company equal to the number of ProLogis common shares underlying or subject to such award immediately prior to the Topco merger, multiplied by the exchange ratio (0.4464) and rounded down to the nearest whole number of shares; and

•	each such award will otherwise continue to be subject to the same terms and conditions as applicable immediately prior to the Topco merger effective date.

The foregoing provisions recognize and take into account that each ProLogis common share will, at the effective time of the ProLogis merger, be converted into a share of New Pumpkin common stock.

The ProLogis board of trustees has agreed to adopt such resolutions and take such other actions as may be required to provide that with respect to ProLogis’ Employee Stock Purchase Plan:

•	participants may not increase their payroll deductions under such plan from those in effect on January 30, 2011, the date of the merger agreement;

•	no new participants may join such plan following January 30, 2011;

•	all participation in, and purchases under such plan will be suspended effective as of the earlier of June 30, 2011 or ProLogis’ payroll period ending immediately prior to the closing of the Topco merger, but in no event less than ten business days prior to the closing of the Topco merger (we refer to this date as the “suspension date”), such that the offering period in effect as of January 30, 2011, the date of the merger agreement, will be the final offering period under the plan until otherwise determined by the board of directors of the combined company; and

•	with respect to any offering period under such plan in effect as of January 30, 2011, ProLogis will ensure that such offering period ends on the suspension date and that each participant’s accumulated contributions for such offering period will be applied to the purchase of ProLogis common shares in accordance with the terms of the plan.

Any cash remaining in ProLogis’ Employee Share Purchase Plan after the purchases occurring on the suspension date will be promptly refunded to participants.

Closing; Effective Time of the Merger

Unless the parties otherwise agree, the closing of the Merger, the contribution and the issuance will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing).

Unless the parties otherwise agree, the ProLogis merger will become effective following the close of business on the closing date, and the Topco merger will become effective before the open of business on the first business day following the closing date. After the Topco merger becomes effective, the combined company will change its name to “ProLogis, Inc.” The contribution and the issuance will take place immediately after the Topco merger becomes effective.

Charter and Bylaws

The charter of AMB as in effect immediately prior to the Topco merger will be the charter of the combined company following the Topco merger, except that the name of the combined company will be “ProLogis, Inc.” and, if the charter amendment is approved by AMB stockholders at the AMB special meeting, the charter amendment will become effective upon consummation of the Topco merger.

Unless the parties otherwise agree, AMB has agreed to use its reasonable best efforts to submit the charter amendment to the vote of its stockholders. The approval of the charter amendment is not a condition to the parties’ obligations to effect the Merger and other transactions contemplated by the merger agreement.

The bylaws of AMB as in effect immediately prior to the Topco merger will be the bylaws of the combined company following the Topco merger, except that amendments effected by the bylaw amendment (as described under “AMB Proposal 2: Approval of the Bylaw Amendment”) will become effective upon the consummation of the Topco merger. Approval by the AMB stockholders of the bylaw amendment is a condition to parties’ obligations to effect the Merger and other transactions contemplated by the merger agreement.

Directors and Management Following the Merger

The parties have agreed that following the consummation of the Merger, the board of the directors of the combined company will have eleven members. The members of the initial board of directors of the combined company will consist of:

•	Mr. Hamid R. Moghadam, the current chief executive officer of AMB;

•	Mr. Walter C. Rakowich, the current chief executive officer of ProLogis;

•	Ms. Lydia H. Kennard, Mr. J. Michael Losh, Mr. Jeffrey L. Skelton and Mr. Carl B. Webb, each of whom was designated as a director by the AMB board of directors and each of whom is currently a member of the AMB board of directors; and

•	Mr. George L. Fotiades, Ms. Christine Garvey, Mr. Irving F. Lyons III, Mr. D. Michael Steuert and Mr. William D. Zollars each of whom was designated as a director by the ProLogis board of trustees and each of whom (other than Mr. Zollars) is currently a member of the ProLogis board of trustees.

The board of directors of the combined company will have four committees, consisting of an audit committee, a compensation committee, an executive committee, and a nominating and governance committee, which will include in its charter the current responsibilities of ProLogis’ corporate responsibility committee. The role of the executive committee will be to meet and act separately if board action is required, the matter is time-sensitive and the full board of directors is unavailable or unable to act in the required time frame. The members of the committees of the initial board of directors of the combined companies have been mutually agreed on by the AMB board of directors and the ProLogis board of trustees of ProLogis and will consist of:

•	Audit Committee. Mr. Losh (chair), Ms. Garvey and Mr. Steuert;

•	Compensation Committee. Mr. Fotiades (chair), Mr. Webb and Mr. Zollars;

•	Nominating & Governance Committee. Ms. Kennard (chair), Mr. Skelton and Mr. Zollars; and

•	Executive Committee. Mr. Rakowich (chair), Mr. Lyons, Mr. Moghadam and Mr. Skelton.

Upon the consummation of the Merger, (i) Mr. Moghadam and Mr. Rakowich will become co-chief executive officers of the combined company, (ii) Mr. William E. Sullivan, the current chief financial officer of ProLogis, will become the chief financial officer of the combined company, (iii) Mr. Lyons will become the lead independent director of the combined company, (iv) Mr. Moghadam will become the chairman of the board of directors of the combined company and (v) Mr. Rakowich will become the chairman of the executive committee of the board of directors of the combined company.

Unless earlier terminated in accordance with the bylaws of the combined company, on December 31, 2012, (i) the employment of Mr. Rakowich as co-chief executive officer will terminate and Mr. Rakowich will retire as co-chief executive officer and as a director of the combined company, (ii) Mr. Moghadam will become the sole chief executive officer (and will remain the chairman of the board of directors) of the combined company, (iii) the employment of Mr. Sullivan as the chief financial officer of the combined company will terminate and Mr. Thomas

S. Olinger, the current chief financial officer of AMB, will become the chief financial officer of the combined company.

Exchange of Shares in the Merger

At or prior to the effective time of the Merger, AMB will appoint an exchange agent who is reasonably acceptable to ProLogis to handle the exchange of shares of New Pumpkin common stock for shares of AMB common stock and the exchange of shares of New Pumpkin preferred stock for shares of AMB preferred stock. As soon as reasonably practicable after the effective time of the Topco merger, the exchange agent will send to each holder of record of New Pumpkin common stock and New Pumpkin preferred stock at the effective time of the Topco merger who holds shares of New Pumpkin common stock and New Pumpkin preferred stock in certificated or book-entry form (including certificates formerly evidencing ProLogis common shares and ProLogis preferred shares as of immediately prior to the effective time of the ProLogis merger) a letter of transmittal and instructions for effecting the exchange of the ProLogis certificates for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, a holder of New Pumpkin common stock or preferred stock will receive one or both of the following: (i) one or more shares of AMB common stock or preferred stock; and (ii) cash in lieu of fractional shares of AMB common stock. After the closing of the ProLogis merger, ProLogis will not register any transfers of the shares of ProLogis common shares and ProLogis preferred stock.

Holders of unexchanged shares of New Pumpkin common stock or New Pumpkin preferred stock will not be entitled to receive any dividends or other distributions payable on the shares of AMB common stock or preferred stock, as applicable, until surrender of their ProLogis certificates. Upon surrender, those holders will receive accumulated dividends and distributions with a record date after the effective time of the Topco merger, without interest, payable on the shares of AMB common stock or preferred stock, as applicable, as well as any cash owed in lieu of fractional shares.

Representations and Warranties of AMB and ProLogis

The merger agreement contains representations and warranties made by each of AMB and ProLogis to each other. These representations and warranties are subject to qualifications and limitations agreed to by AMB and ProLogis in connection with negotiating the terms of the merger agreement. Some of the significant representations and warranties contained in the merger agreement relate to, among other things:

•	organization, standing and corporate power and charter documents;

•	capital structure;

•	authority relative to execution and delivery of, and performance of obligations under, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the Merger;

•	required consents and approvals relating to the Merger;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus and the registration statement of which it forms a part;

•	compliance with applicable laws;

•	absence of certain litigation;

•	tax matters, including qualification as a REIT;

•	existence and validity of certain material contracts;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	absence of certain changes and non-existence of a material adverse effect;

•	board approval of the merger agreement and the transactions contemplated thereby;

•	exemption from anti-takeover statutes;

•	required shareholder approval;

•	ownership of or interest in, and condition of, certain owned and leased real property;

•	compliance with environmental laws;

•	ownership of or licenses to certain intellectual property;

•	possession of certain permits, licenses and other approvals from governmental entities;

•	existence of insurance policies;

•	inapplicability of the Investment Company Act of 1940;

•	brokers’ and finders’ fees in connection with the Merger and other transactions contemplated by the merger agreement; and

•	receipt of opinions from each party’s financial advisor.

The merger agreement also contains certain representations and warranties of ProLogis with respect to its wholly owned subsidiaries, Upper Pumpkin, New Pumpkin and Pumpkin LLC, including their organization and authorization, lack of prior business activities, lack of liabilities and execution and approval of the merger agreement.

Many of the representations of AMB and ProLogis are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect” for purposes of the merger agreement means any event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, except that no event, development, change or occurrence arising out of, relating to or resulting from any of the following will constitute a material adverse effect or will be considered in determining whether a material adverse effect has occurred:

•	changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	any change after the date of the merger agreement in law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	acts of war, armed hostility or terrorism or any worsening thereof, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	earthquakes, hurricanes, tornados or other natural disasters or calamities, to the extent such changes do not have a materially disproportionate effect on the financial condition, business or results of operations of AMB or ProLogis, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated owners, operators and developers of industrial real estate;

•	any change to the extent attributable to the negotiation, execution or announcement of the merger agreement, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of the other party;

•	any failure by AMB or ProLogis, as applicable, to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in the price or trading volume of the common stock of AMB or common shares of ProLogis, as applicable (although facts and circumstances giving rise to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	compliance with the terms of, or the taking of any action required by, the merger agreement; and

•	the outcome of certain litigation, claims or other proceedings.

Notwithstanding the above, any event, development, change or occurrence that has caused or is reasonably likely to cause AMB or ProLogis, as applicable, to fail to qualify as a REIT for U.S. federal income tax purposes will be considered a material adverse effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

Conduct of Business

Under the merger agreement, between January 30, 2011 and the earlier of the effective time of the Topco merger and the termination of the merger agreement, subject to certain exceptions, unless (i) expressly contemplated or permitted by the merger agreement, (ii) required by applicable law or regulation, or (iii) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of AMB and ProLogis has agreed to conduct its business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with customers, suppliers, distributions, creditors, lessors and tenants.

In addition, between January 30, 2011 and the earlier of the effective time of the Topco merger, and the termination of the merger agreement, subject to certain exceptions, unless (i) expressly contemplated or permitted by the merger agreement, (ii) required by applicable law or regulation, or (iii) consented to by the other party (which consent may not be unreasonably withheld, conditioned or delayed), each of AMB and ProLogis has agreed that it will not, and will cause its subsidiaries not to:

•	enter into any new material line of business;

•	declare, set aside or pay any dividends or other distributions, other than (i) as described under “— Dividends”, (ii) regular distributions that are required to be made in respect of partnership units of certain specified subsidiaries of each of AMB and ProLogis, and (iii) dividends by or among an entity and its subsidiaries;

•	split, combine or reclassify any of its capital stock or shares of beneficial interest, as the case may be, or issue any other securities in substitution for such shares;

•	repurchase, redeem or otherwise acquire its capital stock or other securities convertible into or exercisable for any shares of capital stock, except upon the exercise by a limited partner in certain specified subsidiaries of each of AMB and ProLogis of its right to redeem or exchange partnership units pursuant to the terms of the related partnership agreements;

•	issue, deliver or sell, or authorize any issuance, delivery or sale of, shares of its capital stock or shares of beneficial interest, as applicable, equity-based awards, voting debt or convertible or exchangeable securities, except (i) in connection with the exercise or settlement of existing equity awards in accordance with the existing terms of the related plans or awards, (ii) upon the exercise by a limited partner in certain specified subsidiaries of each of AMB and ProLogis of its right to redeem or exchange partnership units pursuant to the terms of the related partnership agreements, (iii) issuances by a subsidiary of AMB or ProLogis to AMB, ProLogis or another subsidiary thereof, as applicable, or (iv) issuances by ProLogis of ProLogis common shares upon conversion of any of ProLogis’ existing convertible debt;

•	amend the charter, declaration of trust, bylaws or equivalent governing documents of AMB, ProLogis, Upper Pumpkin, Pumpkin LLC, New Pumpkin, or certain significant subsidiaries of AMB or ProLogis;

•	make acquisitions of businesses, entities, properties or assets, other than (i) acquisitions for consideration with a fair market value that does not exceed $50,000,000 individually or $250,000,000 per calendar quarter in the aggregate and which would not reasonably be expected to materially delay, impede or affect the consummation of the Merger, (ii) internal reorganizations or consolidations of subsidiaries that would not present a material risk of a material delay in the consummation of the Merger, (iii) acquisitions pursuant to agreements, arrangements or understandings existing on January 30, 2011, or (iv) the creation of new subsidiaries organized to continue or conduct activities otherwise permitted by the merger agreement;

•	sell, assign, encumber or otherwise dispose of any assets (including capital stock of subsidiaries and indebtedness of others owned by such party) which are material, individually or in the aggregate, to AMB or ProLogis, as applicable, other than (i) internal reorganizations or consolidations involving existing subsidiaries that would not present a material risk of any material delay in the consummation of the Merger, (ii) dispositions disclosed in SEC filings of AMB or ProLogis, as applicable, made prior to January 30, 2011, (iii) other activities in the ordinary course of business consistent with past practice, (iv) other dispositions if the fair market value of the total consideration received in respect of such assets does not exceed $50,000,000 individually or $250,000,000 per calendar quarter in the aggregate or (v) the incurrence of indebtedness specifically permitted pursuant to the provision described in the immediately succeeding bullet;

•	incur, create, assume or guarantee any long-term indebtedness, modify any of the material terms of any outstanding long-term indebtedness, guarantee any long-term indebtedness or issue or sell any long-term debt securities (or securities with the right to acquire any long-term debt securities), other than (i) in the ordinary course of business consistent with past practice, (ii) certain qualifying debt incurred to refinance or repay existing debt, (iii) indebtedness between an entity and a subsidiary of which it owns at least 90% of the voting interests, or between such 90% owned subsidiaries of the same entity, (iv) other indebtedness incurred by non-wholly owned subsidiaries of AMB or ProLogis, as applicable, in individual amounts below certain thresholds, which thresholds vary by currency, (v) certain indebtedness specified in the disclosures made in connection with the merger agreement, or (vi) certain borrowings under existing credit agreements in the ordinary course of business consistent with past practice;

•	change its methods of accounting, except as required by changes in GAAP as concurred in by such party’s independent auditors or as previously disclosed in an SEC filing by such party;

•	adopt a plan of complete or partial liquidation or resolutions providing for a liquidation, dissolution, restructuring, recapitalization or reorganization;

•	terminate, cancel, renew or request or agree to any material amendment or modification to or waiver under or assignment of, any of certain specified types of material contracts, or enter into or materially amend any contract that, if existing on January 30, 2011, would have qualified as one of such types of material contracts;

•	waive the excess share provision of its charter, in the case of AMB, or declaration of trust, in the case of ProLogis, for anyone other than the other parties to the merger agreement and their subsidiaries;

•	take or fail to take any action which would reasonably be expected to cause such party to fail to qualify as a REIT;

•	take or fail to take any action which would reasonably be expected to cause any subsidiary of such party to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

•	make or commit to make any capital expenditures in excess of $50,000,000, other than in the ordinary course of business consistent with past practice;

•	take or knowingly fail to take any action which could reasonably be expected to prevent the ProLogis merger or the Topco merger from qualifying as a reorganization under the Code;

•	make, change or rescind any material tax election or change a material method of tax accounting, amend any material tax return, settle or compromise any material income tax liability, audit, assessment or claim, enter into any material closing agreement related to taxes or knowingly surrender any right to claim any material tax refund, in each case, except (i) in the ordinary course of business, (ii) as necessary to preserve the status of AMB or ProLogis, as applicable, as a REIT under the Code, or (iii) as necessary to qualify or preserve the status of any subsidiary of AMB or ProLogis, as applicable, as a partnership or disregarded entity for U.S. federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

•	waive, release, assign, compromise or settle any claim, action or proceeding, other than waivers, releases, assignments, compromises or settlements that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any amounts payable under existing property-level insurance policies) either equal to or lesser than the amount specifically reserved with respect to the most recent balance sheet of AMB or ProLogis, as applicable, filed with the SEC prior to January 30, 2011, or that do not exceed $10,000,000 individually or $100,000,000 in the aggregate, (ii) do not involve the imposition of injunctive relief against AMB, ProLogis, any of their subsidiaries or the surviving corporation following the effective time of the Topco merger, and (iii) do not provide for any admission of material liability by AMB, ProLogis or any of their subsidiaries;

•	increase the compensation or other benefits to directors, officers or employees, except in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to AMB or ProLogis, as applicable;

•	enter into any employment, change of control, severance or retention agreement with any director, officer or employee, except for (i) agreements entered into with newly hired employees or (ii) severance agreements entered into with employees in connection with terminations of employment, in the case of each of (i) and (ii) with employees who are not executive officers, and in each case only in the ordinary course of business consistent with past practice and as would not result in a material increase in cost to AMB or ProLogis, as applicable;

•	establish, adopt, enter into or amend any benefit plan or other plan, policy, program or arrangement for the benefit of any director, officer or employee or their beneficiaries, except as permitted pursuant to the two preceding bullets or in the ordinary course of business consistent with past practice, in each case only with respect to awards or grants made to newly hired employees in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB or ProLogis, as applicable;

•	enter into or amend any collective bargaining agreement or similar agreement, other than in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis;

•	repay, refinance or replace any direct indebtedness maturing within twelve months from January 30, 2011, subject to certain exceptions;

•	form any new funds;

•	effect any deed in lieu of foreclosure, or sell, lease, assign or encumber or transfer to a lender any property securing indebtedness owed to such lender; or

•	agree to take or authorize any of the foregoing actions.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	cooperation between AMB and ProLogis in the preparation of this joint proxy statement/prospectus;

•	each party’s agreement to (i) afford the representatives of the other party access to its books, contracts and records during normal business hours and (ii) provide the other party, upon reasonable request, with copies of certain information;

•	each party’s agreement to maintain the confidentiality of certain non-public information provided by the other party;

•	each party’s agreement to use its reasonable best efforts to take all actions reasonably appropriate to consummate the Merger and other transactions contemplated by the merger agreement;

•	each party’s agreement to use its reasonable best efforts to cooperate to obtain all governmental consents, clearances, approvals, permits or authorizations required to complete the Merger;

•	each party’s agreement to (i) cooperate in all respects in connection with any investigation or other inquiry, (ii) promptly inform the other party of any communication concerning the merger agreement or the transactions contemplated thereby from or with any governmental entity, (iii) permit the other party to review and comment on any proposed communication to any government entity, (iv) consult with the other party in advance of any meeting with any governmental entity or in connection with a proceeding by a private party and (v) resolve objections and avoid or eliminate impediments to the closing of the Merger;

•	cooperation between AMB and ProLogis in connection with the development of a joint communications plan and in connection with press releases and other public statements with respect to the Merger;

•	AMB’s agreement to use its reasonable best efforts to cause the shares of AMB common stock and preferred stock to be issued in, or reserved for issuance in connection with, the Topco merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the consummation of the Merger;

•	the use by each party of reasonable best efforts to cause each of the ProLogis merger and Topco merger to qualify as a reorganization under the Code; and

•	cooperation between AMB and ProLogis to implement necessary or appropriate agreements under each party’s indentures or other indebtedness with respect to financing matters.

Dividends

The merger agreement provides that between January 30, 2011 and the earlier of the effective time of the Topco merger and the termination of the merger agreement, none of AMB, New Pumpkin or ProLogis may make, declare, set aside for payment or pay any dividend or other distribution to its respective stockholders or shareholders without the prior written consent of AMB (in the case of New Pumpkin or ProLogis) or ProLogis (in the case of AMB), except that such written consent will not be required for the authorization and payment of:

•	distributions at their respective stated dividend or distribution rates with respect to AMB preferred stock and ProLogis preferred shares; and

•	quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to January 30, 2011 ($0.28 per share of AMB common stock and $0.1125 per share of ProLogis common shares).

AMB and ProLogis have agreed to coordinate their regular quarterly dividends for their common shareholders so that, if one group of common shareholders receives any dividend for a calendar quarter, the other group of common stockholders will also receive a dividend for such calendar quarter with the same record and payment dates. AMB and ProLogis have also agreed that one party, with notice to the other, can declare or pay the minimum dividend that may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax. If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the exchange ratio.

Conditions to Completion of Merger

The obligations of AMB and ProLogis to complete the Merger are subject to a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	the affirmative vote of the holders of two-thirds of the outstanding shares of AMB common stock to approve the Topco merger;

•	the affirmative vote of the holders of a majority of the outstanding shares of AMB common stock to approve the bylaw amendment;

•	the affirmative vote of the holders of a majority of the outstanding ProLogis common shares to approve the Merger;

•	the approval for listing by the NYSE of shares of AMB common stock, AMB Series R preferred stock and AMB Series S preferred stock to be issued or reserved for issuance in connection with the Topco merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the absence of any judgment or other legal prohibition or binding order of any court or other governmental entity that prohibits the Merger;

•	the absence of any action taken or statute, rule, regulation or order enacted by any governmental entity which makes the consummation of the Merger illegal; and

•	the receipt of all requisite regulatory approvals and the termination or expiration of all requisite waiting periods, subject to the material adverse effect standard provided in the merger agreement and summarized above.

In addition, the obligation of AMB to effect the Topco merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of ProLogis set forth in the merger agreement with respect to its capital structure and authority to enter into the merger agreement and to consummate the transactions contemplated thereby being true and correct in all material respects as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of ProLogis set forth in the merger agreement with respect to all other matters being true and correct as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as would not have or reasonably be expected to have a material adverse effect;

•	each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC having performed, in all material respects, all obligations required to be performed under the merger agreement at or prior to the closing date;

•	the receipt of an officers’ certificate signed by the chief executive officer and chief financial officer of ProLogis, certifying that the three preceding conditions have been satisfied;

•	the receipt of an opinion of AMB’s counsel to the effect that the Topco merger will qualify as a reorganization under the Code; and

•	the receipt of an opinion from ProLogis’ counsel that, since December 31, 1993, ProLogis has been organized and operated in conformity with REIT requirements.

The obligation of ProLogis to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of AMB set forth in the merger agreement with respect to its capital structure and authority to enter into the merger agreement and to consummate the transactions contemplated thereby being true and correct in all material respects as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of AMB set forth in the merger agreement with respect to all other matters being true and correct as of January 30, 2011 and the closing date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as would not have or reasonably be expected to have a material adverse effect;

•	each of AMB and AMB LP having performed, in all material respects, all obligations required to be performed under the merger agreement at or prior to the closing date;

•	the receipt of an officers’ certificate signed by the chief executive officer and chief financial officer of AMB, certifying that the three preceding conditions have been satisfied;

•	the receipt of an opinion of ProLogis’ counsel to the effect that each of the ProLogis merger and the Topco merger will qualify as a reorganization under the Code; and

•	the receipt of an opinion from AMB’s counsel that, since December 31, 1997, AMB has been organized and operated in conformity with REIT requirements.

No Solicitation

Each company has agreed that, from the time of the execution of the merger agreement, none of AMB or ProLogis, or their respective subsidiaries, officers, trustees, directors or representatives, will, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal, (ii) participate in any discussions or negotiations with or provide any confidential information to any person concerning an acquisition proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal, or (iv) propose or agree to any of the foregoing.

For purposes of the merger agreement, an “acquisition proposal” means any proposal or offer with respect to, or a transaction to effect, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving AMB, ProLogis or any of their significant subsidiaries, (ii) any purchase or sale of 20% or more of the consolidated assets (including stock or other ownership interests of its subsidiaries) of AMB or ProLogis, in each case taken as a whole with each of its subsidiaries, or (iii) any tender or exchange offer for its voting securities that, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) beneficially owning securities representing 20% or more of the total voting power of either AMB or ProLogis (or of the surviving parent entity in such transaction) or the voting power of any significant subsidiary of either AMB or ProLogis (in each case other than any proposal or offer made by one party to the merger agreement to another such party). For purposes of the merger agreement, a “significant subsidiary” is any subsidiary of AMB or ProLogis that would constitute a significant subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.

Notwithstanding the foregoing, the AMB board of directors and the ProLogis board of trustees will each be permitted, prior to its respective special meeting of stockholders or shareholders, subject to first entering into a confidentiality agreement and subject to its compliance with the other provisions of this covenant, to engage in discussion and negotiations with, or provide information to, any person making an unsolicited bona fide written acquisition proposal with respect to AMB or ProLogis (but not with respect to any of their subsidiaries) which did not result from a breach of the terms of this covenant and which the board of directors or board of trustees, as the case may be, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes, or is reasonably likely to result in, a acquisition proposal that is both (i) more favorable to its stockholders or shareholders, as the case may be, than the Merger, and (ii) is fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed, in each case taking into account all financial, regulatory, legal and other aspects of such proposal and the person making the proposal, and provided that the references to “20% or more” in the definition of acquisition proposal are replaced with a reference to “a majority” (we refer to any proposal meeting such criteria as a “superior proposal”). The foregoing actions may be undertaken only if the directors or trustees, as the case may be, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law.

Each party has agreed to notify the other party within 24 hours after receipt of an acquisition proposal or receipt of any inquiry from any party relating to a possible acquisition proposal, or if either party enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information to any person in connection with an acquisition proposal. Each party has agreed to keep the other party informed of the status and terms of any such proposals. Neither party will submit to the vote of its shareholders or stockholders, as the case may be, any alternative acquisition proposal prior to the termination of the merger agreement.

The merger agreement required each of AMB and ProLogis and their subsidiaries and representatives to, upon execution of the merger agreement, immediately cease and terminate any existing activities, discussions or negotiations with any third parties conducted prior to the execution of the merger agreement regarding an acquisition proposal, and prohibits each party from releasing any third party from any confidentiality or standstill agreement with respect to any acquisition proposal.

Reasonable Best Efforts to Obtain Shareholder Vote

AMB has agreed to take all lawful action to hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining AMB stockholder approval of the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) and the bylaw amendment. Unless a permitted change in recommendation has occurred as described below, the AMB board of directors has agreed to use its reasonable best efforts to obtain such stockholder approval, which includes issuing a recommendation to its stockholders to approve the Topco merger. AMB has agreed to submit the Topco merger to a vote of its stockholders even if a permitted change in recommendation has occurred.

ProLogis has agreed to take all lawful action to hold a meeting of its shareholders as promptly as practicable following the effective date of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining ProLogis shareholder approval of the Merger. Unless a permitted change in recommendation has occurred as described below, the ProLogis board of trustees has agreed to use its reasonable best efforts to obtain such shareholder approval, which includes issuing a recommendation to its shareholders to approve the ProLogis merger and the Topco merger. ProLogis has agreed to submit the Merger to a vote of its shareholders even if a permitted change in recommendation has occurred.

Each party has agreed to use its reasonable best efforts to cause the AMB stockholders meeting and the ProLogis shareholders meeting to be held on the same date.

The AMB board of directors and the ProLogis board of trustees have agreed they will not, and will not publicly propose to, withhold, withdraw or modify in any manner adverse to the other party its approval, recommendation or declaration of advisability with respect to the merger agreement or the transactions contemplated thereby (which we refer to as a “change in recommendation”). Nevertheless, the AMB board of directors or the ProLogis board of trustees may make a change in recommendation in the following circumstances:

•	if the board of directors or trustees, as the case may be, has determined in good faith that an unsolicited bona fide written acquisition proposal which it has received from a third party and which did not result from any violation of the non-solicitation covenant constitutes a superior proposal, and that the failure to make such change in recommendation would be inconsistent with the board’s duties under applicable law, subject to informing the other party of its decision to change its recommendation; or

•	if a material development or change in circumstances, which does not relate to an acquisition proposal and was neither known to nor reasonably foreseeable by the directors or trustees, as the case may be, as of January 30, 2011, has occurred after such date, and the directors or trustees, as the case may be, have reasonably determined that the failure to make such a change in recommendation would be inconsistent with their duties under applicable law.

Prior to making any change in recommendation, the AMB board of directors of ProLogis board of trustees, as applicable, must give five business days notice of its intention to do so to the other party, which notice must contain certain information relating to the acquisition proposal, development or change in circumstances leading to the proposed change in recommendation, and must engage in good faith discussions with the other party regarding any adjustments or modifications to the terms of the merger agreement proposed by such party. Following such five business day period and prior to making any change in recommendation, the party proposing to make a change in recommendation must again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with its duties under applicable law.

Fees and Expenses

Other than as provided in the provisions of the merger agreement summarized below, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, whether or not the Topco merger is completed, provided that (i) each party will share equally the expenses incurred in connection with this joint proxy statement/prospectus and all filings in connection with antitrust or other merger control laws and (ii) if the Topco merger is completed, the combined company will pay all property or transfer taxes imposed on either party in connection with the Topco merger.

Termination of the Merger Agreement

Termination.  The merger agreement may be terminated at any time prior to the effective time of the Topco merger, whether before or after the receipt of the requisite stockholder and shareholder approvals, under the following circumstances:

•	by mutual written consent of AMB and ProLogis;

•	by either AMB or ProLogis:

•	if any court or other governmental entity issues a final and nonappealable order, decree or ruling or takes any other action that permanently enjoins or otherwise prohibits the Merger, provided that such right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such action;

•	if the Merger is not consummated on or before September 30, 2011, provided that such right to terminate will not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such delay;

•	if there has been a breach by the other party of any covenants or agreements or any of the representations and warranties set forth in the merger agreement, which breach would result in the related closing conditions set forth in the merger agreement not being satisfied on the closing date, and such breach is not cured or is not curable by September 30, 2011; or

•	if the required approvals of either AMB stockholders or ProLogis shareholders have not been obtained upon a vote thereon at the duly convened AMB stockholders meeting or ProLogis shareholders meeting;

•	by AMB:

•	upon a change in recommendation of the ProLogis board of trustees regarding the approval of the Merger;

•	if a meeting of ProLogis shareholders to approve the Merger has not been called and held as promptly as practicable following the date on which the registration statement of which the joint proxy statement/prospectus forms a part becomes effective; or

•	upon a material breach by ProLogis of its obligations under the merger agreement regarding nonsolicitation of acquisition proposals;

•	by ProLogis:

•	upon a change in recommendation of the AMB board of directors regarding the approval of the Topco merger;

•	if a meeting of AMB stockholders to approve the Topco Merger and the bylaw amendment, has not been called and held as promptly as practicable following the date on which the registration statement of which this joint proxy statement/prospectus forms a part becomes effective; or

•	upon a material breach by AMB of its obligations under the merger agreement regarding nonsolicitation of acquisition proposals.

Effect of Termination.  If the merger agreement is validly terminated, the agreement will become void and have no effect, without any liability or obligation on the part of any party, except that no party will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of the merger agreement, and except that the provisions of the merger agreement relating to confidentiality, fees and expenses, effects of termination, termination fees, , governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the merger agreement.

Termination Fees.  AMB has agreed to pay a termination fee of $210 million plus expenses to ProLogis in the following circumstances:

•	if ProLogis terminates the merger agreement due to the AMB stockholders meeting not being called and held as required by the merger agreement and, after the date of the merger agreement and prior to the date of such termination, an acquisition proposal for AMB has been publicly announced or otherwise communicated to the senior management or AMB board of directors and not withdrawn prior to the date of termination;

•	if either party terminates the merger agreement due to the fact that the AMB stockholders failed to approve the Topco merger and the bylaw amendment at a meeting of the AMB stockholders held for such purpose and, after the date of the merger agreement and prior to the date of the meeting of AMB stockholders, an acquisition proposal for AMB had been publicly announced and not withdrawn prior to the date of the special meeting of AMB stockholders;

•	if ProLogis terminates the merger agreement due to a change in recommendation by the AMB board of directors and, within twelve months of the termination date, AMB or any of its subsidiaries executes a definitive agreement with respect to, or consummates, an acquisition proposal (provided that for these purposes, references to “20% or more” in the definition of acquisition proposal will be replaced with references to “35% or more”); or

•	if ProLogis terminates the merger agreement due to a material breach by AMB of its obligations regarding non-solicitation of alternative proposals.

Such termination fee plus ProLogis’ expenses (up to $20,000,000) will be the maximum amount owed by AMB in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by AMB. The amount payable by AMB may also be reduced to the extent necessary to maintain ProLogis’ qualification as a REIT under the Code.

ProLogis has agreed to pay a termination fee of $315 million plus expenses to AMB in the following circumstances:

•	if AMB terminates the merger agreement due to the ProLogis shareholders meeting not being called and held as required by the merger agreement and, after the date of the merger agreement and prior to the date of such termination, an acquisition proposal for ProLogis has been publicly announced or otherwise communicated to the senior management or board of trustees of ProLogis and not withdrawn prior to the date of termination;

•	if either party terminates the merger agreement due to the fact that ProLogis shareholders failed to approve the Merger at a meeting of the ProLogis shareholders held for such purpose and, after the date of the merger agreement and prior to the date of the meeting of ProLogis shareholders, an acquisition proposal for ProLogis had been publicly announced and not withdrawn prior to the date of the special meeting of ProLogis shareholders;

•	if AMB terminates the merger agreement due to a change in recommendation by the ProLogis board of trustees and , within twelve months of the termination date, ProLogis or any of its subsidiaries executes a definitive agreement with respect to, or consummates, an acquisition proposals (provided that for these purposes, references to “20% or more” in the definition of acquisition proposal will be replaced with references to “35% or more”); or

•	if AMB terminates the merger agreement due to a material breach by ProLogis of its obligations regarding non-solicitation of acquisition proposals.

Such termination fee plus AMB’s expenses (up to $20,000,000) will be the maximum amount owed by ProLogis in connection with any termination of the merger agreement, except in the case of any fraud or willful and material breach of the merger agreement by ProLogis. The amount payable by ProLogis may also be reduced to the extent necessary to maintain AMB’s qualification as a REIT under the Code.

If either party terminates the merger agreement due solely to a change in the other party’s recommendation to stockholders or shareholders, as the case may be, or due to the other party’s breach of any covenants, agreements or representations or warranties in the merger agreement, the non-terminating party will pay the terminating party’s expenses in connection with the merger agreement and the transactions contemplated thereby, including attorneys’ fees and costs and banking and bankers’ fees and costs in an amount up to $20 million.

Indemnification and Insurance

The combined company will, to the fullest extent permitted by law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is or has been an officer, director or trustee of AMB, ProLogis or their respective subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, trustee or officer of AMB, ProLogis or their respective subsidiaries, or was serving at the request of any such party as a trustee, director, officer, partner, or employee of another entity, to the same extent such persons are exculpated or indemnified as of January 30, 2011 by AMB, ProLogis or their respective subsidiaries. Additionally, prior to the effective date of the Topco merger, each of AMB and ProLogis will use reasonable best efforts to obtain and fully pay for “tail” directors’ and officers’ liability insurance and fiduciary insurance policies with a claim period of six years following the effective time of the Topco merger for the current and former directors, trustees and officers of AMB, ProLogis and their respective subsidiaries, subject to certain limitations on cost and requirements on terms set forth in the merger agreement. The combined company will enter into indemnification agreements with each of its directors and officers who does not have such an agreement as of immediately prior to the effective time of the Topco merger.

Employee Benefit Matters

From and after the effective date of the Topco merger, the AMB and ProLogis benefit plans in effect as of such effective date (other than certain ProLogis share plans), shall remain in effect for the respective employees of each company, until such time as the combined company shall otherwise determine, subject to applicable laws and the terms of such plans. Nevertheless, nothing in the merger agreement prohibits any amendment, modification or termination of any benefit plan, arrangement or agreement in accordance with their terms as in effect immediately prior to the Topco merger effective date and nothing prohibits the termination of employment of any AMB or ProLogis employee.

With respect to any benefit plan in which any combined company employees who were employees of AMB or ProLogis (or their subsidiaries) prior to the Merger first become eligible to participate on or after the effective date of the Topco merger, the combined company will:

•	waive all pre-existing conditions, exclusions and waiting periods with respect to such new plans in which employees may be eligible to participate after the effective date of the Topco merger, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous AMB or ProLogis benefit plan;

•	provide each combined company employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Topco merger effective date (to the same extent that such credit was given under the analogous AMB or ProLogis benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any new plan; and

•	recognize all service of the combined company employees with ProLogis and AMB for all purposes (including for purposes of eligibility to participate, vesting credit, entitlement to benefits and except with respect to defined benefit pension plans benefit accrual) in any new plan in which such employees may be eligible to participate, including any severance plan, to the extent such service is taken into account under the applicable new plan.

The foregoing will not apply to the extent it would result in the duplication of benefits.

Amendment, Extension and Waiver of the Merger Agreement

Amendment.  At any time prior to the receipt of stockholder or shareholder approval, the merger agreement may be amended by authorization of the AMB board of directors and ProLogis board of trustees. After any such stockholder or shareholder approval, no amendment which requires further approval by stockholders or shareholders may be made without such further approval by such stockholders or shareholders.

Extension; Waiver.  At any time prior to the effective time of the Topco merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or other merger documents and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the ProLogis merger and the Topco merger to U.S. holders (as defined below) of ProLogis common shares and the material U.S. federal income tax consequences generally resulting from the election of the combined company to be taxed as a REIT. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax nor does it address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code (which we refer to as “Treasury regulations”) and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those ProLogis common shareholders that hold their ProLogis common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person that is subject to the alternative minimum tax provisions of the Code;

•	a holder of ProLogis common shares that received ProLogis common shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of ProLogis common shares that holds ProLogis common shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of AMB or ProLogis. You should consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of ProLogis common shares or AMB common stock, as the case may be, that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds ProLogis common shares (or, after the Merger, common stock of the combined company) generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding ProLogis common shares (or, after the Merger, common stock of the combined company) should consult their own tax advisors.

Tax Consequences of the ProLogis Merger and the Topco Merger

Generally

The parties intend for each of the ProLogis merger and Topco merger to be treated as a reorganization for U.S. federal income tax purposes. It is a condition to the obligation of AMB to complete the Topco merger that AMB receive an opinion from Wachtell, Lipton, Rosen & Katz (or other AMB counsel reasonably satisfactory to ProLogis), dated the closing date, substantially to the effect that the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the obligation of ProLogis to complete the Merger that ProLogis receive an opinion from Mayer Brown LLP (or other ProLogis counsel reasonably satisfactory to AMB), dated the closing date, substantially to the effect that each of the ProLogis merger and the Topco merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by AMB and ProLogis and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. AMB and ProLogis have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger and, as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the ProLogis merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your ProLogis common shares for New Pumpkin common stock, you generally will not recognize gain or loss. The aggregate tax basis in the shares of New Pumpkin common stock that you receive in the ProLogis merger will equal your aggregate adjusted tax basis in the ProLogis common shares you surrender. Your holding period for the shares of New Pumpkin common stock that you receive in the ProLogis merger will include your holding period for the ProLogis common shares that you surrender in the exchange.

Provided the Topco merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your New Pumpkin common stock for AMB common stock (other than cash received in lieu of a fractional share), you generally will not recognize gain or loss. The aggregate tax basis in the shares of AMB common stock that you receive in the Topco merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the New Pumpkin common stock you surrender. Your holding period for the shares of AMB common stock that you receive in the Topco merger (including any fractional share interest deemed received and sold as described below) will include your holding period for the shares of New Pumpkin common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of AMB common stock, you will be treated as having received the fractional share of AMB common stock pursuant to the Topco merger and then as having sold that fractional share of AMB common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of AMB common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Topco merger, the holding period for the shares (including the holding period of New Pumpkin common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of ProLogis common shares you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

REIT Qualification of AMB and ProLogis

It is a condition to the obligation of ProLogis to complete the Merger that AMB receive an opinion from Latham & Watkins LLP (or other AMB counsel reasonably satisfactory to ProLogis) to the effect that, commencing with the taxable year of AMB ended December 31, 1997, AMB has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Latham & Watkins LLP will rely upon customary representations made by AMB about factual matters relating to the organization and operation of AMB and its subsidiaries.

It is a condition to the obligation of AMB to complete the Topco merger that ProLogis receive an opinion from Mayer Brown LLP (or other ProLogis counsel reasonably satisfactory to AMB) to the effect that, commencing with the taxable year of ProLogis ended December 31, 1993, ProLogis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Mayer Brown LLP will rely upon customary representations made by ProLogis about factual matters relating to the organization and operation of ProLogis and its subsidiaries.

Neither of the opinions described above will be binding on the Internal Revenue Service.

The combined company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that the combined company will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the combined company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the combined company, AMB and ProLogis cannot guarantee that the actual operating results of the combined company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from ProLogis

If ProLogis failed to qualify as a REIT for any of its taxable years, ProLogis would be liable for (and the combined company, as the surviving corporation in the Topco merger, would be obligated to pay) U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, after the Topco merger, the asset and income tests will apply to all of the assets of the combined company, including the assets the combined company acquires from ProLogis, and to all of the income of the combined company, including the income derived from the assets the combined company acquires from ProLogis. As a result, the nature of the assets that the combined company acquires from ProLogis and the income the combined company derives from those assets may have an effect on the tax status of the combined company as a REIT.

Qualification as a REIT requires ProLogis to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to the combined company. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which were not entirely within the control of ProLogis.

U.S. Federal Income Tax Considerations Relating to the REIT

This section summarizes the material U.S. federal income tax consequences generally resulting from the election of the combined company to be taxed as a REIT.

The sections of the Code and the corresponding Treasury regulations that relate to the qualification and taxation as a REIT are highly technical and complex. The combined company urges you to consult your own tax advisor regarding the specific tax consequences to you of ownership of the securities of the combined company and of the election of the combined company to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

The Combined Company’s Qualification as a REIT

General

For U.S. federal income tax purposes, the combined company will be treated as a continuation of AMB. AMB elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with the taxable year of AMB ended December 31, 1997. AMB believes that AMB has been organized and has operated in a manner that allows AMB to qualify for taxation as a REIT under the Code commencing with the taxable year of AMB ended December 31, 1997, and it is intended that the combined company will continue to be organized and operated in this manner. However, the qualification and taxation of the combined company as a REIT depend upon the ability of the combined company to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by the tax counsel of the combined company. Accordingly, the actual results of the operations of the combined company during any particular taxable year may not satisfy those requirements, and no assurance can be given that AMB has operated or that the combined company will continue to operate in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify.”

Provided the combined company qualifies for taxation as a REIT, the combined company generally will not be required to pay U.S. federal corporate income taxes on its net income that is currently distributed to the stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. The combined company will, however, be required to pay U.S. federal income tax as follows:

•	First, the combined company will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.

•	Second, the combined company may be required to pay the “alternative minimum tax” on items of tax preference under some circumstances.

•	Third, if the combined company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the combined company will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, the combined company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if the combined company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, the combined company will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of the gross income of the combined company exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of the gross income of the combined company exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect the profitability of the combined company.

•	Sixth, if the combined company fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, provided such failure is due to reasonable cause and not due to willful neglect, and nonetheless maintains its REIT qualification because of specified cure provisions, the combined company will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused the combined company to fail such test.

•	Seventh, if the combined company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, the combined company may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, the combined company will be required to pay a 4% excise tax to the extent the combined company fails to distribute during each calendar year at least the sum of (1) 85% of the REIT ordinary income of the combined company for the year, (2) 95% of its REIT capital gain net income for the year (other than capital gain the combined company elects to retain and pay tax on) and (3) any undistributed taxable income from prior periods.

•	Ninth, if the combined company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in the hands of the combined company is determined by reference to the basis of the asset in the hands of the C corporation, and the combined company subsequently recognizes gain on the disposition of the asset during the ten-year period (five-year period for gains recognized in 2011) beginning on the date on which the combined company acquired the asset, then the combined company will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted basis of the combined company in the asset, in each case determined as of the date on which the combined company acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the necessary parties make or refrain from making the appropriate elections under the applicable Treasury regulations then in effect.

•	Tenth, the combined company will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of the combined company to any of its tenants. See “— Requirements for Qualification as a REIT — Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to the combined company that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “— Requirements for Qualification as a REIT — Redetermined Rents, Redetermined Deductions, and Excess Interest.”

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3. that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4. that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

5. that is beneficially owned by 100 or more persons;

6. not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

7. that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

AMB believes that AMB has been organized, has operated and has issued sufficient shares of capital stock with sufficient diversity of ownership to allow it to satisfy conditions (1) through (7), inclusive during the relevant time periods. In addition, AMB’s charter provides, and the combined company’s charter will provide for restrictions on the ownership and transfer of the combined company stock intended to assist the combined company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions may not ensure that the combined company will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If the combined company fails to satisfy these share ownership requirements, except as provided in the next sentence, the status of the combined company as a REIT will terminate. If, however, the combined company complies with the rules contained in applicable Treasury regulations that require the combined company to ascertain the actual ownership of its stock and the combined company does not know, or would not have known through the exercise of reasonable diligence, that the combined company failed to meet the requirement described in condition (6) above, the combined company will be treated as having met this requirement. See “— Failure to Qualify.”

In addition, the combined company may not maintain its status as a REIT unless the taxable year is the calendar year. AMB has and it is intended that the combined company will continue to have a calendar taxable year.

Ownership of a Partnership Interest.  The combined company will own and operate one or more properties through partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes. Treasury regulations provide that if the combined company is a partner in a partnership, the combined company will be deemed to own its proportionate share of the assets of the partnership based on the interest of the combined company in the partnership’s capital, subject to special rules relating to the 10% asset test described below. The combined company also will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the combined company for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which the combined company directly or indirectly owns an interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. Thus, the proportionate share of the combined company of the assets and items of income of the operating partnership, including the operating partnership’s share of these items for any partnership in which the operating partnership owns an interest, are treated as the assets and items of income of the combined company for purposes of applying the requirements described in this discussion, including the income and asset tests described below. Included below under “— Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies” is a brief summary of the rules governing the U.S. federal income taxation of partnerships.

The combined company will have direct control of the operating partnership and indirect control of some of the subsidiary partnerships of the combined company, and intends to continue to operate them in a manner consistent with the requirements for qualification as a REIT. However, the combined company will be a limited partner in certain partnerships. If a partnership in which the combined company owns an interest takes or expects to take actions that could jeopardize the status of the combined company as a REIT or require the combined company to pay tax, the combined company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership could take an action that could cause the combined company to fail a REIT income or asset test, and that the combined company would not become aware of such action in time to dispose of its interest in the partnership or take other corrective action on a timely basis. In that case, the combined company could fail to qualify as a REIT unless it were entitled to relief, as described below. See “— Failure to Qualify.” The treatment described in this paragraph also applies with respect to the ownership of the combined company of interests in limited liability companies or other entities or arrangements that are treated as partnerships for U.S. federal income tax purposes.

Ownership of Interests in Qualified REIT Subsidiaries.  AMB owns, and the combined company will continue to own, 100% of the stock of a number of corporate subsidiaries that AMB believes will be treated as qualified REIT subsidiaries under the Code, and the combined company may acquire additional qualified REIT subsidiaries in the future. A corporation will qualify as a qualified REIT subsidiary if the combined company owns 100% of its stock and it is not a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the assets, liabilities and such items (as the case may be) of the combined company for all purposes under the Code, including the REIT qualification tests. For this reason, references in this discussion to the income and assets of the combined company include the income and assets of any qualified REIT subsidiary the combined company owns. A qualified REIT subsidiary is not required to pay U.S. federal income tax, and the ownership of the combined company of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.  The taxable REIT subsidiaries of the combined company will be corporations other than REITs and qualified REIT subsidiaries in which the combined company directly or indirectly holds stock, and that have made a joint election with the combined company or with AMB or ProLogis prior to the Merger to be treated as taxable REIT subsidiaries. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which one of the taxable REIT subsidiaries of the combined company owns more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. In addition, the taxable REIT subsidiaries of the combined company may be prevented from deducting interest on debt funded directly or indirectly by the combined company if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. The combined company will hold an interest in a number of taxable REIT subsidiaries, and may acquire securities in one or more additional taxable REIT subsidiaries in the future. The combined company’s ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described below under “— Asset Tests.”

Affiliated REIT.  Palmtree Acquisition Corporation is a corporate subsidiary of ProLogis, and following the Merger will be an indirect corporate subsidiary of the combined company which intends to qualify as a REIT. Palmtree Acquisition Corporation therefore needs to satisfy the REIT tests discussed in this joint proxy statement/prospectus. The failure of Palmtree Acquisition Corporation to qualify as a REIT could cause the combined company to fail to qualify as a REIT because the combined company would then own more than 10% of the securities of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. ProLogis believes that Palmtree Acquisition Corporation has been organized and operated in a manner that will permit it to qualify as a REIT. As a REIT, Palmtree Acquisition Corporation will be subject to the built-in gain rules discussed above. Palmtree Acquisition Corporation is the successor of Catellus Development Corporation, which was a C corporation that elected to be treated as a REIT effective January 1, 2004. Therefore, Palmtree Acquisition Corporation could be subject to a corporate level tax at the highest regular corporate rate (currently 35%) on any gain recognized within ten years (reduced to five years for gain recognized in 2011) of Catellus Development

Corporation’s conversion to a REIT from the sale of any assets that Catellus Development Corporation held at the effective time of its election to be a REIT, but only to the extent of the built-in gain based on the fair market value of those assets as of the effective date of the REIT election. Palmtree Acquisition Corporation is not currently expected to dispose of any assets if such disposition would result in the imposition of a material tax liability unless such disposition can be effected through a tax-deferred exchange of the property. However, certain assets are subject to third party purchase options that may require Palmtree Acquisition Corporation to sell such assets, and those assets may carry deferred tax liabilities that would be triggered on such sales.

Income Tests.  The combined company must satisfy two gross income requirements annually to maintain the qualification of the combined company as a REIT. First, in each taxable year, the combined company must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions, from certain hedging transactions entered into after July 30, 2008 and from certain foreign currency gains recognized after July 30, 2008) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, the combined company must derive at least 95% of its gross income (excluding gross income from prohibited transactions, from certain hedges of indebtedness, from certain other hedges entered into after July 30, 2008 and from certain foreign currency gains recognized after July 30, 2008) from (i) these real property investments, (ii) dividends, interest and gain from the sale or disposition of stock or securities, or (iii) any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents the combined company receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements described above only if all of the following conditions are met:

•	the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount the combined company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	the combined company, or an actual or constructive owner of 10% or more of the stock of the combined company, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents received from such a tenant that is also a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the combined company owns stock possessing more than 50% of the voting power or more than 50% of the total value;

•	rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property;” and

•	the combined company generally must not operate or manage its property or furnish or render services to its tenants, subject to a 1% de minimis exception, other than customary services through an independent contractor from whom the combined company derives no revenue. The combined company may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the combined company may employ a taxable REIT subsidiary, which may be wholly or partially owned by the combined company, to provide both customary and non-customary services to the tenants of the combined company without causing the rent the combined company received from those tenants to fail to qualify as “rents from real property.” Any amounts the combined company receives from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

The combined company generally does not intend to, and as the general partner of the operating partnership does not intend to permit the operating partnership to, take actions the combined company believes will cause the combined company to fail to satisfy any of the rental conditions described above. However, the combined company may intentionally have taken and may intentionally continue to take actions that fail to satisfy these conditions to the extent the failure will not, based on the advice of tax counsel, jeopardize the tax status of the combined company as a REIT. In addition, with respect to the limitation on the rental of personal property, the combined company will not obtain appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with the determinations of value of the combined company.

From time to time, the combined company may enter into hedging transactions with respect to one or more of its assets or liabilities. The hedging activities of the combined company may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly and timely identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction the combined company enters into in the normal course of the business of the combined company primarily to manage risk of (i) interest rate changes or fluctuations with respect to borrowings made or to be made by the combined company to acquire or carry real estate assets and (ii) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). To the extent that the combined company does not properly identify such transactions as hedges or hedges with other types of financial instruments, or hedges other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. It is intended that the combined company will structure any hedging transactions in a manner that does not jeopardize the status of the combined company as a REIT.

The combined company will hold investments in certain entities located outside the United States, and from time to time the combined company may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause the combined company to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, although the IRS had indicated that REITs may apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constitutes qualifying income under the REIT income tests. As a result, AMB anticipated that any foreign currency gain AMB recognized relating to rents AMB receives from any property located outside of the United States were qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008 to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and will be exempt from these tests.

The taxable REIT subsidiaries of the combined company may provide certain services in exchange for a fee or derive other income that would not qualify under the REIT gross income tests. Such fees and other income do not accrue to the combined company, but, to the extent the taxable REIT subsidiaries of the combined company pay dividends, the combined company generally will derive its allocable share of such dividend income through the interest of the combined company in the operating partnership. Such dividend income qualifies under the 95%, but not the 75%, REIT gross income test. The operating partnership may provide certain management or administrative services to the taxable REIT subsidiaries of the combined company. In addition, AMB Capital Partners, LLC conducts an asset management business and receives fees, which may include incentive fees, in exchange for the provision of certain services to asset management clients. The fees the combined company and AMB Capital Partners, LLC derive as a result of the provision of such services will be non-qualifying income to the combined company under both the 95% and 75% REIT income tests. The amount of such dividend and fee income will depend on a number of factors that cannot be determined with certainty, including the level of services provided by AMB Capital Partners, LLC, the taxable REIT subsidiaries of the combined company and the operating partnership. The combined company will monitor the amount of the dividend income from the taxable REIT subsidiaries of the combined company and the fee income described above, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the REIT income tests. However, there can be no guarantee that such actions will in all cases prevent the combined company from violating a REIT income test.

The aggregate amount of the nonqualifying income of the combined company , from all sources, in any taxable year is not expected to exceed the limit on nonqualifying income under the gross income tests. If the combined company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the combined company may nevertheless qualify as a REIT for the year if the combined company is entitled to relief under certain provisions of the Code. The combined company generally may make use of the relief provisions if:

•	following the identification by the combined company of the failure to meet the 75% or 95% gross income tests for any taxable year, the combined company files a schedule with the IRS setting forth each item of the gross income of the combined company for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	the failure of the combined company to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances the combined company would be entitled to the benefit of these relief provisions. For example, if the combined company fails to satisfy the gross income tests because non-qualifying income that the combined company intentionally accrues or receives exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure of the combined company to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, the combined company will not qualify as a REIT. As discussed above in “— The Combined Company’s Qualification as a REIT — General,” even if these relief provisions apply, and the combined company retains its status as a REIT, a tax would be imposed with respect to the non-qualifying income of the combined company. The combined company may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of its income.

Prohibited Transaction Income.  Any gain the combined company recognizes (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including the share of the combined company of any such gain realized by the qualified REIT subsidiaries of the combined company, partnerships or limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income could also adversely affect the ability of the combined company to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The combined company intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the investment objectives of the combined company. The combined company does not believe that any of the sales of the combined company were prohibited transactions. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

Redetermined Rents, Redetermined Deductions and Excess Interest.  Any redetermined rents, redetermined deductions or excess interest the combined company generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of the taxable REIT subsidiaries of the combined company to any of the tenants of the combined company, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to the combined company that are in excess of the amounts that would have been deducted based on arm’s length agreements. Rents the combined company receives will not constitute redetermined rents if they qualify under the safe harbor provisions contained in the Code.

It is intended that the combined company will deal with its taxable REIT subsidiaries on a commercially reasonable arm’s length basis, but the combined company may not always satisfy the safe harbor provisions described above. These determinations are inherently factual, and the Internal Revenue Service has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the Internal Revenue Service successfully made such an assertion, the combined company would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests.  At the close of each quarter of the taxable year of the combined company, the combined company must also satisfy four tests relating to the nature and diversification of the assets of the Combined company. First, at least 75% of the value of the total assets of the combined company, including assets held by the qualified REIT subsidiaries of the combined company and the allocable share of the combined company of the assets held by the partnerships and limited liability companies in which the combined company owns an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the combined company receives such proceeds.

Second, not more than 25% of the value of the total assets of the combined company may be represented by securities, other than those securities included in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, the qualified REIT subsidiaries of the combined company and the taxable REIT subsidiaries of the combined company, the value of any one issuer’s securities may not exceed 5% of the value of the total assets of the combined company, and the combined company may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of the interest of the combined company in the assets of a partnership or limited liability company in which the combined company owns an interest will be based on the proportionate interest of the combined company in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% (20% for taxable years beginning prior to January 1, 2009) of the value of the total assets of the combined company may be represented by the securities of one or more taxable REIT subsidiaries.

Through the operating partnership, the combined company will own an interest in several corporations which have jointly elected with AMB or ProLogis to be treated as taxable REIT subsidiaries, and therefore will be taxable REIT subsidiaries of the combined company following the Merger. Some of these corporations own the stock of other corporations, which will also become the taxable REIT subsidiaries of the combined company. So long as each of these corporations qualifies as a taxable REIT subsidiary, the combined company will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to the ownership of the combined company of their securities. The combined company may acquire securities in other taxable REIT subsidiaries in the future. AMB believes that the aggregate value of the taxable REIT subsidiaries of AMB has not exceeded and that the aggregate value of the combined company’s taxable REIT subsidiaries will not exceed 25% (or 20% for taxable years beginning prior to January 1, 2009) of the aggregate value of the gross assets of AMB or the combined company, as applicable. Prior to the election to treat these corporations as taxable REIT subsidiaries, AMB did not own more than 10% of the voting securities of these corporations. In addition, AMB believes that prior to the election to treat these corporations as taxable REIT subsidiaries of AMB, the value of the pro rata share of the securities of these corporations held by AMB did not, in any case, exceed 5% of the total value of the assets of AMB. With respect to each issuer in which AMB currently owns securities, that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, AMB believes that the value of the securities of each issuer does not exceed 5% of the total value of the assets of AMB and the ownership of AMB of the securities of each issuer complies with the 10% voting securities limitation and 10% value limitation. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the Internal Revenue Service will agree with the determinations of value of AMB.

The asset tests must be satisfied at the close of each quarter of the taxable year of the combined company in which the combined company (directly or through the qualified REIT subsidiaries, partnerships or limited liability companies of the combined company) acquires securities in the applicable issuer, and also at the close of each quarter of the taxable year of the combined company in which the combined company increases its ownership of securities of such issuer, including as a result of increasing the interest of the combined company in the operating partnership or other partnerships and limited liability companies which own such securities, or acquire other assets. For example, the indirect ownership of the combined company of securities of each issuer will increase as a result of capital contributions of the combined company to the operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, the combined company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning on or after January 1, 2009, a change caused by changes in the foreign currency exchange rate used to value foreign assets). If the combined company fails to satisfy an asset test because the combined company acquires securities or other property during a quarter, the combined company may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. For this purpose, an increase in the interests of the combined company in the operating partnership or any other partnership or limited liability company in which the combined company directly or indirectly owns an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Certain relief provisions may be available to the combined company if the combined company discovers a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, the combined company will be deemed to have met the 5% and 10% asset tests if the value of the nonqualifying assets of the combined company (1) does not exceed the lesser of (a) 1% of the total value of the assets of the combined company at the end of the applicable quarter or (b) $10,000,000, and (2) the combined company disposes of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, the combined company may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow the combined company to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although AMB believes that AMB has satisfied the asset tests and plans to take steps to ensure that the combined company satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance that the efforts of the combined company will always be successful, or will not require a reduction in the operating partnership’s overall interest in an issuer. If the combined company fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, the combined company would cease to qualify as a REIT. See “— Failure to Qualify” below.

Annual Distribution Requirements.  To maintain its qualification as a REIT, the combined company is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of the “REIT taxable income” of the combined company; and

•	90% of the after tax net income of the combined company, if any, from foreclosure property; minus

•	the excess of the sum of certain items of the non-cash income of the combined company over 5% of “REIT taxable income” as described below.

The “REIT taxable income” of the combined company is computed without regard to the dividends paid deduction and the net capital gain of the combined company. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if the combined company disposes of any asset the combined company acquired from a corporation which is or has been a C corporation in a transaction in which the basis of the combined company in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period (five-year period for gains recognized in 2011) following the acquisition by the combined company of such asset, the combined company would be required to distribute at least 90% of the after-tax gain, if any, the combined company recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date the combined company acquired the asset over (b) the adjusted basis of the combined company in the asset on the date the combined company acquired the asset.

The combined company generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by the combined company and received by the combined company stockholders on December 31 of the year in which they are declared. In addition, at the election of the combined company, a distribution will be treated as paid in a taxable year if it is declared before the combined company timely files its tax return for that year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve month period following the close of that year. Except as provided below, these distributions are taxable to the combined company stockholders, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement of the combined company. The amount distributed must not be preferential. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that the combined company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, the combined company will be required to pay tax on the undistributed amount at regular ordinary and capital gain corporate tax rates. AMB believes it has made and intends that the combined company will continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership agreement authorizes the combined company, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit the combined company to meet these distribution requirements.

It is expected that the “REIT taxable income” of the combined company will be less than its cash flow because of depreciation and other non-cash charges included in computing the “REIT taxable income” of the combined company. Accordingly, it is anticipated that the combined company will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the combined company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining the taxable income of the combined company. If these timing differences occur, the combined company may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, the combined company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to the stockholders of the combined company in a later year, which the combined company may include in its deduction for dividends paid for the earlier year. Thus, the combined company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the combined company will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Furthermore, the combined company will be required to pay a 4% excise tax to the extent the combined company fails to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of the REIT ordinary income of the combined company for such year, 95% of the REIT capital gain income of the combined company for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the tax in subsequent years.

Like-Kind Exchanges.  AMB has in the past disposed of properties in transactions intended to qualify as like-kind exchanges under the Code, and the combined company may continue this practice in the future. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject the combined company to U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Earnings and Profits Distribution Requirement.  A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. The failure of the combined company to comply with this rule would require that the combined company pays a “deficiency dividend” to its stockholders, and interest to the Internal Revenue Service, to distribute any remaining earnings and profits. A failure to make this deficiency dividend distribution would result in the loss of the REIT status of the combined company. See “— Failure to Qualify.”

Failure to Qualify

Specified cure provisions are available to the combined company in the event that the combined company violates a provision of the Code that would result in the failure of the combined company to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.

If the combined company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, the combined company will be required to pay tax, including any applicable alternative minimum tax, on the taxable income of the combined company at regular corporate rates. Distributions to stockholders in any year in which the combined company fails to qualify as a REIT will not be deductible by the combined company and the combined company will not be required to distribute any amounts to its stockholders. As a result, the combined company anticipates that its failure to qualify as a REIT would reduce the cash available for distribution by the combined company to its stockholders. In addition, if the combined company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary corporate dividends to the extent of the current and accumulated earnings and profits of the combined company. In this event, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the combined company will also be disqualified from taxation as a REIT for the four taxable years following the year during which the combined company lost its qualification. It is not possible to state whether in all circumstances the combined company would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General

Substantially all of the investments of the combined company will be held (and after the Topco merger, will be held) indirectly through the operating partnership and subsidiary partnerships and limited liability companies. In general, partnerships and limited liability companies that are classified as partnerships for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the entity. The combined company will include in its income its proportionate share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of the REIT taxable income of the combined company. Moreover, for purposes of the REIT asset tests and subject to special rules relating to the 10% asset test described above, the combined company will include its proportionate share of assets held by the operating partnership and its subsidiary partnerships and limited liability companies.

Entity Classification

The ownership of the combined company of an interest in the operating partnership involves special tax considerations, including the possibility that the Internal Revenue Service might challenge the status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies as partnerships, as opposed to associations taxable as corporations for U.S. federal income tax purposes. If the operating partnership or one or more of the subsidiary partnerships or limited liability companies were treated as an association, they would be taxable as a corporation and therefore be required to pay an entity-level income tax. In this situation, the character of the assets and items of gross income of the combined company would change and could prevent the combined company from satisfying the asset tests and possibly the income tests. This, in turn, could prevent the combined company from qualifying as a REIT. In addition, a change in the tax status of the operating partnership or one or more of the subsidiary partnerships or limited liability companies might be treated as a taxable event, in which case, the combined company might incur a tax liability without any related cash distributions.

Treasury regulations that apply for tax periods beginning on or after January 1, 1997, provide that a domestic business entity not otherwise organized as a corporation and which has at least two members may elect to be treated as a partnership for U.S. federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for U.S. federal income tax purposes that it claimed under the entity classification Treasury regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership (or disregarded entity) for U.S. federal income tax purposes unless it elects otherwise. The operating partnership and the subsidiary partnerships and limited liability companies intend to claim classification as partnerships (or disregarded entities) under these Treasury regulations. As a result, it is believed that these partnerships and limited liability companies will be classified as partnerships (or disregarded entities) for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction

The net proceeds from the issuance of any preferred stock by the combined company will be contributed to the operating partnership in exchange for its preferred limited partnership units. In addition, to the extent the combined company issues preferred stock in exchange for preferred limited partnership units of AMB Property II, L.P., the combined company will contribute substantially all of such units to the operating partnership in exchange for additional preferred limited partnership units in the operating partnership. In each case, the operating partnership’s partnership agreement will provide for preferred distributions of cash and preferred allocations of income to the combined company with respect to these newly issued preferred units. As a consequence, the combined company will receive distributions from the operating partnership that the combined company will use to pay dividends on substantially all of the shares of preferred stock that the combined company issues before any of the other partners in the operating partnership (other than a holder of preferred units, if such units are not then held by us) receive a distribution.

In addition, if necessary, income will be specially allocated to the combined company, and losses will be allocated to the other partners of the operating partnership, in amounts necessary to ensure that the balance in the capital account of the combined company will at all times be equal to or in excess of the amount the combined company is required to pay on the preferred stock then issued by the combined company upon liquidation or redemption. Similar preferred distributions and allocations will be made for the benefit of other holders of preferred limited partnership units in the operating partnership. Except as provided below, all remaining items of operating income and loss will be allocated to the holders of common units in the operating partnership in proportion to the number of units or performance units held by each such unitholder. All remaining items of gain or loss relating to the disposition of the operating partnership’s assets upon liquidation will be allocated first to the partners in the amounts necessary, in general, to equalize the per unit capital accounts of the combined company and the limited partners, with any special allocation of gain to the holders of performance units being offset by a reduction in the gain allocation to the combined company and to unitholders that were performance investors.

Certain limited partners have agreed to guarantee debt of the operating partnership, either directly or indirectly under limited circumstances. As a result of these guarantees, and notwithstanding the foregoing discussion of allocations of income and loss of the operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of gain or loss upon a liquidation of the operating partnership.

If an allocation of income of a partnership or limited liability company does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations With Respect to the Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. The operating partnership was formed by way of contributions of appreciated property, i.e., property having an adjusted tax basis less than its fair market value at the time of contribution. Moreover, subsequent to the formation of the operating partnership, additional appreciated property has been contributed to it in exchange for operating partnership interests. The operating partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

Treasury regulations issued under Section 704(c) of the Code provide partnerships and limited liability companies with a choice of several methods of accounting for book-tax differences. AMB and its operating partnership have agreed to use the “traditional method” to account for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. Under the “traditional method,” which is the least favorable method from the perspective of the combined company, the carryover basis of contributed interests in the properties in the hands of the operating partnership of the combined company (i) could cause the combined company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to the combined company if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause the combined company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to the combined company as a result of such sale, with a corresponding benefit to the other partners in the operating partnership of the combined company. An allocation described in (ii) above might cause the combined company or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the ability of the combined company to comply with the REIT distribution requirements. See “— The Combined Company’s Qualification as a REIT.” To the extent the depreciation of the combined company is reduced, or the gain on sale of the combined company is increased, stockholders may recognize additional dividend income without an increase in distributions. It has not yet been decided what method will be used to account for book-tax differences for properties to be acquired by the operating partnership in the future.

Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Certain Dividends Paid in Stock

Recent guidance issued by the Internal Revenue Service extends and clarifies earlier guidance regarding certain part-stock and part-cash dividends by REITs. Pursuant to this new guidance, certain part-stock and part-cash dividends distributed by publicly-traded REITs with respect to calendar years 2008 through 2011, and in some cases declared as late as December 31, 2012, will be treated as distributions for purposes of the REIT distribution requirements. Under the terms of this guidance, up to 90% of the distributions of the combined company could be paid in shares of the combined company common stock. If the combined company makes such a distribution, taxable stockholders would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions), to the extent of its current and accumulated earnings and profits for U.S. federal income tax purposes, as described below under the headings “Taxation to Holders of the Combined Company’s Common Stock — U.S. Holders— Distributions Generally” and “Taxation to Holders of the Combined Company’s Common Stock — Non-U.S. Holders — Distributions Generally.” As a result, holders of the combined company could recognize taxable income in excess of the cash received and may be required to pay tax with respect to such dividends in excess of the cash received. If a taxable stockholder sells the stock it receives as a dividend, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the stock at the time of the sale. Furthermore, with respect to non-U.S. holders, the combined company may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock.

Taxation to Holders of the Combined Company’s Common Stock

U.S. Holders

Distributions Generally.  Distributions out of the current or accumulated earnings and profits of the combined company, other than capital gain dividends discussed below, will constitute dividends generally taxable to U.S. holders as ordinary income. As long as the combined company qualifies as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of the combined company stock are out of current or accumulated earnings and profits, the earnings and profits of the combined company will be allocated first to distributions on the outstanding preferred stock of the combined company and then to distributions on the outstanding the combined company common stock.

To the extent that the combined company makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis which each U.S. holder has in its shares of the combined company stock by the amount of the distribution, but not below zero. Distributions in excess of the current and accumulated earnings and profits of the combined company and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends the combined company declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by the combined company and received by the stockholder on December 31 of that year, provided the combined company actually pays the dividend on or before January 31 of the following year.

Stockholders may not include in their own income or on their tax returns any of the net operating losses or capital losses of the combined company.

Capital Gain Distributions.  Distributions that the combined company properly designates as capital gain dividends will be taxable to U.S. holders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed the actual net capital gain of the combined company for the taxable year. If the combined company properly designates any portion of a dividend as a capital gain dividend, then the combined company intends to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of the combined company stock for the year to the holders of the combined company stock in proportion to the amount that the total dividends of the combined company, as determined for U.S. federal income tax purposes, paid or made available to the holders of the combined company’s stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of the combined company stock for the year.

Retention of Net Long-Term Capital Gains.  The combined company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If the combined company makes this election, the combined company would pay tax on its retained net long-term capital gains. In addition, to the extent the combined company designates, a U.S. holder generally would:

•	include its proportionate share of the undistributed long-term capital gains of the combined company in computing its long-term capital gains in its return for its taxable year in which the last day of the taxable year of the combined company falls;

•	be deemed to have paid the capital gains tax imposed on the combined company on the designated amounts included in the U.S. holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury regulations to be prescribed by the Internal Revenue Service.

Passive Activity Losses and Investment Interest Limitations.  Distributions the combined company makes and gains arising from the sale or exchange by a U.S. holder of the combined company’s stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the combined company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of the Combined Company’s Stock.  If a U.S. holder sells or disposes of its shares of the combined company’s stock to a person other than the combined company, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property it receives on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if it has held the stock for more than one year. In general, if a U.S. holder recognizes loss upon the sale or other disposition of stock that it has held for six months or less, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the combined company which were required to be treated as long-term capital gains.

Tax Rates.  The maximum tax rate of non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which the combined company may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) dividends has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on dividends, except to the extent the REIT’s dividends are attributable either to dividends received from taxable corporations (such as the combined company’s taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if the combined company distributes taxable income that the combined company retained and paid tax on in the prior taxable year) or to dividends properly designated by the combined company as “capital gain dividends.” After December 31, 2012, absent Congressional action the maximum tax rate of non-corporate taxpayers on capital gains is scheduled to increase to 20% and the maximum tax rate of non-corporate taxpayers on dividends is scheduled to increase to 39.6%.

Information Reporting and Backup Withholding.  The combined company reports to its U.S. holders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of any tax withheld. A U.S. holder may be subject to backup withholding with respect to dividends paid by the combined company unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. holder that does not provide the combined company with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.

Tax-Exempt Holder

Except as described below, dividend income from the combined company and gain arising upon the sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in the combined company’s stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the combined company stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” will be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests of a REIT. A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in the combined company charter, the combined company does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to the combined company stockholders. However, because the combined company’s stock will be publicly traded, the combined company cannot guarantee that this will always be the case.

Non-U.S. Holders

The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of the combined company stock by non-U.S. holders. For purposes of this discussion, the term non-U.S. holder means a beneficial owner of the combined company’s common stock that is not a U.S. holder. The rules governing the U.S. federal income taxation of the ownership and disposition of the combined company stock by non-U.S. holders are complex, and no attempt is made herein to provide more than a brief summary. Accordingly, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a non-U.S. holder in light of such stockholder’s particular circumstances and does not address any state, local or foreign tax consequences. The combined company urges non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership, and disposition of shares of the combined company stock, including any reporting requirements.

Distributions Generally.  Distributions that are neither attributable to gain from the sale or exchange by the combined company of United States real property interests nor designated by the combined company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of the current or accumulated earnings and profits of the combined company. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Distributions in excess of the current and accumulated earnings and profits of the combined company will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the non-U.S. holder’s adjusted basis in the combined company stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed a non-U.S. holder’s adjusted basis in the combined company stock, they will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below. Except as otherwise described below, the combined company expects to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files with the combined company an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI with the combined company claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of the combined company’s current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.  Distributions to a non-U.S. holder that the combined company properly designates as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation, unless:

1. the investment in the combined company stock is treated as effectively connected with the non-U.S. holder’s United States trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

2. the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act (which we refer to as “FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from the sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. holders would generally be taxed at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. The combined company also will be required to withhold and to remit to the Internal Revenue Service 35% (or less to the extent provided in applicable Treasury regulations) of any distribution to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% (or less to the extent provided in applicable Treasury regulations) of a distribution to the non-U.S. holder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts the combined company designates as retained capital gains in respect of the capital stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by the combined company of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by the combined company on such retained capital gains, and to receive from the Internal Revenue Service a refund to the extent of the non-U.S. holder’s proportionate share of such tax paid by the combined company exceeds its actual U.S. federal income tax liability.

Sale of the Combined Company’s Stock.  Gain recognized by a non-U.S. holder upon the sale or exchange of the combined company’s stock generally will not be subject to United States taxation unless such stock constitutes a “United States real property interest” within the meaning of FIRPTA. The combined company’s stock will not constitute a “United States real property interest” so long as the combined company is a “domestically-controlled qualified investment entity.” A “domestically-controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. holders. AMB believes, but cannot guarantee, that AMB has been a “domestically-controlled qualified investment entity,” but because AMB’s capital stock is, and the combined company’s capital stock will be, publicly traded, no assurance can be given that AMB is or the combined company will continue to be a “domestically-controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale or exchange of the combined company’s stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in the combined company’s stock is treated as effectively connected with the non-U.S. holder’s United States trade or business or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if the combined company is a domestically controlled qualified investment entity, upon disposition of the combined company’s stock (subject to the exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a United States real property interest if the non-U.S. holder (1) disposes of the combined company’s stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, other shares of the combined company’s stock within 30 days after such ex-dividend date.

Even if the combined company does not qualify as a “domestically-controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges the combined company’s stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

•	the combined company’s stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

•	such non-U.S. holder owned, actually and constructively, 5% or less of the combined company’s stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of the combined company’s stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or exchange of the combined company stock were subject to taxation under FIRPTA, and if shares of the combined company stock were not “regularly traded” on an established securities market, the purchaser of the stock would be required to withhold and remit to the Internal Revenue Service 10% of the purchase price.

Information Reporting and Backup Withholding.  Generally, the combined company must report annually to the Internal Revenue Service the amount of dividends paid to a non-U.S. holder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an Internal Revenue Service Form W-8BEN or another appropriate version of Internal Revenue Service Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either AMB has or its paying agent has actual knowledge, or reason to know, that a non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the Internal Revenue Service.

New Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on certain payments (including dividends on, and gross proceeds from the disposition of, the combined company’s common stock) made to certain foreign financial institutions (including in their capacity as agents or custodians for beneficial owners of the combined company’s common stock) and to certain other foreign entities unless various information reporting and certain other requirements are satisfied. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the shares of the combined company’s common stock.

THE AMB SPECIAL MEETING

Date, Time and Place

The AMB special meeting will be held at AMB Property Corporation’s global headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, at 9:00 a.m., local time, on June 1, 2011.

Purpose of the AMB Special Meeting

At the AMB special meeting, AMB stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Topco merger, including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger;

•	a proposal to amend the AMB bylaws, effective upon the consummation of the Topco merger, to provide for certain governance matters of the combined company;

•	a proposal to amend the AMB charter, effective upon the consummation of the Topco merger, to change the approval threshold for certain actions which may be taken by the board of directors and/or stockholders of the combined company; and

•	a proposal to approve the adjournment of the AMB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

Recommendation of the AMB Board of Directors

The AMB board of directors unanimously has determined that the merger agreement and the transactions contemplated by the merger agreement (including the Topco merger, the bylaw amendment and the charter amendment) are advisable and in the best interests of AMB and its stockholders and has unanimously approved the merger agreement.

The AMB board of directors unanimously recommends that holders of AMB common stock vote “FOR” the Topco merger, including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger, “FOR” the bylaw amendment, “FOR” the charter amendment and “FOR” the AMB adjournment proposal.

AMB Record Date; Stock Entitled to Vote

Only holders of record of shares of AMB common stock at the close of business on April 21, 2011, the record date for the AMB special meeting, will be entitled to notice of, and to vote at, the AMB special meeting or any adjournments or postponements thereof. You may cast one vote for each share of AMB common stock that you owned on the record date.

On the record date, there were approximately 169,550,440 shares of AMB common stock outstanding and entitled to vote at the AMB special meeting.

On the record date, approximately 2.5% of the outstanding shares of AMB common stock were held by AMB directors and executive officers and their respective affiliates. AMB currently expects that the directors and executive officers of AMB will vote their shares in favor of the merger proposal, the bylaw amendment and the charter amendment, although none has entered into any agreements obligating them to do so.

Quorum

Shareholders who hold a majority of the total number of shares of AMB common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the AMB special meeting. All shares of AMB common stock represented at the AMB special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the AMB special meeting.

Required Vote

The proposals at the AMB special meeting to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) and to approve the charter amendment each require approval by the affirmative vote of holders of two-thirds of the outstanding AMB common stock. The proposal to approve the bylaw amendment requires approval by the affirmative vote of holders of a majority of the outstanding AMB common stock. The proposal to adjourn the AMB special meeting, if necessary or appropriate, to solicit additional proxies requires approval by the affirmative vote of holders of a majority of the shares of AMB common stock represented, in person or by proxy, at the AMB special meeting and entitled to vote on the proposal.

The approval of both the merger proposal (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) and the bylaw amendment is required for the completion of the Topco merger. The bylaw amendment and the charter amendment will take effect only upon the consummation of the Topco merger. However, approval of the charter amendment is not a condition to (1) completion of the Topco merger, (2) approval of the merger proposal or (3) approval of the bylaw amendment.

Abstentions and Broker Non-Votes

If you are an AMB stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the merger proposal, the bylaw amendment and the charter amendment. If you fail to vote or fail to instruct your broker, bank or nominee to vote, and as a result your shares are not represented at the meeting, it will have no effect on the adjournment proposal, assuming a quorum is present. If your shares are represented at the meeting, but you abstain from voting or your shares are otherwise not voted in favor of the adjournment proposal, it will have the effect of a vote against that proposal.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to AMB or by voting in person at the AMB special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks or nominees who hold shares of AMB common stock on behalf of their customers may not give a proxy to AMB to vote those shares without specific instructions from their customers.

If you are an AMB stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the merger proposal, the bylaw amendment and the charter amendment.

Voting of Proxies

A proxy card is enclosed for your use. AMB requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of AMB common stock represented by it will be voted at the AMB special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the shares of AMB common stock represented by the proxy are to be voted with regard to a particular proposal, the AMB common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, AMB management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of AMB. In accordance with the AMB bylaws and Maryland law, business transacted at the AMB special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the AMB special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the AMB special meeting in person.

Revocability of Proxies or Voting Instructions

If you are a holder of record of AMB common stock on the record date for the AMB special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the AMB special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	you can attend the AMB special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by AMB’s Secretary at Pier 1, Bay 1, San Francisco, California 94111 no later than the beginning of the AMB special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording another vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Plan participants who wish to revoke their voting instructions must contact the applicable plan trustee and follow its procedures.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the AMB special meeting will be borne by AMB. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of AMB, without additional remuneration, by personal interview, telephone, facsimile or otherwise. AMB will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. AMB has retained MacKenzie Partners, Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of $17,500, plus reasonable expenses, for these services.

AMB PROPOSALS

AMB PROPOSAL 1: APPROVAL OF THE TOPCO MERGER

AMB is asking its stockholders to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger). For a detailed discussion of the terms and conditions of the Topco merger, see “The Merger — The Merger Agreement.” As discussed in the section entitled “The Merger — AMB’s Reasons for the Topco Merger; Recommendations of the AMB Board of Directors,” after careful consideration, the AMB board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby (including the Topco merger, the bylaw amendment and the charter amendment) to be advisable and in the best interest of AMB and the stockholders of AMB.

Required Vote

Approval of the proposal to approve the Topco merger (including the issuance of AMB common stock and preferred stock to ProLogis shareholders in connection with the Topco merger) requires the affirmative vote of holders of two-thirds of the outstanding AMB common stock. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the Topco merger proposal.

The AMB board of directors unanimously recommends that AMB stockholders vote “FOR” the approval of the Topco merger proposal.

The consummation of the Topco Merger is conditioned on the approval of the bylaw amendment described in “AMB Proposal 2: Approval of the Bylaw Amendment.”

AMB PROPOSAL 2: APPROVAL OF THE BYLAW AMENDMENT

AMB proposes to amend the amended and restated bylaws of AMB, effective upon the consummation of the Topco merger, in the form attached as Annex B to this joint proxy statement/prospectus.

If the bylaw amendment is approved, the AMB bylaws, which will be the bylaws of the combined company, will provide that the affirmative vote of at least 75% of the independent directors of the combined company will be required to take any of the following actions:

•	removal of Mr. Moghadam from the office of co-chief executive officer prior to December 31, 2012 or removal of Mr. Moghadam from the office of chief executive officer or chairman of the board of directors of the combined company prior to December 31, 2014;

•	removal of Mr. Rakowich as co-chief executive officer of the combined company prior to December 31, 2012;

•	appointment of any person as chief executive officer or co-chief executive officer of the combined company, other than, prior to December 31, 2012, Mr. Moghadam or Mr. Rakowich, or, after December 31, 2012 and prior to December 31, 2014, Mr. Moghadam;

•	appointment of any person, other than Mr. Moghadam, as chairman or co-chairman of the board of directors of the combined company prior to December 31, 2014;

•	failure to nominate Mr. Moghadam or Mr. Rakowich as a director of the combined company in any election of directors where the term of such directorship commences prior to December 31, 2014 or December 31, 2012, respectively; or

•	a material alteration, limitation or curtailment of the authority granted pursuant to the bylaws of the combined company to the chief executive officer, co-chief executive officer or chairman of the board prior to December 31, 2014.

In addition, if the bylaw amendment is approved, the AMB bylaws, which will be the bylaws of the combined company, will provide that the affirmative vote of at least 75% of the independent directors of the combined company will be required to amend, modify or repeal, or adopt any bylaw provision inconsistent with, the foregoing provisions.

The amended and restated bylaws will effect certain additional changes to the AMB bylaws, which will be the bylaws of the combined company, including:

•	an increase in the number of positions on the AMB board of directors from 10 to 11;

•	the creation of a “lead independent director” position on the AMB board of directors;

•	the creation of a right of AMB’s chief executive officer or co-chief executive officers to call special meetings of AMB stockholders or the AMB board of directors; and

•	the alteration of the structure and responsibilities of certain committees of the AMB board of directors.

A copy of the proposed amended and restated bylaws of AMB, which will be the bylaws of the combined company, is attached to this joint proxy statement/prospectus as Annex B. You are urged to read the amended and restated bylaws in full.

Required Vote

The proposal to approve the bylaw amendment requires the affirmative vote of holders of a majority of the outstanding AMB common stock. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote “AGAINST” the bylaw proposal.

The AMB board of directors unanimously recommends that AMB stockholders vote “FOR” the approval of the bylaw proposal.

The approval by AMB stockholders of the bylaw amendment is a condition to the consummation of the Topco merger described in “AMB Proposal 1: Approval of the Topco Merger.”

AMB PROPOSAL 3: APPROVAL OF THE CHARTER AMENDMENT

AMB proposes to amend the AMB charter, which will be the charter of the combined company, effective upon the consummation of the Topco merger, in the form attached as Annex C to this joint proxy statement/prospectus. The proposed amendment is being sought to provide each of the board of directors and the stockholders of the combined company with increased flexibility to take certain actions, and to harmonize certain provisions of the charter of the combined company with the existing ProLogis declaration of trust. If the proposed amendment is adopted, stockholders of the combined company will be able to approve certain corporate actions (including, for example, certain amendments to the charter of the combined company, mergers, consolidations, or the sale of substantially all of the assets of the combined company) with a majority of votes entitled to be cast on such matters, instead of requiring approval by two-thirds of votes entitled to be cast on such matters. The current ProLogis declaration of trust permits stockholders to amend the ProLogis declaration of trust and approve of mergers by a majority vote (instead of a two-thirds vote), and the AMB charter amendment is intended to make the charter of the combined company more consistent with the current ProLogis declaration of trust in this respect. In addition, if the AMB charter amendment is approved, the board of directors of the combined company will have the right to make certain changes to the permitted capital stock of the combined company without obtaining a stockholder vote, which will provide additional flexibility to the board of the combined company.

Specifically, if the proposed amendment is adopted:

•	the board of directors of the combined company will have the right, with the approval of a majority of the entire board, and without action by the stockholders of the combined company, to amend the charter of the combined company to increase or decrease the aggregate number of shares of stock of the combined company or the number of shares of stock of any class or series that the combined company has authority to issue; and

•	notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter; provided that (i) any amendment to any provision of the charter which expressly requires for any purpose a greater proportion of the votes entitled to be cast shall require the proportion of votes specified in that provision, (ii) any amendment to this provision shall require the affirmative vote of the holders of shares entitled to cast two-thirds of all of the votes entitled to be cast on the matter and (iii) any action requiring a different vote as expressly provided in the charter shall require such different vote.

A copy of the proposed amendment to the AMB charter, which will be the charter of the combined company, is attached to this joint proxy statement/prospectus as Annex C. You are urged to read the charter amendment in full.

Required Vote

Approval of the proposal to amend the charter requires the affirmative vote of holders of two-thirds of the outstanding AMB common stock. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote against the charter amendment.

The AMB board of directors unanimously recommends that AMB stockholders vote “FOR” the approval of the charter amendment.

AMB PROPOSAL 4: ADJOURNMENT OF THE AMB SPECIAL MEETING

AMB stockholders are being asked to approve the adjournment of the AMB special meeting, if necessary or appropriate, to solicit additional proxies in favor of the above proposals if there are insufficient votes at the time of such adjournment to approve such proposals.

If, at the AMB special meeting, the number of shares of AMB common stock present or represented and voting in favor of the merger proposal, the bylaw amendment or the charter amendment is insufficient to approve the corresponding proposal, AMB may move to adjourn the AMB special meeting in order to enable the AMB board of directors to solicit additional proxies for approval of such proposals.

AMB is asking its stockholders to authorize the holder of any proxy solicited by the AMB board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the AMB special meeting to another time and place for the purpose of soliciting additional proxies. If the AMB stockholders approve this proposal, AMB could adjourn the AMB special meeting and any adjourned session of the AMB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from AMB stockholders who have previously voted.

Required Vote

Approval of the proposal to approve the adjournment of the AMB special meeting requires the affirmative vote of holders of a majority of the shares of AMB common stock represented, in person or by proxy, at the AMB special meeting and entitled to vote on the proposal.

The AMB board of directors unanimously recommends that AMB stockholders vote “FOR” the approval of the proposal to approve an adjournment of the AMB special meeting.

THE PROLOGIS SPECIAL MEETING

Date, Time and Place

The ProLogis special meeting will be held at ProLogis’ world headquarters, 4545 Airport Way, Denver, Colorado 80239, at 9:00 a.m., local time, on June 1, 2011.

Purpose of the ProLogis Special Meeting

At the ProLogis special meeting, ProLogis shareholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the Merger; and

•	a proposal to approve the adjournment of the ProLogis special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger proposal if there are insufficient votes at the time of such adjournment to approve the Merger proposal.

Recommendation of the ProLogis Board of Trustees

The ProLogis board of trustees unanimously has determined that the merger agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of ProLogis and its shareholders and has unanimously approved the merger agreement and the transactions contemplated thereby, including the Merger.

The ProLogis board of trustees unanimously recommends that holders of ProLogis common shares vote “FOR” the Merger proposal and “FOR” the ProLogis adjournment proposal.

ProLogis Record Date; Stock Entitled to Vote

Only holders of record of ProLogis common shares at the close of business on April 21, 2011, the record date for the ProLogis special meeting, will be entitled to notice of, and to vote at, the ProLogis special meeting or any adjournments or postponements thereof. You may cast one vote for each ProLogis common share that you owned on the record date.

On the record date, there were approximately 570,550,345 ProLogis common shares outstanding and entitled to vote at the ProLogis special meeting.

On the record date, less than 1% of the outstanding ProLogis common shares were held by ProLogis trustees and executive officers and their respective affiliates. ProLogis currently expects that the trustees and executive officers of ProLogis will vote their shares in favor of the proposal to approve the Merger, although none has entered into any agreements obligating them to do so.

Quorum

Shareholders who hold a majority of the total number of ProLogis common shares issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the ProLogis special meeting. All ProLogis common shares represented at the ProLogis special meeting, including abstentions and broker non-votes (shares held by a broker, bank or nominee that are represented at the meeting, but with respect to which the broker, bank or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal), will be treated as present for purposes of determining the presence or absence of a quorum at the ProLogis special meeting.

Required Vote

The Merger proposal requires the affirmative vote of the holders of a majority of the outstanding ProLogis common shares. The proposal to adjourn the ProLogis special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by the holders of the ProLogis common shares represented, in person or by proxy, at the ProLogis special meeting.

Abstentions and Broker Non-Votes

If you are a ProLogis shareholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the merger proposal and will have no effect on the adjournment proposal, assuming a quorum is present.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to ProLogis or by voting in person at the ProLogis special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold ProLogis common shares on behalf of their customers may not give a proxy to ProLogis to vote those shares without specific instructions from their customers.

If you are a ProLogis shareholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee may not vote those shares, and it will have the same effect as a vote against the proposal to approve the Merger.

Voting of Proxies

A proxy card is enclosed for your use. ProLogis requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the ProLogis common shares represented by it will be voted at the ProLogis special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a proxy is signed and returned without an indication as to how the ProLogis common shares represented by the proxy are to be voted with regard to a particular proposal, the ProLogis common shares represented by the proxy will be voted in favor of each such proposal. At the date hereof, the management of ProLogis has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Shareholders of ProLogis. In accordance with the bylaws of ProLogis and Maryland law, business transacted at the ProLogis special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the ProLogis special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the ProLogis special meeting in person.

Revocability of Proxies or Voting Instructions

If you are a holder of record of ProLogis common shares on the record date for the ProLogis special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the ProLogis special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy bearing a later date; or

•	you can attend the ProLogis special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the secretary of ProLogis at 4545 Airport Way, Denver, Colorado 80239 no later than the beginning of the ProLogis special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Plan participants who wish to revoke their voting instructions must contact the applicable plan trustee and follow its procedures.

Solicitation of Proxies

In accordance with the merger agreement, the cost of proxy solicitation for the ProLogis special meeting will be borne by ProLogis. In addition to the use of the mail, proxies may be solicited by officers and trustees and regular employees of ProLogis, without additional remuneration, by personal interview, telephone, facsimile or otherwise. ProLogis will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. ProLogis has retained Georgeson Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of $12,500, plus reasonable expenses, for these services.

PROLOGIS PROPOSALS

PROLOGIS PROPOSAL 1: APPROVAL OF THE MERGER

ProLogis is asking its shareholders to approve the Merger. For a detailed discussion of the terms and conditions of the Merger, see “The Merger — The Merger Agreement.” As discussed in the section entitled “The Merger — ProLogis’ Reasons for the Merger; Recommendations of the ProLogis Board of Trustees,” after careful consideration, the ProLogis board of trustees, by a unanimous vote of all trustees, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the ProLogis merger and the Topco merger, to be advisable and in the best interest of ProLogis and the shareholders of ProLogis.

Required Vote

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding ProLogis common shares. For purposes of this vote, an abstention or a failure to vote will have the same effect as a vote against the merger proposal.

The ProLogis board of trustees unanimously recommends that ProLogis shareholders vote “FOR” the approval of the merger proposal.

PROLOGIS PROPOSAL 2: ADJOURNMENT OF THE PROLOGIS SPECIAL MEETING

ProLogis shareholders are being asked to approve the adjournment of the ProLogis special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve the merger proposal.

If, at the ProLogis special meeting, the number of ProLogis common shares present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, ProLogis may move to adjourn the ProLogis special meeting in order to enable the ProLogis board of trustees to solicit additional proxies for approval of such proposal.

ProLogis is asking its shareholders to authorize the holder of any proxy solicited by the ProLogis board of trustees to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the ProLogis special meeting to another time and place for the purpose of soliciting additional proxies. If the ProLogis shareholders approve this proposal, ProLogis could adjourn the ProLogis special meeting and any adjourned session of the ProLogis special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from ProLogis shareholders who have previously voted.

Required Vote

Approval of the proposal to approve the adjournment of the ProLogis special meeting requires the affirmative vote of a majority of the votes cast on the matter by the holders of the ProLogis common shares represented, in person or by proxy, at the ProLogis special meeting.

The ProLogis board of trustees unanimously recommends that ProLogis shareholders vote “FOR” the approval of the proposal to approve an adjournment of the ProLogis special meeting.

COMPARATIVE STOCK PRICES AND DIVIDENDS

AMB common stock and ProLogis common shares are traded on the NYSE under the symbols “AMB” and “PLD,” respectively. The following table presents trading information for AMB common stock and ProLogis common shares on January 26, 2011, the last trading day before ProLogis common share and AMB common stock prices may have been affected by market speculation regarding a potential transaction involving the companies, January 28, 2011, the last trading day before public announcement of the merger agreement, and April 26, 2011, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	AMB Common Stock			ProLogis Common Shares
Date	High	Low	Close	High	Low	Close

January 26, 2011	$33.34	$32.72	$32.86	$14.74	$14.50	$14.70
January 28, 2011	$34.08	$32.80	$32.93	$15.84	$15.17	$15.21
April 26, 2011	$36.78	$36.12	$36.52	$16.50	$16.20	$16.43

For illustrative purposes, the following table provides ProLogis equivalent per share information on each of the specified dates. ProLogis equivalent per share amounts are calculated by multiplying AMB per share amounts by the exchange ratio of 0.4464.

	AMB Common Stock			ProLogis Equivalent Per Share
Date	High	Low	Close	High	Low	Close

January 26, 2011	$33.34	$32.72	$32.86	$14.88	$14.61	$14.67
January 28, 2011	$34.08	$32.80	$32.93	$15.21	$14.64	$14.70
April 26, 2011	$36.78	$36.12	$36.52	$16.42	$16.12	$16.18

The following tables set forth the high and low sales prices of AMB common stock and ProLogis common shares as reported in the NYSE’s consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.

AMB

			Dividend
	High	Low	Declared

2009
First Quarter	$26.03	$9.12	$0.28
Second Quarter	$20.75	$13.81	$0.28
Third Quarter	$25.96	$15.91	$0.28
Fourth Quarter	$27.43	$20.71	$0.28
2010
First Quarter	$29.60	$21.80	$0.28
Second Quarter	$29.17	$23.14	$0.28
Third Quarter	$26.97	$22.05	$0.28
Fourth Quarter	$32.18	$26.14	$0.28
2011
First Quarter	$36.47	$31.75	$0.28
Second Quarter (through April 26, 2011)	$36.78	$34.52	—

ProLogis

			Dividend
	High	Low	Declared

2009
First Quarter	$16.68	$4.87	$0.25
Second Quarter	$9.77	$6.10	$0.15
Third Quarter	$13.30	$6.54	$0.15
Fourth Quarter	$15.04	$10.76	$0.15
2010
First Quarter	$14.71	$11.32	$0.15
Second Quarter	$14.67	$9.61	$0.15
Third Quarter	$12.22	$9.15	$0.15
Fourth Quarter	$14.97	$11.66	$0.1125
2011
First Quarter	$16.52	$14.02	$0.1125
Second Quarter (through April 26, 2011)	$16.50	$15.50	—

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of AMB capital stock is not complete and is qualified by reference to the AMB charter, including any articles supplementary for AMB preferred stock, and the AMB bylaws. You should read these documents for complete information on AMB capital stock. The AMB charter, including any articles supplementary for AMB preferred stock, and the AMB bylaws are incorporated by reference into this joint proxy statement/prospectus. AMB files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time AMB might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

The description of capital stock in this section applies to the capital stock of the combined company after the Merger.

Shares Authorized

AMB is currently authorized under its charter to issue an aggregate of 600 million shares of capital stock, consisting of 500 million shares of common stock, $0.01 par value per share, and 100 million shares of preferred stock, $0.01 par value per share, of which 2,300,000 shares are classified as Series L Cumulative Redeemable Preferred Stock, 2,300,000 shares are classified as Series M Cumulative Redeemable Preferred Stock, 3,000,000 shares are classified as Series O Cumulative Redeemable Preferred Stock and 2,000,000 shares are classified as Series P Cumulative Redeemable Preferred Stock.

Shares Outstanding

As of April 21, 2011, the record date for the AMB special meeting, there were:

•	169,550,440 outstanding shares of AMB common stock;

•	2,000,000 outstanding shares of AMB Series L preferred stock;

•	2,300,000 outstanding shares of AMB Series M preferred stock;

•	3,000,000 outstanding shares of AMB Series O preferred stock; and

•	2,000,000 outstanding shares of AMB Series P preferred stock.

All outstanding shares of AMB common stock are fully paid and non-assessable.

Following the Merger, it is expected that there will be:

•	approximately 424,244,115 outstanding shares of AMB common stock;

•	2,000,000 outstanding shares of the AMB Series L preferred stock;

•	2,300,000 outstanding shares of AMB Series M preferred stock;

•	3,000,000 outstanding shares of AMB Series O preferred stock;

•	2,000,000 outstanding shares of AMB Series P preferred stock;

•	2,000,000 outstanding shares of AMB Series Q preferred stock;

•	5,000,000 outstanding shares of AMB Series R preferred stock; and

•	5,000,000 outstanding shares of AMB Series S preferred stock.

AMB Common Stock

Preemptive Rights

AMB common stock has no preemptive rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of AMB common stock are entitled to dividends when, as and if authorized by the AMB board of directors and declared by AMB out of funds legally available for that purpose.

Voting Rights

Holders of AMB common stock are entitled to one vote per share on each matter submitted for their vote at any meeting of AMB stockholders for each share of AMB common stock held as of the record date for the meeting. Holders of AMB common stock are not permitted to cumulate their votes for the election of directors. The AMB board of directors is not classified.

Liquidation Preference

In the event that AMB is liquidated, dissolved or wound up, the holders of AMB common stock will be entitled to a pro rata share in any distribution to AMB stockholders, but only after satisfaction of all of the liabilities of AMB and of the prior rights of any outstanding class or series of AMB stock.

Sinking Fund

AMB common stock does not have the benefit of any retirement or sinking fund.

Listing

AMB common stock is traded on the NYSE under the symbol “AMB.” Following completion of the Topco merger, the shares of common stock of the combined company will be traded on the NYSE under the symbol “PLD.”

Ownership Limitation

To help AMB maintain its qualification as a REIT, among other purposes, the AMB charter provides that, subject to certain exceptions, no holder may own (including beneficial or constructive ownership) in excess of 9.8% (by value or number of shares, whichever is more restrictive) of AMB’s common stock. The AMB board of directors may waive the ownership limits under certain circumstances. The AMB charter provides that shares of common stock acquired or held in excess of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of AMB common stock in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares in violation of the limit may be void under certain circumstances.

New AMB Preferred Stock to be Issued in Connection with the Topco Merger

Upon completion of the Merger, (i) each outstanding ProLogis Series C preferred share will be converted into one share of AMB Series Q preferred stock, (ii) each outstanding ProLogis Series F preferred share will be converted into one share of AMB Series R preferred stock and (iii) each outstanding ProLogis Series G preferred share will be converted into one share of AMB Series S preferred stock. We refer to the AMB Series Q preferred stock, the AMB Series R preferred stock and the AMB Series S preferred stock collectively as the “new AMB preferred stock.” The following is a summary of the material rights of holders of the new AMB preferred stock to be issued to holders of ProLogis preferred shares.

Rank

With respect to distribution upon liquidation or dissolution, each series of the new AMB preferred stock will rank on a parity with each other and with each existing series of AMB preferred stock and will rank senior to AMB common stock.

Dividends

Series Q preferred stock.  Holders of shares of AMB Series Q preferred stock will be entitled to receive cumulative preferential cash dividends when, as and if authorized by the AMB board of directors and declared by AMB from funds legally available for such purpose, at a rate per annum of 8.54% on a stated liquidation preference of $50 per share. Dividends are payable the last calendar day of March, June, September and December or, if such date is not a business day, on the business day immediately following thereafter. Dividend periods commence on January 1, April 1, July 1 and October 1 of each year and end on and include the day preceding the first day of the next succeeding dividend period.

Series R preferred stock.  Holders of shares of AMB Series R preferred stock will be entitled to receive cumulative preferential cash dividends when, as and if authorized by the AMB board of directors and declared by AMB from funds legally available for such purpose, at a rate per annum of 6.75% on a stated liquidation preference of $25 per share. Dividends are payable the last calendar day of March, June, September and December or, if such date is not a business day, on the business day immediately following thereafter. Dividend periods commence on January 1, April 1, July 1 and October 1 of each year and end on and include the day preceding the first day of the next succeeding dividend period.

Series S preferred stock.  Holders of shares of AMB Series S preferred stock will be entitled to receive cumulative preferential cash dividends when, as and if authorized by the AMB board of directors and declared by AMB from funds legally available for such purpose, at a rate per annum of 6.75% on a stated liquidation preference of $25 per share. Dividends are payable the last calendar day of March, June, September and December or, if such date is not a business day, on the business day immediately following thereafter. Dividend periods commence on January 1, April 1, July 1 and October 1 of each year and end on and include the day preceding the first day of the next succeeding dividend period.

Redemption

Shares of AMB Series R preferred stock and AMB Series S preferred stock are fully redeemable at the option of AMB, at a redemption price of $25 per share plus all accrued and unpaid dividends, if any, without interest. Shares of AMB Series Q preferred stock become fully redeemable on November 13, 2026, at the option of AMB, at a redemption price of $50 per share plus all accrued and unpaid dividends, if any, without interest. If full cumulative dividends on a series of new AMB preferred stock or any other series on parity therewith have not been paid or declared and set apart for payment, AMB cannot redeem, purchase or acquire shares of any series of new AMB preferred stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of such series or pursuant to a redemption made as a result of a holder owning shares in excess of the ownership limitations described below under “— Ownership Limitation.”

Preemptive Rights

The new AMB preferred stock will have no preemptive rights.

Voting Rights

Holders of the new AMB preferred stock will have no voting rights, except as described below or as provided by applicable law.

If and when dividends payable on any series of the new AMB preferred stock or on any series of parity stock have not been declared and paid for six quarterly dividend periods (whether or not consecutive), the number of members of the AMB board of directors will be increased by two and the holders of such series and of any series of parity stock will be entitled to elect two directors to fill such positions, voting together as a single class, until such dividends are paid or declared and set aside for payment.

With respect to each series of the new AMB preferred stock, unless provision is made for the redemption of all shares of the applicable series of new AMB preferred stock, the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of such series of preferred stock and holders of any series of parity stock, voting together as a single class, will be required for certain actions described below:

•	Amendment of charter. Any amendment, alteration or repeal of any of the provisions of the AMB charter or the instrument setting forth the terms of such series of new AMB preferred stock that materially and adversely affects the voting powers, rights or preferences of the holders of the applicable series of new AMB preferred stock or such AMB preferred stock; provided, that the authorization or creation of, or the increase in the number of authorized shares of, any equity securities that rank junior to or on a parity with such series of new AMB preferred stock will not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of the applicable series of new AMB preferred stock; provided, further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the applicable series of new AMB preferred stock (or another series of parity stock entitled to vote thereon) that are not enjoyed by some or all of the other series otherwise entitled to vote on such matter, the voting standard will be the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected;

•	Share exchange. A share exchange that affects the applicable series of new AMB preferred stock, a consolidation with or merger of AMB into another entity, or a consolidation with or merger of another entity into AMB, unless in each case each share of the applicable series of new AMB preferred stock will either remain outstanding without a material and adverse change to its terms or rights, or will be converted into or exchanged for preferred shares of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of the applicable series of new AMB preferred stock; or

•	Creation of senior stock. The authorization or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking senior to the applicable series of new AMB preferred stock in the distribution of assets on any liquidation, dissolution or winding-up of AMB or in the payment of dividends.

When holders of shares of any series of new AMB preferred stock have a vote, they have one vote per share. When holders of shares of AMB Series Q preferred stock are entitled to vote on a matter together with any other series of AMB preferred stock, holders of AMB Series Q preferred stock and such other series have one vote per $50 of stated liquidation preference. When holders of shares of AMB Series R preferred stock or Series S preferred stock are entitled to vote on a matter together with any other series of AMB preferred stock, holders of AMB Series R preferred stock, AMB Series S preferred stock and such other series have one vote per $25 of stated liquidation preference.

Liquidation Preference

Series Q preferred stock.  Upon the voluntary or involuntary liquidation, dissolution or winding-up of AMB, holders of shares of AMB Series Q preferred stock are entitled to receive, out of the assets of AMB that are available for distribution to stockholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the AMB Series Q preferred stock with respect to liquidation, a liquidation distribution in the amount of $50 per share, plus any accrued and unpaid dividends, if any. Distributions will be made pro rata as to the AMB Series Q preferred stock and any other equity securities designated as ranking on a parity with the AMB Series Q preferred stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution, distribution or winding-up of AMB and only to the extent of the assets of AMB, if any, that are available after satisfaction of all liabilities to creditors.

Series R preferred stock.  Upon the voluntary or involuntary liquidation, dissolution or winding-up of AMB, holders of shares of AMB Series R preferred stock are entitled to receive, out of the assets of AMB that are available for distribution to stockholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the AMB Series R preferred stock with respect to liquidation, a liquidation distribution in the amount of $25 per share, plus any accrued and unpaid dividends, if any. Distributions will be made pro rata as to the AMB Series R preferred stock and any other equity securities designated as ranking on a parity with the AMB Series R preferred stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution, distribution or winding-up of AMB and only to the extent of the AMB assets of AMB, if any, that are available after satisfaction of all liabilities to creditors.

Series S preferred stock.  Upon the voluntary or involuntary liquidation, dissolution or winding-up of AMB, holders of shares of AMB Series S preferred stock are entitled to receive, out of the assets of AMB that are available for distribution to stockholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the AMB Series S preferred stock with respect to liquidation, a liquidation distribution in the amount of $25 per share, plus any accrued and unpaid dividends, if any. Distributions will be made pro rata as to the AMB Series S preferred stock and any other equity securities designated as ranking on a parity with the AMB Series S preferred stock with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution, distribution or winding-up of AMB and only to the extent of the assets of AMB, if any, that are available after satisfaction of all liabilities to creditors.

Sinking Fund

The new AMB preferred stock will not have the benefit of any retirement or sinking fund.

Listing

The shares of AMB Series R preferred stock and AMB Series S preferred stock issuable in connection with the Topco merger will be listed on the NYSE. The shares of AMB Series Q preferred stock issuable in connection with the Topco merger will not be listed on any securities exchange.

Ownership Limitation

Subject to certain exceptions, no holder of any series of the new AMB preferred stock will be permitted to own in excess of (i) 25% of such series or (ii) 9.8% of the authorized and issued capital stock of AMB (by value or number of shares, whichever is more restrictive), including the new AMB preferred stock and all other AMB capital stock. The AMB board of directors may waive the 9.8% ownership limit under certain circumstances and may waive the 25% limit in its discretion. The consequences of exceeding any of the ownership limits will be set out in the instruments designating the rights of each series of new AMB preferred stock, and will include the sale, transfer, and/or redemption of the applicable holder’s AMB stock.

Anti-takeover Provisions in the AMB Charter and Bylaws

Certain provisions of the charter of AMB could make it less likely that AMB management would be changed or someone would acquire voting control of AMB without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that AMB stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow AMB stockholders to receive premiums over the market price of their common stock.

Restrictions on Ownership and Transfer

For AMB to maintain its qualification as a REIT, not more than 50% of its outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year after the first taxable year for which a REIT election is made. Furthermore, the stock must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a short tax year). In addition, if AMB, or an owner of 10% or more of the parent company’s stock, actually or constructively owns 10% or more of one of the customers of AMB (or a customer of any partnership in which the company is a partner), then the rent received by AMB (either directly or through any such partnership) from that customer will not be qualifying income for purposes of the REIT gross income tests of the Code.

In addition to the ownership limitations in the new AMB preferred stock described above, to help AMB maintain its qualification as a REIT, among other purposes, AMB prohibits the ownership, actually or by virtue of the constructive ownership provisions of the Code, by any single person, of more than the ownership limit of 9.8% (by value or number of shares, whichever is more restrictive) of the issued and outstanding shares of each of AMB’s common stock and existing preferred stock (unless such limitations are waived by the board of directors in accordance with the instruments designating the rights of such stock). The AMB charter provides that shares acquired or held in violation of this ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary. The AMB charter further provides that any person who acquires shares in violation of the ownership limit will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares in violation of the above limits may be void under certain circumstances. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect the parent company’s stockholders’ ability to realize a premium over the then-prevailing market price for the shares of the parent company’s common stock in connection with such transaction.

Preferred Stock

At any time, without stockholder approval, the AMB board of directors can issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of AMB through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring AMB management could stop a takeover by preventing the person trying to take control of AMB from acquiring enough voting shares to take control.

Stockholders’ Rights Plan

Although AMB does not have a stockholders’ rights plan as of the date of this document, under Maryland law, the AMB board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire AMB on terms not approved by the AMB board of directors.

Extraordinary Actions

Currently, the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to amend the AMB charter or approve certain other extraordinary actions, such as mergers, which could discourage or make more difficult attempts to take control of AMB through a merger, tender offer, proxy context or otherwise. If the charter amendment is approved by AMB stockholders, after the effective time of the Topco merger, the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter will be required to amend the AMB charter, which will be the charter of the combined company, or approve such other extraordinary actions, except as specifically provided in the AMB charter.

Control Share Acquisition Statute

Maryland has a statute that generally provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. AMB has opted out of this statute, which could make it easier for stockholders to take control of AMB through a merger, tender offer, proxy context or otherwise.

Business Combination Act

Maryland has a statute that provides, generally, that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Subject to certain exceptions, an interested stockholder is defined as: (i) any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any business combination between the corporation and the interested stockholder that does not meet certain fair price requirements generally must be (1) recommended by the board of directors, (2) approved by the affirmative vote of at least 80% of the votes of entitled to be cast by the holders of outstanding voting stock and (3) approved by two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. AMB has opted out of the Maryland Business Combination Act, which could make it easier for stockholders to take control of AMB through a merger, tender offer, proxy context or otherwise.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (1) a classified board; (2) a two-thirds vote requirement for removing a director; (3) a requirement that the number of directors be fixed only by vote of the directors; (4) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and (5) a majority requirement for the calling of a special meeting of stockholders.

The AMB charter currently requires a two-thirds vote for the removal of any director from its board of directors. The charter amendment would not affect this requirement. See “Comparison of Rights of AMB Stockholders and ProLogis Shareholders — Removal of Directors.”

COMPARISON OF RIGHTS OF AMB STOCKHOLDERS
AND PROLOGIS SHAREHOLDERS

Both AMB and ProLogis are organized in Maryland. If the Merger is consummated, shareholders of ProLogis will become stockholders of AMB, which will be renamed “ProLogis, Inc.” The rights of ProLogis shareholders are governed currently by the MRL and the declaration of trust and bylaws of ProLogis. Upon consummation of the Merger, the rights of the former ProLogis shareholders who receive AMB common stock or preferred stock will be governed by the MGCL and will be governed by the charter and bylaws of AMB, rather than the declaration of trust and bylaws of ProLogis.

The following is a summary of the material differences between the rights of AMB stockholders (which will be the rights of stockholders of the combined company following the Merger) and ProLogis shareholders, but does not purport to be a complete description of those differences or a complete description of the terms of the AMB common stock subject to issuance in connection with the Topco merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) Maryland law, (ii) the AMB charter, (iii) the Amended and Restated Declaration of Trust of ProLogis (which we refer to as the “ProLogis declaration of trust”), (iv) the AMB bylaws, (v) the Amended and Restated Bylaws of ProLogis (which we refer to as the “ProLogis bylaws”), (vi) the proposed bylaw amendment and (vii) the proposed charter amendment.

This section does not include a complete description of all differences among the rights of AMB stockholders and ProLogis shareholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of AMB and ProLogis, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Corporate Governance	AMB is a Maryland corporation that is a REIT for U.S. federal income tax purposes.	ProLogis is a Maryland real estate investment trust that is a REIT for U.S. federal income tax purposes.

	The rights of AMB stockholders are governed by the MGCL, the AMB charter and the AMB bylaws.	The rights of ProLogis shareholders are governed by the MRL, the ProLogis declaration of trust and the ProLogis bylaws.

Authorized Capital Stock or Shares of Beneficial Interest	AMB is authorized to issue an aggregate of 600 million shares of capital stock, consisting of (1) 500 million shares of common stock, $0.01 par value per share; and (2) 100 million shares of preferred stock, $0.01 par value per share.	ProLogis is authorized to issue an aggregate of 750 million shares of beneficial interest, consisting of (1) 737,580,000 common shares of beneficial interest, $0.01 par value per share; (2) 2,300,000 Series C cumulative redeemable preferred shares, par value $0.01 per share; (3) 5,060,000 Series F cumulative redeemable preferred shares, par value $0.01 per share; and (4) 5,060,000 Series G cumulative redeemable preferred shares, par value $0.01 per share.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

	Preferred Stock. The AMB board of directors is authorized, without stockholder action, to issue preferred stock from time to time and to establish, amongst other things, the designations, preferences and relative, participating, optional, conversion, or other rights and qualifications, limitations and restrictions thereof; the rates and times of payment of dividends, the price and manner of redemption; the amount payable in the event of liquidation, dissolution, and winding-up or in the event of any merger or consolidation of or sale of assets; the rights (if any) to convert the preferred stock into, and/or to purchase, stock of any other class or series, the terms of any sinking fund or redemption or purchase account (if any) to be provided for shares of such class of preferred stock; restrictions on ownership and transfer to preserve tax benefits; and the voting powers (if any) of the holders of any class of preferred stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share.	Preferred Shares. The board of trustees of ProLogis may classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of the shares by filing articles supplementary pursuant to Maryland law. The ProLogis board is authorized to issue from the authorized but unissued shares of ProLogis preferred shares in series and to establish from time to time the number of preferred shares to be included in each such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series. The authority of the ProLogis board with respect to each unissued series includes, determination of the following: number and designation; dividend rates; voting rights; conversion rights; redemption rights; liquidation preferences; sinking funds provisions; and any other relative rights, preferences, limitations and powers.

Cumulative Voting	Neither holders of AMB stock or ProLogis shares have the right to cumulate their votes with respect to the election of directors or trustees, as the case may be.

Size of the Board of Directors
The number of directors, which must be between five and 13, may be changed by the board of directors. Currently, the AMB board of directors consists of nine directors.

Upon completion of the Merger, the board of directors of the combined company will be increased to 11 directors.
The number of trustees, which must be between three and 15, may be changed by the board of trustees. Currently, the ProLogis board of trustees consists of ten trustees.

Independent Directors	At least a majority of the directors on the AMB board of directors must be independent directors.	A majority of the trustees on the ProLogis board of trustees must not be officers or employees of ProLogis.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Classified Board / Term of Directors	Neither the AMB board of directors nor the ProLogis board of trustees is classified.

Generally, directors of AMB or trustees of ProLogis, as the case may be, hold office for a term expiring at the next succeeding annual meeting of stockholders or shareholders, respectively, and until their successors are duly elected and qualify. In the event of an increase or decrease in the size of the board, each incumbent director or trustee will generally continue as a director or trustee.

Removal of Directors	Directors may be removed, but only for cause, by the affirmative vote of holders of two-thirds of the votes entitled to be cast in the election of directors.	Trustees may be removed, but only for cause, by (1) the affirmative vote of two-thirds of the votes entitled to be cast in the election of trustees; or (2) the vote of two-thirds of the trustees then in office.

Election of Directors	The bylaws of both AMB and ProLogis provide that, in the case of a non-contested election, directors or trustees, as the case may be, must receive a majority of affirmative votes cast for election at a meeting at which a quorum is present. For this purpose, a majority of the votes cast means that the number of shares of AMB common stock or ProLogis common shares that are cast and are voted “for” the election of a director or trustee, as the case may be, must exceed the number of common shares that are withheld from or voted against his or her election. If a director or trustee fails to obtain a majority, he or she must tender his or her resignation to the board. The board will determine whether to accept the tendered resignation. If the board determines to reject the tendered resignation, the board must publicly announce its decision.

Filling Vacancies of Directors	Any vacancies on the AMB board of directors or the ProLogis board of trustees can be filled by their stockholders or shareholders, respectively, at an annual or special meeting.

	Any vacancies on the AMB board of directors may also be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, provided that a vacancy caused by an increase in the number of directors may be filled only by the affirmative vote of a majority of the entire board.	Any vacancies on the ProLogis board of trustees may also be filled by the affirmative vote of a majority of the remaining trustees, although less than a quorum.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Charter Amendments
The affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to amend the AMB charter.

After the effective time of the Topco merger and assuming the charter amendment is approved, the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter will be required to amend the charter of the combined company; provided that (i) any amendment to any provision of the charter of the combined company which expressly requires for any purpose a greater proportion of the votes entitled to be cast will require the proportion of votes specified in that provision and (ii) any amendment to the stockholder voting threshold established by the charter amendment will require the affirmative vote of the holders of shares entitled to cast two-thirds of all of the votes entitled to be cast on the matter.

The affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter is required to amend the ProLogis declaration of trust.

The trustees may also amend the charter by a two-thirds vote to enable ProLogis to qualify as a REIT.

Bylaw Amendments
The AMB bylaws may be amended by (1) the AMB board of directors or (2) the affirmative vote of the majority of all outstanding shares of common stock entitled to vote; provided, that certain sections of the bylaws relating to amendments, notice of meetings, affiliate transactions and control share acquisitions may only be amended by the affirmative vote of the majority of all outstanding shares of common stock entitled to vote.

After the effective time of the Topco merger, the affirmative vote of at least 75% of the independent directors of the combined company will be required to amend, modify or repeal, or adopt any bylaw provision inconsistent with, certain provisions of the AMB bylaws, which will be the bylaws of the combined company, pertaining to features of the leadership structure of the combined company.
The power to amend the ProLogis bylaws vests in the board of trustees of ProLogis by vote of a majority of the trustees, subject to repeal or change by action of the shareholders of ProLogis entitled to vote thereon.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Irrevocable Board Resolutions	The AMB board of directors may designate any of its resolutions to be “irrevocable.” Resolutions so designated may not be revoked, altered or amended subsequently by the board of directors without approval of a majority of the outstanding shares of common stock entitled to vote.	N/A

Vote on Merger, Consolidations or Sales of Substantially all Assets
Generally, the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter is required to approve extraordinary actions, including a merger or similar business combination.

Upon the effective time of the Topco merger and assuming the AMB charter amendment is approved, the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter will be required to approve extraordinary actions, including a merger or similar business combination.
Generally, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter is required to approve a merger or similar business combination.

Ownership Limitations	With certain exceptions, the actual, constructive or beneficial ownership by any person of more than 9.8% (in value or number of votes, whichever is more restrictive) of the issued and outstanding shares of common stock of AMB and the issued and outstanding shares of ProLogis is generally prohibited. Each of AMB and ProLogis requires its stockholders or shareholders, respectively, to provide it with certain information relating to maintenance of REIT status.

	The 9.8% ownership limitation applies to preferred stock as well as common stock.	The ownership limit threshold for each series of the outstanding preferred shares of ProLogis is 25%.

Annual Meetings of the Stockholders
An annual meeting of AMB stockholders is required to be held each year during the month of May in San Francisco, at a time and place as designated by the AMB board of directors.

After the effective time of the Topco merger, the board of directors of the combined company will be able to hold the annual meeting at a time and place as designated by the board of directors of the combined company.
The annual meeting of ProLogis shareholders is required to be held at a time and place as designated by the ProLogis board of trustees.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Special Meetings of the Stockholders	A special meeting of AMB stockholders may be called at any time by the president, the chairman of the board, or a majority of the directors, or by a committee of the board of directors which has been duly designated by the board of directors to call such meetings.	A special meeting of ProLogis shareholders may be called at any time by a majority of the trustees or by the chairman or any co-chairman.

	Subject to certain exceptions, a special meeting will also be called by the secretary upon the written request of AMB stockholders entitled to cast at least 50% of the votes entitled to be cast at the meeting.	A special meeting will also be called by the secretary upon the written request of ProLogis shareholders holding in the aggregate a majority of the outstanding shares entitled to vote.

Upon the effective time of the Topco merger, the chief executive officer and co-chief executive officers will also be able to call a special meeting.

	Business transacted at the special meeting of stockholders will be limited to the purposes stated in the notice.	Business transacted at the special meeting of shareholders will be limited to the purposes stated in the notice.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

Maryland Business Combination Act	The Maryland Business Combination Act provides, generally, that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Subject to certain exceptions, an interested stockholder is defined as: (i) any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. After the five-year prohibition, any business combination between the corporation and the interested stockholder that does not meet certain fair price requirements generally must be (1) recommended by the board of directors, (2) approved by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of outstanding voting stock and (3) approved by two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

AMB has opted not to be subject to the Maryland Business Combination Act.

The AMB board of directors may not revoke, alter or amend its prior resolution to opt out of the Maryland Business Combination Act, or otherwise elect to have any business combination of AMB be subject to such act without the approval of a majority of the outstanding shares of AMB common stock entitled to vote.

ProLogis has opted not to be subject to the Maryland Business Combination Act only with respect to business combinations with Security Capital Group and its affiliates and successors.

The ProLogis board of trustees has by resolution opted out of the Maryland Business Combination Act with respect to the Merger.

Shareholder Rights Plan	Neither AMB nor ProLogis has a shareholder rights plan in effect.

	Rights of AMB Stockholders	Rights of ProLogis Shareholders

REIT Qualification
If the AMB board of directors determines that it is no longer in the best interests of AMB to qualify or continue to be qualified as a REIT and such determination is approved by the affirmative vote of holders of at least two-thirds of the shares of the outstanding capital stock of AMB entitled to vote thereon, the board of directors may revoke or otherwise terminate the REIT election of AMB pursuant to Section 856(g) of the Code.

The ProLogis board of trustees is required to seek to authorize ProLogis to pay such dividends and distributions as shall be necessary for ProLogis to qualify as a REIT under the Code (so long as such qualification, in the opinion of the ProLogis board of trustees, is in the best interests of ProLogis shareholders).

The ProLogis board of trustees, by a two-thirds vote, may amend provisions of the ProLogis declaration of trust from time to time to enable ProLogis to qualify as a REIT under the Code.

STOCKHOLDER PROPOSALS

If the Merger is completed on the expected timetable, ProLogis does not intend to hold a 2011 annual meeting of its shareholders. If, however the Merger is not completed and the ProLogis 2011 annual meeting is held, shareholder proposals intended to be presented at the meeting must have been received by ProLogis no later than December 3, 2010 in order to be included in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A shareholder who wishes to make a proposal at the ProLogis annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the bylaws of ProLogis. Pursuant to the current bylaws of ProLogis, that notice must have been submitted in writing and delivered to the secretary of ProLogis between January 14, 2011 and February 13, 2011.

Stockholder proposals intended to be presented at the 2011 annual meeting of AMB stockholders must have been received by AMB no later than November 25, 2010 in order to be included in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the AMB annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the AMB bylaws. Pursuant to the current AMB bylaws, that notice must have been submitted in writing and delivered to the secretary of AMB between January 6, 2011 and February 5, 2011.

LEGAL MATTERS

The validity of the shares of AMB common stock and preferred stock offered by this joint proxy statement/prospectus will be passed on by Ballard Spahr LLP. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for AMB by Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP and for ProLogis by Mayer Brown LLP.

EXPERTS

The financial statements of AMB Property Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to AMB Property Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of ProLogis as of December 31, 2010 and 2009, and for each of the years in the three-year period ending December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein and in this joint proxy statement/prospectus, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the AMB board of directors nor the ProLogis board of trustees knows of any matters that will be presented for consideration at either the AMB special meeting or the ProLogis special meeting other than as described in this joint proxy statement/prospectus. In accordance with the AMB bylaws, the bylaws of ProLogis and Maryland law, business transacted at the AMB special meeting and the ProLogis special meeting will be limited to those matters set forth in the respective accompanying notices of the special meetings. Nonetheless, if any other matter is properly presented at the AMB special meeting or the ProLogis special meeting, or any adjournments or postponements of the meeting, and are voted upon, including matters incident to the conduct of the meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION

AMB and ProLogis file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including AMB and ProLogis, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult the website of AMB or ProLogis for more information concerning the Merger. The website of AMB is www.AMB.com. The website of ProLogis is www.ProLogis.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

AMB has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of AMB common stock and preferred stock to be issued to ProLogis shareholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about AMB common stock and preferred stock. The rules and regulations of the SEC allow AMB and ProLogis to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows AMB and ProLogis to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that AMB has previously filed with the SEC (File No. 001-13545); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They may contain important information about AMB, its financial condition or other matters:

•	Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the Annual Report on Form 10-K/A filed on March 10, 2011.

•	Proxy Statement on Schedule 14A filed March 23, 2011 and additional proxy materials filed April 26, 2011.

•	Current Reports on Form 8-K, filed on April 20, 2011 (two reports), February 3, 2011, February 1, 2011 and January 31, 2011 (other than documents or portions of those documents not deemed to be filed).

In addition, AMB incorporates by reference herein any future filings it makes with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the AMB special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from AMB by requesting them in writing or by telephone at the following address:

AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111
Attention: Investor Relations
Telephone: (415) 394-9000

These documents are available from AMB without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that ProLogis has previously filed with the SEC (File No. 001-12846); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. They contain important information about ProLogis, its financial condition or other matters.

•	Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the Annual Report on Form 10-K/A filed on March 28, 2011.

•	Proxy Statement on Schedule 14A filed March 30, 2010.

•	Current Reports on Form 8-K, filed April 26, 2011, March 3, 2011, February 4, 2011, February 1, 2011 and January 31, 2011 (other than documents or portions of those documents not deemed to be filed).

In addition, ProLogis incorporates by reference herein any future filings it makes with the SEC under Section 11, 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the ProLogis special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or ProLogis will provide you with copies of these documents, without charge, upon written or oral request to:

ProLogis
4545 Airport Way
Denver, Colorado 80239
Attention: Investor Relations
Telephone: (800) 820-0181

If you are a stockholder of AMB or a shareholder of ProLogis and would like to request documents, please do so by May 25, 2011 to receive them before the AMB special meeting and the ProLogis special meeting. If you request any documents from AMB or ProLogis, AMB or ProLogis will mail them to you by first class mail, or by another equally prompt means, within one business day after AMB or ProLogis receives your request.

This document is a prospectus of AMB and is a joint proxy statement of AMB and ProLogis for the AMB special meeting and the ProLogis special meeting. Neither AMB nor ProLogis has authorized anyone to give any information or make any representation about the Merger or AMB or ProLogis that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that AMB or ProLogis has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus reads only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2010 (unaudited)	F-4
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2010 (unaudited)	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On January 30, 2011, AMB Property Corporation (“AMB”) and ProLogis entered into a definitive agreement (the “Merger Agreement”) to combine through a merger of equals (the “Merger”). The terms of the Merger are contained in the Merger Agreement that is described in this joint proxy statement/prospectus and is attached as Annex A. We encourage you to read the Merger Agreement carefully.

Under the terms of the Merger Agreement, ProLogis shareholders will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share that they own. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. Changes in the price of AMB common stock prior to the Merger will affect the market value of the merger consideration that ProLogis shareholders will receive on the closing date of the Merger. On January 30, 2011, the date the Merger Agreement was signed, ProLogis had approximately 570,083,000 common shares outstanding. Subject to shareholder approvals and the other closing conditions described in this joint proxy statement/prospectus, the Merger is expected to be consummated in the second quarter of 2011.

Based on current information, it is expected that former ProLogis shareholders will own approximately 60% and current AMB stockholders will own approximately 40% of the common stock of the combined company outstanding after consummation of the Merger. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger results in a reverse acquisition in which AMB is considered the “legal acquirer” because AMB is issuing its common stock to ProLogis shareholders and ProLogis is the “accounting acquirer” due to various factors including that ProLogis shareholders will hold the largest portion of the voting rights in the merged entity and ProLogis appointees will represent a majority of the board of directors of the combined entity.

Pro forma information

The following unaudited pro forma condensed consolidated financial statements combine the historical consolidated financial statements of ProLogis and AMB as if the Merger had previously occurred on the dates specified below. The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 has been prepared as if the Merger had occurred as of that date. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 has been prepared as if the Merger had occurred as of January 1, 2010.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, which are referred to in this section as the Notes.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total merger consideration and the assignment of fair values to AMB’s assets and liabilities has not been finalized, is subject to change and could vary materially from the actual amounts at the time the Merger is completed. The purchase price allocation will not be finalized until after the Merger is consummated.

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant adjustments necessary to reflect the effects of the Merger that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

You are urged to read the pro forma information below together with ProLogis’ and AMB’s publicly available historical consolidated financial statements and accompanying notes, which are incorporated by reference elsewhere herein.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(CONTINUED)

Merger Consideration

The pro forma financial information reflects estimated aggregate consideration of approximately $6.2 billion for the Merger, as calculated below due to ProLogis being the accounting acquirer (in millions, except price per share):

ProLogis shares and limited partnership units outstanding at December 31, 2010 (assumed to be 60% of total shares of the combined company)	570.8
Total shares of the combined company (for accounting purposes)	951.4

Number of AMB shares to be issued (assumed to be 40% of total shares of the combined company)	380.6
Multiplied by price of ProLogis common shares on April 25, 2011*	$16.28

Estimated aggregate consideration*	$6,195.5

*	As ProLogis is the accounting acquirer, the calculation of the purchase price for accounting purposes is based on ProLogis shares. However, under the terms of the Merger Agreement, ProLogis shareholders will receive 0.4464 of a newly issued share of AMB common stock for each ProLogis common share that they own. This will result in approximately 424.2 million common shares of the combined company outstanding at the time of the Merger.

The estimated aggregate consideration has been determined based on the closing price of ProLogis’ common shares on April 25, 2011, the latest practicable date prior to the date of this joint proxy statement/prospectus, of $16.28. An increase or decrease in share price of $1.00 results in an increase or decrease to the total merger consideration of $381 million. Pursuant to business combination accounting rules, the final aggregate consideration will be based on the price of ProLogis’ common shares as of the closing date and, therefore, will be different from the amount shown above.

The above estimated aggregate consideration does not include an estimate for the fair value of the precombination portion of AMB’s share-based compensation awards, as this amount is not expected to be material to the total aggregate consideration. In addition, we have not included an adjustment to the pro forma statement of operations to reflect the change in compensation expense as a result of the estimated fair value of AMB’s share-based compensation awards attributable to the postcombination period as the impact is not expected to be material.

Transaction Costs

For purposes of the pro forma information, adjustments for estimated transaction and integration costs for the Merger have been excluded. These aggregate estimated transaction and integration costs are expected to be approximately $160 million to $180 million and include estimated costs associated with investment banker advisory fees, legal and accounting fees, termination and severance costs of both companies, system conversion and other integration costs. These costs will impact the results of operations and will be recognized when incurred. Certain costs will be recognized pre-merger by both ProLogis and AMB and the remainder will be recognized by the combined company after the Merger.

The unaudited condensed consolidated financial statements included herein do not give effect to any potential cost reductions or other operating efficiencies that we expect to result from the Merger.

PROLOGIS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2010
(In thousands)

					AMB
	ProLogis	AMB	Pro Forma		Historical,		ProLogis, Inc.
	Historical	Historical(A)	Adjustments		as Adjusted		Pro Forma

ASSETS
Investments in real estate properties	$12,879,641	$6,906,176	$1,026,990	(B)	$7,933,166		$20,812,807
Less accumulated depreciation	1,595,678	1,268,093	(1,268,093	)(C)	−		1,595,678

Net investment in properties	11,283,963	5,638,083	2,295,083		7,933,166		19,217,129
Investments in and advances to unconsolidated investees	2,024,661	907,027	452,779	(D)	1,359,806		3,384,467
Notes receivable backed by real estate	302,144	−	−		−		302,144
Assets held for sale	574,791	242,098	21,792	(E)	263,890		838,681

Net investments in real estate	14,185,559	6,787,208	2,769,654		9,556,862		23,742,421
Cash and cash equivalents	37,634	198,424	−		198,424		236,058
Restricted cash	27,081	29,991	−		29,991		57,072
Accounts receivable and other assets	619,633	314,963	170,718	(F)	485,681		1,105,314
Goodwill	32,760	42,309	364,887	(G)	407,196		439,956

Total assets	$14,902,667	$7,372,895	$3,305,259		$10,678,154		$25,580,821

LIABILITIES AND EQUITY
Liabilities:
Debt	$6,506,029	$3,331,299	$68,681	(H)	$3,399,980		$9,906,009
Accounts payable, accrued expenses and other liabilities	856,534	339,474	152,864	(I)	492,338		1,348,872
Liabilities related to assets held for sale	19,749	−	−		−		19,749

Total liabilities	7,382,312	3,670,773	221,545		3,892,318		11,274,630

Equity:
Shareholders’ equity:
Preferred shares	350,000	223,412	5,612	(J)	229,024		579,024
Common shares	5,701	1,684	(3,149	)(K)	(1,465)		4,236
Additional paid-in capital	9,668,404	3,071,134	2,822,431	(K)	5,893,565		15,561,969
Accumulated other comprehensive income (loss)	(3,160)	42,188	(42,188	)(K)	—		(3,160)
Distributions in excess of net earnings	(2,515,722)	(17,695)	17,695	(K)	—		(2,515,722)

Total shareholders’ equity	7,505,223	3,320,723	2,800,401		6,121,124	(1)	13,626,347
Noncontrolling interests	15,132	325,590	264,776	(L)	590,366		605,498
Limited partnership unitholders	—	55,809	18,537	(L)	74,346	(1)	74,346

Total equity	7,520,355	3,702,122	3,083,714		6,785,836		14,306,191

Total liabilities and equity	$14,902,667	$7,372,895	$3,305,259		$10,678,154		$25,580,821

PROLOGIS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2010
(In thousands, except per share data)

					AMB
	ProLogis	AMB	Pro Forma		Historical,	ProLogis, Inc.
	Historical	Historical(A)	Adjustments		as Adjusted	Pro Forma

Revenues:
Rental income	$771,308	$602,640	$1,832	(M)	$604,472	$1,375,780
Property management and other fees and incentives	120,326	30,860	(8,455	)(N)	22,405	142,731
Development management and other income	17,521	−	−		−	17,521

Total revenues	909,155	633,500	(6,623)		626,877	1,536,032

Expenses:
Rental expenses	223,924	188,710	−	(O)	188,710	412,634
Investment management expenses	40,659	12,074	−	(O)	12,074	52,733
General and administrative	165,981	114,390	−	(O)	114,390	280,371
Impairment of real estate properties	736,612	−	−		−	736,612
Depreciation and amortization	319,602	196,636	7,691	(P)	204,327	523,929
Restructuring charges	−	4,874	−		4,874	4,874
Other expenses	16,355	3,197	−		3,197	19,552

Total expenses	1,503,133	519,881	7,691		527,572	2,030,705

Operating income (loss)	(593,978)	113,619	(14,314)		99,305	(494,673)
Other income (expense):
Earnings (loss) from unconsolidated investees, net	23,678	17,372	(13,470	)(Q)	3,902	27,580
Interest income	5,022	1,390	−		1,390	6,412
Interest expense	(461,166)	(130,338)	25,002	(R)	(105,336)	(566,502)
Impairment of goodwill and other assets	(412,745)	−	−		−	(412,745)
Other income (expense), net	10,825	(1,891)	−		(1,891)	8,934
Net gains on dispositions of investments in real estate	28,488	6,739	−		6,739	35,227
Foreign currency exchange gains (losses), net	(11,081)	4,044	−		4,044	(7,037)
Gain (loss) on early extinguishment of debt, net	(201,486)	(2,892)	−		(2,892)	(204,378)

Total other income (expense)	(1,018,465)	(105,576)	11,532		(94,044)	(1,112,509)

Earnings (loss) before income taxes	(1,612,443)	8,043	(2,782)		5,261	(1,607,182)
Current income tax expense (benefit)	21,724	(2,928)	−		(2,928)	18,796
Deferred income tax expense (benefit)	(52,223)	1,619	−		1,619	(50,604)

Total income taxes	(30,499)	(1,309)	−		(1,309)	(31,808)

Earnings (loss) from continuing operations	(1,581,944)	9,352	(2,782	)(O)	6,570	(1,575,374)
Net earnings attributable to noncontrolling interests	(43)	(6,078)	1,808	(S)	(4,270)	(4,313)

Earnings (loss) from continuing operations attributable to controlling interests	(1,581,987)	3,274	(974)		2,300	(1,579,687)
Less preferred share dividends and allocation to participating securities	25,424	16,269	−		16,269	41,693

Loss from continuing operations attributable to common shares	$(1,607,411)	$(12,995)	$(974	)(O)	$(13,969)	$(1,621,380)

Weighted average common shares outstanding — Basic(T)	491,744	161,988				416,808
Weighted average common shares outstanding — Diluted(T)	491,744	161,988				416,808
Net loss from continuing operations per share attributable to common shares — Basic(T)	$(3.27)	$(0.08)				$(3.89)
Net loss from continuing operations per share attributable to common shares — Diluted(T)	$(3.27)	$(0.08)				$(3.89)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the AMB purchase price is based on the preliminary estimate of the fair value of the tangible and intangible assets and liabilities of AMB as of December 31, 2010. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Merger and will be completed after the Merger is consummated. Such final determination of the purchase price may be significantly different from the preliminary estimates used in the pro forma financial statements.

The estimated purchase price of AMB of $6.2 billion (as calculated in the manner described above) is allocated to the assets and liabilities to be assumed based on the following preliminary basis as of December 31, 2010 (dollar amounts in thousands):

Investments in properties	$7,933,166
Investments in and advances to unconsolidated investees	1,359,806
Assets held for sale	263,890
Cash, accounts receivable and other assets	714,096
Goodwill	407,196
Debt	(3,399,980)
Accounts payable, accrued expenses and other liabilities	(492,338)
Noncontrolling interests	(590,366)

Total estimated purchase price	$6,195,470

(2)	Pro Forma Adjustments — determined using foreign currency exchange rates at December 31, 2010, if applicable.

(A)	The AMB Historical amounts include the reclassification of certain AMB balances to conform to the ProLogis presentation as described below:

Balance Sheet:

•	Receivables from affiliate were classified as a component of Accounts Receivable and Other Assets. This balance has been reclassified to Investments In and Advances to Unconsolidated Investees to conform to ProLogis’ presentation.

Statement of Operations:

•	AMB includes only expenses directly related to unconsolidated investees in Investment Management Expenses. ProLogis includes the direct expenses associated with the asset management of the property funds provided by individuals who are assigned to our investment management segment. ProLogis also allocates the costs of the property management function to the properties owned by ProLogis (reported in Rental Expenses) and the properties included in the Investment Management Segment (included in Investment Management Expenses), by using the square feet owned at the beginning of each quarter by the respective portfolios. AMB’s allocated Investment Management Expenses have been reclassified to conform to ProLogis’ presentation.

•	AMB includes Interest Income and Foreign Currency Exchange Gains (Losses) in Other Income (Expense). ProLogis presents these balances as separate line items within the same section of the income statement. AMB’s interest income and foreign currency exchange gains have been reclassified to conform to ProLogis’ presentation.

•	AMB includes Current Income Tax Expense and Deferred Income Tax Expense as a component of General and Administrative Expenses. ProLogis presents both current and deferred income tax expense as separate line items following Earnings (Loss) Before Income Taxes. AMB’s current and deferred income tax balances have been reclassified to conform to ProLogis’ presentation.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Balance Sheet Adjustments

(B)	AMB’s real estate assets have been adjusted to their estimated fair value as of December 31, 2010. We estimated the fair value generally by applying a capitalization rate to estimated net operating income of a property, recent third party appraisals or other available market data. We determined the capitalization rates that were appropriate by market based on recent appraisals, transactions or other market data. The fair value also includes a portfolio premium that we estimate a third party would be willing to pay for the entire portfolio.

(C)	AMB’s historical accumulated depreciation balance is eliminated.

(D)	AMB’s investments in joint ventures have been adjusted to their estimated fair value as of December 31, 2010. The fair values for the investments were calculated using similar valuation methods as those used for consolidated real estate assets and debt.

(E)	As of December 31, 2010, AMB had ten properties held for sale and eight properties held for contribution to unconsolidated investees that were classified as held for sale and carried at the lesser of cost or fair value less costs to sell. Adjustments to AMB’s historical balances associated with these properties reflect the real estate assets at their estimated fair value less costs to sell.

(F)	Adjustments to AMB’s historical balance of accounts receivable and other assets are as follows (in thousands):

Elimination of deferred financing costs, net	$(38,079)
Elimination of straight-line rent receivable	(81,661)
Adjustment to reflect certain corporate and other assets at fair value	(46,495)
Recognition of value of acquired in place leases and leases that have above market rents	215,215
Recognition of value of existing management agreements	121,738

$170,718

The fair value of in place leases was calculated based upon our best estimate of the costs to obtain tenants, primarily leasing commissions, in each of the applicable markets. An asset or liability (see note I) was recognized for acquired leases with favorable or unfavorable rents based on our best estimate of current market rents in each of the applicable markets. The recognition of value of existing management agreements was calculated by discounting future expected cash flows under these agreements.

(G)	Reflects estimated goodwill from the purchase price allocation of $407.2 million and the elimination of AMB’s historical goodwill of $42.3 million.

(H)	AMB’s debt balances have been adjusted to the estimated fair value as of December 31, 2010. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for the issuance of debt with similar terms and remaining maturities.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(I)	Adjustments to AMB’s historical balance of accounts payable, accrued expenses and other liabilities are as follows (in thousands):

Elimination of deferred revenue	$(4,250)
Elimination of the liability associated with acquired in place leases that have below market lease rates	(7,440)
Recognition of a liability associated with acquired in place leases that have below market lease rates	122,554
Adjustment to deferred tax liabilities as a result of certain fair market value adjustments	42,000

$152,864

(J)	Fair value adjustment to AMB’s preferred stock based on quoted market prices as of December 31, 2010.

(K)	Adjustments represent the elimination of historical AMB balances and the issuance of AMB common stock in the Merger.

(L)	The adjustment for non-controlling interests in consolidated joint ventures as of December 31, 2010 is based on the non-controlling interests’ share in the fair value adjustments described above. The adjustment for the limited partnership unitholders represents the allocation of the purchase price to the limited partners based on the number of units outstanding as of December 31, 2010.

Statement of Operations Adjustments — The pro forma adjustments to the Statement of Operations assume that a purchase price allocation done as of January 1, 2010 would have been equivalent to the amounts (in U. S. dollars) assigned based on the purchase price allocation done as of December 31, 2010 and reflected in the Pro Forma Condensed Consolidated Balance Sheet.

(M)	Rental income is adjusted to: (i) remove $15.4 million of AMB’s historical straight-line rent; (ii) recognize $33.1 million of total minimum lease payments provided under the acquired leases on a straight-line basis over the remaining term from January 1, 2010; (iii) remove $0.9 million of AMB’s historical amortization of the asset or liability created from previous acquisitions of leases with favorable or unfavorable rents; and (iv) amortization of the asset or liability from the acquired leases with favorable or unfavorable rents relative to estimated market rents, including a reduction of $33.7 million from amortization of the asset and an increase of $18.7 million from amortization of the liability, both from January 1, 2010. We amortized the asset or liability from the acquired leases with favorable or unfavorable rents relative to estimated market rents using the remaining lease term associated with these leases, which approximated 5 years.

(N)	We have adjusted management fee income to reflect the amortization of the intangible asset recognized based on the estimated fair value of the acquired management contracts. The fair value of the acquired management contracts was estimated by discounting the expected future cash flows and the amortization is calculated based on the estimated remaining term of the related property fund or joint venture management agreement, which approximated 14 years.

(O)	We expect that the Merger will create operational and general and administrative cost savings, including property management costs, investment management expenses, costs associated with corporate administration and infrastructure, including duplicative public company costs. There can be no assurance that we will be successful in achieving these anticipated cost savings. As these adjustments cannot be factually supported, we have not included any estimate of the expected future cost savings.

(P)	Depreciation and amortization expense is adjusted to: (i) remove $196.6 million of AMB’s historical depreciation and amortization expense; (ii) recognize real estate depreciation expense of $188.7 million as a result of the adjustment of AMB real estate assets to estimated fair value as of January 1, 2010; (iii) reflect amortization expense of $14.3 million on intangible assets recognized related to the estimated

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

value of in-place leases as of January 1, 2010; and (iv) recognize depreciation expense of $1.3 million on corporate and other non-real estate assets based on the estimated fair value as of January 1, 2010. For purposes of this adjustment, we estimated the depreciable and non-depreciable components and used an estimated average useful life of 25 years for industrial properties, five years for corporate and other assets and the remaining lease term associated with the in-place leases that approximated five years.

(Q)	We adjusted AMB’s investment in unconsolidated investees to fair value. As a result, we adjusted the equity in earnings that AMB recognized from these investees to reflect the impact from the amortization of these fair value adjustments would have had on our earnings from these unconsolidated investees.

(R)	As of January 1, 2010, we reflected AMB’s debt at fair value. The adjustment to interest expense includes: (i) removal of AMB’s historical interest expense of $130.3 million, including amortization of deferred financing costs; and (ii) recognition of interest expense of $105.3 million based on the estimated fair value of acquired debt as of January 1, 2010 and net of adjustment to capitalized interest. The fair value represented a weighted average interest rate of 4.25% as of December 31, 2010 (see note H).

(S)	An adjustment of $1.8 million was made to reflect: (i) the adjustment to the income allocated to noncontrolling interests in the joint ventures that AMB consolidates; and (ii) the adjustment related to the limited partnership unitholders ownership percentage of 1.2% in the consolidated results of AMB Property, L.P. The adjustment was calculated based on AMB’s historical ratio of Net Earnings Attributable to Noncontrolling Interests to Earnings (Loss) from Continuing Operations multiplied by the net impact of the purchase accounting adjustments to continuing operations.

(T)	The calculation of basic and diluted loss from continuing operations attributable to common shares per share were as follows (in thousands, except per share data):

	Year Ended December 31, 2010
	ProLogis	AMB	ProLogis, Inc.
	Historical	Historical	Pro Forma

Loss from continuing operations attributable to common shares	$(1,607,411)	$(12,995)	$(1,621,380)

Weighted average common shares outstanding — Basic and Diluted	491,744	161,988	416,808 (*)

Net loss from continuing operations per common share — Basic and Diluted	$(3.27)	$(0.08)	$(3.89)

(*)	The pro forma weighted average shares outstanding assumes the issuance of 254,820,000 AMB common shares on January 1, 2010. The shares were calculated based on the number of ProLogis common shares outstanding as of December 31, 2010 and used the exchange ratio of 0.4464 to calculate the number of shares of AMB common stock issued in the Merger. Since we have a loss from continuing operations, both basic and diluted weighted average shares outstanding were the same.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
AMB PROPERTY CORPORATION
AMB PROPERTY, L.P.
PROLOGIS
UPPER PUMPKIN LLC
NEW PUMPKIN INC.
and
PUMPKIN LLC
Dated as of January 30, 2011

A-i

A-ii

INDEX OF DEFINED TERMS

Acquisition Agreement	51
Acquisition Proposal	51
Acquisitions	39
Agreement	1
AMB	1
AMB Base Amount	70
AMB Benefit Plans	19
AMB Charter Amendments	4
AMB Common Stock	6
AMB D&O Insurance	61
AMB Employees	20
AMB Foreign Plan	19
AMB II Partnership Agreement	75
AMB II Partnership Unit	75
AMB Intellectual Property	23
AMB LP	1
AMB Material Adverse Effect	75
AMB Material Contracts	18
AMB Maximum Premium	61
AMB New Preferred Stock	7
AMB Partnership Agreement	76
AMB Partnership Unit	76
AMB Preferred Stock	12
AMB Properties	21
AMB Property	21
AMB Property II	76
AMB Required Vote	21
AMB SEC Documents	14
AMB Series Q Preferred Stock	6
AMB Series R Preferred Stock	6
AMB Series S Preferred Stock	7
AMB Stock Plans	12
AMB Stockholders Meeting	48
AMB Tax Protection Agreement	17
Articles of Merger	3
Articles of ProLogis Merger	2
Articles of Topco Merger	3
Benefit Plans	76
Blue Sky Laws	14
Business Day	76
CERCLA	77
Certificate of ProLogis Merger	2
certificates	8
Change in AMB Recommendation	52

A-iii

Change in ProLogis Recommendation	52
Closing	4
Closing Date	4
Code	2
Confidentiality Agreement	49
Contract	76
Contribution	3
Controlled Group Liability	76
DLLCA	2
Environmental Laws	76
EPCRA	77
ERISA	77
ESPP Participants	57
ESPP Suspension Date	57
Exchange Act	14
Exchange Agent	7
Exchange Fund	8
Exchange Ratio	6
Expenses	77
Form S-4	47
GAAP	77
Governmental Entity	14
Hazardous Materials	77
HMTA	77
Indemnified Liabilities	61
Indemnified Parties	61
IRS	77
Issuance	3
Joint Proxy Statement/Prospectus	47
Law	78
Lien	78
Maryland REIT Law	2
Mergers	3
MGCL	3
New Plans	58
New Pumpkin	1
New Pumpkin Common Stock	5
New Pumpkin Preferred Stock	6
New Pumpkin Series C Preferred Stock	5
New Pumpkin Series F Preferred Stock	5
New Pumpkin Series G Preferred Stock	5
Notice of Recommendation Change	53
Permits	23
Person	78
ProLogis	1

A-iv

ProLogis Base Amount	71
ProLogis Benefit Plans	32
ProLogis Board Approval	34
ProLogis Certificates	7
ProLogis Common Share	5
ProLogis D&O Insurance	61
ProLogis DEU	56
ProLogis Effective Time	3
ProLogis Employees	33
ProLogis ESPP	57
ProLogis Foreign Plan	32
ProLogis Intellectual Property	37
ProLogis Material Adverse Effect	78
ProLogis Material Contracts	31
ProLogis Maximum Premium	61
ProLogis Merger	2
ProLogis Partnership Unit	79
ProLogis Partnerships	79
ProLogis Performance Shares	56
ProLogis Preferred Shares	25
ProLogis Properties	35
ProLogis Property	35
ProLogis Required Vote	35
ProLogis RSU	55
ProLogis SEC Documents	27
ProLogis Series C Preferred Shares	25
ProLogis Series F Preferred Shares	25
ProLogis Series G Preferred Shares	25
ProLogis Share Option	55
ProLogis Share Plans	25
ProLogis Shareholders Meeting	48
ProLogis Tax Protection Agreement	31
ProLogis Termination Fee	70
Pumpkin LLC	1
Qualifying Income	70
RCRA	77
Refinancing Debt	79
REIT	79
REIT Dividend	63
REIT Requirements	70
Relevant Partnership	80
Relevant Partnership Units	80
Representatives	79
Sarbanes-Oxley Act	14
SDAT	2

A-v

SEC	79
Securities Act	13
Significant Subsidiary	79
Subsidiary	79
Superior Proposal	54
Surviving Corporation	3
Surviving Corporation Employees	58
Tax	79
Tax Guidance	70
Tax Protection Agreement	80
Tax Return	80
Taxes	79
to AMB’s knowledge	80
to ProLogis’s knowledge	80
to the knowledge of AMB	80
to the knowledge of ProLogis	80
Topco Effective Time	3
Topco Merger	3
TSCA	77
Upper Pumpkin	1
Violation	13
Voting Debt	12

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 30, 2011 (this “Agreement”), is by and among AMB PROPERTY CORPORATION, a Maryland corporation (“AMB”), AMB PROPERTY, L.P., a Delaware limited partnership (“AMB LP”), PROLOGIS, a Maryland real estate investment trust (“ProLogis”), NEW PUMPKIN INC., a Maryland corporation and a wholly owned subsidiary of ProLogis (“New Pumpkin”), UPPER PUMPKIN LLC, a Delaware limited liability company and a wholly owned subsidiary of New Pumpkin (“Upper Pumpkin”), and PUMPKIN LLC, a Delaware limited liability company and a wholly owned subsidiary of Upper Pumpkin (“Pumpkin LLC”).

WHEREAS, it is proposed that: (a) at the ProLogis Effective Time, ProLogis and Pumpkin LLC shall merge pursuant to the ProLogis Merger, in which (i) each outstanding ProLogis Common Share shall be converted into one share of New Pumpkin Common Stock and (ii) pursuant to a share exchange effected by the ProLogis Merger, each outstanding ProLogis Series C Preferred Share, ProLogis Series F Preferred Share and ProLogis Series G Preferred Share shall be exchanged for one share of New Pumpkin Series C Preferred Stock, New Pumpkin Series F Preferred Stock and New Pumpkin Series G Preferred Stock, respectively; and (b) effective on the Business Day immediately after the date of the ProLogis Effective Time, ProLogis, as a domestic eligible entity with a single owner, shall make a “check-the-box” election pursuant to Treasury Regulation Section 301.7701-3(c) to be disregarded as an entity separate from its owner for U.S. federal income tax purposes, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is further proposed that: (a) at the Topco Effective Time, New Pumpkin and AMB shall merge pursuant to the Topco Merger, in which (i) each outstanding share of New Pumpkin Common Stock shall be converted into the right to receive 0.4464 of a newly issued share of AMB Common Stock and (ii) each outstanding share of New Pumpkin Series C Preferred Stock, New Pumpkin Series F Preferred Stock and New Pumpkin Series G Preferred Stock shall be converted into one share of AMB Series Q Preferred Stock, AMB Series R Preferred Stock and AMB Series S Preferred Stock, respectively; and (b) immediately after the Topco Merger, all of the outstanding equity interest in Upper Pumpkin shall be contributed to AMB LP in exchange for equity interests in AMB LP pursuant to the Contribution and Issuance, in each case, as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each of the Board of Directors of AMB and the Board of Trustees of ProLogis has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including (in the case of ProLogis) the ProLogis Merger and (in the case of AMB and ProLogis) the Topco Merger, to be advisable and in the best interests of AMB and ProLogis, respectively, and the stockholders of AMB and the shareholders of ProLogis, respectively, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, AMB, in its capacity as the general partner of AMB LP, has taken all actions required for the execution of this Agreement by AMB LP and to approve the consummation by AMB LP of the transactions contemplated hereby, including the Issuance;

WHEREAS, each of the Board of Directors of New Pumpkin, the sole member of Upper Pumpkin and the sole member of Pumpkin LLC has taken all actions required for the execution of this Agreement by New Pumpkin, Upper Pumpkin and Pumpkin LLC, respectively, and to approve the consummation by New Pumpkin, Upper Pumpkin and Pumpkin LLC, respectively, of the transactions contemplated hereby, including the ProLogis Merger, the Topco Merger and the Contribution, as applicable;

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and

WHEREAS, for federal income tax purposes, it is intended that each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a separate “plan of reorganization” for each Merger for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGERS

1.1.  The Mergers.

(a) The ProLogis Merger.  (i) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”), and the Delaware Limited Liability Company Act (the “DLLCA”), at the ProLogis Effective Time, Pumpkin LLC shall be merged with and into ProLogis (the “ProLogis Merger”). As a result of the ProLogis Merger, the separate existence of Pumpkin LLC shall cease, and ProLogis shall continue as the surviving entity of the ProLogis Merger as a direct wholly owned Subsidiary of Upper Pumpkin and as an indirect wholly owned Subsidiary of New Pumpkin. The ProLogis Merger will have the effects set forth in the Maryland REIT Law and the DLLCA.

(ii) The parties shall cause the ProLogis Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the ProLogis Merger (the “Articles of ProLogis Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the ‘‘SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the Maryland REIT Law, and (B) a certificate of merger for the ProLogis Merger (the “Certificate of ProLogis Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA. The ProLogis Merger shall become effective following the close of business on the Closing Date, with such date and time specified in the Articles of ProLogis Merger, or on such other date and time as shall be agreed to by AMB and ProLogis and specified in the Articles of ProLogis Merger (such other date and time not to exceed 30 days after the Articles of ProLogis Merger are accepted for record by the SDAT) and the Certificate of ProLogis Merger (the date and time the ProLogis Merger becomes effective being the “ProLogis Effective Time”).

(iii) ProLogis shall elect to be disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3. Such election shall be effective on the Business Day immediately after the date of the ProLogis Effective Time.

(b) The Topco Merger.  (i) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Topco Effective Time, New Pumpkin shall be merged with and into AMB (the ‘‘Topco Merger” and, together with the ProLogis Merger, the ‘‘Mergers”). As a result of the Topco Merger, the separate existence of New Pumpkin shall cease, and AMB shall continue as the surviving corporation of the Topco Merger (the “Surviving Corporation”) with its corporate name changed to “ProLogis Inc.” The Topco Merger will have the effects set forth in the MGCL.

(ii) The parties shall cause the Topco Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Topco Merger (the “Articles of Topco Merger” and, together with the Articles of ProLogis Merger and the Certificate of ProLogis Merger, the ‘‘Articles of Merger”) with the SDAT, in such form as required by, and executed in accordance with the relevant provisions of, the MGCL. The Topco Merger shall become effective before the open of business on the first Business Day following the date of the ProLogis Effective Time, with such date and time specified in the Articles of Topco Merger, or on such other date and time as shall be agreed to by AMB and ProLogis and specified in the Articles of Topco Merger (such other date and time not to exceed 30 days after the Articles of Topco Merger are accepted for record by the SDAT) (the date and time the Topco Merger becomes effective being the “Topco Effective Time”).

(c) Contribution and Issuance.  (i) Immediately after the Topco Effective Time, the Surviving Corporation shall contribute all of the outstanding equity interests of Upper Pumpkin to AMB LP (the “Contribution”) in exchange for the issuance by AMB LP of (A) a number of newly issued AMB Partnership Units equal to the aggregate number of shares of AMB Common Stock issued in the Topco Merger and (B) a number of newly issued preferred units of AMB LP equal to the aggregate number of, and with substantially identical rights and preferences as, shares of AMB New Preferred Stock newly issued pursuant to Section 2.1(b)(i) ((A) and (B) together, the ‘‘Issuance”). As a result of the Contribution, Upper Pumpkin shall become a wholly owned subsidiary of AMB LP. Following the Contribution, AMB LP shall change its name to “ProLogis, L.P.”

(ii) The parties shall cause the Contribution and the Issuance to be consummated on the Closing Date immediately after the Topco Effective Time by executing an assignment and assumption agreement or other instrument of transfer or conveyance (in each case, in form and substance reasonably acceptable to the parties hereto) to sell, transfer and convey to AMB LP all of the outstanding equity interests in Upper Pumpkin and by issuing to the Surviving Corporation evidence of ownership of the AMB Partnership Units and preferred units of AMB LP issued in the Issuance.

1.2.  Closing.  The closing of the Mergers, the Contribution and the Issuance (the “Closing”) will take place on the date (the ‘‘Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions as of the Closing), unless another date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, unless another place is agreed to in writing by the parties hereto.

1.3.  Charter and Bylaws.  (a) The charter of AMB as in effect immediately prior to the Topco Effective Time shall be the charter of the Surviving Corporation, except that the name of Surviving Corporation shall be “ProLogis Inc.” and except for such amendments to the charter of AMB that are approved by the AMB stockholders pursuant to Section 1.3(b). The Bylaws of the Surviving Corporation shall be in the form set forth on Exhibit A. The Declaration of Trust of ProLogis as in effect immediately prior to the ProLogis Effective Time shall be the Declaration of Trust of the surviving entity of the ProLogis Merger. The Bylaws of ProLogis as in effect immediately prior to the ProLogis Effective Time shall be the Bylaws of the surviving entity of the ProLogis Merger.

(b) Unless AMB and ProLogis otherwise agree, AMB shall use reasonable best efforts to submit to the vote of its stockholders an amendment to the charter of AMB so that, following such amendment, (i) the board of directors of AMB, with the approval of a majority of the entire board and without action by the AMB stockholders, may amend the charter of AMB to increase or decrease the aggregate number of shares of stock of AMB or the number of shares of stock of any class or series that AMB has authority to issue; (ii) the charter of AMB may be amended by the affirmative vote of the holders of at least a majority of the shares of AMB Common Stock then outstanding and entitled to vote thereon; and (iii) if any AMB stockholder approval is required for any action, such action shall be effective and valid if declared advisable by the board of directors of AMB and taken or approved by a vote of a majority of the shares of AMB Common Stock then outstanding and entitled to vote thereon (the amendments set forth in clauses (i), (ii) and (iii), the “AMB Charter Amendments”). The parties agree that the approval of, and implementation of, any or all of the AMB Charter Amendments shall not be a condition to the parties’ obligation to effect the Mergers or the other transactions contemplated by this Agreement.

1.4.  Tax Consequences.  It is intended that each of the Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a separate “plan of reorganization” for each Merger for purposes of Sections 354 and 361 of the Code.

ARTICLE II

EFFECT OF THE MERGERS ON THE SHARES OF BENEFICIAL INTEREST OR CAPITAL
STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1.  Effect on Membership Interests, Shares of Beneficial Interest or Capital Stock.

(a) Membership Interests of Pumpkin LLC and ProLogis Shares of Beneficial Interest and New Pumpkin Capital Stock.  As of the ProLogis Effective Time, by virtue of the ProLogis Merger and without any action on the part of the holder of any shares of beneficial interest of ProLogis, shares of capital stock of New Pumpkin or any membership interests in Pumpkin LLC, the following shall occur:

(i) Membership Interests of Pumpkin LLC.  Each membership interest of Pumpkin LLC issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically converted into and become one fully paid and nonassessable common share of beneficial interest, par value $0.01 per share, of the surviving entity of the ProLogis Merger, and such share of beneficial interest of the surviving entity shall be owned by Upper Pumpkin.

(ii) Conversion of ProLogis Common Shares of Beneficial Interest.  Each common share of beneficial interest, par value $0.01 per share, of ProLogis (“ProLogis Common Share”) issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically converted into one newly issued share of common stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Common Stock”). As a result of the ProLogis Merger, all ProLogis Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing ProLogis Common Shares shall thereafter represent the shares of New Pumpkin Common Stock into which such ProLogis Common Shares were converted (and, following the Topco Effective Time, shares of AMB Common Stock into which such shares of New Pumpkin Common Stock have been converted pursuant to Section 2.1(b)).

(iii) Exchange of ProLogis Preferred Shares of Beneficial Interest.  Pursuant to a share exchange effected by the ProLogis Merger, (A) each ProLogis Series C Preferred Share issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically exchanged for one newly issued share of Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Series C Preferred Stock”), (B) each ProLogis Series F Preferred Share issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically exchanged for one newly issued share of Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Series F Preferred Stock”) and (C) each ProLogis Series G Preferred Share issued and outstanding immediately prior to the ProLogis Effective Time shall be automatically exchanged for one newly issued share of Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, of New Pumpkin (“New Pumpkin Series G Preferred Stock” and, together with the New Pumpkin Series C Preferred Stock and the New Pumpkin Series F Preferred Stock, the ‘‘New Pumpkin Preferred Stock”). As a result of such share exchange, all ProLogis Preferred Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing ProLogis Preferred Shares shall thereafter represent the shares of New Pumpkin Preferred Stock for which such ProLogis Preferred Shares were exchanged (and, following the Topco Effective Time, shares of AMB Preferred Stock into which such shares of New Pumpkin Preferred Stock have been converted pursuant to Section 2.1(b)).

(iv) Conversion of Rights to Redeem or Exchange ProLogis Partnership Units and Rights to Convert Convertible Debt.  Each right of a limited partner in a ProLogis Partnership to redeem or exchange its ProLogis Partnership Units for ProLogis Common Shares (or cash equivalents thereof) pursuant to the partnership agreement of the applicable ProLogis Partnership outstanding immediately prior to the ProLogis Effective Time shall be automatically converted into the right to redeem or exchange such ProLogis Partnership Units for a number of shares of New Pumpkin Common Stock (or cash equivalents thereof) equal to the number of ProLogis Common Shares that such limited partner would have received if the redemption or exchange occurred immediately prior to the ProLogis Effective Time, as such number of shares may be adjusted and on the terms pursuant to the agreements governing such ProLogis Partnership Units. Each right of a holder of ProLogis’s convertible debt to convert such convertible debt into ProLogis Common Shares outstanding immediately prior to the ProLogis Effective Time shall be converted into the right to convert such convertible debt into a number of shares of New Pumpkin Common Stock equal to the number of ProLogis Common Shares that such holder would have received if the conversion occurred immediately prior to the ProLogis Effective Time (as such number of shares may be adjusted and on the terms pursuant to the agreements governing such convertible debt), pursuant to the adoption of a supplemental indenture as contemplated pursuant to Section 5.14.

(b) New Pumpkin Capital Stock.  As of the Topco Effective Time, by virtue of the Topco Merger and without any action on the part of any holder of any shares of capital stock of New Pumpkin or AMB, the following shall occur:

(i) Conversion of New Pumpkin Common Stock and New Pumpkin Preferred Stock.  Subject to Section 2.2(e), (A) each share of New Pumpkin Common Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive 0.4464 (the ‘‘Exchange Ratio”) of a newly issued share of common stock, par value $0.01 per share, of AMB (“AMB Common Stock”), (B) each share of New Pumpkin Series C Preferred Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive one newly issued share of Series Q Cumulative Redeemable Preferred Stock, par value $0.01 per share, of AMB (“AMB Series Q Preferred Stock”), (C) each share of New Pumpkin Series F Preferred Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive one newly issued share of Series R Cumulative Redeemable Preferred Stock, par value $0.01 per share, of AMB (“AMB Series R Preferred Stock”), and (D) each share of New Pumpkin Series G Preferred Stock issued and outstanding immediately prior to the Topco Effective Time shall be automatically converted into the right to receive one newly issued share of Series S Cumulative Redeemable Preferred Stock, par value $0.01 per share, of AMB (“AMB Series S Preferred Stock” and, together with the AMB Series Q Preferred Stock and the AMB Series R Preferred Stock, the “AMB New Preferred Stock”). As a result of the Topco Merger, all shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each ProLogis Certificate shall thereafter represent the right to receive the shares of AMB Common Stock and AMB New Preferred Stock, as applicable, into which such shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock were converted. ProLogis Certificates shall be exchanged for certificates representing whole shares of AMB Common Stock and shares of AMB New Preferred Stock, as applicable, issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

(ii) Conversion of Rights to Redeem or Exchange New Pumpkin Partnership Units and Rights to Convert Convertible Debt.  Each right of a limited partner in a ProLogis Partnership to redeem or exchange its ProLogis Partnership Units for shares of New Pumpkin Common Stock (or cash equivalents thereof) pursuant to Section 2.1(a)(iv) shall be automatically converted into the right to redeem or exchange such ProLogis Partnership Units for that number of shares of AMB Common Stock (or cash equivalents thereof) equal to the product of the number of shares of New Pumpkin Common Stock that such limited partner would have received if the redemption or exchange occurred immediately prior to the Topco Effective Time multiplied by the Exchange Ratio, as such number of shares may be adjusted and on the terms pursuant to the agreements governing such ProLogis Partnership Units. Each right of a holder of ProLogis’s convertible debt to convert such convertible debt into shares of New Pumpkin Common Stock pursuant to Section 2.1(a)(iv) shall be converted into the right to convert such convertible debt into that number of shares of AMB Common Stock equal to the product of the number of shares of New Pumpkin Common Stock that such holder would have received if the conversion occurred immediately prior to the Topco Effective Time multiplied by the Exchange Ratio (as such number of shares may be adjusted and on the terms pursuant to the agreements governing such convertible debt), pursuant to the adoption of a supplemental indenture as contemplated pursuant to Section 5.14.

(c) AMB Capital Stock.  Each share of AMB Common Stock and AMB Preferred Stock shall remain outstanding following the Topco Effective Time as shares of the Surviving Corporation.

2.2.  Exchange of Certificates.

(a) Exchange Agent.  As of the Topco Effective Time, AMB shall deposit, or shall cause to be deposited, with a bank or trust company designated by AMB and reasonably acceptable to ProLogis (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Topco Effective Time represented shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock (including certificates formerly evidencing ProLogis Common Shares and ProLogis Preferred Shares as of immediately prior to the ProLogis Effective Time, and collectively, the “ProLogis Certificates”), for exchange in accordance with this Article II, certificates or, at AMB’s option, evidence of shares in book-entry form (collectively “certificates”) representing the shares of AMB Common Stock and AMB New Preferred Stock issuable pursuant to Section 2.1 in exchange for such shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock. Such certificates for shares of AMB Common Stock and AMB New Preferred Stock so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures.  As soon as reasonably practicable after the Topco Effective Time, the Exchange Agent shall mail to each holder of record of shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock immediately prior to the Topco Effective Time whose shares were converted into the right to receive shares of AMB Common Stock and AMB New Preferred Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the ProLogis Certificates shall pass, only upon delivery of the ProLogis Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as AMB and ProLogis may reasonably specify) and (ii) instructions for use in effecting the surrender of the ProLogis Certificates in exchange for certificates representing shares of AMB Common Stock and AMB New Preferred Stock. Upon surrender of a ProLogis Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such ProLogis Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of AMB Common Stock and AMB New Preferred Stock which such holder has the right to receive in respect of the ProLogis Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock then held by such holder), and the ProLogis Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ProLogis Common Shares or ProLogis Preferred Shares which is not registered in the transfer records of ProLogis or a transfer of ownership of New Pumpkin Common Stock or New Pumpkin Preferred Stock which is not registered in the transfer records of New Pumpkin, a certificate representing the proper number of shares of AMB Common Stock and AMB New Preferred Stock, as applicable, may be issued to a transferee if the ProLogis Certificate representing the applicable New Pumpkin Common Stock or New Pumpkin Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each ProLogis Certificate shall be deemed at any time after the Topco Effective Time to represent only the right to receive AMB Common Stock or AMB New Preferred Stock into which the shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock represented by such ProLogis Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of AMB Common Stock as provided in this Section 2.2.

(c) Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to AMB Common Stock or AMB New Preferred Stock with a record date after the Topco Effective Time shall be paid to the holder of any unsurrendered ProLogis Certificate with respect to the shares of AMB Common Stock or AMB New Preferred Stock, as the case may be, represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such ProLogis Certificate shall surrender such ProLogis Certificate. Subject to the effect of applicable Laws, following the surrender of any such ProLogis Certificate, there shall be paid to the holder of the certificates representing whole shares of AMB Common Stock or AMB New Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of AMB Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Topco Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of AMB Common Stock or AMB New Preferred Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Topco Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AMB Common Stock or AMB New Preferred Stock, as the case may be.

(d) No Further Ownership Rights.  All shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock issued upon conversion of ProLogis Common Shares and ProLogis Preferred Shares in accordance with the terms hereof, and all shares of AMB Common Stock and AMB New Preferred Stock issued upon conversion of shares of New Pumpkin Common Stock and New Pumpkin Preferred Stock (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such ProLogis Common Shares and ProLogis Preferred Shares and such shares of New Pumpkin Common Stock and New Pumpkin Preferred Shares, respectively; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the ProLogis Effective Time which may have been declared or made by ProLogis or New Pumpkin on such ProLogis Common Shares or ProLogis Preferred Shares or shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock in accordance with the terms of this Agreement on or prior to the ProLogis Effective Time and which remain unpaid at the ProLogis Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the ProLogis Common Shares and ProLogis Preferred Shares which were outstanding immediately prior to the ProLogis Effective Time or of the shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock which were outstanding immediately prior to the Topco Effective Time. If, after the Topco Effective Time, ProLogis Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares.  No certificates or scrip representing fractional shares of AMB Common Stock shall be issued upon the surrender for exchange of ProLogis Certificates representing New Pumpkin Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation. In lieu thereof, upon surrender of the applicable ProLogis Certificates, AMB shall pay each holder of New Pumpkin Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of New Pumpkin Common Stock held at the Topco Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NYSE, as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of AMB Common Stock on the last trading day immediately preceding the Topco Effective Time.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the stockholders of New Pumpkin for nine months after the Topco Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of New Pumpkin who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for AMB Common Stock or AMB New Preferred Stock and any cash in lieu of fractional shares of AMB Common Stock.

(g) No Liability.  None of AMB, ProLogis, New Pumpkin or the Surviving Corporation shall be liable to any holder of shares of ProLogis Common Shares, ProLogis Preferred Shares, New Pumpkin Common Stock or New Pumpkin Preferred Stock for shares of AMB Common Stock or AMB New Preferred Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding.  AMB shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by AMB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock in respect of which such deduction and withholding was made by AMB.

2.3.  Structure.  Each party hereto shall cooperate with and agree to any reasonable changes requested by the other parties regarding the structure of the transactions contemplated herein (including with respect to the restructuring transactions set forth in Section 2.3 of the ProLogis Disclosure Letter), which cooperation shall include entering into appropriate amendments to this Agreement; provided that any such changes do not have an adverse effect on either the holders of the AMB Common Stock, AMB Preferred Stock, ProLogis Common Shares or ProLogis Preferred Shares, or on the Surviving Corporation being structured as an UPREIT, including any adverse effect on the expected time by which the Mergers shall be consummated.

2.4.  Further Assurances.  If at any time following the Topco Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any party hereto, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such party and otherwise to carry out the purposes of this Agreement.

2.5.  Adjustments to Prevent Dilution.  If, at any time during the period between the date of this Agreement and the Topco Effective Time, there is a change in the number of issued and outstanding ProLogis Common Shares, shares of New Pumpkin Common Stock or shares of AMB Common Stock, or securities convertible or exchangeable into ProLogis Common Shares or shares of New Pumpkin Common Stock or shares of AMB Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Exchange Ratio shall be equitably adjusted to reflect such change.

2.6.  Lost Certificates.  If any ProLogis Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such ProLogis Certificate to be lost, stolen or destroyed and, if requested by AMB, the posting by such Person of a bond, in such reasonable amount as AMB may direct, as indemnity against any claim that may be made against it with respect to such ProLogis Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Corporation) shall deliver, in exchange for such lost, stolen or destroyed ProLogis Certificate, the shares of AMB Common Stock or AMB New Preferred Stock, as applicable, into which such shares of New Pumpkin Common Stock or New Pumpkin Preferred Stock were converted pursuant to Section 2.1(b), any cash in lieu of fractional shares and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of AMB.  Except (x) as set forth in the AMB Disclosure Letter (it being understood that any matter disclosed pursuant to any section or subsection of the AMB Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the AMB Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent) or (y) as disclosed in the AMB SEC Documents filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), as long as the relevance of such disclosure is reasonably apparent, AMB represents and warrants to ProLogis as follows:

(a) Organization, Standing and Power.  AMB and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. AMB and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect. AMB has previously made available to ProLogis true and correct copies of the charter, certificate of partnership, bylaws, partnership agreement or other organizational documents, as applicable, of AMB and AMB LP, and their Significant Subsidiaries, as in effect as of the date hereof.

(b) Capital Structure.  (i) The authorized capital stock of AMB consists of 500,000,000 shares of AMB Common Stock and 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “AMB Preferred Stock”). As of the close of business on January 26, 2011 (A) 168,764,823 shares of AMB Common Stock were issued and outstanding, 8,627,029 shares of AMB Common Stock were reserved for issuance upon the exercise or payment of outstanding stock or share options, stock or share units or other equity-based awards under The

Third Amended and Restated 1997 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P., and the Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P., each as amended (collectively, the “AMB Stock Plans”) (and no shares of AMB Common Stock were reserved for issuance upon the exercise or payment of any such awards other than under the AMB Stock Plans), and no shares of AMB Common Stock were held by Subsidiaries of AMB, (B) 9,300,000 shares of AMB Preferred Stock were issued and outstanding (consisting of 2,000,000 shares of Series L Cumulative Redeemable Preferred Stock, 2,300,000 shares of Series M Cumulative Redeemable Preferred Stock, 3,000,000 shares of Series O Cumulative Redeemable Preferred Stock, and 2,000,000 shares of Series P Cumulative Redeemable Preferred Stock), and no shares of AMB Preferred Stock were reserved for issuance, (C) 170,594,142 AMB Partnership Units were issued and outstanding, of which 2,058,730 AMB Partnership Units were owned by the Persons and in the amounts indicated in Section 3.1(b)(i) of the AMB Disclosure Letter and 168,535,412 AMB Partnership Units were owned by AMB, and (D) 18,590,763 AMB II (Class A and B) Partnership Units were issued and outstanding, of which 983,013 AMB II (Class B) Partnership Units were owned by the Persons and in the amounts indicated in Section 3.1(b)(i) of the AMB Disclosure Letter and 17,607,750 AMB II (Class A) Partnership Units were owned by AMB. All outstanding shares of AMB Common Stock and AMB Preferred Stock and all outstanding AMB Partnership Units and AMB II Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of AMB are issued or outstanding.

(iii) Except for (A) this Agreement, the AMB Partnership Agreement and the AMB II Partnership Agreement, (B) outstanding AMB Partnership Units and AMB II Partnership Units, and (C) stock or share options, stock or share units and deferred stock or shares issued and outstanding under the AMB Stock Plans (which represented, as of January 26, 2011, the right to acquire up to an aggregate of 8,627,029 shares of AMB Common Stock), there are no options, warrants, calls, rights, commitments or agreements of any character to which AMB or any Subsidiary of AMB is a party or by which it or any such Subsidiary is bound obligating AMB or any Subsidiary of AMB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of AMB or of any Subsidiary of AMB or obligating AMB or any Subsidiary of AMB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of AMB or any of its Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of AMB or any of its Subsidiaries or (2) pursuant to which AMB or any of its Subsidiaries is or could be required to register shares of AMB Common Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(c) Authority.  (i) Each of AMB and AMB LP has all requisite corporate or limited partnership power and authority to execute, deliver and perform their obligations under this Agreement, and, subject to the receipt of the AMB Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by AMB and AMB LP and the performance by AMB and AMB LP of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AMB (in the case of AMB) and the general partner of AMB LP (in the case of AMB LP) and all other necessary corporate or limited partnership action on the part of AMB and AMB LP, respectively, other than the receipt of the AMB Required Vote, and no other corporate or limited partnership proceedings on the part of AMB or AMB LP are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by AMB and AMB LP and constitutes a valid and binding obligation of each of AMB and AMB LP enforceable against AMB and AMB LP in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

(ii) The execution and delivery of this Agreement by AMB and AMB LP does not, and the consummation by AMB and AMB LP of the transactions contemplated hereby will not, (A) subject to the receipt of the Required AMB Vote, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the organizational documents of AMB or any of its Significant Subsidiaries, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, AMB Benefit Plan or other Law applicable to AMB or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) filings, consents or approvals, if any, required under the Laws of foreign jurisdictions governing antitrust or merger control matters, (C) required filings under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, (D) any filings required under the rules and regulations of the NYSE, (E) the filing of Articles Supplementary for the AMB New Preferred Stock with, and the acceptance for record of such Articles Supplementary by, the SDAT, and (F) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the Secretary of State of the State of Delaware (as applicable) pursuant to the MGCL, the Maryland REIT Law and the DLLCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to AMB or any of its Subsidiaries in connection with the execution and delivery of this Agreement by AMB and AMB LP or the consummation by AMB and AMB LP of the transactions contemplated hereby and thereby, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(d) SEC Documents; Regulatory Reports.  (i) AMB has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2009 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “AMB SEC Documents”). As of their respective dates, the AMB SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such AMB SEC Documents, and none of the AMB SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AMB included in the AMB SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of AMB and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) AMB has established and maintains a system of internal control over financial reporting (as defined in Rules 13a — 15(f) and 15d — 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. AMB (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a — 15(e) and 15d — 15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by AMB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to AMB’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to AMB’s outside auditors and the audit committee of the Board of Directors of AMB (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect AMB’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in AMB’s internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any AMB SEC Report has been so disclosed.

(iii) Since December 31, 2009, (A) neither AMB nor any of its Subsidiaries nor, to the knowledge of AMB, any Representative of AMB or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AMB or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that AMB or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of AMB, no attorney representing AMB or any of its Subsidiaries, whether or not employed by AMB or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by AMB or any of its officers, directors, employees or agents to the Board of Directors of AMB or any committee thereof or to any director or executive officer of AMB.

(e) Information Supplied.  None of the information supplied or to be supplied by AMB for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders or shareholders and at the times of the meetings of stockholders or shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by AMB with respect to statements made or incorporated by reference therein based on information supplied by ProLogis for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(f) Compliance with Applicable Laws.  AMB and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect. Neither AMB nor any of its Subsidiaries has received any written notice since January 1, 2010 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.1(f) of the AMB Disclosure Letter and (B) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(g) Legal Proceedings.  There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of AMB, threatened, against or affecting AMB or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AMB or any Subsidiary of AMB which would have, or reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(h) Taxes.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect:

(i) AMB and each of its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

(ii) neither AMB nor any of its Subsidiaries has received a written claim, or to the knowledge of AMB, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon AMB or any of its Subsidiaries and neither AMB nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) neither AMB nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(v) neither AMB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;

(vi) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving AMB or any of its Subsidiaries, and, after the Closing Date, neither AMB nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

(vii) neither AMB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was AMB or a Subsidiary of AMB) or (B) has any liability for the Taxes of any Person (other than AMB or any of its Subsidiaries) under Treasury Reg-ulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(viii) AMB (A) for all taxable years commencing with its taxable year ended December 31, 2001 through its taxable year ended December 31 immediately prior to the Topco Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, without regard to the REIT distribution requirements in the year that includes the Topco Effective Time) through the Topco Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to AMB’s Knowledge, threatened. Each Subsidiary of AMB has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, or (D) a REIT. Section 3.2(h) of the AMB Disclosure Letter sets forth each asset of AMB and AMB Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 3.2(h) of the AMB Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on the estimate of value of such asset at the relevant date that a determination thereof is required to be made under such rules and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;

(ix) neither AMB nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(x) neither AMB nor any of its Subsidiaries (other than taxable REIT subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xi) there are no Tax Protection Agreements to which AMB or any of its Subsidiaries is a party (an “AMB Tax Protection Agreement”) currently in force, and no person has raised, or to the knowledge of AMB threatened to raise, a material claim against AMB or any of its Subsidiaries for any breach of any AMB Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any AMB Tax Protection Agreement;

(xii) as of the date of this Agreement, AMB is not aware of any fact or circumstance that could reasonably be expected to prevent the ProLogis Merger or the Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xiii) neither AMB nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Material Contracts.  As of the date hereof, neither AMB nor any of its Subsidiaries is a party to or bound by any Contract (i) required to be filed as an exhibit to AMB’s Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K under the Exchange Act, (ii) any partnership, joint venture, co-investment or similar agreement with any third parties requiring aggregate payments after the date hereof by AMB or any of its Subsidiaries pursuant to any such partnership, joint venture, co-investment or similar agreement in excess of $150,000,000, (iii) any Contract limiting in any material respect the ability of AMB or any of its Subsidiaries to engage in any line of business in any geographic area, (iv) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or properties with a fair market value in excess of $250,000,000, or any merger, consolidation or similar business combination transaction, (v) any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by AMB or any of its Subsidiaries in excess of $100,000,000 during their remaining term, or (vi) any Contract evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $100,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder (all such Contracts to which AMB or any of its Subsidiaries is a party to or bound by as of the date of this Agreement are referred to herein as the “AMB Material Contracts”). Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, each of the AMB Material Contracts is a valid and binding obligation of AMB, or the Subsidiary of AMB that is a party thereto, and, to AMB’s knowledge, the other parties thereto, enforceable against AMB and its Subsidiaries and, to AMB’s knowledge, the other parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of AMB or any of its Subsidiaries is, and to AMB’s knowledge no other party is, in breach, default or violation (and no event has occurred or not occurred through AMB’s or any Subsidiary of AMB’s action or inaction or, to AMB’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any AMB Material Contract to which AMB or any Subsidiary of AMB is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(j) Benefit Plans.  (i) Section 3.1(j)(i) of the AMB Disclosure Letter lists all material Benefit Plans sponsored, maintained or contributed by AMB or any of its Subsidiaries (the “AMB Benefit Plans”) for the benefit of current or former directors, officers or employees of AMB or any of its Subsidiaries or any dependants or beneficiaries thereof.

(iii) AMB has delivered or made available to ProLogis a true, correct and complete copy of each AMB Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Internal Revenue Service and the most recent actuarial report or other financial statement relating to such AMB Benefit Plan, and (C) the most recent determination letter from the Internal Revenue Service (if applicable) for such AMB Benefit Plan.

(iv) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, (A) each AMB Benefit Plan, including any AMB Benefit Plan established or maintained outside of the United States or for the benefit of current or former employees of AMB or any of its Subsidiaries residing outside the United States (each, an “AMB Foreign Plan”), has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and compliance with Section 409A of the Code to avoid income inclusion under Section 409A(a)(1) of the Code, (B) each AMB Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or is entitled to rely on an advisory or opinion letter issued with respect to an Internal Revenue Service approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan, (C) neither AMB nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon AMB or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of AMB or any of its Subsidiaries, and (E) there are no pending or, to AMB’s knowledge, threatened claims by or on behalf of any AMB Benefit Plan, by any employee or beneficiary covered under any AMB Benefit Plan or otherwise involving any AMB Benefit Plan (other than routine claims for benefits).

(v) None of AMB, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with AMB or a Subsidiary of AMB, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.

(vi) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect: (A) each AMB Foreign Plan required to be registered with applicable regulatory authorities has been so registered and has been maintained in good standing, (B) the fair market value of the assets of each funded AMB Foreign Plan, the liability of each insurer for any AMB Foreign Plan funded through insurance or the book reserve established for any AMB Foreign Plan (as applicable), together with any accrued contributions in respect of any such AMB Foreign Plan, is sufficient to procure or provide for the anticipated accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to, or the value of liabilities of, such AMB Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (C) any and all amounts required to be accrued with respect to any AMB Foreign Plan, or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits in respect of non-U.S. employees, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

(k) Employment and Labor Matters.  (i) (A) Except in accordance with applicable Law, neither AMB nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of AMB or any of its Subsidiaries, (B) there are no strikes or lockouts with respect to any employees of AMB or any of its Subsidiaries (“AMB Employees”), (C) to the knowledge of AMB, there is no union organizing effort pending or threatened against AMB or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of AMB, threatened with respect to AMB Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of AMB, threatened with respect to AMB Employees; except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(ii) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, AMB and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices, and (D) occupational safety and health and immigration.

(l) Absence of Certain Changes.  Since December 31, 2009, (i) AMB and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects, (ii) there has not been an AMB Material Adverse Effect, and (iii) AMB and its Subsidiaries have not taken any action that, if taken after the date of this Agreement without the prior written consent of ProLogis, would constitute a breach of Section 4.1(b)(ii), Section 4.1(b)(v) (solely to the extent relating to proposed amendments to charters, bylaws or equivalent governing documents), Section 4.1(b)(vi) (solely to the extent relating to acquisitions that would reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby), Section 4.1(b)(ix), Section 4.1(b)(x) (solely to the extent relating to AMB or its Significant Subsidiaries), Section 4.1(b)(xii) or Section 4.1(b)(xvi), or agreed to do any of the foregoing.

(m) Board Approval.  The Board of Directors of AMB, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Topco Merger, to be advisable and in the best interests of AMB and its stockholders, and (ii) resolved to recommend that the stockholders of AMB approve the Topco Merger and direct that such matter be submitted for consideration by AMB stockholders at the AMB Stockholders Meeting. AMB, in its capacity as the general partner of AMB LP, has taken all actions required for the execution of this Agreement by AMB LP and the consummation by AMB LP of the transactions contemplated hereby, including the Issuance. No state takeover statute is applicable to this Agreement, the Topco Merger or the other transactions contemplated hereby or thereby.

(n) Vote Required.  The affirmative vote of the holders of two-thirds of the outstanding shares of AMB Common Stock to approve the Topco Merger and the affirmative vote of the holders of a majority of the outstanding shares of AMB Common Stock to approve the amendments to Article VII and Article VIII of AMB’s Bylaws set forth on Exhibit A (together, the “AMB Required Vote”) is the only vote of the holders of any class or series of AMB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Topco Merger.

(o) Properties.  (i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, AMB or a Subsidiary of AMB owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of AMB included in the AMB SEC Documents (each an “AMB Property” and collectively the “AMB Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.1(o)(i) of the AMB Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business, and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, none of AMB nor any Subsidiary of AMB has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of AMB, threatened with respect to any material portion of any of the AMB Properties. Except for the owners of the properties in which AMB or any Subsidiary of AMB has a leasehold interest and except for any AMB Property that is held by a joint venture or fund, no Person other than AMB or a Subsidiary of AMB has any ownership interest in any of the AMB Properties.

(ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, policies of title insurance or updates or endorsements have been issued, insuring AMB’s or the applicable Subsidiary of AMB’s fee simple title to each of the AMB Properties owned by AMB and acquired in the past five years, in amounts at least equal to the purchase price paid for ownership of such AMB Property or such entity that owned such AMB Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.

(iii) AMB and any Subsidiary of AMB (A) have not received written notice of any structural defects, or violation of Law, relating to any AMB Property which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect and (B) have not received written notice of any physical damage to any AMB Property which would have, or would reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(iv) Except for secured loan documents entered into in the ordinary course of business, there are no written agreements which restrict AMB or any Subsidiary of AMB from transferring any of the AMB Properties, and none of the AMB Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal or tenant options as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect) or on the financing or release of financing thereon.

(v) AMB and the Subsidiaries of AMB have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of AMB included in the AMB SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(p) Environmental Matters.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect:

(i) (A) AMB, each AMB Subsidiary and each of the AMB Properties is in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of AMB, threatened against AMB or any AMB Subsidiary under any applicable Environmental Laws; and (C) AMB has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, or that any judicial, administrative or compliance order has been issued against AMB or any AMB Subsidiary which remains unresolved.

(ii) To the knowledge of AMB, neither AMB nor any AMB Subsidiary has used, generated, stored, treated or handled any Hazardous Materials on the AMB Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous materials on, in or under any AMB Properties in violation of applicable Environmental Laws. To the knowledge of AMB, neither AMB nor any AMB Subsidiary has caused a release of Hazardous Materials on the AMB Properties and, to the knowledge of AMB, no other Person has caused a release or threatened release of Hazardous Materials on the AMB Properties.

(iii) To the knowledge of AMB, all Hazardous Material which has been removed from any AMB Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(q) Intellectual Property.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, (i) AMB and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the “AMB Intellectual Property”) necessary to carry on their business substantially as currently conducted, and (ii) neither AMB nor any such Subsidiary has received any notice of infringement of or conflict with, and to AMB’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any AMB Intellectual Property.

(r) Permits.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by AMB and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by AMB and its Subsidiaries and for the operation of the properties of AMB and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (iii) neither AMB nor any of its Subsidiaries has received any claim or notice indicating that AMB or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to AMB’s knowledge no such noncompliance exists.

(s) Insurance.  AMB and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as AMB’s management believes is reasonable and customary for its business. AMB or the applicable Subsidiary of AMB has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither AMB nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has AMB or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in AMB’s industry.

(t) Investment Company Act of 1940.  Neither AMB nor any Subsidiary of AMB is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders.  Neither AMB nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that AMB has employed J.P. Morgan Securities LLC as its financial advisor.

(v) Opinion of AMB Financial Advisor.  AMB has received the opinion of its financial advisor, J.P. Morgan Securities LLC to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to AMB.

3.2.  Representations and Warranties of ProLogis.  Except (x) as set forth in the ProLogis Disclosure Letter (it being understood that any matter disclosed pursuant to any section or subsection of the ProLogis Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the ProLogis Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent) or (y) as disclosed in the ProLogis SEC Documents filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements”

sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature), as long as the relevance of such disclosure is reasonably apparent, ProLogis represents and warrants to AMB as follows:

(a) Organization, Standing and Power.  ProLogis and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. ProLogis and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect. ProLogis has previously made available to AMB true and correct copies of the declaration of trust, charter, articles of organization, certificates of formation, bylaws, limited liability company agreements, or other organizational documents, as applicable, of ProLogis, Upper Pumpkin, New Pumpkin, and Pumpkin LLC, and their respective Significant Subsidiaries, as in effect as of the date hereof.

(b) Capital Structure.  (i) The authorized shares of beneficial interest of ProLogis consist of 737,580,000 ProLogis Common Shares, 2,300,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of ProLogis (the “ProLogis Series C Preferred Shares”), 5,060,000 Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of ProLogis (the “ProLogis Series F Preferred Shares”), and 5,060,000 shares of Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of ProLogis (the “ProLogis Series G Preferred Shares” and together with the ProLogis Series C Preferred Shares and the ProLogis Series F Preferred Shares, the “ProLogis Preferred Shares”). The authorized capital stock of New Pumpkin consists of 737,580,000 shares of New Pumpkin Common Stock, 2,300,000 shares of New Pumpkin Series C Preferred Stock, 5,060,000 shares of New Pumpkin Series F Preferred Stock and 5,060,000 shares of New Pumpkin Series G Preferred Stock. From the date hereof until immediately prior to the ProLogis Merger, all of the capital stock or other equity interests of each of New Pumpkin, Upper Pumpkin and Pumpkin LLC shall be owned, directly or indirectly, by ProLogis. As of the close of business on January 26, 2011, (A) 570,082,784 ProLogis Common Shares were issued and outstanding, 7,390,935 ProLogis Common Shares were reserved for issuance upon the exercise or payment of outstanding share options, share units, dividend equivalents, performance shares or other equity-based awards under the ProLogis 2006 Long-Term Incentive Plan, ProLogis 1997 Long-Term Incentive Plan and ProLogis 2000 Share Option Plan for Outside Trustees (collectively, the “ProLogis Share Plans”) (and no ProLogis Common Shares were reserved for issuance upon the exercise or payment of any such awards other than under the ProLogis Share Plans or the ProLogis ESPP), no Common Shares were reserved for issuance upon the exercise of options under the ProLogis ESPP, no ProLogis Common Shares were held by Subsidiaries of ProLogis, 41,224,363 ProLogis Common Shares were reserved for issuance upon the conversion of ProLogis’s convertible debt, and 1,739,502 ProLogis Common Shares were reserved for issuance under ProLogis’s 1999 Dividend Reinvestment and Share Purchase Plan, (B) 12,000,000 ProLogis Preferred Shares were issued and outstanding (including 2,000,000 Series C Preferred Shares, 5,000,000 Series F Preferred Shares and 5,000,000 Series G Preferred Shares), and no ProLogis Preferred Shares were reserved for issuance, and (C) 759,913 ProLogis Partnership Units were issued and outstanding, including 447,426 partnership units of ProLogis Fraser, L.P., and 312,487 partnership units of ProLogis Limited Partnership I. All outstanding ProLogis Common Shares and shares of ProLogis Preferred Stock and all outstanding ProLogis Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) No Voting Debt of ProLogis is issued or outstanding.

(iii) Except for (A) this Agreement, (B) outstanding ProLogis Partnership Units and (C) share options, share units, deferred shares and dividend equivalents issued and outstanding under the ProLogis Share Plans and the ProLogis ESPP (which represented, as of January 26, 2011, the right to acquire up to an aggregate of 7,390,935 ProLogis Common Shares), there are no options, warrants, calls, rights, commitments or agreements of any character to which ProLogis or any Subsidiary of ProLogis is a party or by which it or any such Subsidiary is bound obligating ProLogis or any Subsidiary of ProLogis to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest or capital stock or any Voting Debt or stock appreciation rights of ProLogis or of any Subsidiary of ProLogis or obligating ProLogis or any Subsidiary of ProLogis to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of ProLogis or any of its Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of beneficial interest or capital stock of ProLogis or any of its Subsidiaries, or (2) pursuant to which ProLogis or any of its Subsidiaries is or could be required to register ProLogis Common Shares or other securities under the Securities Act.

(c) Authority.  (i) Each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC has all requisite trust, corporate or limited liability company power and authority to execute, deliver and perform their obligations under this Agreement, and, subject to the receipt of the ProLogis Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC and the performance by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Trustees of ProLogis (in the case of ProLogis), the Board of Directors of New Pumpkin (in the case of New Pumpkin), the sole member of Upper Pumpkin (in the case of Upper Pumpkin) and the sole member of Pumpkin LLC (in the case of Pumpkin LLC) and all other necessary trust, corporate or limited liability company action on the part of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC, other than the receipt of the ProLogis Required Vote, and no other trust, corporate or limited liability company proceedings on the part of ProLogis, Upper Pumpkin, New Pumpkin or Pumpkin LLC are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC and constitutes a valid and binding obligation of each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC enforceable against ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.

(ii) The execution and delivery of this Agreement by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC does not, and the consummation by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC of the transactions contemplated hereby will not, (A) subject to the receipt of the Required ProLogis Vote, conflict with, or result in any Violation of, any provision of the organizational documents of ProLogis or any of its Significant Subsidiaries, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, ProLogis Benefit Plan or Law applicable to ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) filings, consents or approvals, if any, required under the Laws of foreign jurisdictions governing antitrust or merger control matters, (C) required filings under the Exchange Act and the Securities Act, (D) any filings required under the rules and regulations of the NYSE, (E) the filing of Articles Supplementary for the New Pumpkin Preferred Stock with, and the acceptance for record of such Articles Supplementary by, the SDAT, and (F) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the Secretary of State of the State of Delaware (as applicable) pursuant to the MGCL, the Maryland REIT Law and the DLLCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to ProLogis or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC or the consummation by ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC of the transactions contemplated hereby and there- by, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(d) SEC Documents; Regulatory Reports.  (i) ProLogis has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities

Act or the Exchange Act since December 31, 2009 together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “ProLogis SEC Documents”). As of their respective dates, the ProLogis SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such ProLogis SEC Documents, and none of the ProLogis SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ProLogis included in the ProLogis SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of ProLogis and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) ProLogis has established and maintains a system of internal control over financial reporting (as defined in Rules 13a — 15(f) and 15d — 15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. ProLogis (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a — 15(e) and 15d — 15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by ProLogis in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ProLogis’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to ProLogis’s outside auditors and the audit committee of the Board of Trustees of ProLogis (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ProLogis’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in ProLogis’s internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any ProLogis SEC Report has been so disclosed.

(iii) Since December 31, 2009, (A) neither ProLogis nor any of its Subsidiaries nor, to the knowledge of ProLogis, any Representative of ProLogis or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ProLogis or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that ProLogis or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of ProLogis, no attorney representing ProLogis or any of its Subsidiaries, whether or not employed by ProLogis or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by ProLogis or any of its officers, trustees, employees or agents to the Board of Trustees of ProLogis or any committee thereof or to any trustee or executive officer of ProLogis.

(e) Information Supplied.  None of the information supplied or to be supplied by ProLogis for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders or shareholders and at the times of the meetings of stockholders or shareholders to be held in connection with the Mergers, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by ProLogis with respect to statements made or incorporated by reference therein based on information supplied by AMB for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(f) Compliance with Applicable Laws.  ProLogis and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect. Neither ProLogis nor any of its Subsidiaries has received any written notice since January 1, 2010 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.2(f) of the ProLogis Disclosure Letter, and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(g) Legal Proceedings.  There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of AMB, threatened, against or affecting ProLogis or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ProLogis or any Subsidiary of ProLogis which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(h) Taxes.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect:

(i) ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC and each of their Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

(ii) none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has received a written claim, or to the knowledge of ProLogis, an unwritten claim, by any authority in a jurisdiction where any of them does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iii) there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries and none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;

(iv) none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;

(v) none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;

(vi) there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries, and, after the Closing Date, none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

(vii) none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ProLogis or a Subsidiary of ProLogis) or (B) has any liability for the Taxes of any Person (other than any of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(viii) ProLogis (A) for all taxable years commencing with its taxable year ended December 31, 2001 through its taxable year ended December 31 immediately prior to the Topco Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, without regard to the REIT distribution requirements in the year that includes the Topco Effective Time) through the Topco Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date, and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to ProLogis’s Knowledge, threatened. Each Subsidiary of ProLogis has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, or (D) a REIT. Section 3.2(h) of the ProLogis Disclosure Letter sets forth each asset of ProLogis and ProLogis Subsidiary which would be subject to rules similar to Section 1374 of the Code. With respect to each such asset, Section 3.2(h) of the ProLogis Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on the estimate of value of such asset at the relevant date that a determination thereof is required to be made under such rules and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;

(ix) none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(x) neither ProLogis nor any of its Subsidiaries (other than taxable REIT subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;

(xi) there are no Tax Protection Agreements to which any of ProLogis, Upper Pumpkin, new Pumpkin, Pumpkin LLC or any of their Subsidiaries is a party (a “ProLogis Tax Protection Agreement”) currently in force, and no person has raised, or to the knowledge of ProLogis threatened to raise, a material claim against ProLogis or any of its Subsidiaries for any breach of any ProLogis Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any ProLogis Tax Protection Agreement;

(xii) as of the date of this Agreement, ProLogis is not aware of any fact or circumstance that could reasonably be expected to prevent the ProLogis Merger or the Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(xiii) none of ProLogis, Upper Pumpkin, New Pumpkin, Pumpkin LLC or any of their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Material Contracts.  As of the date hereof, neither ProLogis nor any of its Subsidiaries is a party to or bound by any Contract (i) required to be filed as an exhibit to ProLogis’s Annual Report on Form 10-K pursuant to Item 601(b)(2) or (10) of Regulation S-K under the Exchange Act, (ii) any partnership, joint venture, co-investment or similar agreement with any third parties requiring aggregate payments after the date hereof by ProLogis or any of its Subsidiaries of ProLogis pursuant to any such partnership, joint venture, co-investment or similar agreement in excess of $150,000,000, (iii) any Contract limiting in any material respect the ability of ProLogis or any of its Subsidiaries to engage in any line of business in any geographic area, (iv) any Contract or executed binding letter of intent involving the future disposition or acquisition of assets or properties with a fair market value in excess of $250,000,000, or any merger, consolidation or similar business combination transaction (v) any Contract relating to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by ProLogis or any of its Subsidiaries in excess of $100,000,000 during their remaining term, or (vi) any Contract evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $100,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder (all such Contracts to which ProLogis or any of its Subsidiaries is a party to or bound by as of the date of this Agreement are referred to herein as the “ProLogis Material Contracts”). Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, each of the ProLogis Material Contracts is a valid and binding obligation of ProLogis or the Subsidiary of ProLogis that is a party thereto, and, to ProLogis’s knowledge, the other parties thereto, enforceable against ProLogis and its Subsidiaries and, to ProLogis’s knowledge, the other parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of ProLogis or any of its Subsidiaries is, and to ProLogis’s knowledge no other party is, in breach, default or violation (and no event has occurred or not occurred through ProLogis’s or any Subsidiary of ProLogis’s action or inaction or, to ProLogis’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any ProLogis Material Contract to which ProLogis or any Subsidiary of ProLogis is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(j) Benefit Plans.  (i) Section 3.2(j)(i) of the ProLogis Disclosure Letter lists all material Benefit Plans sponsored, maintained or contributed by ProLogis or any of its Subsidiaries (the “ProLogis Benefit Plans”) for the benefit of current or former directors, officers or employees of ProLogis or any of its Subsidiaries or any dependants or beneficiaries thereof.

(ii) ProLogis has delivered or made available to AMB a true, correct and complete copy of each ProLogis Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Internal Revenue Service and the most recent actuarial report or other financial statement relating to such ProLogis Benefit Plan, and (C) the most recent determination letter from the Internal Revenue Service (if applicable) for such ProLogis Benefit Plan.

(iii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, (A) each ProLogis Benefit Plan, including any ProLogis Benefit Plan established or maintained outside of the United States or for the benefit of current or former employees of ProLogis or any of its Subsidiaries residing outside the United States (each, a “ProLogis Foreign Plan”), has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and compliance with Section 409A of the Code to avoid income inclusion under Section 409A(a)(1) of the Code, (B) each ProLogis Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or is entitled to rely on an advisory or opinion letter issued with respect to an Internal Revenue Service approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan, (C) neither ProLogis nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon ProLogis or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of ProLogis or any of its Subsidiaries, and (E) there are no pending or, to ProLogis’s knowledge, threatened claims by or on behalf of any ProLogis Benefit Plan, by any employee or beneficiary covered under any ProLogis Benefit Plan or otherwise involving any ProLogis Benefit Plan (other than routine claims for benefits.

(iv) None of ProLogis, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with ProLogis or a Subsidiary of ProLogis, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (A) a Benefit Plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.

(v) Except as would not have, or reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect: (A) each ProLogis Foreign Plan required to be registered with applicable regulatory authorities has been so registered and has been maintained in good standing, (B) the fair market value of the assets of each funded ProLogis Foreign Plan, the liability of each insurer for any ProLogis Foreign Plan funded through insurance or the book reserve established for any ProLogis Foreign Plan (as applicable), together with any accrued contributions in respect of any such ProLogis Foreign Plan, is sufficient to procure or provide for the anticipated accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to, or the value of liabilities of, such ProLogis Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (C) any and all amounts required to be accrued with respect to any ProLogis Foreign Plan, or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits in respect of non-U.S. employees, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

(k) Employment and Labor Matters.

(i) (A) Except in accordance with applicable Law, neither ProLogis nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of ProLogis or any of its Subsidiaries, (B) there are no strikes or lockouts with respect to any employees of ProLogis or any of its Subsidiaries (“ProLogis Employees”), (C) to the knowledge of ProLogis, there is no union organizing effort pending or threatened against ProLogis or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of ProLogis, threatened with respect to ProLogis Employees, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of ProLogis, threatened with respect to ProLogis Employees except, with respect to clauses (B) and (D) hereof, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(ii) Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, ProLogis and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices, and (D) occupational safety and health and immigration.

(l) Absence of Certain Changes.  Since December 31, 2009, (i) ProLogis and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects, (ii) there has not been a ProLogis Material Adverse Effect and (iii) ProLogis and its Subsidiaries have not taken any action that, if taken after the date of this Agreement without the prior written consent of AMB, would constitute a breach of Section 4.2(b)(ii), Section 4.2(b)(v) (solely to the extent relating to proposed amendments to charters, bylaws or equivalent governing documents), Section 4.2(b)(vi) (solely to the extent relating to acquisitions that would reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby), Section 4.2(b)(vii), Section 4.2(b)(ix), Section 4.2(b)(x) (solely to the extent relating to ProLogis or its Significant Subsidiaries), Section 4.2(b)(xii) or Section 4.2(b)(xvi), or agreed to do any of the foregoing.

(m) Board Approval.  The Board of Trustees of ProLogis, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “ProLogis Board Approval”), has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Mergers, to be advisable and in the best interests of ProLogis and its shareholders, (ii) upon the terms and subject to the conditions of this Agreement, resolved to recommend that the shareholders of ProLogis approve the Mergers and direct that such matter be submitted for consideration by ProLogis shareholders at the ProLogis Shareholders Meeting, and (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of ProLogis Common Shares, as set forth in ProLogis’s Declaration of Trust, inapplicable to the Mergers and the other transactions contemplated by this Agreement. The Board of Directors of New Pumpkin, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Mergers, to be advisable and in the best interests of New Pumpkin and its stockholders upon the terms and subject to the conditions of this Agreement, (ii) resolved to recommend that the stockholders of New Pumpkin approve the Topco Merger, and (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of New Pumpkin Common Stock, as set forth in New Pumpkin’s charter, inapplicable to the Mergers and the other transactions contemplated by this Agreement. No state takeover statute is applicable to this Agreement, the Mergers or the other transactions contemplated hereby or thereby.

(n) Vote Required.  The affirmative vote of the holders of a majority of the outstanding ProLogis Common Shares to approve the Mergers (the “ProLogis Required Vote”) is the only vote of the holders of any class or series of ProLogis shares of beneficial interest necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Mergers).

(o) Properties.  (i) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, ProLogis, or a Subsidiary of ProLogis owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of ProLogis included in the ProLogis SEC Documents (each a “ProLogis Property” and collectively the “ProLogis Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.2(o)(i) of the ProLogis Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business, and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, none of ProLogis, nor any Subsidiary of ProLogis has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of ProLogis, threatened with respect to any material portion of any of the ProLogis Properties. Except for the owners of the properties in which ProLogis or any Subsidiary of ProLogis has a leasehold interest and except for any ProLogis Property that is held by a joint venture or fund, no Person other than ProLogis or a Subsidiary of ProLogis has any ownership interest in any of the ProLogis Properties.

(ii) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, policies of title insurance or updates or endorsements have been issued, insuring ProLogis’s or the applicable Subsidiary of ProLogis’s fee simple title to each of the ProLogis Properties owned by ProLogis and acquired in the past five years, in amounts at least equal to the purchase price paid for ownership of such ProLogis Property or such entity that owned such ProLogis Properties at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.

(iii) ProLogis or any Subsidiary of ProLogis (A) have not received written notice of any structural defects, or violation of Law, relating to any ProLogis Property which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, and (B) have not received written notice of any physical damage to any ProLogis Property which would have, or would reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(iv) Except for secured loan documents entered into in the ordinary course of business, there are no written agreements which restrict ProLogis or any Subsidiary of ProLogis from transferring any of the ProLogis Properties, and none of the ProLogis Properties is subject to any restriction on the sale or other disposition thereof (other than rights of first offer or rights of first refusal or tenant options as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect) or on the financing or release of financing thereon.

(v) ProLogis and the Subsidiaries of ProLogis have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of ProLogis included in the ProLogis SEC Documents (except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(p) Environmental Matters.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect:

(i) (A) ProLogis, each ProLogis Subsidiary and each of the ProLogis Properties is in compliance with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other proceeding pending or, to the knowledge of ProLogis, threatened against ProLogis or any ProLogis Subsidiary under any applicable Environmental Laws; and (C) ProLogis has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, or that any judicial, administrative or compliance order has been issued against ProLogis or any ProLogis Subsidiary which remains unresolved;

(ii) To the knowledge of ProLogis, neither ProLogis nor any ProLogis Subsidiary has used, generated, stored, treated or handled any Hazardous Materials on the ProLogis Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous materials on, in or under any ProLogis Properties in violation of applicable Environmental Laws. To the knowledge of ProLogis, neither ProLogis nor any Subsidiary of ProLogis has caused a release of Hazardous Materials on the ProLogis Properties and, to the knowledge of ProLogis, no other Person has caused a release or threatened release of Hazardous Materials on the ProLogis Properties.

(iii) To the knowledge of ProLogis, all Hazardous Material which has been removed from any ProLogis Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.

(q) Intellectual Property.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, (i) ProLogis and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names and copyrights (including any registrations or applications for registration of any of the foregoing) (collectively, the “ProLogis Intellectual Property”) necessary to carry on their business substantially as currently conducted, and (ii) neither ProLogis nor any such Subsidiary has received any notice of infringement of or conflict with, and to ProLogis’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any ProLogis Intellectual Property.

(r) Permits.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect, (i) the Permits held by ProLogis and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by ProLogis and its Subsidiaries and for the operation of the properties of ProLogis and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (iii) neither ProLogis nor any of its Subsidiaries has received any claim or notice indicating that ProLogis or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to ProLogis’s knowledge no such noncompliance exists.

(s) Insurance.  ProLogis and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as ProLogis’s management believes is reasonable and customary for its business. ProLogis or the applicable Subsidiary of ProLogis has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither ProLogis nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has ProLogis or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in ProLogis’s industry.

(t) Investment Company Act of 1940.  Neither ProLogis nor any Subsidiary of ProLogis is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Activities of Upper Pumpkin, New Pumpkin and Pumpkin LLC.  Upper Pumpkin and Pumpkin LLC were formed on January 25, 2011, and New Pumpkin was incorporated on January 26, 2011, in each case solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of Upper Pumpkin, New Pumpkin and Pumpkin LLC has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.

(v) Brokers or Finders.  Neither ProLogis nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Mergers or the other transactions contemplated by this Agreement, except that ProLogis has employed Morgan Stanley & Co. Incorporated as its financial advisor.

(w) Opinion of ProLogis Financial Advisor.  ProLogis has received the opinion of its financial advisor, Morgan Stanley & Co. Incorporated to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of ProLogis Common Shares.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.  Covenants of AMB.  (a) From and after the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 4.1(a) of the AMB Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to AMB or any of its Subsidiaries, or (iv) with ProLogis’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), AMB agrees as to itself and its Subsidiaries that such entities shall carry on their respective businesses in the ordinary course consistent with practice and shall use commercially reasonable efforts to preserve AMB’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants; provided, however, that no action by AMB and its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) AMB agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (1) expressly contemplated or permitted by this Agreement, (2) set forth in Section 4.1(b) of the AMB Disclosure Letter, (3) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to AMB or any of its Subsidiaries, or (4) with ProLogis’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:

(i) enter into any new material line of business;

(ii) except (A) as permitted by Section 5.10, (B) for the regular distributions that are required to be made in respect of the AMB Partnership Units and AMB II Partnership Units in connection with any dividends paid on the AMB Common Stock, and (C) for dividends by a Subsidiary of AMB to AMB or a Subsidiary of AMB, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests;

(iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except upon the exercise by a limited partner in AMB LP of its right to redeem its AMB Partnership Units pursuant to the AMB Partnership Agreement or a limited partner in AMB II LP of its right to redeem its AMB II Partnership Units pursuant to the AMB II Partnership Agreement);

(iv) except for (A) issuances of AMB Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the AMB Stock Plans in accordance with the terms of the applicable AMB Stock Plan and applicable awards in effect on the date of this Agreement, and issuances of stock options and other equity or equity-based awards under the AMB Stock Plans in the ordinary course of business consistent with past practice, (B) exchanges of AMB Partnership Units for AMB Common Stock in accordance with the AMB Partnership Agreement, (C) exchanges of AMB II Partnership Units for AMB Common Stock in accordance with the AMB II Partnership Agreement, and (D) issuances by a Subsidiary of its capital stock to its parent or to another Subsidiary of AMB, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the AMB Stock Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(v) amend or propose to amend its charter, bylaws or equivalent governing documents of AMB or AMB LP or their respective Significant Subsidiaries, or enter into, or, except as permitted by Section 4.1(b)(vi) or 4.1(b)(vii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of AMB;

(vi) other than acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) and other business combinations (collectively, “Acquisitions”) (A) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by AMB and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) acquisitions pursuant to agreements, arrangements or understandings existing on the date of this Agreement, or (C) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(vii) other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) dispositions referred to in AMB SEC Documents filed prior to the date of this Agreement, (C) other activities in the ordinary course of business consistent with past practice, and (D) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, sell, assign, encumber (except for such encumbrances pursuant to any action permitted under clauses (A) through (G) of Section 4.1(b)(viii) or under Section 4.1(b)(xix)) or otherwise dispose of any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by AMB and its Subsidiaries) which are material, individually or in the aggregate, to AMB;

(viii) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of AMB or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) Refinancing Debt, (B) indebtedness of any wholly owned Subsidiary of AMB to AMB or to another wholly owned Subsidiary of AMB, (C) indebtedness of any Subsidiary of AMB to or among one of its wholly owned Subsidiaries, (D) any new indebtedness that is not Refinancing Debt by any Subsidiary of AMB that is not a wholly owned Subsidiary of AMB in an individual amount less than $100,000,000 (for U.S. dollar denominated debt or the equivalent for yen, Canadian dollar, Yuan (RMB), Singapore dollar, Brazilian Real, or Peso denominated debt), €100,000,0000 (for euro denominated debt) or £100,000,000 (for sterling denominated debt), (E) indebtedness as set forth in Section 4.1(b)(viii) of the AMB Disclosure Letter, (F) any borrowings under AMB’s Credit Agreement dated as of November 29, 2010, Fourth Amended and Restated Credit Agreement dated as of November 10, 2010, Credit Agreement dated as of October 15, 2009 and Fifth Amended and Restated Revolving Credit Agreement dated as of July 16, 2007 in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business consistent with past practice (including property releases, property substitutions, interest rate hedges and foreign exchange hedges); provided that, solely for purposes of the foregoing in this clause (viii), “wholly owned Subsidiary” of AMB means a Subsidiary of AMB, at least 90% of the outstanding voting securities of which are owned, directly or indirectly, by AMB;

(ix) except as disclosed in any AMB SEC Document filed prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP as concurred in by AMB’s independent auditors;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xi) except for any action permitted under clauses (A) through (G) of Section 4.1(b)(viii) or under Section 4.1(b)(xix), terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any AMB Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be an AMB Material Contract;

(xii) waive the excess share provision of AMB’s charter for any Person (other than ProLogis, New Pumpkin or any Subsidiary thereof);

(xiii) take any action, or fail to take any action, which would reasonably be expected to cause AMB to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xiv) make or commit to make any capital expenditures in excess of $50,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(xv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the ProLogis Merger or the Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvi) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case (x) in the ordinary course of business consistent with past practice, (y) as required by law, or (z) as necessary (i) to preserve the status of AMB as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of AMB as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of AMB and its consolidated Subsidiaries included in the AMB SEC Reports or (y) that do not exceed $10,000,000 individually or $100,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against AMB or any of its Subsidiaries or the Surviving Corporation following the Topco Effective Time, and (C) do not provide for any admission of material liability by AMB or any of its Subsidiaries;

(xviii) (A) except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB, increase the compensation or other benefits payable or provided to AMB directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of AMB except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees in connection with terminations of employment, in each case, for employees who are not executive officers and only in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB, (C) establish, adopt, enter into or amend any AMB Benefit Plan or any other plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (A) or (B) above or in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to awards or grants made to newly-hired employees in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB, or (D) enter into or amend any collective bargaining agreement or similar agreement, except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to AMB;

(xix) repay, refinance or replace any direct indebtedness of AMB maturing within 12 months from the date of this Agreement, unless such repayment, refinancing or replacement is made using proceeds from borrowings under AMB’s Credit Agreement dated as of November 29, 2010, Fourth Amended and Restated Credit Agreement dated as of November 10, 2010, Credit Agreement dated as of October 15, 2009, Fifth Amended and Restated Revolving Credit Agreement dated as of July 16, 2007 or available working capital;

(xx) form any new funds;

(xxi) effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing indebtedness owed to such lender; or

(xxii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2.  Covenants of ProLogis.  (a) From and after the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 4.2(a) of the ProLogis Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ProLogis or any of its Subsidiaries, or (iv) with AMB’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), ProLogis agrees as to itself and its Subsidiaries that such entities shall carry on their respective businesses in the ordinary course consistent with practice and shall use commercially reasonable efforts to preserve ProLogis’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants; provided, however, that no action by ProLogis and its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) ProLogis agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Topco Effective Time or termination of this Agreement in accordance with its terms, and except as (1) expressly contemplated or permitted by this Agreement, (2) set forth in Section 4.2(b) of the ProLogis Disclosure Letter, (3) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to ProLogis or any of its Subsidiaries, or (4) with AMB’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:

(i) enter into any new material line of business;

(ii) except (A) as permitted by Section 5.10, (B) for the regular distributions that are required to be made in respect of the ProLogis Partnership Units in connection with any dividends paid on the ProLogis Common Shares, and (C) for dividends by a Subsidiary of ProLogis to its parent or a Subsidiary of ProLogis, declare, set aside or pay any dividends on or make other distributions in respect of any of its shares of beneficial interest, partnership interests, or other equity interests;

(iii) split, combine or reclassify any of its shares of beneficial interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its shares of beneficial interest, or repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any of its shares of beneficial interest or any securities convertible into or exercisable for any of its shares of beneficial interest (except upon the exercise by a limited partner in a ProLogis Partnership of its right to redeem or exchange its ProLogis Partnership Units pursuant to the partnership agreement of the applicable ProLogis Partnership);

(iv) except for (A) issuances of ProLogis Common Shares upon the exercise or settlement of share options, share appreciation rights, units or other equity rights or obligations under the ProLogis Share Plans or the ProLogis ESPP in accordance with the terms of the applicable ProLogis Share Plan or the ProLogis ESPP and applicable awards in effect on the date of this Agreement and issuances of share options and other equity or equity based awards under the ProLogis Share Plans in the ordinary course of business consistent with past practice, (B) exchanges of partnership units of the ProLogis Partnerships for ProLogis Common Shares, in accordance with the partnership agreement of the applicable ProLogis Partnership, (C) issuances by a Subsidiary of its capital stock to its parent or to another Subsidiary of ProLogis, and (D) issuances of ProLogis Common Shares upon conversion of any of ProLogis’s convertible debt outstanding as of the date hereof, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its shares of beneficial interest, any Voting Debt, any share appreciation rights, share options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the ProLogis Share Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(v) amend or propose to amend its Declaration of Trust, Bylaws or equivalent governing documents of ProLogis, Upper Pumpkin, Pumpkin LLC or New Pumpkin or their respective Significant Subsidiaries, or enter into, or, except as permitted by Section 4.2(b)(vi) or 4.2(b)(vii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of ProLogis;

(vi) other than Acquisitions (A) that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and (B) for which the fair market value of the total consideration paid by ProLogis and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets; provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) acquisitions pursuant to agreements, arrangements or understandings existing on the date of this Agreement, or (C) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(vii) other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the consummation of the Mergers, (B) dispositions referred to in ProLogis SEC Documents filed prior to the date of this Agreement, (C) other activities in the ordinary course of business consistent with past practice, and (D) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed $50,000,000 individually, or $250,000,000 per calendar quarter in the aggregate, sell, assign, encumber (except for such encumbrances pursuant to any action permitted under clauses (A) through (G) of Section 4.2(b)(viii) or under Section 4.2(b)(xix)) or otherwise dispose of any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by ProLogis and its Subsidiaries) which are material, individually or in the aggregate, to ProLogis;

(viii) incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of ProLogis or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (A) Refinancing Debt, (B) indebtedness of any wholly owned Subsidiary of ProLogis to ProLogis or to another wholly owned Subsidiary of ProLogis, (C) indebtedness of any Subsidiary of ProLogis to or among one of its wholly owned Subsidiaries, (D) any new indebtedness that is not Refinancing Debt by any Subsidiary of ProLogis that is not a wholly owned Subsidiary of ProLogis in an individual amount less than $100,000,000 (for U.S. dollar denominated debt or the equivalent for yen, Canadian dollar, Yuan (RMB), Singapore dollar, Brazilian Real, or Peso denominated debt), £100,000,0000 (for euro denominated debt) or eth100,000,000 (for sterling denominated debt), (E) indebtedness as set forth in Section 4.2(b)(viii) of the ProLogis Disclosure Letter, (F) any borrowings under the ProLogis Global Credit Agreement in the ordinary course of business consistent with past practice, or (G) in the ordinary course of business consistent with past practice (including property releases, property substitutions, interest rate hedges and foreign exchange hedges); provided that solely for purposes of the foregoing in this clause (viii), “wholly owned Subsidiary” of ProLogis means a Subsidiary of ProLogis, at least 90% of the outstanding voting securities of which are owned, directly or indirectly, by ProLogis;

(ix) except as disclosed in any ProLogis SEC Document filed prior to the date of this Agreement, change its methods of accounting in effect at December 31, 2010, except as required by changes in GAAP as concurred in by ProLogis’s independent auditors;

(x) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xi) except for any action permitted under clauses (A) through (G) of Section 4.2(b)(viii) or under Section 4.2(b)(xix), terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any ProLogis Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be a ProLogis Material Contract;

(xii) waive the excess share provision of ProLogis’s Declaration of Trust for any Person (other than AMB or any of its Subsidiaries);

(xiii) take any action, or fail to take any action, which would reasonably be expected to cause ProLogis to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xiv) make or commit to make any capital expenditures in excess of $50,000,000, other than in the ordinary course of business consistent with past practice;

(xv) take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the ProLogis Merger or the Topco Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xvi) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, or settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund except in each case (x) in the ordinary course of business consistent with past practice, (y) as required by law, or (z) as necessary (i) to preserve the status of ProLogis as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of ProLogis as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(xvii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of ProLogis and its consolidated Subsidiaries included in the ProLogis SEC Reports or (y) that do not exceed $10,000,000 individually or $100,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against ProLogis or any of its Subsidiaries or the Surviving Corporation following the Topco Effective Time, and (C) do not provide for any admission of material liability by ProLogis or any of its Subsidiaries;

(xviii) (A) except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis, increase the compensation or other benefits payable or provided to ProLogis directors, officers or employees, (B) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of ProLogis except (1) for agreements entered into with any newly-hired employees or (2) for severance agreements entered into with employees in connection with terminations of employment, in each case, for employees who are not executive officers and only in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis, (C) establish, adopt, enter into or amend any ProLogis Benefit Plan or any other plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (A) or (B) above or in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), other than with respect to awards or grants made to newly-hired employees in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis, or (D) enter into or amend any collective bargaining agreement or similar agreement, except in the ordinary course of business consistent with past practice that would not result in a material increase in cost to ProLogis;

(xix) repay, refinance or replace any direct indebtedness of ProLogis maturing within 12 months from the date of this Agreement, unless such repayment, refinancing or replacement is made using proceeds from borrowings under the ProLogis Global Credit Agreement or available working capital;

(xx) form any new funds;

(xxi) effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing indebtedness owed to such lender; or

(xxii) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.  Preparation of Proxy Statement; Stockholders Meetings.  (a) As promptly as reasonably practicable following the date hereof, each of the parties hereto shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the AMB stockholders at the AMB Stockholders Meeting and to the ProLogis shareholders at the ProLogis Shareholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and AMB (and, if required, New Pumpkin) shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of AMB Common Stock in the Topco Merger (and, if required, with respect to the issuance of the New Pumpkin Common Stock in the Pumpkin Merger) (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of the parties hereto shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Topco Merger and the transactions contemplated thereby. AMB and ProLogis shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Mergers, and each party shall furnish all information concerning it and the holders of its capital stock or shares of beneficial interest as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the AMB Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Topco Effective Time, any information relating to either of the parties, or their respective affiliates, officers, trustees or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of AMB and the shareholders of ProLogis.

(b) AMB shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “AMB Stockholders Meeting”) for the purpose of obtaining the AMB Required Vote. Unless a Change in AMB Recommendation has occurred in accordance with Section 5.4, the Board of Directors of AMB shall use its reasonable best efforts to obtain from the stockholders of AMB the AMB Required Vote. AMB covenants that, unless a Change of AMB Recommendation has occurred in accordance with Section 5.4, AMB will, through its Board of Directors, recommend to its stockholders approval of the Topco Merger and further covenants that the Joint Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on a date for which the AMB Stockholders Meeting is scheduled, AMB has not received proxies representing a sufficient number of shares of AMB Common Stock to obtain the AMB Required Vote, whether or not a quorum is present, AMB shall have the right to make one or more successive postponements or adjournments of the AMB Stockholders Meeting; provided that the AMB Stockholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the AMB Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve AMB of its obligation to submit the Topco Merger to its stockholders for a vote on the approval thereof. AMB agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the AMB Stockholders Meeting pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to AMB of any Acquisition Proposal or by any Change in AMB Recommendation.

(c) ProLogis shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “ProLogis Shareholders Meeting”) for the purpose of obtaining the ProLogis Required Vote. Unless a Change in ProLogis Recommendation has occurred in accordance with Section 5.4, the Board of Trustees of ProLogis shall use its reasonable best efforts to obtain from the shareholders of ProLogis the ProLogis Required Vote. ProLogis covenants that, unless a Change of ProLogis Recommendation has occurred in accordance with Section 5.4, ProLogis will, through its Board of Trustees, recommend to its shareholders approval of the Mergers and further covenants that the Joint Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the ProLogis Shareholders Meeting is scheduled, ProLogis has not received proxies representing a sufficient number of ProLogis Common Shares to obtain the ProLogis Required Vote, whether or not a quorum is present, ProLogis shall have the right to make one or more successive postponements or adjournments of the ProLogis Shareholders Meeting; provided that the ProLogis Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the ProLogis Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement shall be deemed to relieve ProLogis of its obligation to submit the Mergers to its shareholders for a vote on the approval thereof. ProLogis agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the ProLogis Shareholders Meeting pursuant to this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or communication to ProLogis of any Acquisition Proposal or by any Change in ProLogis Recommendation.

(d) Each of the parties hereto shall use their reasonable best efforts to cause the AMB Stockholders Meeting and the ProLogis Shareholders Meeting to be held on the same date.

5.2.  Access to Information.  (a) Upon reasonable notice, each of the parties hereto shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, access, during normal business hours during the period prior to the Topco Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts and records and, during such period, each of the parties hereto shall (and shall cause each of their respective Subsidiaries to) make available to the other, upon the other’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, or the rules and regulations of self regulatory organizations (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 31, 2010, between AMB and ProLogis (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either AMB or ProLogis shall affect the representations and warranties of the other.

5.3.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) use its reasonable best efforts to cooperate with the other party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as practicable.

(b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the transactions contemplated hereby to that party from or with any Governmental Entity and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, any U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend in accordance with applicable Laws.

(c) In furtherance and not in limitation of the foregoing, each of the parties hereto shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed), and (ii) take, or cause to be taken, all such further actions as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets of AMB, ProLogis or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of AMB, ProLogis or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to one or more of AMB’s, ProLogis’s or their Subsidiaries’ businesses or assets, in each case as may be required in order to effect the satisfaction of the conditions to the Mergers set forth in Article VI and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided, however, that neither AMB nor ProLogis shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Entity to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such Order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing.

(d) Each of AMB, the Board of Directors of AMB, ProLogis and the Board of Trustees of ProLogis shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby.

(e) Each party shall reasonably consult and cooperate with the other in connection with any renegotiation or dissolution of any of their respective funds.

5.4.  Acquisition Proposals.  (a) Each of AMB and ProLogis agrees that neither it nor any of its Subsidiaries nor any of the officers, trustees and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including stock or other ownership interests of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders or other equity interest holders of such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by one party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, the Board of Directors of AMB and the Board of Trustees of ProLogis shall each be permitted, prior to its respective meeting of stockholders or shareholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 5.4) and which the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the directors of AMB or the trustees of ProLogis, as applicable, conclude in good faith (after consultation with their outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law. AMB or ProLogis, as applicable, shall provide the other with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.

(ii) Each party shall notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic in- formation relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within 24 hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of AMB, the Board of Trustees of ProLogis, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in AMB Recommendation” or a “Change in ProLogis Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of AMB or Board of Trustees of ProLogis, as applicable, may make a Change in AMB Recommendation or a Change in ProLogis Recommendation, as applicable, if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is made to AMB or ProLogis, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the directors of AMB or the trustees of ProLogis, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (D) five Business Days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new five-Business-Day period), (E) during such five-Business-Day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (F) the directors or trustees, as applicable, of the party proposing to take such action, following such five-Business-Day period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable Law.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Board of Directors of AMB or Board of Trustees of ProLogis, as applicable, may make a Change in AMB Recommendation or a Change in ProLogis Recommendation, as applicable, if and only if (A) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (B) the directors or trustees, as applicable, of the party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (C) five Business Days shall have elapsed since the party proposing to take such action has given a Notice of Recommendation Change to the other party advising that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such five-Business-Day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed by the other party, and (E) the directors or trustees, as applicable, of the party proposing to take such action, following such five-Business-Day period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable Law.

(vi) Nothing contained in this Section 5.4 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d) or (e), as applicable, and provided, further that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors or Board of Trustees of such party, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in AMB Recommendation or Change in ProLogis Recommendation, as applicable, unless the Board of Directors or Board of Trustees, as applicable, of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in AMB Recommendation or Change in ProLogis Recommendation, as applicable.

(c) Each of AMB and ProLogis agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of AMB and ProLogis agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.4.

(d) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders or shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

(e) For purposes of this Agreement, “Superior Proposal” for AMB or ProLogis means a bona fide written Acquisition Proposal that the Board of Directors of AMB or Board of Trustees of ProLogis, respectively, concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of AMB or shareholders of ProLogis, respectively, than the transactions contemplated by this Agreement, and (ii) is fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving AMB or ProLogis, respectively.

5.5.  Stock Exchange Listing.  AMB shall use reasonable best efforts to cause (a) the shares of AMB Common Stock, the AMB Series R Preferred Stock and the AMB Series S Preferred Stock to be issued in the Topco Merger, (b) the shares of AMB Common Stock to be reserved for issuance upon exercise or settlement of ProLogis Share Options, ProLogis RSUs, ProLogis Performance Shares and ProLogis DEUs, (c) the shares of AMB Common Stock to be reserved for issuance upon exchange or redemption of ProLogis Partnership Units by a limited partner in a ProLogis Partnership pursuant to the partnership agreement of the applicable ProLogis Partnership, and (d) the shares of AMB Common Stock to be reserved for issuance upon conversion or exchange of ProLogis’s convertible debt by holders thereof to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.6.  Equity Awards and Employee Matters

(a) ProLogis Equity Awards.

(i) ProLogis Share Options.  At the Topco Effective Time, each outstanding option to purchase ProLogis Common Shares (recognizing and taking into account that each ProLogis Common Share will, at the ProLogis Effective Time, be con- verted into a share of New Pumpkin Common Stock in accordance with Section 2.1 of this Agreement), other than options under the ProLogis ESPP (each, a “ProLogis Share Option”), whether or not exercisable at the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable ProLogis Share Plan and award agreement or other agreement or other document evidencing ProLogis Share Options, from and after the Topco Effective Time, each ProLogis Share Option so assumed by the Surviving Corporation under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis Share Option immediately prior to the Topco Effective Time as set forth in the applicable ProLogis Share Plan (including any applicable award agreement, other agreement or other document evidencing such ProLogis Share Option) immediately prior to the Topco Effective Time, except that, from and after the Topco Effective Time, (A) each ProLogis Share Option, when exercisable, will be exercisable for that number of whole shares of AMB Common Stock equal to the product of the number of ProLogis Common Shares that were subject to such ProLogis Share Option immediately prior to the Topco Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of AMB Common Stock and (B) the per share exercise price for the shares of AMB Common Stock issuable upon exercise of such assumed ProLogis Share Option will be equal to the quotient determined by dividing the exercise price of each ProLogis Common Share subject to such assumed ProLogis Share Option by the Exchange Ratio, rounded up to the nearest whole cent.

(ii) ProLogis Share Unit Awards.  At the Topco Effective Time, each outstanding share unit award with respect to ProLogis Common Shares (recognizing and taking into account that each such ProLogis Common Share will, at the ProLogis Effective Time, be converted into a share of New Pumpkin Common Stock in accordance with Section 2.1 of this Agreement) under a ProLogis Share Plan (each, a “ProLogis RSU”), whether or not vested as of the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable ProLogis Share Plan and any applicable award agreement or other agreement or other document evidencing ProLogis RSUs, each ProLogis RSU so assumed shall be converted, at the Topco Effective Time, into the right to receive the number of shares of AMB Common Stock equal to the number of ProLogis Common Shares subject to the ProLogis RSU, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of AMB Common Stock) and, from and after the Topco Effective Time, will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis RSU immediately prior to the Topco Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the applicable ProLogis Share Plan (including any applicable award agreements or other agreements or other documents evidencing such ProLogis RSU) immediately prior to the Topco Effective Time.

(iii) ProLogis Dividend Equivalent Units.  At the Topco Effective Time, each outstanding dividend equivalent unit award with respect to ProLogis Common Shares (recognizing and taking into account that each such ProLogis Common Share will, at the ProLogis Effective Time, be converted into a share of New Pumpkin Common Stock in accordance with Section 2.1 of this Agreement) under a ProLogis Share Plan (each, a “ProLogis DEU”), whether or not vested as of the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of, the applicable ProLogis Share Plan and any applicable award agreement or other agreement or other document evidencing ProLogis DEUs, each ProLogis DEU so assumed shall be converted, at the Topco Effective Time, into the right to receive the number of shares of AMB Common Stock equal to the number of ProLogis Common Shares subject to the ProLogis DEU, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of AMB Common Stock) and, from and after the Topco Effective Time, will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis DEU immediately prior to the Topco Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the applicable ProLogis Share Plan (including any applicable award agreements or other agreements or other documents evidencing such ProLogis DEU) immediately prior to the Topco Effective Time.

(iv) ProLogis Performance Shares.  Effective as of the Topco Effective Time, each outstanding performance share award under a ProLogis Share Plan which is denominated in ProLogis Common Shares (recognizing and taking into account that each such ProLogis Common Share will, at the ProLogis Effective Time, be converted into a share of New Pumpkin Common Stock in accordance with this Agreement) (collectively, the “ProLogis Performance Shares”), whether or not vested or earned as of the Topco Effective Time, will be assumed by the Surviving Corporation by virtue of the Mergers and without any action on the part of the holder thereof. Subject to, and in accordance with the terms of, the applicable ProLogis Share Plan and any applicable award agreement or other agreement or other document evidencing ProLogis Performance Shares, each ProLogis Performance Share so assumed shall be converted, at the Topco Effective Time, into the right to be eligible to receive a number of           shares of AMB Common Stock equal to the number of ProLogis Common Shares underlying or subject to the ProLogis Performance Shares, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of AMB Common Stock), and, from and after the Topco Effective Time, will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding ProLogis Performance Shares immediately prior to the Topco Effective Time and any obligations in respect thereof shall be payable or distributable in accordance with the terms of the applicable ProLogis Share Plan (including any applicable award agreements or other agreements or other documents evidencing such ProLogis Performance Shares) immediately prior to the Topco Effective Time.

(v) ProLogis ESPP.  The Board of Trustees of ProLogis shall adopt such resolutions or take such other actions as may be required to provide that with respect to ProLogis’s Employee Stock Purchase Plan (the “ProLogis ESPP”): (A) participants in the ProLogis ESPP (“ESPP Participants”) may not increase their payroll deductions under the ProLogis ESPP from those in effect on the date of this Agreement; (B) no new ESPP Participants may commence participation in the ProLogis ESPP following the date of this Agreement; (C) all participation in and purchases under the ProLogis ESPP shall be suspended effective as of the earlier of (I) June 30, 2010 or (II) ProLogis’s payroll period ending immediately prior to the Topco Effective Time but in no event less than 10 business days prior to the Topco Effective Time (the “ESPP Suspension Date”), such that the offering period in effect as of the date of the Agreement will be the final offering period under the ProLogis ESPP until otherwise determined by the Board of Directors of the Surviving Corporation after the Topco Effective Time; and (D) with respect to any offering period under the ProLogis ESPP in effect as of the date of the Agreement, ProLogis shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of ProLogis Common Shares in accordance with the terms of the ProLogis ESPP unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the ProLogis ESPP. Any cash remaining in the ProLogis ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to ProLogis ESPP participants promptly following the ESPP Suspension Date.

(vi) General.  Prior to the Topco Effective Time, ProLogis and AMB agree that ProLogis shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section. From and after the Topco Effective Time, unless the compensation committee of the Board of Directors of the Surviving Corporation determines otherwise, all references to ProLogis in each ProLogis Share Plan and in each agreement evidencing any ProLogis Options, ProLogis RSUs, ProLogis DEUs, or any other ProLogis equity-based award, including any ProLogis Performance Shares, shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to the Surviving Corporation and its Subsidiaries and (B) for all other purposes, to refer to the Surviving Corporation.

(b) Employee Matters.

(i) From and after the Topco Effective Time, the AMB Benefit Plans and the ProLogis Benefit Plans in effect as of the Topco Effective Time (other than the ProLogis Share Plans) shall remain in effect with respect to employees and former employees of AMB or ProLogis and their Subsidiaries (the “Surviving Corporation Employees”), respectively, covered by or eligible for such plans at the Topco Effective Time, until such time as the Surviving Corporation shall otherwise determine, subject to applicable Laws and the terms of such plans; provided that nothing herein shall prohibit any amendment, modification or termination of any such AMB Benefit Plans, ProLogis Benefit Plans, arrangements or agreements in accordance with their terms as in effect immediately prior to the Topco Effective Time or the termination of the employment of any AMB Employee or ProLogis Employee to the extent permitted by applicable Law.

(ii) With respect to any Benefit Plans in which any Surviving Corporation Employees who were employees of AMB or ProLogis (or their Subsidiaries) prior to the Topco Effective Time first become eligible to participate on or after the Topco Effective Time, and in which such Surviving Corporation Employees did not participate prior to the Topco Effective Time (the “New Plans”), the Surviving Corporation shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Surviving Corporation Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Topco Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous AMB Benefit Plan or ProLogis Benefit Plan, as the case may be; (B) provide each Surviving Corporation Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Topco Effective Time under an AMB Benefit Plan or ProLogis Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Topco Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and (C) recognize all service of the Surviving Corporation Employees with ProLogis and AMB, and their respective affiliates, for all purposes (including for purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans benefit accrual) in any New Plan in which such employees may be eligible to participate after the Topco Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(iii) ProLogis and AMB agree that (A) the consummation of the transactions contemplated by this Agreement, including the Mergers, shall constitute a “change of control”, “change in control” or term of similar import for purposes of all of the AMB Benefit Plans; (B) except as set forth in Section 5.6(b)(iii) of the ProLogis Disclosure Letter, the consummation of the transactions contemplated by this Agreement, including the Mergers, shall not constitute a “change of control”, “change in control” or term of similar import for purposes of any of the ProLogis Benefit Plans; and (C) AMB shall take the actions set forth in Section 5.6(b)(iii) of the AMB Disclosure Letter. Effective as of the Topco Effective Time, the Surviving Corporation shall assume all of ProLogis’s rights, powers, duties and obligations under each of the agreements set forth in Section 5.6(b)(iii) of the ProLogis Disclosure Letter and shall be substituted for ProLogis thereunder for all purposes.

(iv) Except as otherwise specifically provided herein, the provisions of this Section 5.6(b) are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any AMB Benefit Plan, ProLogis Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

5.7.  Fees and Expenses.  Whether or not the Topco Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that (a) if the Topco Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Topco Merger, and (b) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 and in connection with any filings required under the Laws governing antitrust or merger control matters related to the transactions contemplated by this Agreement shall be shared equally by AMB and ProLogis.

5.8.  Governance.  (a) AMB and the Board of Directors of AMB shall take all actions necessary so that, as of the Topco Effective Time, the number of directors that will comprise the full Board of Directors of the Surviving Corporation shall be 11. The members of the initial Board of Directors of the Surviving Corporation as of the Topco Effective Time shall consist of (i) the current Chief Executive Officer of AMB, (ii) the current Chief Executive Officer of ProLogis, (iii) four individuals to be selected by the current members of the Board of Directors of AMB (in addition to the current Chief Executive Officer of AMB), which four members shall be designated by AMB no later than February 28, 2011, following consultation with the Board of Trustees of ProLogis, and (iv) five individuals to be selected by the current members of the Board of Trustees of ProLogis (in addition to the current Chief Executive Officer of ProLogis), which five members shall be designated by ProLogis no later than February 28, 2011, following consultation with the Board of Directors of AMB. In the event that, prior to the Closing, (A) any designee of AMB to the Board of Directors of the Surviving Corporation is unable to serve on the Board of Directors of the Surviving Corporation, a replacement shall be designated by the independent members of the Board of Directors of AMB, following consultation with the Board of Trustees of ProLogis, or (B) any designee of ProLogis to the Board of Directors of the Surviving Corporation is unable to serve on the Board of Directors of the Surviving Corporation, a replacement shall be designated by the independent members of the Board of Trustees of ProLogis, following consultation with the Board of Directors of AMB. Beginning at the Topco Effective Time, and until his resignation or replacement in such position in accordance with the Bylaws of the Surviving Corporation, Mr. Irving F. Lyons, III will become the lead independent director of the Surviving Corporation.

(b) The Board of Directors of the Surviving Corporation will have four committees, consisting of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating & Governance Committee (which will include in its charter the current responsibilities of ProLogis’s Corporate Responsibility Committee). The representation of the individuals designated by ProLogis and the individuals designated by AMB on the Board of Directors of the Surviving Corporation will be duplicated as nearly as possible on each committee of the Board of Directors of the Surviving Corporation, and ProLogis and AMB shall mutually agree upon and designate the prospective members of the committees of the Board of Directors of the Surviving Corporation, and the chairs of such committees, by no later than February 28, 2011. The Executive Committee will meet and act separately only if board action is required, the Board of Directors of the Surviving Corporation is unavailable and the matter is time-sensitive, as set forth in the Bylaws of the Surviving Corporation. In the event that, prior to the Closing, (i) any committee designee of AMB is unable to serve on such committee, a replacement shall be designated by the independent members of the Board of Directors of AMB, following consultation with the Board of Trustees of ProLogis, or (ii) any committee designee of ProLogis is unable to serve on such committee, a replacement shall be designated by the independent members of the Board of Trustees of ProLogis, following consultation with the Board of Directors of AMB.

(c) At or prior to the Topco Effective Time, the Board of Directors or officers of AMB shall take such actions as are necessary to cause the persons indicated in Exhibit B to be elected or appointed to the offices of the Surviving Corporation specified in such Exhibit as of the Topco Effective Time.

(d) Effective as of the Topco Effective Time, (i) the current Chief Executive Officer of AMB shall be the non-executive Chairman of the Board and (ii) the current Chief Executive Officer of ProLogis shall be the chairman of the Executive Committee of the Board of Directors of the Surviving Corporation.

(e) Subject to the rights of the Board of Directors of the Surviving Corporation as set forth in the Bylaws of the Surviving Corporation, on December 31, 2012: (i) the employment of Walter C. Rakowich shall automatically terminate, without action by the Board of Directors of the Surviving Corporation or any other person or party, and he shall thereupon retire as co-Chief Executive Officer and as a Director of the Surviving Corporation, and Hamid R. Moghadam shall then become the sole Chief Executive Officer (and shall remain non-executive Chairman of the Board) of the Surviving Corporation, and (ii) the employment of William E. Sullivan shall automatically terminate, without action by the Board of Directors of the Surviving Corporation or any other person or party, and he shall thereupon retire as Chief Financial Officer of the Surviving Corporation and Thomas S. Olinger will become the Chief Financial Officer of the Surviving Corporation.

(f) The headquarters of the Surviving Corporation will be located in San Francisco, California. ProLogis’s existing headquarters facilities in Denver, Colorado will become the operations headquarters of the Surviving Corporation.

(g) The common stock of the Surviving Corporation will trade under the ticker symbol “PLD.”

(h) The logo of the Surviving Corporation shall be ProLogis’s current logo.

5.9.  Exculpation; Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Topco Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Topco Effective Time, an officer, director or trustee of AMB, ProLogis or their respective Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director, trustee or officer of AMB, ProLogis or their respective Subsidiaries, or was prior to the Topco Effective Time serving at the request of any such party as a trustee, director, officer, partner, officer or employee of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Topco Effective Time, whether asserted or claimed prior to, or at or after, the Topco Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are exculpated or indemnified or have the right to advancement of expenses as of the date of this Agreement by AMB, ProLogis or any of their respective Subsidiaries pursuant to any of their organizational documents in existence on the date hereof.

(b) Prior to the Topco Effective Time, each of AMB and ProLogis shall use reasonable best efforts to obtain and fully pay for a “tail” prepaid insurance policies with a claim period of six (6) years from and after the Topco Effective Time from an insurance carrier believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary insurance (“AMB D&O Insurance” and “ProLogis D&O Insurance”) for the current and former directors, trustees and officers of AMB, ProLogis and their respective Subsidiaries as to such Persons’ status as a director, trustee or officer of AMB, ProLogis or their respective Subsidiaries and for facts or events that occurred at or prior to the Topco Effective Time, which AMB D&O Insurance and ProLogis D&O Insurance (i) shall not have an annual premium in excess of 250% of the last annual premium paid by AMB (in the case of AMB D&O Insurance) or ProLogis (in the case of ProLogis D&O Insurance) (250% of such last annual premium paid by AMB, the “AMB Maximum Premium” and 250% of such last annual premium paid by ProLogis, the “ProLogis Maximum Premium”) prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance, (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB (in the case of the AMB D&O Insurance) and ProLogis (in the case of the ProLogis D&O Insurance) with respect to matters existing or occurring prior to the Topco Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB or ProLogis cannot be obtained or can be obtained only by paying an annual premium in excess of the AMB Maximum Premium (in the case of the AMB D&O Insurance) or the ProLogis Maximum Premium (in the case of the ProLogis D&O Insurance), AMB, ProLogis and the Surviving Corporation, as the case may be, shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the AMB Maximum Premium (in the case of the AMB D&O Insurance) or the ProLogis Maximum Premium (in the case of the ProLogis D&O Insurance), and (iii) the Surviving Corporation after the Topco Effective Time shall maintain such policies in full force and effect for its full six (6) year term and to continue to honor its respective obligations thereunder. If AMB or ProLogis for any reason fails to obtain such “tail” prepaid insurance as of the Topco Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six (6) years from and after the Topco Effective Time for the current and former directors, trustees and officers of AMB, ProLogis and their respective Subsidiaries as to such Persons’ status as a director, trustee or officer with AMB, ProLogis or their respective Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Topco Effective Time, the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB and ProLogis, which insurance (i) shall not have an annual premium in excess of the AMB Maximum Premium (in the case of the AMB insurance) or the ProLogis Maximum Premium (in the case of the ProLogis insurance), (ii) has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for AMB and ProLogis, as applicable, with respect to matters existing or occurring prior to the Topco Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the AMB Maximum Premium or the ProLogis Maximum Premium, as applicable, the Surviving Corporation shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the AMB Maximum Premium or the ProLogis Maximum Premium, as applicable, and (iii) the Surviving Corporation shall maintain such policies in full force and effect for its full six (6) year term and continue to honor its obligations thereunder.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

(d) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) The Surviving Corporation will enter into indemnification agreements with each member of its board of directors and its executive officers, to the extent that such member of the board of directors or executive officer does not have an indemnification agreement with the Surviving Corporation as of immediately prior to the Topco Effective Time.

5.10.  Dividends.  (a) From and after the date of this Agreement until the earlier of the Topco Effective Time and termination of this Agreement, none of AMB, ProLogis or New Pumpkin shall make, declare or set aside any dividend or other distribution to its respective stockholders or shareholders without the prior written consent of AMB (in the case of ProLogis or New Pumpkin) or ProLogis (in the case of AMB); provided, however, that the written consent of the other party shall not be required for the authorization and payment of (i) distributions at their respective stated dividend or distribution rates with respect to AMB Preferred Stock and ProLogis Preferred Shares and (ii) quarterly distributions at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement with respect to each of the shares of AMB Common Stock and ProLogis Common Shares, respectively (it being agreed that the timing of any such quarterly distributions will be coordinated so that, if either the holders of AMB Common Stock or the holders of ProLogis Common Shares receives a distribution for a particular quarter prior to the Closing Date, then the holders of ProLogis Common Shares and the holders of AMB Common Stock, respectively, shall receive a distribution for such quarter prior to the Closing Date); provided, however, that the record and payment dates for ProLogis’s and AMB’s distributions pursuant to this Section 5.10(a) shall be the same as the other party’s record and payment dates.

(b) Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of AMB and ProLogis, as applicable, shall be permitted to declare and pay a dividend to its stockholders or shareholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).

(c) If either party determines that it is necessary to declare a REIT Dividend, it shall notify the other party at least 20 days prior to the date for the AMB Stockholders Meeting, in the case of a declaration by AMB, or the ProLogis Shareholders Meeting, in the case of a declaration by ProLogis, and such other party shall be entitled to declare a dividend per share payable (i) in the case of AMB, to holders of AMB Common Stock, in an amount per share of AMB Common Stock equal to the quotient obtained by dividing (A) the REIT Dividend declared by

ProLogis with respect to each ProLogis Common Share by (B) the Exchange Ratio and (ii) in the case of ProLogis, to holders of ProLogis Common Shares, in an amount per ProLogis Common Share equal to the product of (x) the REIT Dividend declared by AMB with respect to each share of AMB Common Stock and (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10(c) shall be the close of business on the last Business Day prior to the Closing Date.

(d) If, and to the extent, the terms of any series of AMB Preferred Stock or ProLogis Preferred Shares require the payment of a dividend or other distribution by reason of a payment of a REIT Dividend or a dividend paid pursuant to Section 5.10(c), AMB or ProLogis, as applicable, shall declare and pay any such required dividends or other distributions.

5.11.  Public Announcements.  AMB and ProLogis shall use reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 5.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its stockholder or shareholder lists and allow and facilitate the other party’s contact with its stockholders or shareholders and prospective investors and following a Change in AMB Recommendation or Change in ProLogis Recommendation, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.11.

5.12.  Additional Agreements.  In case at any time after the Topco Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of AMB, ProLogis or New Pumpkin, the proper officers, directors and trustees of each party to this Agreement shall take all such necessary action.

5.13.  Tax Matters.  AMB, ProLogis and New Pumpkin agree to use their reasonable best efforts to cause each of the ProLogis Merger and the Topco Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. ProLogis, as a domestic eligible entity with a single owner, shall elect pursuant to Treasury Regulation Section 301.7701-3(c) to be disregarded as an entity separate from its owner effective no later than the Business Day immediately after the date of the ProLogis Effective Time and shall file not later than the Business Day immediately after the date of the ProLogis Effective Time a properly completed and executed Form 8832 with the IRS to effect such election.

5.14.  Financing Cooperation.  The parties hereto shall cooperate in good faith to implement necessary or appropriate arrangements under each party’s indentures or other indebtedness with respect to financing matters concerning ProLogis, AMB and the Surviving Corporation.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.  Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the Mergers shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  AMB shall have obtained the AMB Required Vote, and ProLogis shall have obtained the ProLogis Required Vote.

(b) NYSE Listing.  The shares of (i) AMB Common Stock, AMB Series R Preferred Stock and AMB Series S Preferred Stock to be issued in the Topco Merger, (ii) AMB Common Stock to be reserved for issuance upon exercise or settlement of ProLogis Share Options, ProLogis RSUs, ProLogis Performance Shares and ProLogis DEUs, (iii) AMB Common Stock to be reserved for issuance upon exchange or redemption of

ProLogis Partnership Units by a limited partner in a ProLogis Partnership pursuant to the partnership agreement of the applicable ProLogis Partnership, and (iv) AMB Common Stock to be reserved for issuance upon the conversion or exchange of ProLogis’s convertible debt outstanding as of the date of this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, by any Governmental Entity of competent jurisdiction which makes the consummation of the Mergers illegal.

(e) Regulatory Approvals.  Any regulatory approval or waiting period required in connection with the transactions contemplated by this Agreement shall have been obtained or met and shall remain in full force and effect, except to the extent that the failure to obtain such approval or meet such waiting period would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of AMB, ProLogis and their Subsidiaries, on a combined basis.

6.2.  Conditions to Obligations of AMB.  The obligation of AMB to effect the Topco Merger is subject to the satisfaction of the following conditions unless waived by AMB:

(a) Representations and Warranties.  (i) The representations and warranties of ProLogis set forth in Section 3.2(b) and Section 3.2(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of ProLogis set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “ProLogis Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a ProLogis Material Adverse Effect.

(b) Performance of Obligations of ProLogis Entities.  Each of ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion.  AMB shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz (or other AMB counsel reasonably satisfactory to ProLogis), in form and substance reasonably satisfactory to AMB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Topco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of ProLogis and AMB, reasonably satisfactory in form and substance to it.

(d) REIT Opinion.  ProLogis shall have received a tax opinion of Mayer Brown LLP (or other ProLogis counsel reasonably satisfactory to AMB), dated as of the Closing Date, in form and substance reasonably satisfactory to AMB, opining that, commencing with ProLogis’s taxable year ended December 31, 1993, ProLogis has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in a certificate of officers of ProLogis.

(e) Closing Certificate.  AMB shall have received a certificate signed on behalf of ProLogis by the Chief Executive Officer and Chief Financial Officer of ProLogis, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

6.3.  Conditions to Obligations of ProLogis.  The obligation of ProLogis to effect the Mergers is subject to the satisfaction of the following conditions unless waived by ProLogis:

(a) Representations and Warranties.  (i) The representations and warranties of AMB set forth in Section 3.1(b) and Section 3.1(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of AMB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or “AMB Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, an AMB Material Adverse Effect.

(b) Performance of Obligations of AMB.  Each of AMB and AMB LP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion.  ProLogis shall have received the opinion of its counsel, Mayer Brown LLP (or other ProLogis counsel reasonably satisfactory to AMB), in form and substance reasonably satisfactory to ProLogis, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, each of the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of ProLogis and AMB, reasonably satisfactory in form and substance to it.

(d) REIT Opinion.  AMB shall have received a tax opinion of Latham & Watkins LLP (or other AMB counsel reasonably satisfactory to ProLogis), dated as of the Closing Date, in form and substance reasonably satisfactory to ProLogis, opining that, commencing with AMB’s taxable year ended December 31, 1997, AMB has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in a certificate of officers of AMB.

(e) Closing Certificate.  ProLogis shall have received a certificate signed on behalf of AMB by the Chief Executive Officer and Chief Financial Officer of AMB, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1.  Termination.  This Agreement may be terminated at any time prior to the Topco Effective Time, by action taken or authorized by the Board of Directors or Board of Trus- tees, as applicable, of the terminating party or parties, whether before or after approval of the Mergers by the stockholders of AMB or shareholders of ProLogis:

(a) by mutual consent of AMB and ProLogis in a written instrument;

(b) by either AMB or ProLogis, upon written notice to the other party, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either AMB or ProLogis, upon written notice to the other party, if the Mergers shall not have been consummated on or before September 30, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;

(d) by AMB, upon written notice to ProLogis, (i) upon a Change in ProLogis Recommendation, (ii) if the ProLogis Shareholders Meeting shall not have been called and held as required by Section 5.1(c), or (iii) upon a material breach by ProLogis of its obligations pursuant to Section 5.4;

(e) by ProLogis, upon written notice to AMB, (i) upon a Change in AMB Recommendation, (ii) if the AMB Stockholders Meeting shall not have been called and held as required by Section 5.1(b), or (iii) upon a material breach by AMB of its obligations pursuant to Section 5.4;

(f) by either AMB or ProLogis, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, unless such breach is reasonably capable of being cured, and the other party shall continue to use its reasonable best efforts to cure such breach, prior to September 30, 2011; or

(g) by either AMB or ProLogis, if the AMB Required Vote or ProLogis Required Vote shall not have been obtained upon a vote taken thereon at the duly convened AMB Stockholders Meeting or ProLogis Shareholders Meeting, as the case may be.

7.2.  Effect of Termination.  (a) In the event of termination of this Agreement by either AMB or ProLogis as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of AMB or ProLogis or their respective officers, directors or trustees, except with respect to Section 5.2(b), Section 5.7, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be re- lieved or released from any liabilities or damages arising out of its fraud or willful and material breach of this Agreement.

(b) AMB shall pay ProLogis, by wire transfer of immediately available funds, the AMB Termination Fee in the following circumstances as described below:

(i) if (A) ProLogis shall terminate this Agreement pursuant to Section 7.1(e)(ii) and (B) at any time after the date of this Agreement but prior to the date of such termination, an Acquisition Proposal for AMB shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of AMB and not withdrawn prior to the date of such termination, then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after termination of this Agreement;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the AMB Required Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the AMB Stockholders Meeting, an Acquisition Proposal for AMB shall have been publicly announced and not withdrawn prior to the date of the AMB Stockholders Meeting, then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after termination of this Agreement;

(iii) if (A) ProLogis shall terminate this Agreement pursuant to Section 7.1(e)(i) and (B) within twelve (12) months of the date of such termination of this Agreement, AMB or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after the earlier of execution of such agreement or consummation of such Acquisition Proposal (it being understood that, for purposes of this clause (iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “35% or more”); or

(iv) if ProLogis shall terminate this Agreement pursuant to Section 7.1(e)(iii), then AMB shall pay ProLogis the AMB Termination Fee within three Business Days after the termination of this Agreement.

(c) ProLogis shall pay AMB, by wire transfer of immediately available funds, the ProLogis Termination Fee in the following circumstances as described below:

(i) if (A) AMB shall terminate this Agreement pursuant to Section 7.1(d)(ii), and (B) at any time after the date of this Agreement but prior to the date of such termination, an Acquisition Proposal for ProLogis shall have been publicly announced or otherwise communicated to the senior management or Board of Trustees of ProLogis and not withdrawn prior to the date of such termination, then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after termination of this Agreement;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the ProLogis Required Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the date of the ProLogis Shareholders Meeting, an Acquisition Proposal for ProLogis shall have been publicly announced and not withdrawn prior to the date of the ProLogis Shareholders Meeting, then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after termination of this Agreement;

(iii) if (A) AMB shall terminate this Agreement pursuant to Section 7.1(d)(i), and (B) within twelve (12) months of the date of such termination of this Agreement, ProLogis or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after the earlier of execution of such agreement or consummation of such Acquisition Proposal (it being understood that, for purposes of this clause (iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “35% or more”); or

(iv) if AMB shall terminate this Agreement pursuant to Section 7.1(d)(iii), then ProLogis shall pay AMB the ProLogis Termination Fee within three Business Days after termination of this Agreement.

(d) If AMB shall terminate this Agreement pursuant to (i) Section 7.1(d)(i) due solely to a Change in ProLogis Recommendation pursuant to Section 5.4(b)(v), or (ii) Section 7.1(f), ProLogis shall pay the AMB Expenses to AMB within three Business Days after termination of this Agreement.

(e) If ProLogis shall terminate this Agreement pursuant to (i) Section 7.1(e)(i) due solely to a Change in AMB Recommendation pursuant to Section 5.4(b)(v), or (ii) Section 7.1(f), AMB shall pay the ProLogis Expenses to ProLogis within three Business Days after termination of this Agreement.

(f) In no event shall this Section 7.2 require (i) AMB to pay any amount in excess of the sum of the AMB Termination Fee plus the ProLogis Expenses, or (ii) ProLogis to pay any amount in excess of the sum of the ProLogis Termination Fee plus the AMB Expenses, in each case except as set forth in Section 7.2(g) or in the case of such party’s fraud or willful and material breach of this Agreement.

(g) If either AMB or ProLogis fails to pay all amounts due to the other party under this Section 7.2 on the dates specified, then either AMB or ProLogis, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.

(h) The “AMB Termination Fee” shall be an amount equal to the lesser of (i) the AMB Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to ProLogis without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) ProLogis has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of ProLogis which was not Qualifying Income), in each case as determined by independent accountants to ProLogis. Notwithstanding the foregoing, in the event ProLogis receives Tax Guidance providing that ProLogis’s receipt of the AMB Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the AMB Termination Fee shall be an amount equal to the AMB Base Amount and AMB shall, upon receiving notice that ProLogis has received the Tax Guidance, pay to

ProLogis the unpaid AMB Base Amount within five Business Days. In the event that ProLogis is not able to receive the full AMB Base Amount due to the above limitations, AMB shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to ProLogis unless and until ProLogis receives either one or a combination of the following once or more often: (i) a letter from ProLogis’s independent accountants indicating the maximum amount that can be paid at that time to ProLogis without causing ProLogis to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events AMB shall pay to ProLogis the lesser of the unpaid AMB Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after AMB has been notified thereof. The obligation of AMB to pay any unpaid portion of the AMB Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of AMB to pay the AMB Termination Fee terminates shall be released to AMB. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A) — (H) and 856(c)(3)(A) — (I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS. The “AMB Base Amount” shall mean, (i) in the case of a payment owing pursuant to Section 7.2(e), the Expenses of ProLogis, and (ii) in the case of a payment owing pursuant to Section 7.2(b), the sum of (A) $210,000,000 and (B) the Expenses of ProLogis.

The “ProLogis Termination Fee” shall be an amount equal to the lesser of (i) the ProLogis Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to AMB without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) AMB has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of AMB which was not Qualifying Income), in each case as determined by independent accountants to AMB. Notwithstanding the foregoing, in the event AMB receives Tax Guidance providing that AMB’s receipt of the ProLogis Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the ProLogis Termination Fee shall be an amount equal to the ProLogis Base Amount and ProLogis shall, upon receiving notice that AMB has received the Tax Guidance, pay to AMB the unpaid ProLogis Base Amount within five Business Days. In the event that AMB is not able to receive the full ProLogis Base Amount due to the above limitations, ProLogis shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to AMB unless and until AMB receives either one or a combination of the following once or more often: (i) a letter from AMB’s independent accountants indicating the maximum amount that can be paid at that time to AMB without causing AMB to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events ProLogis shall pay to AMB the lesser of the unpaid ProLogis Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after ProLogis has been notified thereof. The obligation of ProLogis to pay any unpaid portion of the ProLogis Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of ProLogis to pay the ProLogis Termination Fee terminates shall be released to ProLogis. The “ProLogis Base Amount” shall mean (i) in the case of a payment owing pursuant to Section 7.2(d), the Expenses of AMB, and (ii) in the case of a payment owing pursuant to Section 7.2(c), the sum of (A) $315,000,000 and (B) the Expenses of AMB.

7.3.  Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of AMB or shareholders of ProLogis, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders or shareholders without such further approval by such stockholders or shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4.  Extension; Waiver.  At any time prior to the Topco Effective Time, the parties hereto, by action taken or authorized by the Board of Directors of AMB or the Board of Trustees of ProLogis, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1.  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Topco Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Topco Effective Time.

8.2.  Notices.  All notices and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or telefacsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.

(a) if to AMB or AMB LP, to:

AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111
Attention: General Counsel
Fax No.: (415) 394-9000

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Adam O. Emmerich
Robin Panovka
David K. Lam
Fax No.: (212) 403-2000

E-mail:	aoemmerich@wlrk.com
rpanovka@wlrk.com
dklam@wlrk.com

(b) if to ProLogis, Upper Pumpkin, New Pumpkin or Pumpkin LLC, to:

ProLogis
4545 Airport Way
Denver, Colorado 80239
Attention: General Counsel
Fax No.: (303) 567-5761

with copies to:

Greenberg Traurig, LLP
77 West Wacker Drive, Suite 3100
Chicago, Illinois 60601
Attention: Michael T. Blair
Fax No.: (312) 899-0361
E-mail: blairm@gtlaw.com

and

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward J. Schneidman
Fax No.: (312) 706-8200
E-mail: eschneidman@mayerbrown.com

8.3.  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

8.4.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

8.5.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, and (b) except as provided in Section 5.9(d) or as otherwise provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Maryland (without giving effect to choice of law principles thereof).

8.7.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9.  Submission to Jurisdiction.  Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in a Maryland state court or, if such action, suit or proceeding may not be brought in such court for reasons of subject matter jurisdiction, in a federal court of the United States located in the State of Maryland. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Maryland and the federal courts of the United States of America located in the State of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE IX

DEFINITIONS

“AMB II Partnership Agreement” means the Fifteenth Amended and Restated Agreement of Limited Partnership of AMB Property II, L.P., dated as of February 19, 2010, as amended from time to time.

“AMB II Partnership Unit” has the meaning assigned to “Partnership Unit” in the AMB II Partnership Agreement.

“AMB Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of AMB and its Subsidiaries, taken as a whole; provided, however, that an AMB Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of ProLogis; (g) any failure by AMB to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of an AMB Material Adverse Effect may be taken into account in determining whether there has been an AMB Material Adverse Effect); (h) any change in the price or trading volume of AMB Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of an AMB Material Adverse Effect may be taken into account in determining whether there has been an AMB Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement; and (j) the outcome of any litigation, claim or other proceeding described in the AMB Disclosure Letter or specifically disclosed in the AMB SEC Documents; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of AMB and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on AMB and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether an AMB Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause AMB to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered an AMB Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“AMB Partnership Agreement” means the Twelfth Amended and Restated Agreement of Limited Partnership of AMB LP, dated as of August 25, 2006, as amended from time to time.

“AMB Partnership Unit” has the meaning assigned to “Partnership Unit” in the AMB Partnership Agreement.

“AMB Property II” means AMB Property II, L.P., a Delaware limited partnership.

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed.

“Contract” means any contract, agreement, lease, license, note, bond, mortgage, indenture, commitment or other instrument or obligation.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than, in each case, such liabilities that arise solely out of, or relate solely to, Benefit Plans, in the case of the Controlled Group Liabilities relating to AMB and its Affiliates, set forth on Section 3.1(j)(i) of the AMB Disclosure Letter and, in the case of the Controlled Group Liabilities relating to ProLogis and its Affiliates, set forth on Section 3.2(j)(i) of the ProLogis Disclosure Letter.

“Environmental Laws” means any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (e) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” of any party means the cash amount necessary to fully reimburse such party and its Subsidiaries for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Mergers, the Contribution, the Issuance, the preparation of this Agreement, their due diligence investigation of the other party and the transactions contemplated by this Agreement (including any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including (a) all fees and expenses of counsel, investment banking firms or financial advisors (and their respective counsel and other Representatives), accountants, experts and consultants to such party and its Subsidiaries in connection with the Mergers, the Contribution, the Issuance, the preparation of this Agreement, their due diligence investigation of the other parties and the transactions contemplated by this Agreement and (b) all fees and expenses payable to banks, investment banking firms and other financial institutions (and their respective counsel and other Representatives) in connection with any refinancing of any indebtedness of either party, or anticipated indebtedness of the Surviving Corporation, or any of the other transactions contemplated by this Agreement; provided, however, that the aggregate amount of the Expenses of any party for purposes of this Agreement shall not exceed $20,000,000.

“GAAP” means United States generally accepted accounting principles.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, claim, pledge, option, charge, security interest, deed of trust, mortgage, restriction or encumbrance of any kind or nature whatsoever.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“ProLogis Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of ProLogis and its Subsidiaries, taken as a whole; provided, however, that a ProLogis Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, joint venture partner or similar relationships, including as a result of the identity of AMB; (g) any failure by ProLogis to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a ProLogis Material Adverse Effect may be taken into account in determining whether there has been a ProLogis Material Adverse Effect); (h) any change in the price or trading volume of ProLogis Common Shares (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a ProLogis Material Adverse Effect may be taken into account in determining whether there has been a ProLogis Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement; and (j) the outcome of any litigation, claim or other proceeding described in the ProLogis Disclosure Letter or specifically disclosed in the ProLogis SEC Documents; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of ProLogis and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on ProLogis and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether a ProLogis Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause ProLogis to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a ProLogis Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.

“ProLogis Partnerships” means ProLogis Fraser, L.P. and ProLogis Limited Partnership I.

“ProLogis Partnership Unit” has the meaning assigned to “Partnership Unit” in the governing document for the relevant ProLogis Partnership.

“Refinancing Debt” means indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding indebtedness (including the principal amount, accrued interest and premium, if any, of such indebtedness plus any fees and expenses incurred in connection with such refinancing); provided that such new indebtedness does not mature prior to the stated maturity of the indebtedness to be refinanced or refunded, and that: (1) the material terms and conditions of the indebtedness to be refinanced are at competitive market terms and (2) the aggregate principal amount of such new indebtedness does not exceed the aggregate principal amount of the indebtedness to be refinanced.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s officers, trustees, directors, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of AMB or ProLogis, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of AMB or ProLogis (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; (iii) any persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guaranty or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt; and/or (iv) any other agreement that would require any Relevant Partnership or the general partner of such Relevant Partnership or any Subsidiary of such Relevant Partnership to consider separately the interests of the limited partners of such Relevant Partnership or the holder of interests in such Subsidiary in connection with any transaction or other action.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“to AMB’s knowledge” or “to the knowledge of AMB” means the actual knowledge of any of the persons listed in Section 9.1 of the AMB Disclosure Letter.

“to ProLogis’s knowledge” or “to the knowledge of ProLogis” means the actual knowledge of any of the persons listed in Section 9.1 of the ProLogis Disclosure Letter.

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IN WITNESS WHEREOF, AMB, AMB LP, ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

AMB PROPERTY CORPORATION

By:	/s/ Hamid R. Moghadam
Name:     Hamid R. Moghadam

Title:	Chairman of the Board and
Chief Executive Officer

AMB PROPERTY, L.P.

By:	AMB Property Corporation, its sole general partner

By:	/s/ Hamid R. Moghadam
Name:     Hamid R. Moghadam

Title:	Chairman of the Board and
Chief Executive Officer

PROLOGIS

By:	/s/ Walter C. Rakowich
Name:     Walter C. Rakowich

Title:	Chief Executive Officer

UPPER PUMPKIN LLC

By:	/s/ Walter C. Rakowich
Name:     Walter C. Rakowich

Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

NEW PUMPKIN INC.

By:	/s/ Walter C. Rakowich
Name:     Walter C. Rakowich

Title:	Chief Executive Officer

PUMPKIN LLC

By:	/s/ Walter C. Rakowich
Name:     Walter C. Rakowich

Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
by and among
AMB PROPERTY CORPORATION
AMB PROPERTY, L.P.
PROLOGIS
UPPER PUMPKIN LLC
NEW PUMPKIN INC.
and
PUMPKIN LLC
Amendment dated as of March 9, 2011

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated as of March 9, 2011 (this “Amendment”), to the Agreement and Plan of Merger, dated as of January 30, 2011 (the “Merger Agreement”), is by and among AMB PROPERTY CORPORATION, a Maryland corporation (“AMB”), AMB PROPERTY, L.P., a Delaware limited partnership (“AMB LP”), PROLOGIS, a Maryland real estate investment trust (“ProLogis”), NEW PUMPKIN INC., a Maryland corporation and a wholly owned subsidiary of ProLogis (“New Pumpkin”), UPPER PUMPKIN LLC, a Delaware limited liability company and a wholly owned subsidiary of New Pumpkin (“Upper Pumpkin”), and PUMPKIN LLC, a Delaware limited liability company and a wholly owned subsidiary of Upper Pumpkin (“Pumpkin LLC”).

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend and supplement certain terms of the Merger Agreement as described herein; and

WHEREAS, all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.  Amendments.

(a) The references to “ProLogis Inc.” in Sections 1.1(b)(i) and 1.3(a) of the Merger Agreement and in Exhibit A of the Merger Agreement are hereby replaced with “ProLogis, Inc.”

(b) The reference to “June 30, 2010” in Section 5.6(a)(v)(C)(I) of the Merger Agreement is hereby replaced with “June 30, 2011”.

(c) The first section under the heading “Meetings of the Board of Directors” in Article III of Exhibit A of the Merger Agreement is hereby renumbered as Section 6, and all following sections of such Article III are hereby renumbered accordingly. The reference to “Section 16” in the second paragraph of the last section of Article III of Exhibit A of the Merger Agreement is hereby replaced with a reference to “Section 18”. The reference to “Section 9” in Section 1 of Article VII of Exhibit A of the Merger Agreement is hereby replaced with a reference to “Section 11”. The reference to “Section 10” in Section 2 of Article VII of Exhibit A of the Merger Agreement is hereby replaced with a reference to “Section 12”.

(d) The reference to “ProLogis Property, L.P.” in the last section under the heading “Meetings of the Board of Directors” in Article III of Exhibit A of the Merger Agreement is hereby replaced with a reference to “ProLogis, L.P.”

2.  Miscellaneous.

(a) Sections 8.4, 8.6, 8.7, 8.9, and 8.11 of the Merger Agreement are restated herein in full, with the exception that references to “this Agreement” shall be references to “this Amendment” (other than such reference in the fourth sentence of Section 8.9 of the Agreement, which shall be a reference to “Section 8.2 of the Agreement”).

(b) The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Amendment (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(d) Neither this Amendment nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

3. Remainder of Merger Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which shall continue to be in full force and effect.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, AMB, AMB LP, ProLogis, Upper Pumpkin, New Pumpkin and Pumpkin LLC have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

AMB PROPERTY CORPORATION

By:	/s/ Thomas S. Olinger
Name:     Thomas S. Olinger

Title:	Chief Financial Officer

AMB PROPERTY, L.P.

By:	AMB Property Corporation, its sole general partner

By:	/s/ Thomas S. Olinger
Name:     Thomas S. Olinger

Title:	Chief Financial Officer

PROLOGIS

By:	/s/ William E. Sullivan
Name:     William E. Sullivan

Title:	Chief Financial Officer

UPPER PUMPKIN LLC

By:	/s/ William E. Sullivan
Name:     William E. Sullivan

Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

NEW PUMPKIN INC.

By:	/s/ William E. Sullivan
Name:     William E. Sullivan

Title:	Chief Financial Officer

PUMPKIN LLC

By:	/s/ William E. Sullivan
Name:     William E. Sullivan

Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex B

SEVENTH AMENDED AND RESTATED
BYLAWS
of
PROLOGIS, INC.

ARTICLE I

OFFICES

Section 1.  The principal executive office of ProLogis, Inc., a Maryland corporation (the “Corporation”), shall be located at such place or places as the board of directors may designate.

Section 2.  The Corporation may also have offices at such other places as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  All meetings of the stockholders shall be held at such place as may be fixed from time to time by the board of directors and stated in the notice of the meeting.

Section 2.  An annual meeting of stockholders shall be held on such date and at such time as may be determined from time to time by resolution adopted by the board of directors, at which the stockholders shall elect a board of directors, and transact such other business as may properly be brought before the meeting in accordance with these bylaws. To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors, or (iii) otherwise brought before the annual meeting by a stockholder of the Corporation entitled to vote on the matter at the meeting who complies with the notice procedures set forth in this Section 2 of Article II and who was a stockholder of record both at the time of giving of notice provided for in this Section 2 of Article II and at the time of the annual meeting. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for action by the stockholders and the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days from the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not more than one hundred twenty (120) days prior to the date of the annual meeting and not less than the later of ninety (90) days prior to the date of the annual meeting or, if less than one hundred (100) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. In no event shall any postponement or adjournment of an annual meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business and any material interest of any Stockholder Associated Person (as defined below) in such business, individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom, and (b) as to the stockholder giving the notice and any Stockholder Associated Person (i) the name and record address (and current address, if different) of the stockholder and the Stockholder Associated Person, (ii) the class, series and number of shares of capital stock of the Corporation which are beneficially owned or owned of record by the stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and the number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation, and a general description of whether and the extent to which such stockholder or such Stockholder Associated Person has engaged in such activities with respect to shares of stock or other equity interests of any other company, and (iv) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of other business on the date of such stockholder’s notice. For purposes of these bylaws, “Stockholder Associated Person” shall mean, with respect to any stockholder, (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, and (z) any person controlling, controlled by or under common control with such Stockholder Associated Person. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2 of Article II and no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in Section 2(a) of Article III. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2 of Article II, and if he should so determine, he shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

Section 3.  A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Corporation’s charter or by these bylaws. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority of the voting stock represented in person or by proxy may adjourn the meeting from time to time until a date not more than 120 days after the original record date, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 4.  When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Maryland General Corporation Law (“MGCL”) or the rules of any securities exchange on which the Corporation’s capital stock is listed or the Corporation’s charter or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 5.  At each meeting of the stockholders, each stockholder having the right to vote may vote in person or may authorize another person or persons to act for him by proxy in any manner permitted by applicable law. All proxies must be filed with the secretary of the Corporation at the beginning of each meeting in order to be counted in any vote at the meeting. Subject to the provisions of the charter of the Corporation, each stockholder shall have one vote for each share of stock having voting power registered in his name on the books of the Corporation on the record date set by the board of directors as provided in Section 6 of Article V.

Section 6.

a. Subject to clause (d) below of this Section 6 of Article II, a favorable vote of a majority of the aggregate of (x) the votes cast “for” a director nominee and (y) the votes cast “against” a director nominee (or if directors are to be elected upon a favorable vote of a majority of the votes cast but in such circumstances stockholders generally are not offered the opportunity to cast a vote “against” a director nominee but instead are offered the opportunity to “withhold” votes, any votes designated to be “withheld” from voting in respect of a director nominee, which for these limited purposes will be deemed a vote cast and have the affect of a vote “against”), at a meeting of the stockholders duly called and held at which a quorum is present, shall be required to elect such director nominee. For purposes of determining whether a director nominee has received a favorable vote of a majority of the aggregate of the votes cast, a majority of the aggregate votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (or, if the director is nevertheless to be elected upon a favorable vote of a majority of the votes cast but stockholders generally are not offered the opportunity to cast a vote “against” the director nominee but instead are offered the opportunity to “withhold” votes, then the number of shares voted “for” a director must exceed the number of votes “withheld” from voting in respect of such director nominee, which for these limited purposes will be deemed a vote cast). A vote will be considered withheld from a director nominee only if a stockholder is provided the opportunity to and does affirmatively withhold authority to vote for such director nominee in any proxy granted by such stockholder, in any event in accordance with instructions contained in the proxy statement or accompanying proxy card circulated for the meeting of stockholders at which the election of directors is to be held or in a ballot to be submitted by such stockholder in person at such meeting. A “broker non-vote” or abstention (or similar expression) shall not in any event be deemed a vote cast for these purposes.

b. If an otherwise incumbent director is not re-elected but would nevertheless for any reason otherwise remain in office, the director shall tender his or her resignation to the Board, subject to subsequent acceptance. The Nominating & Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision.

c. Directors properly elected shall hold office until the next annual meeting of stockholders and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these bylaws.

d. The foregoing to the contrary notwithstanding, in the event that the number of director nominees is expected to exceed the number of directors to be elected at a meeting (a “Contested Election”), with the determination that the number of director nominees is expected to exceed the number of directors to be elected, and, therefore, that an election of directors is a Contested Election, being made by the secretary of the Corporation as of the close of the applicable stockholder notice of nomination period set forth in Section 8 of Article II or Section 2(a) of Article III based on whether one or more stockholder notices of nomination were timely filed in accordance with Section 8 of Article II or Section 2(a) of Article III, as applicable (provided that the secretary shall also be able to consider such other facts and circumstances as may be reasonably relevant to the determination that an election of directors is a Contested Election, and provided further that any determination that an election of directors is a Contested Election shall be determinative only as to the timeliness of a stockholder notice of nomination and not otherwise as to its validity), then a plurality of all the votes cast at such meeting shall be sufficient to elect a director, and therefore, and for the avoidance of doubt, the director nominees shall not be elected at such meeting by a favorable vote of a majority of the votes cast. In such case where an election of directors is determined to be a Contested Election, stockholders shall be permitted to vote only “for” or to designate their votes to be “withheld” in respect of a director nominee, and shall not in such circumstance be permitted to vote “against” a nominee; and under such circumstances a vote designated to be “withheld”, although present for purposes of establishing the presence of a quorum, will not be deemed a vote cast or a vote “against”. If, prior to thirty days prior to the time the Corporation mails its initial proxy statement in connection with the election of directors at a meeting, one or more stockholder notices of nomination are withdrawn such that the number of nominees for election as director no longer exceeds the number of directors to be elected, then the election shall not be considered a Contested Election, but in all other cases, once an election is determined to be a Contested Election, a plurality of all the votes cast at such meeting shall be sufficient to elect a director.

Section 7.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise proscribed by the charter, may be called at any time by the chief executive officer, a co-chief executive officer, the president, the chairman of the board, or by a majority of the directors, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as provided in a resolution of the board of directors or these bylaws, include the power to call such meetings. In addition, a special meeting of the stockholders of the Corporation shall be called by the secretary of the Corporation on the written request of stockholders entitled to cast at least fifty percent (50%) of all votes entitled to be cast at the meeting, except that, in the case of a special meeting called to consider any matter which is substantially the same as a matter voted on at any special meeting for the stockholders held during the preceding twelve (12) months, the secretary of the Corporation shall not be required to call any such special meeting unless requested by stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting.

Section 8.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Where the Corporation’s notice of meeting specifies that directors are to be elected at such special meeting, nominations of persons for election to the board of directors may be made only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the board of directors, (iii) by any committee of persons appointed by the board of directors with authority therefor or (iv) by a stockholder as provided in this Section 8 of Article II. In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the board of directors, any stockholder of the Corporation entitled to vote at the meeting who complies with the notice procedures set forth in this Section 8 of Article II and who was a stockholder of record both at the time of giving of notice provided for in this Section 8 of Article II and at the time of the special meeting, may nominate a person or persons, as the case may be, for election as a director as specified in the Corporation’s notice of meeting if the stockholder’s notice containing the information required by Section 2(a) of Article III shall have been delivered to or mailed and received at the principal executive offices of the Corporation not more than 120 days prior to the date of the special meeting and not less than the later of 90 days prior to the date of the special meeting or, if less than 100 days notice or prior public disclosure of the date of the meeting and of the nominees proposed by the board of directors to be elected at such meeting is given or made to stockholders, the close of business on the tenth (10th) day following the day on which such notice was mailed or such public disclosure was made. In no event shall any postponement or adjournment of a special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

Section 9.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 90 days before the date of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

Section 10.  Notwithstanding any other provision of the charter of the Corporation or these bylaws, Subtitle 7 of Title 3 of the MGCL (as the same may hereafter be amended from time to time) shall not apply to the voting rights of any shares of stock of the Corporation now or hereafter held by any existing or future stockholder of the Corporation (regardless of the identity of such stockholder).

ARTICLE III

DIRECTORS

Section 1.  The board of directors shall consist of a minimum of five (5) and a maximum of thirteen (13) directors. The number of directors shall be fixed or changed from time to time, within the minimum and maximum, by the then elected directors, provided that at least a majority of the directors shall be Independent Directors, as defined from time to time by the Listing Standards of the New York Stock Exchange and any other relevant laws, rules and regulations. Any determination by the board of directors as to the qualification of any director as an “Independent Director” shall be conclusive for all purposes. Until increased or decreased by the directors pursuant to these bylaws, the exact number of directors shall be eleven (11). The directors need not be stockholders. Except as provided in Section 2 of this Article III and in Article VIII with respect to vacancies, the directors shall be elected as provided in the charter at each annual meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified or until his death, retirement, resignation or removal.

Section 2.  (a) Nominations of persons for election to the board of directors of the Corporation at the annual meeting of stockholders may be made only (i) pursuant to the Corporation’s notice of meeting; (ii) by or at the direction of the board of directors or (iii) by any committee of persons appointed by the board of directors with authority therefor or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2(a) of Article III and who was a stockholder of record both at the time of giving of notice provided for in this Section 2(a) of Article III and at the time of the annual meeting. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not more than 120 days prior to the date of the annual meeting and not less than the later of 90 days prior to the date of the annual meeting or, if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. In no event shall any postponement or adjournment of an annual meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class, series and number of shares of capital stock of the Corporation which are beneficially owned or owned of record by the person, the date such shares were acquired and the investment intent of such acquisition, (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended, (e) such person’s written consent to serve as a director if elected, and (f) a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Corporation’s Corporate Governance Principles (and assuming that such person would otherwise remain in office as a director notwithstanding such failure); and (ii) as to the stockholder giving the notice and any Stockholder Associated Person (a) the name and record address (and current address, if different) of the stockholder and the Stockholder Associated Person, (b) the class, series and number of shares of capital stock of the Corporation which are beneficially owned or owned of record by the stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and the number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation, and a general description of whether and the extent to which such stockholder or such Stockholder Associated Person has engaged in such activities with respect to shares of stock or other equity interests of any other company, and (d) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director on the date of such stockholder’s notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Except as may otherwise be provided in these bylaws or any other agreement relating to the right to designate nominees for election to the board of directors, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2(a) of Article III. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(b) Except as may otherwise be provided pursuant to Article IV of the Corporation’s charter with respect to any rights of holders of preferred stock to elect additional directors and any other requirement in these bylaws or other agreement relating to the right to designate nominees for election to the board of directors, should a vacancy in the board of directors occur or be created (whether arising through death, retirement or resignation), such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board of directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire board of directors. In the case of a vacancy created by the removal of a director, the vacancy shall be filled by the stockholders of the Corporation entitled to elect the director who was removed at the next annual meeting of stockholders or at a special meeting of stockholders called for such purpose, provided, however, that such vacancy may be filled by the affirmative vote of a majority of the remaining directors, subject to approval by the stockholders entitled to elect the director who was removed at the next annual meeting of stockholders or at a special meeting of stockholders called for such purpose. A director so elected to fill a vacancy shall serve for the remainder of the term.

Section 3.  The property and business of the Corporation shall be managed by or under the direction of its board of directors. In addition to the powers and authorities by these bylaws expressly conferred upon it, the board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Corporation’s charter or by these bylaws directed or required to be exercised or done by the stockholders.

Section 4.  Subject to Article VIII, the board of directors shall elect a chairman of the board of directors who shall hold that position until a successor is elected and qualified. The chairman of the board of directors shall preside at meetings of the stockholders and shall set the agenda for meetings of the board of directors.

Section 5.  Regardless of whether the chairman of the board of directors is an Independent Director, the Independent Directors of the board of directors may elect an Independent Director to be the Lead Independent Director. The Lead Independent Director may conduct separate meetings of the Independent Directors and perform other duties appropriate to his or her responsibilities, including: (a) preparing, in consultation with the chairman of the board of directors, committee chairs, and other directors, the agendas for meetings of the board of directors; (b) coordinating the activities of the other Independent Directors; (c) approving, in consultation with other Independent Directors, the retention and compensation of consultants who report directly to the board of directors; (d) reviewing with the chief executive officer (or each co-chief executive officer) such chief executive officer’s performance evaluation conducted by the Independent Directors; (e) presiding at non-management meetings of the Independent Directors and conveying to management directors the results of deliberations among non-management directors; and (f) acting as representative of the non-management for communication with interested parties.

MEETINGS OF THE BOARD OF DIRECTORS

Section 6.  The directors may hold their meetings and have one or more offices, and keep the books of the Corporation, outside the State of Maryland.

Section 7.  Regular meetings of the board of directors may be held at such time and place as shall from time to time be determined by resolution of the board, and no additional notice shall be required.

Section 8.  Special meetings of the board of directors may be called by the chief executive officer, a co-chief executive officer, the president or the chairman of the board of directors on forty-eight hours’ notice to each director, either personally or by mail or by telegram; special meetings shall be called by the chief executive officer, a co-chief executive officer, the president or the secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings shall be called by the chief executive officer, a co-chief executive officer, the president or the secretary in like manner and on like notice on the written request of the sole director.

Section 9.  Unless otherwise restricted by the Corporation’s charter or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

Section 10.  Unless otherwise restricted by the Corporation’s charter or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 11.  By virtue of resolutions adopted by the Board of Directors prior to or at the time of adoption of these Bylaws and designated irrevocable, any business combination (as defined in Section 3-601(e) of the MGCL) between the Corporation and any of its present or future stockholders, or any affiliates or associates of the Corporation or any present or future stockholder of the Corporation, or any other person or entity or group of persons or entities, is exempt from the provisions of Subtitle 6 of Title 3 of the MGCL entitled “Special Voting Requirements,” including, but not limited to, the provisions of Section 3-602 of such Subtitle. The Board of Directors may not revoke, alter or amend such resolution, or otherwise elect to have any business combination of the Corporation be subject to the provisions of Subtitle 6 of Title 3 of the MGCL without the approval of the holders of the issued and outstanding shares of Common Stock of the Corporation by the affirmative vote of a majority of all votes entitled to be cast in respect of such shares of Common Stock.

Section 12.  Notwithstanding any other provision of these bylaws, all actions which the board of directors may take to approve a transaction between (i) the Corporation, ProLogis, L.P., a Delaware limited partnership (the “Operating Partnership”), or any subsidiary of the Corporation or the Operating Partnership, on the one hand, and (ii) (a) any executive officer or director of the Corporation, the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership, or (b) any limited partner of the Operating Partnership or (c) any affiliate of the foregoing executive officer, director or limited partner (not including the Corporation, the Operating Partnership or any subsidiary of the Corporation or the Operating Partnership), on the other hand, shall require, for valid approval, the approval of a majority of the Independent Directors; provided, however, that this approval requirement shall not apply to arrangements between the Corporation or the Operating Partnership and any executive officer or director acting in the executive officer’s or director’s position as such, including but not limited to employment agreements and compensation matters.

RESIGNATION FROM THE BOARD OF DIRECTORS

Section 13.  A director may resign at any time upon written notice to the Corporation’s board of directors, chairman of the board of directors, chief executive officer, co-chief executive officer, president or secretary. Any such resignation shall take effect at the time or upon the satisfaction of any condition specified therein or, if no time or condition is specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof (including for example any resignation contemplated by Section 6(b) of Article II), shall not be necessary to make such resignation effective.

COMMITTEES OF DIRECTORS

Section 14.  The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each such committee to consist of not less than the minimum number of directors required for committees of the board of directors under the MGCL. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the board of directors, and to the maximum extent permitted under the MGCL, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the charter, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or any other matter requiring the approval of the stockholders of the Corporation, or amending the bylaws of the Corporation; and no such committee shall have the power or authority to authorize or declare a dividend, to authorize the issuance of stock (except that, if the board of directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number or the maximum aggregate offering price of shares to be issued, or both, a committee of the board of directors may, in accordance with that general authorization or any stock option or other plan or program adopted by the board of directors: authorize or fix the terms of stock subject to classification or reclassification, including the designations and any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares; within the limits established by the board of directors, fix the number of any such class or series of stock or authorize the increase or decrease in the number of shares of any series or class; and otherwise establish the terms on which any stock may be issued, including the price and consideration for such stock), or to approve any merger or share exchange, regardless of whether the merger or share exchange requires stockholder approval.

Section 15.  The Corporation shall from and after the incorporation have the following committees, the specific authority and members of which shall be as designated herein, in such committee’s charter or otherwise by resolution of the board of directors:

(i) An Executive Committee, which shall meet and act separately only if action by the board of directors is required, the board of directors is unavailable, and the matter to be acted upon is time-sensitive.

(ii) An Audit Committee, which shall consist solely of Independent Directors and which shall engage the independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Corporation’s internal accounting controls.

(iii) A Compensation Committee, which shall consist solely of Independent Directors and which shall determine compensation for the Corporation’s executive officers, and will review and make recommendations concerning proposals by management with respect to compensation, bonus, employment agreements and other benefits and policies respecting such matters for the executive officers of the Corporation.

(iv) A Nominating and Governance Committee, which shall, among other things, submit nominations for members of the Board of Directors, recommend composition of the committees of the Board of Directors, review the size and composition of the Board of Directors, review guidelines for corporate governance, provide assistance to the board of directors in reviewing the Corporation’s activities, goals and policies concerning environmental stewardship and social responsibility matters, and conduct annual reviews of the board of directors and the chief executive officer or co-chief executive officers.

Section 16.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required. The presence of a majority of the total membership of any committee shall constitute a quorum for the transaction of business at any meeting of such committee and the act of a majority of those present shall be necessary and sufficient for the taking of any action thereat.

COMPENSATION OF DIRECTORS

Section 17.  Unless otherwise restricted by the charter of the Corporation or these bylaws, the board of directors shall have the authority to fix the compensation of non-employee directors. The non-employee directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. Officers of the Corporation who are also members of the board of directors shall not be paid any director’s fees.

INDEMNIFICATION

Section 18.  The Corporation shall indemnify, in the manner and to the maximum extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative, or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation or that such person while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. To the maximum extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding.

Neither the amendment nor repeal of this Section 18 of this Article III, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

The indemnification and reimbursement of expenses provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person against any liability and expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the charter or bylaws of the Corporation, a vote of stockholders or Independent Directors, or otherwise, both as to action in such person’s official capacity as an officer or director and as to action in another capacity, at the request of the Corporation, while acting as an officer or director of the Corporation.

ARTICLE IV

OFFICERS

Section 1.  Subject to Article VIII, the officers of this Corporation shall be chosen by the board of directors and shall include a president, a vice president, a secretary and a treasurer. Subject to Article VIII, the Corporation may also have at the discretion of the board of directors such other officers as are desired, including a chairman of the board, additional vice presidents, a chief executive officer or co-chief executive officers, a chief financial officer, a chief operating officer, one or more managing directors, one or more assistant secretaries and one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article IV. In the event there are two or more vice presidents, then one or more may be designated as executive vice president, senior vice president, vice president/acquisitions or other similar or dissimilar title. At the time of the election of officers, the directors may by resolution determine the order of their rank. Any number of offices may be held by the same person, unless the charter or these bylaws otherwise provide, except that one individual may not simultaneously hold the office of president and vice president.

Section 2.  The board of directors, at its first meeting after each annual meeting of stockholders, shall choose the officers of the Corporation.

Section 3.  Subject to Article VIII, the board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4.  The salaries of all officers and agents of the Corporation shall be fixed by the board of directors, provided, however, that the compensation of the Corporation’s executive officers shall be determined by the Compensation Committee.

Section 5.  The officers of the Corporation shall hold office until their successors are chosen and qualify in their stead. Subject to Article VIII, any officer elected or appointed by the board of directors may be removed at any time, with or without cause, by the affirmative vote of majority of the board of directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the board of directors.

Section 6.  Any officer may resign at any time upon written notice to the Corporation’s board of directors, chairman of the board of directors, chief executive officer, co-chief executive officer, president or secretary. Any such resignation shall take effect at the time specified therein or, if the time is not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any such resignation will not prejudice the rights, if any, of the Corporation under any contract to which the officer is a party.

CHIEF EXECUTIVE OFFICER OR CO-CHIEF EXECUTIVE OFFICERS

Section 7.  The chief executive officer or co-chief executive officers shall, subject to the control of the board of directors, have general supervision, direction and control of the business and officers of the Corporation. The chief executive officer or co-chief executive officers shall preside at all meetings of the stockholders and, in the absence of the chairman of the board of directors, or if there be none, at all meetings of the board of directors. The chief executive officer or co-chief executive officers shall have the general powers and duties of management usually vested in the office of chief executive officer of corporations, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

PRESIDENT

Section 8.  In the absence or disability of the chief executive officer or the co-chief executive officers, as applicable, or the absence of a designation of a chief executive officer or co-chief executive officers, as applicable, by the board of directors, the president shall perform all the duties of the chief executive officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chief executive officer or co-chief executive officers. The president shall have the general powers and duties of management usually vested in the office of president of corporations, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

CHIEF OPERATING OFFICER

Section 9.  Subject to such supervisory powers, if any, as may be given by the board of directors to the chief executive officer or co-chief executive officers, as applicable and the president, if there be such an officer, the chief operating officer shall, subject to the control of the board of directors, have the supervision, direction and control of the day to day operations of the Corporation. He shall have the general powers and duties of management usually vested in the office of chief operating officer of corporations, and shall have such other powers and duties as may be prescribed by the board of directors or these bylaws.

VICE PRESIDENTS

Section 10.  In the absence or disability of the chief executive officer or the co-chief executive officers, as applicable, the president, the vice presidents, in order of their rank as fixed by the board of directors, or if not ranked, the vice president designated by the board of directors, shall perform all the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice presidents shall have such other duties as from time to time may be prescribed by the board of directors or these bylaws.

SECRETARY AND ASSISTANT SECRETARY

Section 11.  The secretary shall attend all sessions of the board of directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing committees when required by the board of directors. He shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the bylaws. He shall keep in safe custody the seal of the Corporation, and when authorized by the board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature.

Section 12.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, or if there be no such determination, the assistant secretary designated by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

CHIEF FINANCIAL OFFICER, TREASURER AND ASSISTANT TREASURERS

Section 13.  The chief financial officer of the Corporation shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the board of directors. He shall disburse the funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as chief financial officer and of the financial condition of the Corporation. If required by the board of directors, he shall give the Corporation a bond, in such sum and with such surety or sureties as shall be satisfactory to the board of directors, for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation. If no other person then be appointed to the position of treasurer of the Corporation, the person holding the office of chief financial officer shall also be the treasurer of the Corporation.

Section 14.  The treasurer or assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, or if there be no such determination, the treasurer or assistant treasurer designated by the board of directors, shall, in the absence or disability of the chief financial officer, perform the duties and exercise the powers of the chief financial officer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE V

CERTIFICATES OF STOCK

Section 1.  Every holder of stock of the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the chief executive officer or any co-chief executive officer, the president or a vice president, and countersigned by the secretary or an assistant secretary, or the treasurer or an assistant treasurer of the Corporation, certifying the number of shares of capital stock represented by the certificate owned by such stockholder in the Corporation.

Section 2.  Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Such certificates need not be sealed with the corporate seal of the Corporation.

Section 3.  If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of capital stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. In addition, in the event that any stock issued by the Corporation is subject to a restriction on its transferability, the stock certificate shall on its face or back contain a full statement of the restriction or state that the Corporation will furnish information about the restriction to the stockholder on request and without charge.

LOST, STOLEN OR DESTROYED CERTIFICATES

Section 4.  The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFERS OF STOCK

Section 5.  Upon surrender to the Corporation, or the transfer agent of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, subject, however, to the Ownership Limit (as defined in the charter of the Corporation) and other restrictions on transferability applicable thereto from time to time.

FIXING RECORD DATE

Section 6.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders, or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date which shall not be more than 90 nor less than 10 days before the date of such meeting, nor more than 90 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 120 days after the original record date.

REGISTERED STOCKHOLDERS

Section 7.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Maryland.

ARTICLE VI

GENERAL PROVISIONS

DIVIDENDS

Section 1.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s charter, if any, may be authorized and declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Corporation’s charter and the MGCL.

Section 2.  Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interests of the Corporation, and the directors may abolish any such reserve.

CHECKS

Section 3.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers as the board of directors may from time to time designate.

FISCAL YEAR

Section 4.  The fiscal year of the Corporation shall be fixed by resolution of the board of directors.

SEAL

Section 5.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Maryland.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

NOTICES

Section 6.  Whenever, under the provisions of the MGCL or of the charter of the Corporation or of these bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telegram, telecopy or cable.

Section 7.  Whenever any notice is required to be given under the provisions of the MGCL or of the charter of the Corporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ANNUAL STATEMENT

Section 8.  The board of directors may present at each annual meeting of stockholders, and when called for by vote of the stockholders shall present to any annual or special meeting of the stockholders, a full and clear statement of the business and condition of the Corporation.

ARTICLE VII

AMENDMENTS

Section 1.  Except as otherwise set forth in these bylaws, including Article VIII, these bylaws may be altered, amended or repealed or new bylaws may be adopted by the vote of a majority of the board of directors or by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation. Notwithstanding anything to the contrary herein, this Section 1 of Article VII, Section 11 of Article III and Section 10 of Article II hereof may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation.

Section 2.  Notwithstanding anything to the contrary herein, this Section 2 of Article VII, Section 12 of Article III and Section 9 of Article II hereof may not be altered, amended or repealed except by the affirmative vote of a majority of all votes entitled to be cast by the holders of the issued and outstanding shares of Common Stock of the Corporation.

ARTICLE VIII

CERTAIN GOVERNANCE MATTERS

Section 1.  The board of directors has resolved that: (a) Hamid R. Moghadam and Walter C. Rakowich shall serve as the co-chief executive officers of the Corporation, effective as of          , 2011 and until the earliest to occur of (i) December 31, 2012, (ii) such person’s removal in accordance with Section 2 of this Article VIII or (iii) such person’s death or resignation; (b) Hamid R. Moghadam shall serve as chairman of the board of directors of the Corporation, effective as of          , 2011 and until the earlier to occur of (i) such person’s removal in accordance with Section 2 of this Article VIII or (ii) such person’s death or resignation; and (c) Walter C. Rakowich’s employment with the Company shall automatically terminate on December 31, 2012, without action by the board of directors or any other person or party, and he shall thereupon retire as co-chief executive officer and as a director of the Corporation, and Hamid R. Moghadam shall then become the sole chief executive officer (and shall remain chairman of the board of directors) of the Corporation.

Section 2.  The affirmative vote of Independent Directors consisting of at least 75% of the Independent Directors shall be required to (a) remove Hamid R. Moghadam as co-chief executive officer, chief executive officer or chairman of the board of directors prior to December 31, 2014; (b) remove Walter C. Rakowich as co-chief executive officer prior to December 31, 2012; (c) appoint any person (other than Hamid R. Moghadam and Walter C. Rakowich) as co-chief executive officer prior to December 31, 2012; (d) appoint any person (other than Hamid R. Moghadam) as chief executive officer or co-chief executive officer on or after December 31, 2012 and prior to December 31, 2014; (e) appoint any person (other than Hamid R. Moghadam) as chairman or co-chairman of the board of directors prior to December 31, 2014; (f) fail to nominate Hamid R. Moghadam as a director of the Corporation in any election of directors where the term of such directorship commences prior to December 31, 2014; (g) fail to nominate Walter C. Rakowich as a director of the Corporation in any election of directors where the term of such directorship commences prior to December 31, 2012; or (h) materially alter, limit or curtail the authority granted pursuant to these bylaws to the chief executive officer, co-chief executive officer or the chairman of the board at any time prior to December 31, 2014. Prior to December 31, 2014, the provisions of this Article VIII may be modified, amended or repealed, and any bylaw provision inconsistent with the provisions of this Section 2 of this Article VIII may be adopted, only by an affirmative vote of at least 75% of the Independent Directors. In the event of any inconsistency between any provision of this Article VIII and any other provision of these bylaws, the provisions of this Article VIII will control.

The undersigned, Secretary of ProLogis, Inc., a Maryland corporation (the “Corporation”), hereby certifies that the foregoing is a full, true and correct copy of the Bylaws of the Corporation with all amendments to the date of this Certificate.

WITNESS the signature of the undersigned and the seal of the Corporation this            day of          , 2011.

[ • ]

[ • ]

Secretary

Annex C

PROLOGIS, INC.

ARTICLES OF AMENDMENT

ProLogis, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:

(1) The charter of the Corporation (the “Charter”) is hereby amended by adding the following text to the end of the first paragraph of Article IV:

The Board of Directors of the Corporation, with the approval of a majority of the entire Board, and without action by the stockholders of the Corporation, may amend the Charter of the Corporation to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

(2) The Charter is hereby further amended by adding a new Article XIII reading as follows:

ARTICLE XIII

EXTRAORDINARY ACTIONS

Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter; provided, that (i) any amendment to any provision of this Charter which expressly requires for any purpose a greater proportion of the votes entitled to be cast shall require the proportion of votes specified in that provision, (ii) any amendment to this Article XIII shall require the affirmative vote of the holders of shares entitled to cast two-thirds of all of the votes entitled to be cast on the matter and (iii) any action requiring a different vote as expressly provided in this Charter shall require such different vote.

SECOND:

The amendments to the Charter of the Corporation set forth above were advised by the entire Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:

The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Remainder of Page Intentionally Blank.]

C-1

IN WITNESS WHEREOF, ProLogis, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned officer and its corporate seal to be affixed and attested to by its Secretary on this           day of          , 2011.

ATTEST	ProLogis, Inc.

C-2

Annex D

January 30, 2011

The Board of Directors
AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to AMB Property Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed Transaction (as defined below) contemplated by the Agreement and Plan of Merger (the “Agreement”) by and among the Company, AMB Property, L.P., ProLogis (the “Merger Partner”), New Pumpkin Inc. (“New Pumpkin”), Upper Pumpkin LLC and Pumpkin LLC (“Pumpkin LLC”). Pursuant to the Agreement, among other things, (i) Pumpkin LLC will merge with and into the Merger Partner (the “Pumpkin Merger”) and (ii) following the Pumpkin Merger, New Pumpkin will merge with and into the Company (the “Transaction”) and each issued and outstanding share of common stock, par value $0.01 per share, of New Pumpkin will be automatically converted into the right to receive 0.4464 (the “Exchange Ratio”) newly issued shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated January 29, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the common shares of beneficial interest, par value $0.01 per share, of the Merger Partner (“Merger Partner Common Stock”) and the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial data, analyses and forecasts prepared or approved by management of the Merger Partner or management of the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (including real estate assets and liabilities), nor have we evaluated the solvency of the Merger Partner, the Company or any other party to the Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Merger Partner or management of the Company, as applicable, as to the expected future results of operations and financial condition of the Merger Partner and the Company, respectively, to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that each of the Pumpkin Merger and the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger

D-1

Partner in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial and investment banking relationships with the Company and the Merger Partner, respectively, for which we and such affiliates have received customary compensation. Such services for the Company during such period have included acting as joint bookrunner for the Company’s offerings of Company Common Stock in April 2010 and March 2009, respectively, its offering of debt securities in August 2010 and November 2010, respectively, and as dealer manager for the Company’s tender offers for certain of its outstanding debt securities in May 2009 and December 2009, respectively. Such services for the Merger Partner during such period have included acting as joint bookrunner for the Merger Partner’s offering of Merger Partner Common Stock in October 2010, its offering of convertible notes in March 2010 and its offering of debt securities in August 2009, as solicitation agent for the Merger Partner’s consent solicitation with respect to certain of its debt securities in September 2009, as co-managing underwriter of the Merger Partner’s offering of Merger Partner Common Stock in April 2009 and as dealer manager for the Merger Partner’s tender offer for certain of its outstanding debt securities in May 2009. In addition, our commercial banking affiliate is an agent bank and a lender under certain outstanding credit facilities of the Company and one of its affiliates and a lender to the Merger Partner, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. Except as set forth in our engagement letter with the Company or in the next sentence, this opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company (as well as in any prospectus or registration statement containing any such proxy or information statement) but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/  J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

D-2

Annex E

[Letterhead of Morgan Stanley & Co. Incorporated]

January 30, 2011
Board of Trustees
ProLogis
4545 Airport Way
Denver, CO 80239

Members of the Board of Trustees:

We understand that AMB Property Corporation (“AMB”), AMB Operating Partnership, L.P. (“AMB LP”), ProLogis (“ProLogis”), New ProLogis Inc., a wholly owned subsidiary of ProLogis (“New ProLogis”), Upper ProLogis LLC, a wholly owned subsidiary of New ProLogis (“Upper ProLogis”) and ProLogis LLC, a wholly owned subsidiary of Upper ProLogis (“ProLogis LLC”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of January 30, 2011 (the “Merger Agreement”), which provides, among other things, for (i) the merger (the “ProLogis Merger”) of ProLogis LLC with and into ProLogis; (ii) immediately after the ProLogis Merger, the merger (the “Topco Merger” and, together with the ProLogis Merger, the “Mergers”) of New ProLogis with and into AMB (as the surviving corporation of the Topco Merger, the “Surviving Corporation”) and (iii) concurrently with the Topco Merger, the contribution of all of the outstanding equity interests of Upper ProLogis by the Surviving Corporation to AMB LP in exchange for equity interests in AMB LP (the “Contribution and Issuance” and, together with the Mergers, the “Transaction”). Pursuant to the ProLogis Merger, each outstanding common share of beneficial interest, par value $0.01 per share (the “ProLogis Common Stock”), of ProLogis will be converted into one newly issued share of common stock, par value $0.01 per share, of New ProLogis (the “New ProLogis Common Stock”). Pursuant to the Topco Merger, each share of New ProLogis Common Stock will be converted into the right to receive 0.4464 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “AMB Common Stock”) of AMB. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the ProLogis Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of ProLogis and AMB, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning ProLogis and AMB, respectively;

3)	Reviewed certain financial projections prepared by the managements of ProLogis and AMB, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Transaction, prepared by the managements of ProLogis and AMB, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of ProLogis, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of ProLogis;

6)	Discussed the past and current operations and financial condition and the prospects of AMB, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, with senior executives of AMB;

7)	Reviewed the pro forma impact of the Transaction on AMB’s FFO per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the ProLogis Common Stock and the AMB Common Stock;

9)	Compared the financial performance of ProLogis and AMB and the prices and trading activity of the ProLogis Common Stock and AMB Common Stock with that of certain other publicly-traded companies comparable with ProLogis and AMB, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in discussions and negotiations among representatives of ProLogis and AMB and certain parties and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by ProLogis and AMB, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of ProLogis and AMB of the future financial performance of ProLogis and AMB. In addition, we have assumed that the Mergers and the Contribution and Issuance will each be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Mergers will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of AMB and ProLogis and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of ProLogis’s officers, trustees or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the ProLogis Common Stock in the Transaction. We also express no opinion as to the relative fairness of any portion of the merger consideration to holders of any series of common or preferred shares of ProLogis. We have not made any independent valuation or appraisal of the assets or liabilities of ProLogis or AMB, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Trustees of ProLogis in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Transaction. In the two years prior to the date hereof, we have provided financial advisory and financing services for AMB and ProLogis and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to AMB and ProLogis in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of AMB, ProLogis, or any other company, or any currency or commodity, that may be involved in the Transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Trustees of ProLogis and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing ProLogis is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the AMB Common Stock will trade following consummation of the Transaction or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of AMB and ProLogis should vote at the shareholders’ meeting to be held in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the ProLogis Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Guy Metcalfe
Guy Metcalfe
Managing Director

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law requires that, unless prohibited by its charter, a corporation indemnify any director or officer who is made or threatened to be made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, or any claim, issue or matter in the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding, or in the defense of any such claim, issue or matter in the proceeding.

AMB Property Corporation’s charter and bylaws require the indemnification by the company of its directors and officers to the maximum extent permitted by applicable law. AMB Property Corporation has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

AMB Property Corporation has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that AMB Property Corporation indemnify its executive officers and directors to the maximum extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

The Partnership Agreement of AMB Property, L.P. requires AMB Property, L.P. to indemnify AMB Property Corporation, the directors and officers of AMB Property Corporation, and such other persons as AMB Property Corporation may from time to time designate against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of AMB Property, L.P. or in connection with its business or affairs unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) that for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 28, 2011.

AMB PROPERTY CORPORATION

By:	/s/ Tamra D. Browne
Name:     Tamra D. Browne

Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Hamid R. Moghadam	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2011

* Thomas S. Olinger	Chief Financial Officer (Principal Financial Officer)	April 28, 2011

* Nina A. Tran	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	April 28, 2011

* T. Robert Burke	Director	April 28, 2011

* David A. Cole	Director	April 28, 2011

* Lydia H. Kennard	Director	April 28, 2011

* J. Michael Losh	Director	April 28, 2011

* Frederick W. Reid	Director	April 28, 2011

* Jeffrey L. Skelton	Director	April 28, 2011

* Thomas W. Tusher	Director	April 28, 2011

Signature	Title	Date

* Carl B. Webb	Director	April 28, 2011

*By: /s/ Tamra D. Browne Name: Tamra D. Browne, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2	.1*	Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., ProLogis, Upper Pumpkin LLC, New Pumpkin Inc. and Pumpkin LLC dated January 30, 2011 and amended as of March 9, 2011 (included as Annex A to the joint proxy statement/prospectus included in this registration statement).
3.1		Articles of Incorporation of AMB Property Corporation (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Registration Statement on form S-11 (No. 333-35915)).
3.2		Articles Supplementary establishing and fixing the rights and preferences of the 6 1/2% Series L Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.16 to AMB Property Corporation’s Form 8-A filed on June 20, 2003).
3.3		Articles Supplementary establishing and fixing the rights and preferences of the 6 3/4% Series M Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.17 to AMB Property Corporation’s Form 8-A filed on November 12, 2003).
3.4		Articles Supplementary establishing and fixing the rights and preferences of the 7.00% Series O Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.19 to AMB Property Corporation’s Registration Statement on Form 8-A filed on December 12, 2005).
3.5		Articles Supplementary establishing and fixing the rights and preferences of the 6.85% Series P Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.18 to AMB Property Corporation’s Registration Statement on Form 8-A filed on August 24, 2006).
3.6		Articles Supplementary Reestablishing and Refixing the Rights and Preferences of the 7.75% Series D Cumulative Redeemable Preferred Stock as 7.18% Series D Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.1 of AMB Property Corporation’s Current Report on Form 8-K filed on February 22, 2007).
3.7		Articles Supplementary Redesignating and Reclassifying 510,000 Shares of 8.00% Series I Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on May 16, 2007).
3.8		Articles Supplementary Redesignating and Reclassifying 800,000 Shares of 7.95% Series J Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.2 to AMB Property Corporation’s Current Report on Form 8-K filed on May 16, 2007).
3.9		Articles Supplementary Redesignating and Reclassifying 800,000 Shares of 7.95% Series K Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.3 to AMB Property Corporation’s Current Report on Form 8-K filed on May 16, 2007).
3.10		Sixth Amended and Restated Bylaws of AMB Property Corporation (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on September 25, 2008).
3.11		Articles Supplementary Redesignating and Reclassifying 1,595,337 Shares of 7.18% Series D Cumulative Redeemable Preferred Stock as Preferred Stock (incorporated by reference to Exhibit 3.1 to AMB Property Corporation’s Current Report on Form 8-K filed on December 22, 2009).
3	.12†	Form of Articles of Amendment to Articles of Incorporation of ProLogis, Inc. (included as Annex C to the joint proxy statement/prospectus included in this registration statement).
3	.13*	Form of Articles Supplementary establishing and fixing the rights and preferences of the Series Q Cumulative Redeemable Preferred Stock.
3	.14*	Form of Articles Supplementary establishing and fixing the rights and preferences of the Series R Cumulative Redeemable Preferred Stock.
3	.15*	Form of Articles Supplementary establishing and fixing the rights and preferences of the Series S Cumulative Redeemable Preferred Stock.
3	.16†	Form of Seventh Amended and Restated Bylaws of ProLogis, Inc. (included as Annex B to the joint proxy statement/prospectus included in this registration statement).
4	.1†	Form of Certificate for Common Stock of the combined company.

Exhibit
Number		Description

4	.2*	Form of Certificate for the Series Q Cumulative Redeemable Preferred Stock.
4	.3*	Form of Certificate for the Series R Cumulative Redeemable Preferred Stock.
4	.4*	Form of Certificate for the Series S Cumulative Redeemable Preferred Stock.
5	.1*	Opinion of Ballard Spahr LLP regarding the legality of the common stock and preferred stock to be issued in the Topco merger.
8	.1*	Opinion of Wachtell, Lipton, Rosen & Katz.
8	.2*	Opinion of Mayer Brown LLP.
12	.1†	Statement re: Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends (AMB Property Corporation).
21.1		Subsidiaries of AMB Property Corporation (incorporated by reference to Exhibit 21.1 to AMB Property Corporation’s Report on Form 10-K for the year ended December 31, 2010).
21.2		Subsidiaries of AMB Property, L.P. (incorporated by reference to Exhibit 21.2 to AMB Property Corporation’s Report on Form 10-K for the year ended December 31, 2010).
21.3		Subsidiaries of ProLogis (incorporated by reference to Exhibit 21.1 to ProLogis’ Form 10-K for the year ended December 31, 2010).
23	.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
23	.2*	Consent of KPMG LLP, independent registered public accounting firm.
23	.3*	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).
23	.4*	Consent of Mayer Brown LLP (included as part of its opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).
23	.5*	Consent of Ballard Spahr LLP regarding the legality of the common stock and preferred stock to be issued in the Topco merger (included as part of its opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
99	.1*	Consent of J.P. Morgan Securities LLC.
99	.2*	Consent of Morgan Stanley & Co. Incorporated.
99	.3*	Form of Proxy of AMB Property Corporation.
99	.4*	Form of Proxy of ProLogis.
99	.5†	Consent of Walter C. Rakowich to be named as a director.
99	.6†	Consent of Irving F. Lyons III, to be named as a director.
99	.7†	Consent of George L. Fotiades to be named as a director.
99	.8†	Consent of Christine Garvey to be named as a director.
99	.9†	Consent of D. Michael Steuert to be named as a director.
99	.10†	Consent of William D. Zollars to be named as a director.

*	Filed herewith.

†	Previously filed.